As filed with the U.S. Securities and Exchange Commission on December 14, 2022.

Registration No. 333-264036

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

Amendment No. 5
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________________________

PRIMECH HOLDINGS PTE. LTD.

to be converted as described herein to a public corporation named

PRIMECH HOLDINGS LTD.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable
(Translation of Registrant’s Name into English)

__________________________________________

Singapore	7349	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

23 Ubi Crescent
Singapore 408579
+65 6286 1868

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________________________

COGENCY GLOBAL INC.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1-800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Road Central Hong Kong SAR Telephone: +852-3923-1111 Facsimile: +852-3923-1100	Cavas Pavri, Esq. ArentFox Schiff LLP 1717 K Street, NW Washington, DC 20006 USA Telephone: +1 (202) 724-6847

__________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Primech Holdings Pte. Ltd., the registrant whose name appears on the cover of this registration statement, is a Singapore corporation. Prior to the effectiveness of this registration statement, Primech Holdings Pte. Ltd. will change its corporate name to Primech Holdings Ltd., so as to remove the designation “Pte.” which is used only for privately held companies under Singapore law. Except as disclosed in the prospectus, the historical consolidated financial statements and other financial information included in this registration statement are those of Primech Holdings Pte. Ltd.

This Registration Statement contains two prospectuses, as set forth below.

•        Public Offering Prospectus. A prospectus to be used for the public offering of 5,000,000 Ordinary Shares of the Registrant (the “Public Offering Prospectus”) through the underwriter named on the cover page of the Public Offering Prospectus.

•        Resale Prospectus. A prospectus to be used for the resale by the Selling Shareholder set forth therein of 712,500 Ordinary Shares of the Registrant (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

•        they contain different outside and inside front covers and back covers;

•        they contain different offering sections in the Prospectus Summary section beginning on page Alt-1;

•        they contain different Use of Proceeds sections on page Alt-15;

•        a Selling Shareholder section is included in the Resale Prospectus;

•        a Selling Shareholder Plan of Distribution is inserted; and

•        the Legal Matters section in the Resale Prospectus on page Alt-19 deletes the reference to counsel for the underwriter.

The Registrant has included in this Registration Statement a set of alternate pages after the back cover page of the Public Offering Prospectus (the “Alternate Pages”) to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the Registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the Selling Shareholder.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion) Dated December 14, 2022

Primech Holdings Ltd.
5,000,000 Ordinary Shares

This is the initial public offering of 5,000,000 Ordinary Shares (“Ordinary Shares”) of Primech Holdings Ltd, or IPO. Prior to this IPO, there has been no public market for our ordinary shares (the “Shares”). It is currently estimated that the initial public offering price per share will be between $4.00 and $5.00. We have applied to list our Shares on the Nasdaq Capital Market, or Nasdaq, under the symbol “PMEC.” At this time, Nasdaq has not yet approved our application to list out Shares. The closing of the IPO is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Shares will be approved for listing on Nasdaq.

Immediately after the IPO, assuming an offering size as set forth above, our Major Shareholder, Sapphire Universe Holdings Limited, will own approximately 83.44% of our outstanding Shares (or 81.80% of our outstanding Shares if the underwriters option to purchase additional shares is exercised in full). As a result, we expect to be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. See section titled “Prospectus Summary — Implications of Being a Controlled Company”.

This registration statement also contains a resale prospectus, pursuant to which the selling shareholder is offering 712,500 Ordinary Shares, or the Resale Offering, to be sold in one or more transactions that may take place in ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals after the trading of our Ordinary Shares on the Nasdaq begins. We will not receive any proceeds from the sale of the Ordinary Shares to be sold by the Selling Shareholder. No sales of the shares covered by this prospectus shall occur until the Ordinary Shares sold in our IPO begin trading on the Nasdaq.

Investing in the shares involves risks. See section titled “Risk Factors” of this prospectus.

We are both an “emerging growth company” and a “foreign private issuer” under applicable U.S. Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements. See section titled “Prospectus Summary — Implications of Being an ‘Emerging Growth Company’ and a ‘Foreign Private Issuer’” for additional information.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Initial public offering price	$4.50	$22,500,000
Underwriting discounts and commissions(1)(2)	$0.315	$1,575,000
Proceeds, before expenses, to us	$4.185	$20,925,000

____________

(1)       The underwriters will receive compensation in addition to the discounts and commissions. For a description of compensation payable to the underwriters, see “Underwriting” beginning on page 135.

(2)       Does not include a non-accountable expense allowance equal to $100,000, payable to the underwriters, or the reimbursement of certain expenses of the underwriters. For a description of other terms of compensation to be received by the underwriters, see “Underwriting” beginning on page 135.

We expect our total cash expenses for this offering (including cash expenses payable to our underwriters for their out-of-pocket expenses) to be approximately $[            ], exclusive of the above discounts and commissions. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are taken. We have granted the underwriters an option for a period of forty-five (45) days after the closing of this offering to purchase up to 15% of the total number of our Shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts and commissions. If we complete this offering, net proceeds will be delivered to us on the closing date.

The underwriters expect to deliver the shares to purchasers against payment on             , 2022.

Joint Book-Running Managers

Prospectus dated             , 2022

For investors outside the United States: neither we, the Selling Shareholder nor the underwriters have done anything that would permit the IPO and Resale Offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the IPO and Resale Offering of the shares and the distribution of this prospectus outside the United States.

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectus we have prepared, and neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. Neither we nor the underwriters are making an offer to sell, or seeking offers to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of shares. Our business, financial condition, results of operations and prospects may have changed since the date on the cover page of this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Shares. For a more complete understanding of us and the IPO and Resale Offering, you should read and carefully consider the entire prospectus, including the more detailed information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes. Some of the statements in this prospectus are forward-looking statements. See section titled “Special Note Regarding Forward-Looking Statements.”

Our Business

We are an established technology-driven facilities services provider in the public and private sectors operating mainly in Singapore. Our mission is to support businesses by improving lives and strengthening communities through our business practices and ethics. We compete primarily in Singapore, with a small portion of our operations in Malaysia.

We provide the following services:

•        Facilities services.    Our facilities services include general cleaning and maintenance of public and private facilities, such as airports, conservancy areas (i.e., the public areas, refuse disposal areas, parks and carparks of public housing units), common areas of hotels, educational institutions, public roads, residential spaces, commercial buildings, office facilities, industrial areas, retail stores and healthcare facilities; housekeeping services; specialized cleaning services, such as marble polishing services; building façade cleaning services and clean room sanitation services; and waste management and pest control services. We derive the majority of our revenue from the provision of facilities services, which accounted for approximately $40.6 million or 84.4% of our revenue in FY 2021 and approximately $46.1 million or 84.6% of our revenue in FY 2022.

•        Stewarding services.    Our stewarding services include the cleaning of kitchen facilities of healthcare facilities, hotels and restaurants and the supply of ad hoc customer service officers and food and beverage (“F&B”) service crew to healthcare facilities, hotels and restaurants. Stewarding services accounted for approximately $4.8 million or 9.9% of our revenue in FY 2021 and approximately $5.1 million or 9.4% of our revenue in FY 2022.

•        Cleaning services to offices.    In addition to our core facilities services, we provide cleaning services to offices. The provision of office cleaning services accounted for approximately $2.4 million or 5.0% of our revenue in FY 2021 and approximately $2.5 million or 4.6% of our revenue in FY 2022.

•        Cleaning services to homes.    We provide cleaning services to homes of individual customers who engage our services through our “HomeHelpy” application. We did not generate significant revenue (i.e., less than 1.0%) from the provision of these services during FY 2021 and FY 2022.

•        Cleaning Supplies.    We also manufacture certain cleaning supplies, both for our own use and for sale to third parties. We did not generate significant revenue (i.e., less than 1.0%) from the sale of cleaning supplies to third parties during FY 2021 or FY 2022.

Our Industry

•        General.    Cleaning and landscaping service providers in Singapore offer a wide spectrum of services. Cleaning services include the provision of various cleaning services to public areas, offices, factories, and households, among others. Landscaping services include landscape planting, care and maintenance service activities in and for parks and gardens, public and private housing, buildings, roads and expressways, among others.

•        Growth Drivers and Trends.    Demand derived from office buildings, retail facilities, and residential buildings in Singapore has grown moderately in the past five years. New automated technologies have enhanced and will continue to enhance productivity. These include environmentally friendly robotic solutions for public spaces, waste management, and pest and pollution control. Singapore’s demand for cleaning and landscaping services experienced strong growth from 2014 to 2020, driven by economic sophistication, urbanization, and population growth. The industry market size increased from $1,377.0 million (S$1,836.0 million) in 2014 to $2,102.9 million (S$2,846.1 million) in 2020, a CAGR of 7.6%. Moreover, we believe the productivity of the industry will be enhanced progressively given the technology-driven programs launched by the government. Technological advancements have contributed to the growth of cleaning and landscaping companies, and we believe the industry will continue to benefit from future advancements in automation and technology.

Our Competitive Strengths

We believe our main competitive strengths are as follows:

•        We have a long and established track record and have achieved a high level of accreditation in the facilities services sector.    Primech A&P was amalgamated from A&P Maintenance and Primech Services & Engrg, which were operating for approximately 30 years or more, respectively. Maint-Kleen was founded in 2002. Primech A&P and Maint-Kleen thus have been able to secure long-term business relationships with their customers. Primech Services & Engrg and A&P Maintenance were both awarded the Clean Mark Gold Award in 2020. The Clean Mark Gold Award is the highest level of accreditation under the Enhanced Clean Mark Accreditation Scheme granted to cleaning businesses. The scheme recognizes businesses that deliver high cleaning standards through the training of workers, the use of equipment to improve work processes, and fair employment practices. Primech A&P and Maint-Kleen were also awarded the Clean Mark Gold Award in 2021.

•        We are able to provide a bundle of services to a wide spectrum of customers.    We provide a broad spectrum of cleaning services both in the public and private sectors to a variety of customers including the Changi Airport (the main airport in Singapore), conservancy areas, hotels, common areas, educational institutions, integrated public areas, residential spaces, office facilities, industrial areas, retail stores and healthcare facilities. Our diversified customer mix ensures that we do not rely on any single customer for our revenue and enables us to better manage our business risks.

•        We believe that our emphasis on having a trained workforce makes us more competitive in our industry.    We believe that the training and development of our employees enables us to maintain and enhance our quality of solutions and services for the growth of our businesses and operations. In particular, we have been hiring a variety of employees from different sectors apart from the environment services industry such as the technological, finance, human resources and business development sectors in order to build up our key management personnel team.

•        We have an experienced and stable management team.    We have an experienced management team led by Mr. Kin Wai Ho, our Chairman. A majority of our senior management team have been employed by our subsidiaries for more than 17 years. We view their collective industry knowledge and extensive project management experience as valuable in establishing stable relationships with our customers as well as facilitating the submission of competitive tenders and believe that this has assisted us in securing numerous tenders over the years. We also believe that our management team’s experience has assisted us in our cost estimation for contracts during the tendering process, which enables us to reduce situations of cost overruns.

Our Business Strategies and Future Plans

Our business strategies and future plans are as follows:

Automation and Online Expansion.    We will seek to improve efficiency, expand service capacity and reduce our environmental footprint through the use of technology. Our technology initiatives to date include the use of autonomous floor scrubbing robots equipped with real-time monitoring and self-docking capabilities to perform cleaning services. We are also in the exploratory stage of a collaboration for the development of drones designed to perform façade and roof cleaning services. Such initiatives have allowed us to expand our service capacity by leveraging technology instead of increasing our reliance on manpower in a traditionally labor-intensive industry. In addition, we introduced our “HomeHelpy” website and mobile application to allow individual customers to book our cleaning services, which has enabled us to expand into the B2C segment (from our primary B2B business).

Geographic Expansion.    We intend to establish ourselves as a regional player in the environmental services industry. While our operations are currently almost exclusively based in Singapore, we are considering an expansion of our business to other countries in Southeast Asia.

Expansion through organic growth and acquisitions.    We intend to grow our facilities services business organically by expanding our coverage to include segments of the market where we currently do not have a presence or only have a small presence, such as hospitals, industrial centers, data centers and cleanrooms.

We intend to continue to pursue suitable opportunities for acquisitions, joint ventures and strategic alliances to expand our range of facilities services. Such opportunities could include areas that complement our business, such as waste management, gardening and landscaping, and pest management. We believe that building up a comprehensive suite of facilities services will enable us to maintain our competitive edge.

IoT.    We are also seeking to build our own IoT system, software, and robots to improve the efficiency and capacity of our services. Specifically, we are currently at the planning stage to build a team with members of academia with whom we will collaborate to start the development of an integrated IoT platform and workforce automation software system for our facility services. The system will integrate commercial off-the-shelf IoT devices such as cameras and sensors to be deployed in a facility and/or on robots, which will evaluate and respond to various events to perform data driven functions or actions to assist our facility services with lower cost and more efficiency. We also intend to develop our proprietary robots based on the Robot Operating System, an open source robotic platform, which will feature the flexibility to customize our robots to meet unique applications for facility services such as cleaning and disinfection services.

Electric Vehicles.    In 2021, we joined a consortium to submit a tender bid to install electric vehicle (“EV”) charging infrastructure at various public cark parks in Singapore. We believe that eco-solutions will become increasingly important in the future in the face of climate change. Integrating eco-solutions into our portfolio will not only expand our service capabilities, but also transition our business towards a more innovative model, and will ultimately help our business to keep pace with future technological advances.

We plan to replace a portion of our existing fleet of vehicles with electric vehicles and develop “green” chemicals that are more eco-friendly for use in our cleaning services. We believe that by integrating environmental sustainability into our business practices, we will be able to attract more customers and employees, and ultimately reap the benefits of more sustainable growth.

Summary Risk Factors

Our prospectus should be considered in light of the risks, uncertainties, expenses, and difficulties frequently encountered by similar companies. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more carefully in the section titled “Risk Factors.”

Risks Relating to Our Business

•        We incurred a net loss in FY 2022 and we may incur losses in the future;

•        Any adverse material changes to the Singapore market (whether localized or resulting from global economic or other conditions) such as the occurrence of an economic recession, pandemic or widespread outbreak of an infectious disease (such as COVID-19), could have a material adverse effect on our business, results of operations and financial condition;

•        For the years ended March 31, 2022 and March 31, 2021 the Company received government subsidies of approximately $3.5 million and $10.6 million, respectively, in relation to COVID-19 assistance. Discontinuation of any of the government subsidies could adversely affect our financial condition and results of operations.

•        Our Group does not have a long operating history as an integrated group;

•        There is no assurance that our future expansion and other growth plans will be successful;

•        There is no assurance that our existing service contracts for facilities services will be renewed upon expiry or that we will be successful in securing new service contracts;

•        Our current strategy to expand into the installation of electric vehicle (EV) charging infrastructure is limited to participation in a pilot program and potential minority investment(s);

•        Our service contracts typically contain liquidated damages clauses, and our customers may request for liquidated damages if we fail to comply or observe certain contractual requirements;

•        The loss of or reduction of Singapore government grants and/or subsidies could reduce our profits;

•        We may suffer from cost overruns as our fees are typically agreed upon submission of tender or quotation;

•        We are exposed to the credit risks of our customers and we may experience delays or defaults in collecting our receivables, and thus we face liquidity risks;

•        Our business involves inherent industrial risks and occupational hazards and the materialization of such risks may affect our business operations and financial results;

•        We depend on certain equipment to perform our facilities services and are subject to associated risks of maintenance and obsolescence;

•        Our insurance coverage may not cover all our damages and losses;

•        We are subject to risks associated with debt financing;

•        We are dependent on our ability to retain existing senior management personnel and to attract new qualified management personnel;

•        We are exposed to risks of infringement of our intellectual property rights and the unauthorized use of our trademarks by third parties and we may face litigation suits for intellectual property infringement;

•        The value of our intangible assets and costs of investment may become impaired;

•        Any inability by us to consummate and effectively incorporate acquisitions into our business operations may adversely affect our results of operations; and

•        If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

•        The Clean Mark Gold Award currently awarded to Primech A&P may not be renewed in May 2023.

Risks Relating to The Industry In Which We Operate

•        We may face employee retention and labor shortage issues due to the labor-intensive nature of the facilities services industry and the limited local labor force in Singapore;

•        Our supply of foreign labor may be affected by the laws, regulations and policies in the countries from which the foreign labor originates;

•        The facilities services industry in Singapore is highly competitive; and

•        We are subject to risks in connection with the use and storage of cleaning chemicals. In addition, any perceived use of cleaning supplies and/or chemicals that are not environmentally friendly or safe may adversely affect our brand name and the contracts we can successfully bid for.

Risks Relating to Investments In Singapore Companies

•        We are incorporated in Singapore, and our shareholders may have more difficulty in protecting their interests than they would as shareholders of a corporation incorporated in the United States; and

•        Singapore take-over laws contain provisions that may vary from those in other jurisdictions.

Risks Relating to An Investment In Our Shares

•        Our share price may fluctuate significantly in the future and you may lose all or part of your investment, and litigation may be brought against us;

•        We will be a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies;

•        Our Shares may trade below $5.00 per share, and thus would be known as “penny stock”. Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our Shares.

•        Investors in our Shares will face immediate and substantial dilution in the net tangible book value per Share and may experience future dilution;

•        If we fail to meet applicable listing requirements, Nasdaq may delist our Shares from trading, in which case the liquidity and market price of our Shares could decline;

•        We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and less frequent reporting than that of a U.S. domestic public company;

•        We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses; and

•        The IPO price and Resale Offering price could differ; and

•        The resale by the Selling Shareholder may cause the market price of our Ordinary Shares to decline.

Our Corporate Structure and History

Our Company was incorporated on December 29, 2020 as a private company limited by shares under the name “Primech Holdings Pte. Ltd.” Immediately prior to the effectiveness of this registration statement, our Company will change its corporate name to Primech Holdings Ltd., so as to remove the designation “Pte.” which is used only for privately held companies under Singapore law.

Our Company is a holding company that owns 100% of Primech A & P Pte. Ltd. (“Primech A&P”), Acteef Cleaning Specialists Pte Ltd (“Acteef Cleaning”), Maint-Kleen Pte. Ltd. (“Maint-Kleen”), HomeHelpy Singapore Pte. Ltd. (“HomeHelpy”) and Princeston International (S) Pte. Ltd. (“Princeston International”). Primech A&P owns 100% of our Malaysian subsidiary My All Services Sdn. Bhd. (“My All Services”). Our Company also owns 80% of CSG Industries Pte Ltd (“CSG”).

In 2018, our Major Shareholder, Sapphire Universe, acquired Primech A&P (formerly known as Primech Services & Engrg Pte Ltd), A&P Maintenance Services Pte Ltd (“A&P Maintenance”), and Acteef Cleaning, in three separate transactions. Each of these companies had, prior to its acquisition, already been operating for approximately 30 years or more. Historically, Primech Services & Engrg Pte Ltd was focused on providing cleaning services to Changi Airport and to educational institutions, while A&P Maintenance and Acteef Cleaning were focused on providing cleaning services to offices. In 2020, Sapphire Universe also acquired Maint-Kleen which was focused on providing conservancy services. The acquisitions by Sapphire Universe of Primech Services & Engrg, A&P Maintenance, Acteef Cleaning and Maint-Kleen have enabled our Group to provide a wide spectrum of cleaning services.

In the last three years, we have expanded our range of cleaning services to include cleaning of healthcare facilities, and we have also expanded into the provision of customer services. Through our stewarding business, we provide customer service officers and F&B service crew to venues such as healthcare facilities, hotels and restaurants. We also launched our “HomeHelpy” application, an online portal which allows individual customers to book our cleaning services in homes and offices.

In 2020, A&P Maintenance and Primech Services & Engrg Pte Ltd were amalgamated to form Primech A&P, thereby consolidating financial resources and service capacity, and enabling us to tender and quote for larger projects.

On December 29, 2020, Sapphire Universe incorporated our Company to serve as the holding company for our Group.

In April 2021, our Company acquired a 80% stake in CSG, which is in the business of manufacturing chemical supplies, and a 100% stake in Princeston International, which is in the business of wholesale trading of cleaning supplies, ad hoc cleaning services and disinfection. These acquisitions further expanded our business to include the manufacture of certain cleaning supplies, both for our own use and for sale to third parties.

On November 22, 2021, our Company acquired our subsidiaries from Sapphire Universe as part of the Restructuring Exercise.

Corporate Information

Primech Holdings Pte. Ltd., the registrant whose name appears on the cover of this registration statement, is a Singapore corporation. Immediately prior to the effectiveness of this registration statement, Primech Holdings Pte. Ltd. will change its corporate name to Primech Holdings Ltd., so as to remove the designation “Pte.” which is used only for privately held companies under Singapore law. Our registered office and principal place of business is 23 Ubi Crescent Singapore 408579. The telephone and facsimile numbers of our registered office are +65 6286 1868 and +65 6288 5260, respectively. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Our corporate website is https://primechholdings.com. Information contained on our website does not constitute part of this prospectus.

Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible, for up to five years, to take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:

•        the ability to include only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•        exemptions from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), in the assessment of our internal control over financial reporting;

•        to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the consummation of the IPO or such earlier time that we are no longer an emerging growth company.

As a result, the information contained in this prospectus may be different from the information you receive from other public companies in which you hold shares. We do not know if some investors will find the Shares less attractive because we may rely on these exemptions. The result may be a less active trading market for the Shares, and the price of the Shares may become more volatile.

We will remain an emerging growth company until the earliest of: (1) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion; (2) the last day of the fiscal year following the fifth anniversary of the date of the IPO; (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of the Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (4) the date on which we have issued more than $1.00 billion in non-convertible debt securities during any three-year period.

Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards. Given that we currently report and expect to continue to report under U.S. GAAP, we have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB. Under federal securities laws, our decision to opt out of the extended transition period is irrevocable.

Foreign Private Issuer

Upon consummation of the IPO, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the rules under the Exchange Act requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Notwithstanding these exemptions, we will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our Executive Officers or members of our Supervisory Board are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States, or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more extensive executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more extensive compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer and will continue to be permitted to follow our home country practice on such matters.

Implications of Being a Controlled Company

Upon the completion of the IPO, we will be a “controlled company” as defined under the Nasdaq Listing Rules because Sapphire Universe will hold 83.44% of our total issued and outstanding Shares and will be able to exercise 83.44% of the total voting power of our issued and outstanding share capital. For so long as we remain a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. See section titled “Risk Factors — Risks Relating to an Investment in our Shares.”

Even if we cease to be a controlled company, we may still rely on exemptions available to foreign private issuers.

Conventions Which Apply to this Prospectus

Throughout this prospectus, we use a number of key terms and provide a number of key performance indicators used by management. Unless the context otherwise requires, the following definitions apply throughout where the context so admits:

Other Companies, Organizations and Agencies

“BCA”	:	Building & Construction Authority of Singapore
“HSA”	:	Health Sciences Authority of Singapore
“Independent Registered Public Accounting Firm”	:	Weinberg & Company P.A.
“ISO”	:	International Organization for Standardization
“MOM”	:	Ministry of Manpower of Singapore
“NEA”	:	National Environment Agency of Singapore
“Sapphire Universe”	:	Sapphire Universe Holdings Limited, which is a Major Shareholder
“Underwriters”	:	The underwriters for the IPO, of which Pacific Century Securities, LLC is serving as representative.

General

“Audit Committee”	:	The audit committee of our Board of Directors
“Board” or “Board of Directors”	:	The board of Directors of our Company
“Companies Act”	:	The Companies Act 1967 of Singapore, as amended, supplemented or modified from time to time
“Company”	:	Primech Holdings Pte. Ltd. which will change its corporate name to Primech Holdings Ltd. prior to the effectiveness of this prospectus
“Compensation Committee”	:	The compensation committee of our Board of Directors
“Constitution”	:	The constitution of our Company, as amended, supplemented or modified from time to time
“COVID-19”	:	Coronavirus disease 2019
“CRS”	:	Contractors Registration System of the BCA
“CVPA”	:	The Control of Vectors and Pesticides Act 1998 of Singapore, as amended, supplemented or modified from time to time
“Directors”	:	The directors of our Company
“EFMA”	:	The Employment of Foreign Manpower Act 1990 of Singapore, as amended, supplemented or modified from time to time
“Employment Act”	:	The Employment Act 1968 of Singapore, as amended, supplemented or modified from time to time
“EPHA”	:	The Environmental Public Health Act 1987 of Singapore, as amended, supplemented or modified from time to time

“EPH Regulations”	:	The Environmental Public Health (General Cleaning Industry) Regulations of Singapore 2014, as amended, supplemented or modified from time to time
“Executive Officers”	:	The executive officers of our Company. See section titled “General Information On Our Group — Our Business Overview — Management.”
“FASB”	:	The Financial Accounting Standards Board
“Fiscal Year” or “FY”	:	Financial year ended or, as the case may be, ending March 31
“GAAP”	:	Accounting principles generally accepted in the United States of America
“Group”	:	Our Company and our subsidiaries
“GST”	:	Goods and Services Tax
“Independent Directors”	:	The independent non-executive Directors of our Company
“IoT”	:	Internet-of-Things
“IPO”	:	The offering of Shares by the Underwriter on behalf of our Company for subscription at the Offer Price, subject to and on the terms and conditions set out in this prospectus
“Listing”	:	The listing and quotation of our Shares on Nasdaq
“Major Shareholder”	:

A person who has an interest or interests (whether by record or beneficial ownership) in one or more voting shares (excluding treasury shares) in our Company, and the total votes attached to that share, or those shares, is not less than 5.0% of the total votes attached to all the voting shares (excluding treasury shares) in our Company

“Nasdaq”	:	The Nasdaq Stock Market LLC
“Nasdaq Listing Rules”	:	The Nasdaq rules governing listed companies
“Nominating and Corporate Governance Committee	:	The nominating and corporate governance committee of our Board of Directors
“Offer Price”	:	US$_____ for each share being offered in this Offering
“QEHS”	:	Quality, Environmental, Health and Safety
“Restructuring Exercise”	:	The corporate restructuring exercise undertaken in anticipation of the Listing in which our Company acquired our current subsidiaries from Sapphire Universe
“RM”	:	Malaysian ringgit or Malaysian dollar
“Resale Offering”	:	The resale of 712,500 Ordinary Shares by the selling shareholder named in this prospectus
“Selling Shareholder”	:	The selling shareholder who is listed in the Resale Prospectus
“Share(s)”	:	Ordinary share(s) in the capital of our Company
“Shareholders”	:	Registered holders of Shares
“Singapore Take-Over Code”	:	The Singapore Take-Over Code on Take-Overs and Mergers, as amended, supplemented or modified from time to time

“Underwriting Agreement”	:

The Underwriting Agreement dated [•] 2022 entered into between our Company and Pacific Century Securities, LLC, acting as the representative of the underwriters, pursuant to which the Underwriters have severally but not jointly agreed to purchase, and we have agreed to sell to them, 5,000,000 of our Shares at the Offer Price, less the underwriting discounts and commissions, as described in the sections titled “Underwriting” of this prospectus

“WICA”	:	Work Injury Compensation Act (2019) of Singapore
“WSHA”	:	Workplace Safety and Health Act 2006 of Singapore
“WSHIR”	:	Workplace Safety and Health (Incident Reporting) Regulations of Singapore
“YA”	:	Year of assessment

Currencies, Units and Others

“S$”	:	Singapore dollars, the lawful currency of the Republic of Singapore
“US$” or “$”	:	U.S. dollars and cents respectively, the lawful currency of the U.S.
“%” or “per cent.”	:	Per centum
“sq. m.”	:	Square meters

The expressions “associated company”, “related corporation” and “subsidiary” shall have the respective meanings ascribed to them in the Companies Act, as the case may be.

Any discrepancies in tables included herein between the total sum of amounts listed and the totals thereof are due to rounding. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

In this prospectus, references to “our Company” or to “the Company” are to Primech Holdings Pte. Ltd., which will change its corporate name to Primech Holdings Ltd. immediately prior to the date of this prospectus in accordance with Singapore law and, unless the context otherwise requires, a reference to “we”, “our”, “us” or “our Group” or their other grammatical variations is a reference to our Company and our subsidiaries taken as a whole.

Certain of our customers and suppliers are referred to in this prospectus by their trade names. Our contracts with these customers and suppliers are typically with an entity or entities in the relevant customer or supplier’s group of companies.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

Market and Industry Data

We obtained certain industry, market and competitive position data in this prospectus from our own internal estimates, surveys and research and from publicly available information, including industry and general publications and research, surveys and studies conducted by third parties, such as reports by governmental agencies, for example, the Singapore Department of Statistics, the Singapore Ministry of Trade and Industry and the Singapore Urban Redevelopment Authority, among others, and by private entities. None of these governmental agencies and private entities are affiliated with our Company, and the information contained in this report has not been reviewed or endorsed by any of them.

Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors”. These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

Trademarks, Service Marks and Tradenames

We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, the trademarks, service marks, logos and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Presentation of Financial and Other Information

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with U.S. GAAP.

All references in this prospectus to “U.S. dollars,” “US$,” “$” and “USD” refer to the currency of the United States of America and all references to “S$,” “Singapore dollar,” or “SGD” refer to the currency of Singapore. Unless otherwise indicated, all references to currency amounts in this prospectus are in USD.

We have made rounding adjustments to some of the figures contained in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be exact arithmetic aggregations of the figures that preceded them.

Impact of COVID-19

The COVID-19 outbreak has adversely affected (and a significant outbreak of other infectious diseases could result in an additional widespread health crisis that could adversely affect) the economies and financial markets worldwide, and the business of the Company could be materially and adversely affected by the COVID-19 outbreak and any such other outbreak. Furthermore, our business may be adversely affected if continued concerns relating to COVID-19 continue to restrict travel, or result in the Company’s personnel, vendors and services providers being unavailable to pursue their business objectives free of COVID-19 related restrictions. The extent to which COVID-19 impacts our business in the future will depend on future developments, which are highly uncertain and cannot be predicted, including for example new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, our ability to pursue our business objectives may be materially adversely affected. In addition, our ability to raise equity and debt financing which may be adversely impacted by COVID-19 and other events, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all.

THE OFFERING

Shares offered by us:	5,000,000 ordinary shares (or 5,750,000 ordinary shares if the Underwriters exercise their option to purchase additional Shares within 45 days of the date of this prospectus from us in full).
Offer Price:	$____ per Share.
Number of Shares outstanding before this IPO:	32,500,000 Shares are outstanding as of the date of this prospectus.
Shares to be outstanding immediately after this IPO:	37,500,000 Shares (or 38,250,000 Shares if the Underwriters exercise their option to purchase additional Shares within 45 days of the date of this prospectus from us in full).
Over-allotment option to purchase additional Shares:	We have granted the Underwriters an option to purchase up to 750,000 additional Shares from us within 45 days of the date of this prospectus.
Use of proceeds:

We estimate that our net proceeds from this IPO will be approximately US$18.0 million, or approximately US$21.2 million if the underwriters’ option to purchase additional shares is exercised in full, assuming an initial public offering price of US$4.50 per Share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting the underwriting discount and estimated offering expenses payable by us.

We plan to use the net proceeds of IPO as follows (assuming no exercise of the over-allotment option):
Approximately $7.2 million for growing our business through expanding our range of services and expanding our operations locally and regionally.

            Approximately $3.6 million to establish our team of software developers, programmers, and engineers to build our own IoT system, software, and robots. Specifically, we are currently at the planning stage to assemble a team with members of academia with whom we will collaborate to start the development of an integrated IoT platform and workforce automation software system for our facility services. The system will integrate commercial off-the-shelf IoT devices such as cameras and sensors to be deployed in a facility and/or on robots, which will evaluate and respond to various events to perform data driven functions or actions to assist our facility services with lower cost and more efficiency. We also intend to develop our proprietary robots based on the Robot Operating System, an open source robotic platform, which will feature the flexibility to customize our robots to meet unique applications for facility services such as cleaning and disinfection services.

Approximately $1.8 million for marketing and promotional activities.
Approximately $1.8 million for upgrading our motor vehicles and our fleet of ride-on and autonomous cleaning machines for EV charging compatibility.

Approximately $0.9 million for minority investments in one or more companies in the EV conversion and charging business. We do not intend to acquire a controlling interest in any target company.
Approximately $2.7 million for working capital and other general corporate purposes.
Lock-up:

We have agreed with the underwriters that for a period of three (3) months after the date of this prospectus, the Company will not (a) offer, sell or otherwise transfer or dispose of, directly or indirectly, any Shares, or any securities convertible into or exchangeable or exercisable for Shares; or (b) file or cause to be filed any registration statement with the SEC relating to the offering of any Shares or any securities convertible into or exchangeable or exercisable for Shares. In addition, our Directors, Executive Officers and Major Shareholders have agreed with the underwriter not to sell, transfer or dispose of, directly or indirectly, any of our Shares or securities convertible into or exercisable or exchangeable for our Shares for a period of six (6) months after the date of this prospectus. See sections titled “Shares Eligible for Future Sale” and “Underwriting” for more information.

Controlled company

After the IPO, assuming an offering size as set forth in this section, Sapphire Universe will own approximately 83.44% of our Shares (or 81.80% of our Shares if the underwriters’ option to purchase additional shares is exercised in full). As a result, we expect to be a controlled company within the meaning of the corporate governance standards of the Nasdaq Capital Market, or Nasdaq. See section titled “Prospectus Summary — Implications of Being a Controlled Company”.

Listing	We intend to list the Shares on the Nasdaq Capital Market under the symbol “PMEC.”
Risk factors	See section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the Shares.

SUMMARY FINANCIAL INFORMATION

The following summary presents consolidated balance sheet data as of March 31, 2022 and March 31, 2021 and summary consolidated statements of operations data for the years ended March 31, 2022 and 2021 which have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. You should read this “Selected Consolidated Financial And Operating Data” section together with our consolidated financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included elsewhere in this prospectus.

	As of March 31, 2022	As of March 31, 2021
	(Audited)	(Audited)
Balance Sheets Data
Current Assets	$18,786,990	$22,045,284
Non-Current Assets	14,410,920	6,902,845
Total assets	$33,197,910	$28,948,129

Current liabilities	$12,430,950	$10,293,077
Non-Current liabilities	9,525,174	5,371,409
Shareholders’ equity	11,241,786	13,283,643
Total liabilities and shareholders’ equity	$33,197,910	$28,948,129
	For the Years Ended March 31,
	2022	2021
Statements of Operations Data
Revenues	$54,439,987	$48,088,088

Operating costs and expenses
Cost of revenue	(44,596,576)	(35,668,911)
General and administrative expenses	(10,671,777)	(6,409,623)
Sales and marketing expenses	(394,376)	(268,755)
(Loss)/income from operations	(1,222,742)	5,740,799
Other income and expense, net	123,849	(158,427)
(Loss)/income before income taxes	(1,098,893)	5,582,372
Net (loss)/income	$(1,263,161)	$5,363,055

RISK FACTORS

Prospective investors should carefully consider and evaluate each of the following considerations and all other information set forth in this prospectus before deciding to invest in our Shares. The following section describes some of the significant risks known to us now that could directly or indirectly affect us and the value or trading price of our Shares and should not be construed as a comprehensive listing of all risk factors. The following section does not state risks unknown to us now but which could occur in the future and risks which we currently believe to be not material but may subsequently turn out to be so. Should these risks occur and/or turn out to be material, they could materially and adversely affect our business, financial condition, results of operations and prospects. To the best of our Directors’ knowledge and belief, the risk factors that are material to investors in making an informed judgment have been set out below. If any of the following considerations and uncertainties develops into actual events, our business, financial condition, results of operations and prospects could be materially and adversely affected. In such cases, the trading price of our Shares could decline and investors may lose all or part of their investment in our Shares. Prospective investors are advised to apprise themselves of all factors involving the risks of investing in our Shares from their professional advisers before making any decision to invest in our Shares.

This prospectus also contains forward-looking statements having direct and/or indirect implications on our future performance. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks and uncertainties faced by us described below and elsewhere in this prospectus.

RISKS RELATING TO OUR BUSINESS

We incurred a net loss in FY 2022 and we may incur losses in the future.

For the years ended March 31, 2022 and 2021, the Company recorded net (loss)/income of ($1,263,161), and $5,363,055, respectively, which included government subsidies of $3,523,825 and $10,609,750, respectively, received largely in relation to the COVID-19 pandemic. We anticipate that our operating expenses, together with the increased general administrative expenses of a public company, will increase in the foreseeable future as we seek to maintain and continue to grow our business, attract potential customers and further enhance our service offering. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. As a result of the foregoing and other factors, we may incur net losses in the future and may be unable to achieve or maintain profitability on a quarterly or annual basis for the foreseeable future.

Any adverse material changes to the Singapore market (whether localized or resulting from global economic or other conditions) such as the occurrence of an economic recession, pandemic or widespread outbreak of an infectious disease (such as COVID-19), could have a material adverse effect on our business, results of operations and financial condition.

During FY 2022 and FY 2021, substantially all of our revenue was derived from our operations in Singapore. Any adverse circumstances affecting the Singapore market, such as an economic recession, epidemic outbreak or natural disaster or other adverse incidents may adversely affect our business, financial condition, results of operations and prospects. Any downturn in the industry which we operate in resulting in the postponement, delay or cancellation of contracts and delay in recovery of receivables is likely to have an adverse impact on our business and profitability.

Uncertain global economic conditions have had and may continue to have an adverse impact on our business in the form of lower net sales due to weakened demand, unfavorable changes in product price/mix, or lower profit margins. For example, global economic downturns have adversely impacted some of our customers, such as the Changi Airport, hotels, restaurants, retail establishments, and other entities that are particularly sensitive to business and consumer spending.

During economic downturns or recessions, there can be a heightened competition for sales and increased pressure to reduce selling prices as our customers may reduce their demand for our services. If we lose significant sales volume or reduce selling prices significantly, then there could be a negative impact on our consolidated financial condition or results of operations, profitability and cash flows.

Reduced availability of credit may also adversely affect the ability of some of our customers and suppliers to obtain funds for operations and capital expenditures. This could negatively impact our ability to obtain necessary supplies as well as our sales of materials and equipment to affected customers. This could additionally result in reduced or delayed collections of outstanding accounts receivable.

An epidemic or outbreak of communicable diseases may also adversely affect our business, financial condition, results of operations and prospects. As of the date of this prospectus, there is an ongoing outbreak of COVID-19, which has resulted in a global health crisis, causing disruptions to social and economic activities, business operations and supply chains worldwide, including in Singapore. Measures taken by the Singapore government to tackle the spread of COVID-19 have included, among others, border closures, quarantine measures and lockdown measures. The COVID-19 outbreak and related government measures have adversely affected our business in a number of ways, including:

•        temporary scale-back of certain cleaning services rendered at the Changi Airport, Terminal 2;

•        termination on short notice of a number of service contracts, especially contracts pertaining to the hospitality industry, as well as our provision of customer services to hotels and other tourism venues; and

•        a shortage of labor given that a significant proportion of our employees are foreign workers who were subject to Singapore government imposed travel restrictions including stay-home notices or quarantine orders.

If a substantial number of our employees are infected with and/or are suspected of having COVID-19, and our employees are required to be quarantined and/or hospitalized, this may disrupt our ability to render services which may have a material adverse effect on our business operations and reputation of our Group.

The outbreak of COVID-19 contributed to a decrease in revenue from our stewarding services, from $7.3 million in FY 2020 to $4.8 million in FY 2021 and $5.1 million in FY 2022. Our revenue also decreased temporarily during the scale-back of certain cleaning services rendered at the Changi Airport, including other tenants/ companies located in Terminal 2. Our Changi Airport revenue in total was approximately US$5.2 million for FY 2020. Due to reduced passenger traffic amid the COVID-19 pandemic, operations at Terminal 2 of the Changi Airport were suspended to accelerate the expansion work for Terminal 2, of which we were one of the cleaning services providers, and our revenues have been reduced significantly to US$1.7 million in FY 2021 and US$1.8 million in FY 2022.

Operations at Terminal 2 were temporarily suspended as of May 1, 2020 due to reduced traffic caused by COVID-19. Prior to the suspension of operations of Terminal 2, there were already plans in place to renovate the terminal, and as a partial response to the reduction in activity due to COVID-19, and also to enable the acceleration of the planned expansion works at Terminal 2, the Changi Airport Group had decided to consolidate terminal operations in Terminals 1 and 3.

Singapore removed most remaining COVID-19 travel restrictions as of April 26, 2022, and eased its entry requirements for travelers, in response to a decline in new daily infections. As of October 2022, Changi Airport has reopened southern section of its Terminal 2 arrival hall and southern section of its Terminal 2 departure hall. Our contracts with Changi Airport were renewed effective on November 1, 2021 through February 28, 2023; and November 1, 2022 through October 31, 2023, as applicable to the relevant reopened areas of Changi Airport. As of October 31, 2022, the northern section of departure and arrival areas at Terminal 2 have not yet been reopened. There can be no assurances as to the timing of any further reopenings at the Changi Airport; therefore, as long as COVID-19 continues to affect the aviation sector and the travel industry, we believe our airport services will continue to be affected and it will have a material impact on the financial performance of the Group.

COVID-19 has impacted Singapore’s economy resulting in significant economic contraction and high unemployment rates during FY 2020. The general economic downturn may affect the ability of our counterparties to perform their obligations in a timely manner or at all. Singapore government measures to alleviate the economic impact of COVID-19 such as the imposition of relief from actions for inability to perform scheduled contracts, or relief for financially distressed individuals, firms and other businesses could adversely affect our ability to enforce and require our counterparties to perform their obligations under our contracts.

Our revenue and profitability may be materially impacted if COVID-19 (or any health epidemic or virus outbreak) affects or continues to affect the overall economic and market conditions in Singapore for a prolonged period of time. Such an economic slowdown and/or negative business sentiment could potentially have an adverse impact on our business and operations. We are uncertain as to when the outbreak of COVID-19 will be contained, and we also cannot predict if the impact of an outbreak will be short-lived or long-lasting or when the Singapore market will be able to fully recover to pre-COVID-19 levels. If these disruptions are for a prolonged period of time, or if there are further outbreaks of infectious diseases, these may have a material adverse effect on our Group’s business, financial condition, results of operations, and prospects.

Our Group does not have a long operating history as an integrated group.

Our Company was incorporated as a holding company on December 29, 2020; and starting in 2018 our Major Shareholder, Sapphire Universe acquired Primech Services & Engrg, A&P Maintenance, Acteef Cleaning, Maint-Kleen, and we acquired CSG and Princeston International in 2021. While our subsidiaries have been in operation between approximately two and thirty years, we do not have a long history of running an integrated group with standardized policies and procedures and on which our past performance may be judged.

There is no assurance that our future expansion and other growth plans will be successful.

As part of our future plans, we intend to expand our current facilities services into specialized services, or provide additional services such as landscaping and security services. We may expand our range of services organically, or inorganically through franchising, joint ventures, acquisitions and/or strategic alliances.

As such, we may be subject to risks related to the expansion of our Group such as, among others:

•        the availability of sufficient funds;

•        difficulties arising from operating a significantly larger and more complex organization;

•        difficulties in entering into new businesses for which we may not be as or at all familiar;

•        difficulties in integrating the assets and the business operations of the subsidiaries and strategic alliances cohesively;

•        failure to realize expected profitability or growth;

•        failure to realize expected synergies and cost savings; and

•        unforeseen legal, regulatory, contractual, labor or other issues whether in Singapore or elsewhere.

We may also enter into new geographic markets, depending on the demand for our services as well as opportunities for growth. See section titled “General Information on our Group — Our Business Overview — Our Business Strategies and Future Plans” for further details. Overseas expansion involves numerous risks, including but not limited to legal and regulatory risks and financial costs. We cannot assure you that our operations in new geographic markets will be profitable. In addition to the above, geographic expansion will require substantial management dedication and efforts which may require significant additional expenditures. The successful implementation of our growth strategies depends on a variety of factors including our ability to hire and retain key management personnel, negotiate attractive terms for such acquisitions or expansions that may command high valuations, and obtain sufficient financing for our capital expenditures. There is no assurance that we will be able to obtain the required financing or that we will continue to have sufficient cash flow to fund our Group’s expansion. The abovementioned challenges associated with our growth plans may place increased demands on our management and on our operational systems and other resources, and could also increase our exposure to unanticipated risks and liabilities.

As such, there is no assurance that our Group will be successful in implementing our future plans or that we will be able to realize the profits, growth, or synergies expected from our Group’s expansion. In the event that we are unable to effectively or successfully execute our expansion strategies, our business, financial condition, results of operations and prospects may be materially and adversely affected.

There is no assurance that our existing service contracts for facilities services will be renewed upon expiry or that we will be successful in securing new service contracts.

We derive the majority of our revenue from the provision of facilities services, which accounted for 84.6% of our revenue in FY 2022 and 84.4% of our revenue in FY 2021.

To the extent that the demand for our facilities services, particularly in Singapore, is adversely affected for any reasons, our business, financial condition and results of operations could be materially and adversely affected.

For facilities services, our service contracts with our customers are typically for a term of two to four years and may provide for an option to renew or extend for an additional term (typically two years). There is no assurance that our existing service contracts will be renewed or extended by our customers on the exact same terms, or at all. In order to secure facilities services contracts, we typically have to participate in a tender process, or provide quotes for our services. This is a competitive process for which our customers take into account, among other things, the prior performance, financial capability, reputation, accreditations and certifications of each potential contractor before deciding which contractor to appoint. Competition for such tenders is typically high. Accordingly, there is no assurance that we will be successful in securing new facilities services contracts. To the extent we are unable to secure new facilities contracts as our existing service contracts expire, our profitability and prospects could be materially and adversely affected.

Depending on customers’ demand for our services, if less of our service is required, our customers may re-negotiate to lower the fees payable to us under their service contracts with us. Further, our facilities services contracts typically permit our customers to terminate our service without cause by providing an agreed upon prior notice. If a substantial number of our service contracts are terminated early for any reason, and we are unable to secure new service contracts in a timely manner, this could have a material adverse effect on our business, financial condition, results of operations and prospects. For example, due to the COVID-19 pandemic leading to a slowdown in the hospitality and aviation industries, most of our service contracts for stewarding services and with the Changi Airport were modified to reduce the scope of our services, which led to a decrease in our revenue by $2.5 million and $3.5 million, respectively, from FY 2020 to FY 2021 and had a material adverse effect on our results of operations.

Our current strategy to expand into the installation of electric vehicle (EV) charging infrastructure is limited to participation in a pilot program and potential minority investment(s).

One of our business strategies is to expand our portfolio of services to include, among others, eco-solutions. To this end, we joined a consortium with third parties who have extensive experience in the EV charging and energy solutions sectors to submit a tender with the Singapore government to install EV charging infrastructure at various public cark parks in Singapore. The consortium was awarded the pilot tender by the government of Singapore to install EV charging infrastructure in approximately 150 public car parks in the North and North-East regions in Singapore. While we are familiar with submitting tenders to government authorities and executing government projects, we are reliant on our consortium collaborators such as Charge+ Pte. Ltd. (“Charge+”) (an EV charging solution provider in Singapore and Southeast Asia) for their experience in the EV industry. We and the other consortium members entered into agreements with the Singapore government relating to the EV project; these agreements provide that each consortium member, as a service provider, is jointly and severally responsible to the authorities for the due performance of the agreements. We subsequently entered into a Deed of Confirmation and Acknowledgement dated May 24, 2022 (the “Deed of Confirmation”) with our consortium collaborators which provides that (i) Charge+ shall at its own cost and expense, carry out and complete all works in connection with this project, (ii) Charge+ shall pay all concession and other fees payable and due to the Singapore authorities in connection with this project, (iii) we have no financial obligations to Charge+ or the other members of the consortium and (iv) Charge+ shall be entitled to all revenues received in connection with this project. Notwithstanding the Deed of Confirmation, each consortium member (including us) remains jointly and severally responsible to the authorities for the due performance of the agreements. The Singapore government is not a party to the Deed of Confirmation and the Deed of Confirmation does not extinguish the Company’s financial or operational obligations to the Singapore government. Therefore, if Charge+ was to default on its obligations under the agreements with the Singapore government relating to the EV project and Deed of Confirmation with respect to these costs, we estimate that the financial obligations to be borne by the other three consortium collaborators (including us) would not exceed US$3.3 million (SGD 4.4 million) over the next twelve years, comprised of no more than US$1.5 million (SGD 2 million) for the installation of the remaining charging stations and operating costs of no more than US$150,000 (SGD 200,000) per year for the next twelve years. See “Our Business Strategies and Future Plans” for more information.

In addition, we expect to apply a portion of the proceeds from this offering to one or more minority investments in the EV conversion and charging business, but we do not intend to acquire a controlling interest in any target company. We also expect to apply a portion of the proceeds from this offering to upgrade our motor vehicles and our fleet of ride-on and autonomous cleaning machines compatible with EV charging. We do not own or operate an EV charging function.

As we are not in the business of manufacturing or operating EV technology, our participation is limited to efforts of the types described above.

Our service contracts typically contain liquidated damages clauses, and our customers have in the past and may in the future request for liquidated damages if we fail to comply or observe certain contractual requirements.

Our service contracts with our customers typically contain liquidated damages clauses. If we fail to meet the requirements prescribed in the service contracts such as the inability to fulfil the required standard of cleanliness desired by our customers whether from shortage of personnel and/or other operational mishaps such as delays in cleaning schedules or deviations from customer instructions, our customers may require us to pay ascertained monetary damages, and/or they may deduct any such damages from our security deposit with them or any monies due or payable to us. In FY 2022 and FY 2021, we incurred an aggregate cost of approximately $0.6 million and $0.7 million, respectively, in liquidated damages. In the event that substantial liquidated damages are imposed on us, this may have material adverse effect on our business, financial condition, results of operations and prospects.

The loss of or reduction of Singapore government grants and/or subsidies could reduce our profits.

We from time to time receive certain Singapore government grants and/or subsidies in connection with, among others, the wages of our employees (such as the Special Employment Credit and the Wage Credit Scheme) as well as the purchase of technological equipment. For FY 2022 and FY 2021, our Singapore government grants amounted to $3.5 million and $10.6 million, respectively. The sharp decrease in FY 2022 was largely a result of government COVID-19 relief grants being reduced in FY 2022.

The provision of such grants and/or subsidies is at the sole discretion of the government depending on, among other things, public interest and political factors, and is not guaranteed. For example, in response to the COVID-19 crisis, the Singapore government in 2020 introduced the Jobs Support Scheme (“JSS”) and the Jobs Growth Incentive (“JGI”), under which the government gave payouts to qualifying employers to offset local employees’ wages (and help protect their jobs) and to encourage employers to expand local hiring. We received JSS and JGI payouts from the Singapore government in FY 2021; these payouts amounted to $7.5 million and were all recognized in our income statement for FY 2021. See section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further details.

There is no assurance that the Singapore government will provide such grants and/or benefits in future periods of economic uncertainty.

We have tendered bids and quoted for service contracts based on factors such as the prevailing market conditions and the availability of Singapore government grants and/or subsidies. We expect COVID-19 relief related grants to be reduced if and as the pandemic subsides. Any further reduction in the amount of government grants and/or subsidies received may render certain of our ongoing projects unprofitable and this would have a material adverse effect on our business, financial condition, results of operations and prospects. Our increased use of technological equipment such as cleaning robots is also supported by specific Singapore government grants. We cannot predict whether we or our subsidiaries will continue to benefit from such grants and/or subsidies, and there is no guarantee that we can continue to receive Singapore government grants in the future. In the event that these Singapore government grants and/or subsidies fall away and we are unable to find alternative funding on same or similar favorable terms, our plans to expand our service capacity through capital expenditure on cleaning robots may not be successful and our financial condition and operating results may suffer. Further, it is uncertain whether we will be able to benefit from Singapore government grants, or any other grants or subsidies, in respect of any expansion of our business or any jobs performed by us outside Singapore.

We may suffer from cost overruns as our fees are typically agreed upon submission of tender or quotation.

We typically enter into service contracts whereby the contract value is fixed upon submission of a tender or quotation. A tender is proffered by us in a competitive bidding process, and a quotation is given directly by us to a potential client. We would take into consideration, among other things, the needs and expectations of the customers, the need for procurement of additional resources (such as manpower, equipment or supplies) and other logistical arrangements, the need for engaging sub-contractors, as well as prevailing Singapore government grants and/or subsidies.

The accuracy of our contract proposals is subject to our Group’s experience and expertise in assessing the tender or quotation requirements. However, the tender or quotation process may be carried out approximately one (1) to three (3) months prior to entry into the final service contract and the rendering of our services. During this period, we may face unforeseen circumstances such as changes in the cost of labor, equipment or supplies, regulatory changes, and other unforeseen circumstances which may result in cost overruns. Any increase in costs of labor, equipment or supplies, or the incurrence of additional sub-contractor fees during the term of the service contract, would be borne by us. If we are unable to control costs or manage our costs within our estimates, this may materially and adversely affect our results of operations and financial condition.

We are exposed to the credit risks of our customers and we may experience delays or defaults in collecting our receivables, and thus we face liquidity risks.

We extend our credit terms of between 30 and 90 days depending on the creditworthiness of our customers. As at March 31, 2022 and 2021, accounts receivable were approximately $10.7 million and $12.2 million, respectively, and our average accounts receivable turnover days were 73 days and 81 days, respectively. Our total amount of reserve for uncollectible amounts of trade and other receivables were approximately $472,000 and $504,000 in FY 2022 and FY 2021, respectively.

We face uncertainties over the timeliness of our customers’ payments and their ability to pay. Our customers’ ability to pay may be affected by events or circumstances that are difficult to foresee or anticipate, such as a decline in their business or an economic downturn. Hence, there can be no assurance that we will be able to collect our trade debts fully or within a reasonable period of time.

As such, our financial condition and results of operations are dependent, to a certain extent, on the creditworthiness of our customers. If there are any unforeseen circumstances affecting our customers’ ability or willingness to pay us, we may experience payment delays or non-payment. In such events, our Group’s liquidity, cash flows and working capital may be adversely affected.

Our business involves inherent industrial risks and occupational hazards, the materialization of which may adversely affect our business operations and financial results.

Our business involves inherent industrial risks and occupational hazards, which may not be wholly eliminated or preventable through the implementation of safety measures. Our industry is labor-intensive by nature and our workers are required to perform certain tasks that present risks and dangers, such as working at a considerable height above ground, cleaning slippery floors, working in environments which may be dusty or dirty and may contain viruses or bacteria, carrying heavy objects, coming into contact with cleaning chemicals such as bleach and detergents, and operating motor vehicles and cleaning machinery.

In addition, we are liable under the WICA and under Singapore common law to compensate employees (including sub-contractors’ employees) who suffer bodily injuries or death as a result of accidents or who contract occupational diseases arising out of and in the course of their employment with us. We may also face claims from third parties from time to time including those who suffer personal injuries at premises where we provide services. Thus, we may from time to time be involved in material disputes with various parties in the ordinary course of our business. Such complaints, allegations and legal actions, regardless of their merit, may result in public scrutiny and negative publicity, thereby harming the standing and market reputation of our Group. In the event that claims are brought against us, whether with or without merit, the resulting litigation, arbitration, administrative or other legal proceedings could be time consuming and costly.

While we have implemented QEHS procedures, there is no assurance of compliance therewith by our employees at all times or that they will not be exposed to risks or dangers related to their work activities, such as illnesses from diseases or viruses, or physical injuries arising from equipment failure or industrial accidents. In the event that such risks or dangers materialize, we may be subject to inquiries and investigations by the relevant authorities, thus disrupting our business and damaging our reputation, which may also affect the validity of our relevant licenses, permits and/or approvals, business, financial condition, results of operations and prospects. Please refer to the section titled “General Information on our Group — Our Business Overview — Legal Proceedings” of this prospectus for further details.

Our operations are also exposed to the risk of equipment failure, failure by our employees to follow procedures and protocols, as well as risks inherent in operating equipment and machinery, resulting in damage to or loss of any relevant machines, equipment or facilities or to personal injury. A major operational failure could result in substantial loss of life and/or serious injury, damage to or loss of machines, equipment or facilities, protracted legal disputes and damage to our reputation. Further, our contracts provide that our customers can suspend or refuse services in the event that their operations are affected by events of force majeure. In the event of operational or equipment failure, we may be forced to cease part of our operations and we may be subject to any penalty or incur extra costs or expenses in any dispute as a result of such operational or equipment failure. As a result, the business, financial condition and results of operations of our Group may be materially and adversely affected.

We depend on certain equipment to perform our facilities services and are subject to associated risks of maintenance and obsolescence.

We utilize cleaning robots in the provision of our facilities services. We purchase these robots from third parties, and they typically come with a manufacturer’s warranty of one year. In the event that any necessary repairs are not covered by the manufacturer’s warranty or such warranty has expired, we would be required to pay for the costs of repair, which could be a significant amount.

Further, our cleaning robots may face obsolescence due to rapid technological developments and the emergence of alternative innovations. To the extent that our equipment faces obsolescence before the end of their expected useful lives, we may be subject to impairment losses. Changes and advancements in technology may require us to replace and upgrade our equipment at an earlier stage than expected. As a result, we may incur significant additional capital expenditure.

We are exposed to legal or other proceedings or to other disputes or claims.

In the event that our customers do not make payment in a timely manner, we may seek to enforce our contractual rights and seek recourse via litigation or arbitration. These legal procedures are time-consuming and the settlement of a contract dispute may require additional financial and other resources. Failure to secure adequate payments in time or to manage past due receivables effectively could have a material and adverse effect on our business, financial condition, results of operations and prospects.

Further, disputes and claims may arise, from time to time, between our Group and our customers, suppliers or sub-contractors for various reasons such as delays, unsatisfactory service delivery and alleged breaches of service contracts. Due to the nature of our services, we have, from time to time, been the subject of workplace safety and/or negligence claims from employees and/or members of the public. These disputes, if remain unresolved or worsen, may eventually result in legal or other proceedings and therefore cause disruptions and delays to our operations, in addition to the extra costs that may be incurred in their settlement or other resolution. Our resources may also be diverted to defend the claims, thereby adversely affecting our Group’s business, financial condition, results of operations and prospects.

In the event that we are unable to resolve the aforementioned disputes or claims satisfactorily in a timely manner or at all, our Group’s business, financial condition and results of operation may be materially and adversely affected. Please refer to the section titled “General Information on our Group — Our Business Overview — Legal Proceedings” of this prospectus for further details.

Our insurance coverage may not cover all our damages and losses.

We maintain insurance policies to provide insurance coverage of our business operations. We expect to renew our insurance policies, such as our insurance policy for work injury compensation on an annual basis and there is no assurance that we will be able to renew all of our policies or obtain new policies on similar terms.

The nature of our business operations entails inherent risks such as risk of fire, theft and property loss at the worksites during the course of our service contracts or during the delivery of our services. Also, we do not have key man insurance to cover the loss of key personnel. While our Directors believe that we have sufficient insurance coverage for our business operations in line with industry standards and business practices in Singapore and although we may be able to increase our insurance coverage when required, there is no assurance that our existing or future insurance coverage will be sufficient to indemnify us against all potential losses.

As a public company, we expect the laws, rules and regulations governing U.S. public companies will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.

In the event that our existing insurance coverage is insufficient to indemnify us against all or any losses, our business, financial condition, results of operations and prospects may be materially and adversely affected.

We are subject to risks associated with debt financing.

Due to our working capital requirements in support of our day-to-day operations and business expansion, we may finance all or a substantial portion of our costs through bank loans and credit facilities, in addition to Shareholders’ equity and internally generated funds. Details on our total indebtedness is set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this prospectus.

While we believe that we have sufficient capital from our available cash resources, our cash generated from our business operations and our credit facilities to meet our current working capital and capital expenditure requirements, we may require additional debt financing to operate our business, implement our future business strategies and/or acquire complementary businesses or develop new technologies.

Our ability to obtain debt financing depends on a number of factors including our financial strength, creditworthiness and prospects, as well as other factors beyond our control, including general economic, liquidity and political conditions. There is no assurance that we will be able to secure adequate debt financing on terms acceptable to us, or at all. In the event that we are unable to secure adequate debt financing on terms acceptable to us, we may not be able to implement our business strategies and our business and prospects could be materially and adversely affected as a result.

Any disruptions, volatility or uncertainty of the credit markets could limit our ability to borrow funds or cause our borrowings to become more expensive. As such, we may be forced to pay unattractive interest rates, thereby increasing our interest expense, decreasing our profitability and reducing our financial flexibility if we take on additional debt financing. Any material increase in interest rates would also increase our cost of borrowing and debt financing costs, which may weaken our ability to obtain further future debt financing.

Further, debt financing may restrict our freedom to operate our business as it may require conditions and/or covenants that:

a.      limit our ability to pay dividends or require us to seek consent for the payment of dividends;

b.      require us to dedicate a portion of our cash flow from operations to repayments of our debt, thereby reducing the availability of our cash flow for capital expenditures, working capital and other general corporate purposes; and

c.      limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We are dependent on our ability to retain existing senior management personnel and to attract new qualified management personnel.

Our continued success is highly dependent on our ability to retain our senior management personnel, who are responsible for key aspects of our business, including but not limited to maintaining customer relationships, developing new business opportunities, finance and project management. Our Executive Officers have an average of 17 years’ experience in the facilities services industry, and their knowledge, skills and extensive experience in our industry, business relationships with our customers, and ability to manage existing and develop new customer relationships have been important to the growth of our Group. If any of our key management personnel cease to be involved with our Group in the future and we are unable to find suitable replacements in a timely manner, this may cause disruptions to our business operations and our business, financial condition, results of operations and prospects may be adversely affected.

The success and growth of our Group also depends on our ability to identify, hire, train and retain suitable, skilled and qualified key management personnel. If we are unable to hire and retain employees from different sectors apart from the facilities services industry, such as hires with technology, finance, human resources and business development capabilities, our ability to build up our key management personnel team may be limited to a certain extent.

The appeal of our services is reliant, to some extent, on maintaining and protecting the brand names and trademarks in our business.

Our business is sensitive to customer perception of the quality and safety of our services and products. In the event of any misuse of our brand and/or trademarks (which may include misuse by our sub-contractors, our employees or unrelated third parties), or in the event we fail to detect, deter and prevent trademark, related misconduct, or otherwise fail to effectively protect our brand and/or trademarks, our reputation could be damaged, resulting in our business, financial condition, results of operations and prospects being materially and adversely affected.

We are exposed to risks of infringement of our intellectual property rights and the unauthorized use of our trademarks by third parties and we may face litigation suits for intellectual property infringement.

We believe our trademarks are well recognized by our customers and in the industries we are operating in, which reflects our reliable and quality services that have contributed to our success. It is possible that our competitors or other third parties may adopt trademarks similar to ours, which may lead to brand confusion. If we fail to effectively protect our trademarks and other intellectual property, generally or against specific third party infringement, our intellectual property rights could be negatively affected and our customers may have a negative impression of our service quality which in turn may have an adverse impact on our Group’s reputation, prospects, business and financial results.

There is also no assurance that we will not be sued for any potential infringement of any intellectual property rights of third parties in the future. In the event of any claims or litigation involving infringement of the intellectual property rights of third parties, whether with or without merit, we may be required to divert a significant amount of our time and resources to defend or attend to any possible litigation or legal proceedings. As a result, our reputation, business and financial results may be adversely affected.

We could incur substantial costs as a result of data protection concerns or IT systems disruption or failure.

While we have not been the subject of any cyber-attacks or IT system failures that have had a material impact on our Group, our business may be impacted by such attacks or system failures in the future. Cybersecurity attacks, in particular, are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in systems, unauthorized release of confidential or otherwise protected information and corruption of data. A cyberattack or system failure may result in operational downtimes and/or delays, which may have a detrimental impact on our ability to provide services to our customers. In addition, we utilize cleaning robots in the provision of our facilities services and we have established online booking platforms (web based and mobile applications) for our HomeHelpy business, and any failure of these systems could disrupt our daily operations and lead to delays of our provision of services or loss in our revenues.

We handle the personal data of customers in the ordinary course of providing cleaning services to individual customers. The collection and use of such personal data is governed by personal data protection laws in Singapore, in particular the Personal Data Protection Act 2012 (No. 26 of 2012). While we have implemented measures to protect sensitive information and confidential and personal data and comply with applicable laws, rules and regulations, our facilities and systems may be vulnerable to security breaches and other data loss, including cyber-attacks. In addition, it is not possible to predict the impact on our business of any future loss, alteration or misappropriation of information in our possession related to us, our employees, former employees, customers, suppliers or others. This could lead to negative publicity, legal claims, theft, modification or destruction of proprietary or other key information, damage to or inaccessibility of critical systems, operational downtimes and/or delays and other significant costs, which could adversely affect our business, financial condition, results of operations and prospects.

The value of our intangible assets and costs of investment may become impaired.

As a result of our past acquisitions carried out pursuant to the Restructuring Exercise in 2021, goodwill and other intangible assets represented a significant portion of our assets. Goodwill and other intangible assets (comprising customer contracts and customer relationships) were approximately $1.2 million and $1.3 million as at March 31, 2022 and 2021, respectively, representing approximately 3.6% and 4.4% of our total assets. If we make additional acquisitions, it is likely that we will record additional intangible assets such as goodwill on our consolidated statement of financial position.

Other intangible assets are amortized over their estimated useful lives. In accordance with applicable accounting standards, we periodically evaluate our goodwill and other intangible assets to determine whether all or a portion of their carrying values may no longer be recoverable, in which case a charge to the profit or loss statement may be necessary. Such impairment testing is complex and requires us to make assumptions and judgments regarding the estimated recoverable amount of our cash-generating units to which the goodwill is allocated. If estimated recoverable amounts are less than the carrying values for goodwill in future annual impairment tests, we may be required to record impairment losses in future periods. Any future evaluations requiring an impairment of our goodwill could materially affect our results of operations and shareholders’ equity in the period in which the impairment occurs. A material decrease in shareholders’ equity could, in turn, potentially impact our ability to pay dividends.

Our historical financial and operating results are not a guarantee of our future performance.

Our annual and periodic financial results vary from year to year and from period to period, in response to a number of factors that we cannot predict, such as general business outlook and sentiment, economic market conditions, employment rates, inflation and interest rates and consumer confidence. As such, we believe that our annual and periodic financial results are not a guarantee of our future economic performance and undue reliance should not be placed on such results for future speculative purposes.

We may be exposed to liabilities under applicable anti-corruption laws and any determination that we violated these laws could have a materially adverse effect on our business.

We are subject to various anti-corruption laws that prohibit companies and their agents from making improper payments or offers of payments for the purpose of obtaining or retaining business. We may conduct business in countries and regions that are generally recognized as potentially more corrupt business environments. Activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees or agents that could be in violation of various anti-corruption laws, including the United States Foreign Corrupt Practices Act (the “FCPA”). We have implemented safeguards and policies to discourage these practices by our employees and agents but we cannot provide assurance that our internal controls and compliance systems will always protect us from acts committed by our employees or agents. If our employees or agents violate our policies or we fail to maintain adequate record keeping and internal accounting practices to accurately record our transactions, we may be subject to regulatory sanctions. Violations of the FCPA or other anti-corruption laws, or allegations of any such acts, could damage our reputation and subject us to civil or criminal investigations in the United States and in other jurisdictions. Those and any related shareholder lawsuits could lead to substantial civil and criminal, monetary and nonmonetary penalties and cause us to incur significant legal and investigatory fees which could adversely affect our business, consolidated financial condition and results of operations.

Any inability by us to consummate and effectively integrate acquisitions into our business operations may adversely affect our results of operations.

We invest time and resources into carefully assessing opportunities for acquisitions, and we continue to evaluate potential acquisition opportunities to support, strengthen and grow our business, including potentially in the near term. For example, we have acquired Maint-Kleen, CSG and Princeston International in the past two years. Despite diligence and integration planning, acquisitions still present certain risks, including the time and economic costs of integrating an acquisition’s technology, control and financial systems, unforeseen liabilities, and difficulties in bringing together different work cultures and personnel. Although we have previously completed several acquisitions, there can be no assurance that we will be able to locate suitable acquisition candidates, acquire possible acquisition candidates, acquire such candidates on commercially reasonable terms, or integrate acquired businesses successfully in the future. Future acquisitions, including those we may consummate in the near term, may require us to incur additional debt and contingent liabilities, which may adversely affect our business, results of operations and consolidated financial condition. The process of integrating acquired businesses into our existing operations may result in operating, contractual and supply chain difficulties, such as the failure to retain customers or management personnel. Such difficulties may divert significant financial, operational and managerial resources from our existing operations, and make it more difficult to achieve our operating and strategic objectives.

We may be subject to claims against us relating to any acquisition or business combination.

There may be liabilities assumed in any acquisition or business combination that we did not discover or that we underestimated in the course of performing our due diligence. Although a seller generally will have indemnification obligations in favor of us under an acquisition or merger agreement, these obligations will usually be subject to financial limitations, such as general deductibles and maximum recovery amounts, as well as time limitations. We cannot ensure that our right to indemnification from any sellers will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the amount of any undiscovered or underestimated liabilities that we may incur. Any such liabilities, individually or collectively, could have a material and adverse effect on our prospects, business and financial results.

We will incur significant expenses and devote other significant resources and management time as a result of being a public company, which may negatively impact our financial performance and could cause our results of operations and financial condition to suffer.

We will incur significant legal, accounting, insurance and other expenses as a result of being a public company. Laws, regulations and standards relating to corporate governance and public disclosure for public companies, including the Dodd-Frank Act of 2010, the Sarbanes-Oxley Act, regulations related thereto and the rules and regulations of the SEC and Nasdaq, will significantly increase our costs as well as the time that must be devoted to compliance matters. We expect that compliance with these laws, rules, regulations and standards will substantially increase our expenses, including our legal and accounting costs, and make some of our operating activities more time-consuming and costly. These new public company obligations also will require attention from our senior management and could divert their attention away from the day-to-day management of our business. We also expect these laws, rules, regulations and standards to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as officers. As a result of the foregoing, we expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our financial performance and could cause our results of operations and financial condition to suffer. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Shares, fines, sanctions and other regulatory actions and potential civil litigation.

If we fail to maintain an effective system of disclosure controls and internal controls over financial reporting, our ability to timely produce accurate financial statements or comply with applicable regulations could be impaired.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal disclosure controls and procedures over our financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in our reports that we will file with the SEC will be recorded, processed, summarized, and reported within the time periods and as otherwise specified in SEC rules, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal Executive Officers and financial officers. We are also continuing to improve our internal controls over financial reporting.

Ensuring that we have effective disclosure controls and procedures and internal controls over financial reporting in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be re-evaluated frequently. Our internal controls over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Beginning with our second annual report on Form 20-F after we become a company whose securities are publicly listed in the United States, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to make a formal assessment of the effectiveness of our internal controls over financial reporting, and once we cease to be an emerging growth company, we will be required to include an attestation report on internal controls over financial reporting issued by our Independent Registered Public Accounting Firm. During our evaluation of our internal controls, if we identify one or more material weaknesses in our internal controls over financial reporting, we will be unable to assert that our internal controls over financial reporting are effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls over financial reporting in the future. Any failure to maintain internal controls over financial reporting could severely inhibit our ability to accurately report our financial condition, or results of operations.

We do not expect to be subject to certain Nasdaq corporate governance rules applicable to U.S. listed companies.

As a foreign private issuer, we are entitled to rely on a provision in Nasdaq’s corporate governance rules that allows us to follow Singapore corporate law with regards to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on Nasdaq.

In addition, our Audit Committee is not subject to additional Nasdaq requirements applicable to listed U.S. companies, including an affirmative determination that all members of the audit committee are “independent,” using more stringent criteria than those applicable to the Company under relevant SEC rules. Nasdaq’s corporate governance rules require listed U.S. companies to, among other things, seek shareholder approval for the implementation of certain equity compensation plans and issuances of shares, which the Company is not required to follow as a foreign private issuer. However, following the IPO, we will voluntarily have a majority of independent directors and our audit committee will consist of three independent directors.

Negative publicity relating to our Group or our Directors, Executive Officers or Major Shareholders may materially and adversely affect our reputation and Share price.

Negative publicity or announcements relating to our Group or any of our Directors, Executive Officers or Major Shareholders, whether with or without merit, may materially and adversely affect the reputation and goodwill of our Group in our industry, consequently affecting our relationships with our customers, suppliers and sub-contractors. In addition, such negative publicity may affect market perception of our Group and the performance of our Share price.

Negative publicity or announcements may include, among others, newspaper reports of accidents at our work sites, unsuccessful attempts in joint ventures, acquisitions or take-overs, any involvement we may have in litigation or insolvency proceedings, and unfavorable or negative articles on any of our Directors, Executive Officers or Major Shareholders. Any claims and legal actions brought forward by our customers may also have a negative impact on our brand image. If our customers, suppliers and sub-contractors subsequently lose confidence in us, this could result in the termination of business relationships or fewer referrals or invitations to tender or quote for facilities services or other contracts. To this end, our business, financial condition, results of operations and prospects may be adversely impacted.

The Clean Mark Gold Award currently awarded to Primech A&P may not be renewed in May 2023.

Primech A&P and Maint-Kleen are 2021 recipients of the Clean Mark Gold Award. The Clean Mark Gold Award is the highest level of accreditation under the Enhanced Clean Mark Accreditation Scheme granted to cleaning businesses. See “General Information on Our Group — Our Business Overview — Awards and Accreditation.”

As further set forth in “Legal Proceedings,” a 2019 workplace accident may result in a court conviction by Primech A&P. Such a past conviction (for offences under legislation administered by MOM) would have to be disclosed to NEA in connection with Primech A&P's application for a renewal of its Clean Mark Gold Award when it is renewed in May of 2023. We have been advised by the solicitors to A&P in connection with the 2019 workplace accident that this technicality will not in and of itself disqualify Primech A&P from obtaining its 2023 renewal of the Clean Mark Gold Award, but we cannot assure you that this unfortunate accident will not cause Primech A&P to lose its Clean Mark Gold Award when it expires in May 2023. Loss of this award could disqualify Primech A&P from entering into or tendering for certain future cleaning contracts, which in turn could have a material adverse effect on our business and results of operations in the future.

RISKS RELATING TO THE INDUSTRY IN WHICH WE OPERATE

We operate in a highly regulated industry.

We are required to obtain licenses, permits, approvals and/or certifications for our business operations and there is no guarantee that such licenses, permits, approvals and or certifications can be obtained or renewed in the future.

The facilities services industry in Singapore is highly regulated. In order to conduct our business operations, we are required to hold various valid licenses, permits, approvals and/or certifications. These licenses, permits, approvals and/or certifications are subject to various terms and conditions, and are renewable on a periodic basis. While we are not aware of any circumstances which might prevent us from renewing our licenses, permits, approvals and/or certifications, there is no guarantee that these will be renewed in a timely basis, or at all.

If we fail to adhere to the stipulated regulatory requirements, we may be subject to fines and penalties or be required to take remedial measures; our licenses, permits, approvals and/or certificates may be revoked; and/or additional terms and conditions may be imposed on us. See section titled “General Information on our Group — Government Regulations” for further details on material Singapore government regulations applicable to us. The loss of licenses, permits, approvals and/or certifications could disrupt our business operations thereby adversely affecting our business, financial condition, results of operations and prospects.

In Singapore, there are seven major registration categories, and various “workheads,” administered by the Building & Construction Authority of Singapore, or BCA. The Facilities Management Workheads, also known as “FM,” are the relevant “workheads” applicable to our services. There are several FM sub-categories that affect our Company.

In order to bid for the provision of cleaning services in a public sector project of an unlimited contract size, we would have to continue to maintain a L6 grade registration in respect of the FM02 workhead for “Housekeeping, Cleansing, Desilting and Conservancy” currently held by Primech A&P and Maint-Kleen, and there is no assurance that we will be able to continue to do so. The Singapore government may also introduce new workheads from time to time. For instance, with effect from April 1, 2020, BCA introduced a new FM01 workhead for “Facilities Management” whereby a provider has to provide at least two distinct maintenance services. Such maintenance services include security services, cleaning services, landscaping services and pest control. BCA may also from time to time change the requirements for obtaining the requisite workhead. Any inability to renew or maintain our current workhead grading, or obtain any relevant new workhead grading, may reduce our business opportunities for our Group and have an adverse impact on our business, financial condition, results of operations and prospects.

The cleaning business in Singapore was only subject to license beginning in 2014, when the EPHA was amended to require the licensing of cleaning businesses. Any changes to the existing rules and regulations which govern our business operations may require us to obtain additional licenses and registrations from the relevant Singapore government authorities. To this end, our financial performance may be adversely affected if additional expenses are incurred as part of complying with license and registration requirements. We also cannot guarantee that such additional licenses and registrations will be granted to us in a timely manner, or at all. In the event that there is a delay in obtaining the relevant licenses, or if we are unable to obtain or renew the necessary licenses, our business, financial condition, results of operations and prospects may be adversely affected.

We may face employee retention and labor shortage issues due to the labor-intensive nature of the facilities services industry and limited local labor force in Singapore.

At present, the facilities services industry is highly labor-intensive. Labor costs contributed approximately 83.1% and 73.8% of our direct costs for FY 2022 and FY 2021, respectively. In particular, we are heavily reliant on foreign workers. In FY 2022, approximately 73% of our employees were Singapore citizens and permanent residents, while the remaining 27% employees were foreign workers.

The MOM prescribes a dependency ratio ceiling which sets out the maximum permitted ratio of foreign workers to the total workforce that a company is allowed to hire. Since January 1, 2020, MOM reduced the dependency ratio ceiling for the services sector from 40% to 35%. In addition, we also have to pay levies and performance bonds in respect of our non-traditional source (“NTS”) employees, resulting in increased expenses for our Group.

Further, a portion of our total costs is attributable to leases taken up in favor of our foreign workers. As a result of travel restrictions imposed as a result of the COVID-19 pandemic, our total costs attributable to leases increased by approximately 33.1% from FY 2020 to FY 2021 and further increased by approximately 9.2% from FY 2021 to FY 2022 as we had to bear additional accommodation costs for Malaysian workers who previously commuted into Singapore on a daily basis. In the event that we are required to take up additional leases for our foreign workers on an extended basis or if there is an increase in rental rates, this would result in increased expenses for our Group.

While the employment of Singapore citizens and permanent residents is not subject to the same restrictions, the employment of such workers in the cleaning, security and landscape sectors must comply with the Progressive Wage Model (“PWM”). The PWM requirements for the cleaning sector took effect from September 1, 2014 and were revised with effect from July 1, 2018, and compliance with these PWM requirements is a licensing condition for cleaning companies. The PWM stipulates monthly minimum basic wages for cleaners performing different types of cleaning jobs (the minimum wage varies depending on the job scope of the cleaner) and provides for yearly wage increases from July 1, 2020 to June 30, 2029. In addition, there is a mandatory PWM bonus payable to cleaners who meet certain criteria. See section titled “General Information on our Group — Government Regulations — Progressive Wage Model” for further details. There is no assurance that we will be able to pass on any increase in labor costs onto our customers when determining our tender pricing, failing which, our business, financial condition, results and operations and profitability may be materially and adversely affected.

Further, we may also face retention issues as the facilities services industry in Singapore is fragmented with many industry players, who may be able to offer more competitive wages or benefits than us, and our employees are generally not subject to non-compete restrictions and are able to easily move between different employers in the industry. Various factors including labor laws, travel restrictions and competition from other employers may affect our ability to retain existing employees or hire new employees, or to procure additional manpower from sub-contractors when needed. In the event that we are not able to maintain or increase our workforce as needed, we may face a shortage of labor and our business, financial condition, results of operations and prospects may be materially and adversely affected.

Our supply of foreign labor may be affected by the laws, regulations and policies in the countries from which the foreign labor originates.

We are dependent on the supply of foreign labor for our business operations, which is predominantly subject to the supply conditions in foreign labor markets. Our foreign workers are mainly from Malaysia, Bangladesh, Myanmar and China. The supply of foreign labor is affected by the laws, regulations and policies of the countries from which the foreign labor originates. Such laws, regulations and policies or changes thereof or the introduction of additional requirements and/or restrictions by the authorities or governments of these countries may affect the supply of foreign labor and may cause disruptions or delays to our operations and/or increase our labor costs.

For example, we source our foreign labor from foreign labor provision agencies and the laws, regulations and policies of the countries from which the foreign labor originates may require the foreign labor provision agencies to be licensed or meet other requirements before they may arrange for the foreign labor to work abroad. Hence, if these foreign labor provision agencies breach the relevant laws, regulations and policies and have their licenses revoked, we will not be able to source foreign labor from them, and we may not be able to find an alternative foreign labor provision agency. In the event that we are not able to find a suitable supply of foreign labor to meet the requirements of our customers as a result of any of the foregoing factors, our business, financial condition, results of operations and prospects may be adversely affected.

A shortage of reliable sub-contractors may disrupt our business operations and increase our costs and we may be liable for the breaches of our sub-contractors.

In order to manage our service capacity and to complement our service offerings, we may sub-contract portions of our facilities services contracts to external service providers from time to time. For example, we outsource external façade cleaning to specialist cleaners and may from time to time outsource residential space cleaning services to sub-contractors with expertise in condominium cleaning. We also outsource pest control services, landscaping and waste management to sub-contractors with the relevant expertise. While we have oversight of our sub-contractors, we are not be able to control the day-to-day management and operations of our sub-contractors. Pursuant to the terms of the service contracts entered into with our customers, we may be liable for the negligence, omission, or default arising from our sub-contractors as well.

Notably, our engagements with sub-contractors are not exclusive and our sub-contractors are free to take up work with other companies. Where our sub-contractors decide not to work with us or where we are unable to retain them at costs favorable to us, our business, financial condition, results of operations and prospects may be materially and adversely affected.

Although we are selective in engaging sub-contractors, there is a risk that our sub-contractors may fail to meet the standards required by our customers. In the event that we are required to replace a sub-contractor, we may incur higher costs and there may be disruptions or delays to the services rendered to our customers. Consequently, there may be an adverse impact on our reputation and on our business, financial condition, results of operations and prospects.

The facilities services industry in Singapore is highly competitive.

Our success in the facilities services industry will depend on our ability to compete effectively against our competitors on factors such as pricing, quality of services, reliability, reputation and size of operations. We may face more intensive competition in the future from existing competitors and new market entrants, which may be in a better position to expand their market share due to their longer operating histories, larger customer base, ready access to sub-contractors, wider range of services offered, greater financial resources or other factors. See section titled “General Information on our Group — Our Business Overview — Competition” for further details. There is no assurance that the facilities services industry in Singapore will not see an increase in the number of contractors who possess the requisite accreditation to tender for higher-value facilities services contract, or obtain a cleaning business license, or an increase in the number of contractors who have a similar expertise and track record to us.

The facilities services industry in Singapore may be affected by new initiatives introduced by the relevant regulatory agencies. For example, the NEA introduced the Clean Mark Accreditation Scheme in 2010 as an initiative to recognize businesses that deliver high cleaning standards through the training of workers, use of equipment to improve work processes and fair employment practices, and our subsidiaries, Primech A&P and Maint-Kleen subsequently obtained Clean Mark awards. See section titled “General Information on our Group — Government Regulations — Enhanced Clean Mark Accreditation Scheme” for further details. If we are unable to capitalize on Singapore government-backed initiatives and adapt or compete against our competitors in the face of such changes, our business, financial condition, results of operations and prospects may be materially and adversely affected.

In order to expand service capacity, certain of our competitors in the facilities services industry have been exploring the use of new cleaning technology that will improve their business, including novel cleaning technology and product developers with specialized technical skills. If we are unable to adapt to and acquire such advances in technology (such as the use of effective green chemicals), we cannot remain competitive, and this may result in lower profit margins and a loss of market share for our Group. There is no assurance that we will be able to compete against our competitors effectively in the future and this could have a material and adverse effect on the business, financial condition, results of operations and prospects of our Group.

Industry consolidation may give our competitors advantage over us, which could result in a loss of customers and/or a reduction of our revenue.

Some of our competitors have made or may make acquisitions or enter into partnerships or other strategic relationships in order to offer more comprehensive services or achieve greater economies of scale. In addition, new entrants not currently considered competitors may enter our market through acquisitions, partnerships or strategic relationships. Many potential entrants may have competitive advantages over us, such as greater name recognition, longer operating histories, more varied services and larger marketing budgets, as well as greater financial, technical and other resources. Industry consolidation may result in practices that make it more difficult for us to compete effectively, including on the basis of price, sales and marketing programs, technology or services functionality. These pressures could result in a reduction in our revenue.

We are subject to risks in connection with the use and storage of cleaning chemicals. In addition, any perceived use of cleaning supplies and/or chemicals that are not environmentally friendly or safe may adversely affect our brand name and the contracts we can successfully bid for.

Certain of the cleaning solutions and chemicals we use in our cleaning and pest control operations are considered “hazardous substances” under the Environmental Protection and Management Act 1999 of Singapore (“EPMA”) and are subject to regulatory control. In particular, we are required under the EPMA and the regulations thereunder to hold a permit to store and use such hazardous substances and comply with certain conditions of storage and disposal. Non-compliance with the relevant laws and regulations may result in fines or imprisonment, and could also reduce our chances of successfully tendering for public contracts, in view of the Singapore government’s preference for environmentally friendly cleaning chemicals. Our inability to successfully tender for public contracts could adversely affect our business, financial position, and results of operations and future prospects.

In the event that the public deems our cleaning solutions and chemicals to be not environmentally friendly or safe, or to be harmful to humans or animals, the demand for our services may reduce. This might happen regardless of whether such claims are justified or not. This in turn can damage our branding and have an adverse impact upon our business, financial position, results of operations and prospects.

New and stricter legislation and regulations may affect our business, financial condition and results of operations.

Our business requires compliance with many laws and regulations. Increased legislative and regulatory activity and burden, particularly in the areas of licensing requirements and immigration and employment regulation, and a more stringent manner in which any of them are applied could significantly impact our business. Failure to comply with these laws and regulations could subject us to lawsuits and other proceedings, and could also lead to damage awards, fines and penalties. We may become involved in a number of legal proceedings and audits, including Singapore government and agency investigations, and consumer, employment, tort and other litigation. The outcome of some of these legal proceedings, audits, and other contingencies could require us to take, or refrain from taking, actions that could harm our operations or require us to pay substantial amounts of money, harming our financial condition. Additionally, defending against these lawsuits and proceedings may be necessary, which could result in substantial costs and diversion of our senior management’s attention and resources, harming our financial condition. There can be no assurance that any pending or future legal or regulatory proceedings and audits will not harm our business, financial condition and results of operations.

Furthermore, the regulatory environment in which we operate is still developing, and the potential exists for future legislation and regulations to be adopted. These developments may adversely affect the customers to whom, and the markets into which, we sell our products, increase our costs, require additional expenditures to ensure continued regulatory compliance and otherwise negatively affect our business, consolidated financial condition or results of operations, including in ways that cannot yet be foreseen.

RISKS RELATING TO INVESTMENTS IN SINGAPORE COMPANIES

We are incorporated in Singapore, and our Shareholders may have more difficulty in protecting their interests than they would as shareholders of a corporation incorporated in the United States.

Our corporate affairs are governed by our Constitution and by the laws governing companies incorporated in Singapore. The rights of our Shareholders and the responsibilities of the members of our board of directors under Singapore law may be different from those applicable to a corporation incorporated in the United States. Therefore, our public Shareholders may have more difficulty in protecting their interests in connection with actions taken by us, our management, members of our board of directors or our Major Shareholders than they would as shareholders of a corporation incorporated in the United States. For example, controlling shareholders in corporations incorporated in Delaware are subject to fiduciary duties while controlling shareholders in Singapore companies are not subject to such duties.

In addition, only persons who are registered as Shareholders in our register of members are recognized under Singapore law as our Shareholders. Only registered Shareholders have legal standing to institute Shareholder actions against us or otherwise seek to enforce their rights as Shareholders. Investors in our Shares who are not specifically registered as Shareholders in our register of members (for example, where such Shareholders hold Shares indirectly through the Depository Trust Company “DTC”) are required to be registered as Shareholders in our register of members in order to institute or enforce any legal proceedings or claims against us, our directors or our executive officers relating to shareholder rights. The administrative process of becoming a registered Shareholder could result in delays prejudicial to any such legal proceeding or enforcement action. See section titled “Description of Share Capital and Constitution — Comparison of Shareholder Rights” for a discussion of certain differences between Singapore and Delaware corporation law.

It may be difficult for you to enforce any judgment obtained in the United States against us, our Directors, Executive Officers or our affiliates.

All of our Directors and Executive Officers reside outside the United States. In addition, all of our assets are located outside the United States. As a result, it may be difficult to enforce in the United States any judgment obtained in the United States against us or any of these persons, including judgments based upon the civil liability provisions of the U.S. securities laws. In addition, in original actions brought in courts in jurisdictions located outside the United States, it may be difficult for investors to enforce liabilities based upon U.S. securities laws.

There is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore. It is not clear whether a Singapore court may impose civil liability on us or our directors and officers who reside in Singapore in an action brought in the Singapore courts against us or such persons with respect to a violation solely of the federal securities laws of the United States.

In addition, holders of book-entry interests in the Shares (for example, where such Shareholders hold Shares indirectly through the DTC) will be required to be registered Shareholders as reflected in our register of members in order to have standing to bring a Shareholder action and, if successful, to enforce a foreign judgment against us, our Directors or our Executive Officers in the Singapore courts. Any such enforcement action would be subject to applicable Singapore laws. The administrative process of becoming a registered Shareholder could result in delays that could be prejudicial to any legal proceeding or enforcement action. In making a determination as to enforceability of a judgment of a state court or a federal court of the United States, the Singapore courts would have regard to, among other factors, whether the judgment was final and conclusive, given by a court of law of competent jurisdiction, expressed to be for a fixed sum of money, whether it was procured by fraud, or in breach of principles of natural justice, or whether the enforcement thereof would be contrary to public policy.

Accordingly, there can be no assurance that the Singapore courts would enforce against us, our Directors or our Executive Officers, judgments obtained in the United States which are predicated upon the civil liability provisions of the federal securities laws of the United States.

Subject to the general authority to allot and issue new Shares provided by our Shareholders, the Companies Act and our Constitution, our directors may allot and issue new Shares on terms and conditions and for such purposes as may be determined by our Board of Directors in its sole discretion. Any issuance of new Shares would dilute the percentage ownership of existing Shareholders and could adversely impact the market price of our Shares.

Under Singapore law, we may only allot and issue new Shares with the prior approval of our Shareholders at a general meeting. Subject to the general authority to allot and issue new Shares provided by our Shareholders, the provisions of the Companies Act, and our Constitution, we may allot and issue new Shares on such terms and conditions as our Directors may think fit to impose. Such terms and conditions may be adverse to the rights of holders of our Shares.

Because new issuances of Shares are subject to Shareholder approval, if a sufficient number of Shares have not been approved for issuance in any given year, we may be delayed in raising capital through equity offerings or delayed or prevented from consummating an acquisition using our Shares. Assuming Shareholders have approved the issuance of Shares, we may seek to raise capital in the future, including to fund acquisitions, future investments and other growth opportunities. We may, for these and other purposes, issue additional Shares or securities convertible into Shares. Any additional issuances of new Shares could dilute the percentage ownership of our existing Shareholders and may also adversely impact the market price of our Shares.

We are subject to the laws of Singapore, which differ in certain material respects from the laws of the United States.

As a Singapore-incorporated company, we are required to comply with the laws of Singapore, certain of which are capable of extra-territorial application, as well as our Constitution. In particular, we are required to comply with certain provisions of the Securities and Futures Act 2001 of Singapore (the “SFA”), which prohibit certain forms of market conduct and information disclosures, and impose criminal and civil penalties on corporations, directors and officers in respect of any breach of such provisions. In addition, the Singapore Code on Take-Overs and Mergers, or “Singapore Take-over Code”, which specifies, among other things, certain circumstances in which a general offer is to be made upon a change in control of a Singapore-incorporated public company, and further specifies the manner and price at which voluntary and mandatory general offers are to be made.

The laws of Singapore and of the United States differ in certain significant respects. The rights of our Shareholders and the obligations of our Directors and Executive Officers under Singapore law may be different from those applicable to U.S. corporations, including those incorporated in Delaware, in material respects, and our Shareholders may have more difficulty and less clarity in protecting their interests in connection with actions taken by our management, members of our Board of Directors or our Major Shareholders than would otherwise apply to U.S. corporations, including those incorporated in Delaware. See section titled “Description of Share Capital and Constitution” for a discussion of certain differences between Singapore and Delaware corporation law.

In addition, the application of Singapore law, in particular, the Companies Act may, in certain circumstances, impose more restrictions on us, our Shareholders, Directors and officers than would otherwise be applicable to U.S. corporations, including those incorporated in Delaware. For example, the Companies Act requires a director to act with reasonable degree of diligence in the discharge of the duties of his or her office and, in certain circumstances, imposes criminal liability for specified contraventions of particular statutory requirements or prohibitions. In addition, pursuant to the provisions of the Companies Act, shareholders holding 10% or more of the total number of paid-up shares as at the date of the deposit carrying the right of voting at general meetings (disregarding paid-up shares held as treasury shares) may by depositing a requisition, require our Directors to convene an extraordinary general meeting. If our directors do not within 21 days after the date of deposit of the requisition proceed to convene a meeting, the requisitioning shareholders, or any of them representing more than 50% of the total voting rights represented of all of them, may themselves, proceed to convene such meeting, and we will be liable for the reasonable expenses incurred by such requisitioning shareholders. We are also required by the Companies Act to deduct corresponding amounts from fees or other remuneration payable by us to such of the directors as are in default.

Singapore take-over laws contain provisions that may vary from those in other jurisdictions.

The Singapore Take-over Code applies to, among others, corporations with a primary listing of their equity securities in Singapore. While the Singapore Take-over Code is drafted with, among others, listed public companies in mind, unlisted public companies with more than 50 (fifty) shareholders and net tangible assets of approximately $3.75 million (S$5.0 million) or more, must also observe the letter and spirit of the general principles and rules of the Singapore Take-Over Code, wherever this is possible and appropriate. Public companies with a primary listing overseas may apply to Securities Industry Council (“SIC”) to waive the application of the Singapore Take-over Code. As at the date of this prospectus, no application has been made to SIC to waive the application of the Singapore Take-over Code in relation to us.

In this regard, the Singapore Take-Over Code contains certain provisions that may possibly delay, deter or prevent a future take-over or change in control of us. Under the Singapore Take-Over Code, except with the consent of SIC, any person acquiring an interest, whether by a series of transactions over a period of time or not, either on his own or together with parties acting in concert with him, in 30% or more of our voting shares is required to extend a take-over offer for all remaining voting shares in accordance with the procedural and other requirements under the Singapore Take-Over Code.

Except with the consent of SIC, such a take-over offer is also required to be made if a person holding between 30% and 50% (both inclusive) of our voting shares, either on his own or together with parties acting in concert with him, acquires additional voting shares representing more than 1% of our voting shares in any six-month period. While the Singapore Take-Over Code seeks to ensure an equality of treatment among shareholders in take-over or merger situations, its provisions could substantially impede the ability of the shareholders to benefit from a change of control and, as a result, may adversely affect the market price of the Shares and the ability to realize any benefit from a potential change of control.

RISKS RELATING TO AN INVESTMENT IN OUR SHARES

An active trading market for our Shares may not develop and could affect the trading price of our Shares.

Prior to the IPO, there has been no public market for our Shares. Although an application has been made to Nasdaq Capital Market for the listing and quotation of our Shares, there can be no assurance that there will be an active, liquid public market for our Shares after the IPO. The lack of an active market may impair your ability to sell your Shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration. The IPO price was determined by negotiations between us and the underwriters and may not be indicative of the future prices of our Shares.

Our Share price may fluctuate significantly in the future and you may lose all or part of your investment, and litigation may be brought against us.

There is no assurance that the market price for our Shares will not decline below the Offer Price. The Offer Price was determined after consultation between our Company and the underwriter, after taking into consideration, among others, market conditions and estimated market demand for our Shares. The Offer Price may not necessarily be indicative of the market price for our Shares after the completion of the IPO. Investors may not be able to sell their Shares at or above the Offer Price. The prices at which our Shares will trade after the IPO may fluctuate significantly and rapidly as a result of, among others, the following factors, some of which are beyond our control:

•        variation in our results of operations;

•        perceived prospects and future plans for our business and the general outlook of our industry;

•        changes in securities analysts’ estimates of our results of operations and recommendations;

•        announcements by us of significant contracts, acquisitions, strategic alliances or joint ventures or capital commitments;

•        the valuation of publicly-traded companies that are engaged in business activities similar to ours;

•        additions or departures of key personnel;

•        fluctuations in stock market prices and volume;

•        involvement in litigation;

•        general economic and stock market conditions; and

•        discrepancies between our actual operating results and those expected by investors and securities analysts.

There is no guarantee that our Shares will appreciate in value after the IPO or even maintain the price at which you purchased the Shares. You may not realize a return on your investment in our Shares and you may even lose your entire investment in our Shares.

In addition, the stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices of securities. These fluctuations often have been unrelated or disproportionate to the operating performance of publicly-traded companies. In the past, following periods of volatility in the market price of a particular company’s securities, an investor may lose all or part of his or her investment, and litigation has sometimes been brought against that company. If similar litigation is instituted against us, it could result in substantial costs and divert our senior management’s attention and resources from our core business.

Investors in our Shares will face immediate and substantial dilution in the net tangible book value per Share and may experience future dilution.

If you purchase common stock in the IPO, you will pay more for your shares than the net tangible book value of your shares. As a result, you will incur immediate dilution of $3.75 per share, representing the difference between the assumed public offering price of $4.50 per share and our estimated as adjusted net tangible book value as of March 31, 2022 of $0.75 per share. Accordingly, should we be liquidated at our book value, you would not receive the full amount of your investment. Please refer to the section titled “Dilution” of this prospectus for more information.

We will be a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Upon the completion of the IPO, we will be a “controlled company” as defined under the Nasdaq Listing Rules because Sapphire Universe will own more than 50% of our total voting power. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our Board of Directors must be independent directors or that we have to establish a nominating committee and a compensation committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. However, following the IPO, we will voluntarily have a majority of independent directors and our audit committee will consist of three independent directors.

Our Shares may trade under $5.00 per share and thus would be known as “penny stock”. Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our Shares.

Our Shares may trade below $5.00 per share. As a result, our Shares would be known as “penny stock”, which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our Shares could be considered to be “penny stock”. A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, a broker/dealer must receive the purchaser’s written consent to the transaction prior to the purchase and must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our Shares, and may negatively affect the ability of holders of our Shares to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks generally do not have a very high trading volume. Consequently, the price of the shares is often volatile and you may not be able to buy or sell your shares when you want to.

There may be circumstances in which the interests of our Major Shareholder(s) could be in conflict with your interests as a Shareholder.

Sapphire Universe currently owns 96.27% of our Shares and, upon completion of the IPO, will beneficially own 83.44% of our Shares and voting power, or 81.80% of our Shares and voting power, if the underwriters exercise in full their option to purchase additional Shares from us. Mr. Kin Wai Ho, our Chairman, currently beneficially owns 46.69% of our Shares through his equity ownership in Sapphire Universe. Messrs. Jin Ngee Vernon Kwek and Cyrus Jung Ming Wen currently beneficially own 14.92% and 34.66%, of our Shares, respectively, through their equity ownership in Sapphire Universe. As a result of this ownership, Messrs. Ho, Kwek and Wen will have significant control and influence over our affairs and their voting power will constitute a quorum of our Shareholders voting on any matter requiring the approval of our Shareholders. Messrs. Ho, Kwek and Wen will continue to have significant influence over our affairs for the foreseeable future, including with respect to the nomination and election of Directors, the issuance of additional Shares or payment of dividends, the consummation of significant corporate transactions, such as the adoption of amendments to our Constitution and organizational regulations and approval of mergers or sales of substantially all of our assets.

In certain circumstances, the interests of Sapphire Universe as a Major Shareholder, and of each of Messrs. Ho, Kwek and Wen as significant indirect Shareholders, may conflict with the interests of our other Shareholders. Accordingly, this concentration of ownership may harm the market price of our Shares by, among other things:

•        delaying, defending, or preventing a change of control, even at a per share price that is in excess of the then current price of our Shares;

•        impeding a merger, consolidation, takeover, or other business combination involving us, even at a per share price that is in excess of the then current price of our Shares; or

•        discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, even at a per share price that is in excess of the then current price of our Shares.

Any of Sapphire Universe, Mr. Ho, Mr. Kwek and Mr. Wen may also cause corporate actions to be taken that conflict with the interests of our other Shareholders.

Future issuance of Shares by us and sale of Shares by our existing Shareholders may adversely affect the price of our Shares.

Except as otherwise described in the section titled “Moratorium” of this prospectus, there will be no restriction on the ability of our Shareholders to sell their Shares. In the event we issue, or our Shareholders sell, substantial amounts of our Shares in the public market following the IPO, the price of our Shares may be adversely affected. Any resulting downward pressure on the price of our Shares may also make it difficult for us to issue new Shares and raise the necessary funds in the future at a time and price we deem appropriate. In addition, the price of our Shares may be adversely affected if our Shareholders subject to moratorium sell their Shares upon the expiry of the relevant moratorium periods.

We may require additional funding in the form of equity or debt for our future growth which will cause dilution in Shareholders’ equity interest.

We may pursue opportunities to grow our business through joint ventures, strategic alliance, acquisitions or investment opportunities, following the Offering. However, there can be no assurance that we will be able to obtain additional funding on terms that are acceptable to us or at all. If we are unable to do so, our future plans and growth may be adversely affected.

An issue of Shares or other securities to raise funds will dilute Shareholders’ equity interests and may, in the case of a rights issue, require additional investments by Shareholders. Further, an issue of Shares below the then prevailing market price will also affect the value of Shares then held by investors.

Dilution in Shareholders’ equity interests may occur even if the issue of shares is at a premium to the market price. In addition, any additional debt funding may restrict our freedom to operate our business as it may have conditions that:

•        limit our ability to pay dividends or require us to seek consents for the payment of dividends;

•        increase our vulnerability to general adverse economic and industry conditions;

•        require us to dedicate a portion of our cash flow from operations to repayments of our debt, thereby reducing the availability of our cash flow for capital expenditures, working capital and other general corporate purposes; and

•        limit our flexibility in planning for, or reacting to, changes in our business and our industry.

The current disruptions, volatility or uncertainty of the credit markets could limit our ability to borrow funds or cause our borrowings to be more expensive in the future. As such, we may be forced to pay unattractive interest rates, thereby increasing our interest expense, decreasing our profitability and reducing our financial flexibility if we take on additional debt financing.

Investors may not be able to participate in future issues or certain other equity issues of our Shares.

In the event that we issue new Shares, we will be under no obligation to offer those Shares to our existing Shareholders at the time of issue, except where we elect to conduct a rights issue. However, in electing to conduct a rights issue or certain other equity issues, we will have the discretion and may also be subject to certain regulations as to the procedures to be followed in making such rights available to Shareholders or in disposing of such rights for the benefit of such Shareholders and making the net proceeds available to them. In addition, we may not offer such rights to our existing Shareholders having an address in jurisdictions outside of Singapore.

Accordingly, certain Shareholders may be unable to participate in future equity offerings by us and may experience dilution in their shareholdings as a result.

We may not be able to pay dividends in the future.

Subject to the Companies Act and our Constitution, our Board of Directors has complete discretion as to whether to declare and distribute dividends. Our ability to declare dividends to our Shareholders in the future will be contingent on multiple factors, including our future financial performance, distributable reserves of our Company, current and anticipated cash needs, capital requirements, our ability to implement our future plans, contractual, legal and tax restrictions, regulatory, competitive, technical and other factors such as general economic conditions, demand for and selling prices of our products and services, the ability of our subsidiaries to distribute funds to us, and other factors exclusive to the facilities services industry. Our existing and future loan arrangements with any financial institutions may also limit when and how much dividends we can declare and pay out. Any of these factors could have a material adverse effect on our business, financial position and results of operations, and hence there is no assurance that we will be able to pay dividends to our Shareholders after the completion of the Offering.

The IPO price and Resale Offering price could differ.

The offering price of our Ordinary Shares in the IPO has been determined by negotiations between the Company and the Underwriters. The offering price in the IPO bears no relationship to our assets, earnings or book value, or any other objective standard of value. The Selling Shareholder may sell the Shares under the Resale Prospectus in one or more transactions that may take place in ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals as further described in the “Selling Shareholder Plan of Distribution” in the resale prospectus after close of the IPO and listing of the Ordinary Shares on Nasdaq. Therefore, the offering prices of the IPO and the sale under the Resale Prospectus could differ. As a result, the purchasers in the resale offering could pay more or less than the offering price in the IPO.

The Resale by the Selling Shareholder may cause the market price of our Ordinary Shares to decline.

The resale of Ordinary Shares by the Selling Shareholder, as well as the issuance of Ordinary Shares in the IPO, could result in resales of our Ordinary Shares by our current shareholders concerned about the potential dilution of their holdings. In addition, the resale by the Selling Shareholder could have the effect of depressing the market price for our Ordinary Shares.

If we fail to meet applicable listing requirements, Nasdaq may delist our Shares from trading, in which case the liquidity and market price of our Shares could decline.

Assuming our Shares are listed on Nasdaq, we cannot assure you that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists our Shares, we and our Shareholders could face significant material adverse consequences, including:

•        a limited availability of market quotations for our Shares;

•        reduced liquidity for our Shares;

•        a determination that our Shares are “penny stock”, which would require brokers trading in our Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Shares;

•        a limited amount of news about us and analyst coverage of us; and

•        a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or pre-empts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our Shares will be listed on Nasdaq, such securities will be covered securities. Although the states are pre-empted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to “opt out” of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and less frequent reporting than that of a U.S. domestic public company.

Upon the closing of the IPO, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. In addition, our officers, Directors and principal Shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our Shareholders may not know on a timely basis when our officers, directors and principal Shareholders purchase or sell our Shares. In addition, foreign private issuers are not required to file their annual report on Form 20-F until one hundred twenty (120) days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within seventy-five (75) days after the end of each fiscal year. Foreign private issuers also are exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

If we lose our status as a foreign private issuer, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain and maintain directors and officers liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our Board of Directors.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Shares are directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, Directors and Major Shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Shares.

A non-U.S. corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year consists of certain types of “passive” income; or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the asset test. Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following the IPO), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the Internal Revenue Service, or IRS, will agree with our conclusion or that the IRS would not successfully challenge our position. Fluctuations in the market price of our Shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our Shares. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in the IPO. If we were to be or become a PFIC for any taxable year during which a U.S. Holder holds our Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See section titled “Taxation — Certain United States Federal Income Tax Considerations” of this prospectus.

We will have broad discretion in the use of proceeds of the IPO.

We currently intend to use the net proceeds from the IPO for expanding our range of services and our operations both locally and regionally, for upgrading and digital transformation of our business, for marketing and promotional activities, and for working capital and other general corporate purposes. Our management will have broad discretion over the use and investment of the net proceeds of the IPO within and also potentially among those categories. Accordingly, investors in the IPO have only limited information concerning management’s specific intentions and will need to rely upon the judgment of our management with respect to the use of proceeds.

We have not determined a specific use for a portion of the net proceeds of the IPO now earmarked for working capital and other general corporate purposes, and our management will have considerable discretion in deciding how to apply these proceeds, including for any of the purposes described in the section entitled “Use of Proceeds”. Because of the number and variability of factors that will determine our full use of our net proceeds from the IPO, their ultimate use may vary substantially from their currently intended use. This creates uncertainty for our Shareholders and could adversely affect our Company’s business, prospects, financial condition and results of operations. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of the IPO. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase the share price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our stock price or trading volume to decline.

If a trading market for our securities develops, the trading market will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about our securities will have had relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline and result in the loss of all or a part of your investment in us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

•        changes in political, social and economic conditions, the regulatory environment, laws and regulations and interpretation thereof in the jurisdictions where we conduct business or expect to conduct business;

•        the risk that we may be unable to realize our anticipated growth strategies and expected internal growth;

•        changes in the availability and cost of professional staff which we require to operate our business;

•        changes in customers’ preferences and needs;

•        changes in competitive conditions and our ability to compete under such conditions;

•        changes in our future capital needs and the availability of financing and capital to fund such needs;

•        changes in currency exchange rates or interest rates;

•        projections of revenue, earnings, capital structure and other financial items;

•        changes in our plan to enter into certain new business sectors; and

•        other factors beyond our control.

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the IPO of approximately $18.0 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. These estimates are based upon an assumed initial offering price of $4.50 per share, the midpoint of the estimated range of the IPO price shown on the front cover of this prospectus. A $1.00 change in the assumed IPO price of $4.50 per share would, in the case of an increase, increase and, in the case of a decrease, decrease the net proceeds of this Offering by $4.7 million.

We plan to use the net proceeds of the IPO in the following order of priority:

•        Approximately $7.2 million for growing our business through expanding our range of services and expanding our operations locally and regionally.

•        Approximately $3.6 million to establish our team of software developers, programmers, and engineers to build our own IoT system, software, and robots. Specifically, we are currently at the planning stage to assemble a team with members of academia with whom we will collaborate to start the development of an integrated IoT platform and workforce automation software system for our facility services. The system will integrate commercial off-the-shelf IoT devices such as cameras and sensors to be deployed in a facility and/or on robots, which will evaluate and respond to various events to perform data driven functions or actions to assist our facility services with lower cost and more efficiency. We also intend to develop our proprietary robots based on the Robot Operating System, an open source robotic platform, which will feature the flexibility to customize our robots to meet unique applications for facility services such as cleaning and disinfection services.

•        Approximately $1.8 million for marketing and promotional activities.

•        Approximately $1.8 million for upgrading our motor vehicles and our fleet of ride-on and autonomous cleaning machines for EV charging compatibility.

•        Approximately $0.9 million for minority investments in the one or more companies in the EV conversion and charging business. As of the date of this prospectus, we are negotiating to acquire a minority interest in one potential target that we believe will meet our above described objectives. However, as we have not entered into any agreements with this entity, we may invest in other alternative potential targets. We do not intend to acquire a controlling interest in any target company.

•        Approximately $2.7 million for working capital and other general corporate purposes.

To the extent that our actual net proceeds is not sufficient to fund all of the proposed purposes, we will decrease our allocation of the net proceeds for the purposes set out above on a pro rata basis. We would anticipate raising additional capital through equity or debt financing sufficient to fund our proposed uses above.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of the IPO. Our management will have significant flexibility in applying and discretion to apply the net proceeds of the IPO. If an unforeseen event occurs or business conditions change, we may use the proceeds of the IPO differently than as described in this prospectus.

Pending deployment of the net proceeds for the uses described above, the funds may be placed in short-term deposits with financial institutions or used to invest in short-term money market instruments.

DIVIDEND POLICY

We have no formal dividend policy. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our Shares is limited by various factors such as our future financial performance and bank covenants. Any future determination to pay dividends will be at the discretion of our Board of Directors, subject to compliance with covenants in current and future agreements governing our and our subsidiaries’ indebtedness, and will depend on our results of operations, financial condition, capital requirements and other factors that our Board of Directors may deem relevant.

CAPITALIZATION

The following tables set forth our capitalization as of March 31, 2022:

•        on an actual basis; and

•        on a pro forma as adjusted basis to reflect the issuance and sale of 5,000,000 shares at an assumed initial public offering price of $4.50 per share after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the tables together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2022
	Actual	As Adjusted
	(in US$)
Cash:	5,143,828	23,199,745
Equity:
Ordinary shares, 32,500,000 ordinary shares outstanding on an actual basis; and 37,500,000 ordinary shares outstanding on an as adjusted basis(1)	12,719,782	30,775,699
Additional paid-in capital	924,100	924,100
Accumulated comprehensive income	808,813	808,813
Accumulated deficit	(3,277,798)	(3,277,798)
Total equity	11,174,897	29,230,814
Non-controlling interest	66,889	66,889
Total capitalization	11,241,786	29,297,703

____________

(1)      Pro forma additional paid in capital reflects the net proceeds we expect to receive, after deducting underwriting fee, underwriter expense allowance and other expenses. We expect to receive net proceeds of approximately $18,056,000 (offering proceeds of $22,500,000, less underwriting discounts of $1,575,000, non-accountable expense of $100,000 and offering expenses of $2,769,000). The ordinary shares reflects the net proceeds we expect to receive, after deducting underwriting discounts, Underwriter expense allowance and other expenses.

DILUTION

If you invest in our Shares, your interest will be diluted to the extent of the difference between the IPO offering price per share and our net tangible book value per share after the IPO. Dilution results from the fact that the IPO offering price per share is substantially in excess of the book value per ordinary share attributable to the existing Shareholders for our presently outstanding shares.

Net tangible book value represents the amount of our total assets, excluding goodwill and other intangible assets, less our total liabilities. Our net tangible book value as of March 31, 2022 was US$10,043,014, or US$0.31 per ordinary share.

After giving effect to the issuance and sale of 5,000,000 Shares in the IPO at an assumed initial public offering price of US$4.50 per share (the midpoint of the estimated price range set forth on the cover of this prospectus), and after deducting underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2022 would have been US$0.75 per outstanding ordinary share. This represents an immediate increase in net tangible book value of US$$0.44 per share to existing shareholders and an immediate dilution in net tangible book value of US$3.75 per ordinary share to investors purchasing Shares in the IPO. The following table illustrates such dilution:

Per Ordinary Share
Assumed initial public offering price	US$ 4.50
Net tangible book value as of March 31, 2022	US$ 0.31
Pro forma net tangible book value after giving effect to the IPO	US$ 0.75
Amount of dilution in net tangible book value to investors in this Offering	US$ 3.75

A US$1.00 change in the assumed public offering price of US$4.50 per share would, in the case of an increase, increase and, in the case of a decrease, decrease our pro forma as adjusted net tangible book value as described above by US$4.65 million, the pro forma as adjusted net tangible book value per ordinary share by US$0.12, and the dilution per ordinary share to investors in the IPO by US$0.88, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Our net tangible book value following the completion of the IPO is subject to adjustment based on the actual initial public offering price of the shares and other terms of the IPO determined at pricing.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2022, the total number of Shares purchased from us, the total cash consideration paid to us, and the average price per share paid by existing Shareholders and by investors in the IPO. The table below reflects an assumed initial public offering price of US$4.50 per share (the midpoint of the estimated price range set forth on the cover of this prospectus), for Shares purchased in the IPO and excludes underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price per Share
	Number	%	US$	%	US$
Existing Shareholders	32,500,000	86.7	0	0.0	0.00
Investors in this Offering	5,000,000	13.3	22,500,000	100.0	4.50
Total	37,500,000	100.0	22,500,000	100.0	0.60

The dilution information in this section is presented for illustrative purposes only. Our as adjusted net tangible book value following the consummation of the IPO is subject to adjustment based on the actual initial public offering price of our Shares and other terms of the IPO determined at pricing.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated balance sheet data as of March 31, 2022 and 2021 and selected consolidated statements of operations data for the years ended March 31, 2022 and 2021 have been derived from our audited financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with GAAP. You should read this “Selected Consolidated Financial and Operating Data” section together with our consolidated financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included elsewhere in this prospectus.

	As of March 31, 2022	As of March 31, 2021
	(Audited)	(Audited)
Balance Sheet Data
Current Assets	$18,786,990	$22,045,284
Non-Current Assets	14,410,920	6,902,845
Total assets	$33,197,910	$28,948,129

Current liabilities	$12,430,950	$10,293,077
Non-Current liabilities	9,525,174	5,371,409
Shareholders’ equity	11,241,786	13,283,643
Total liabilities and shareholders’ equity	$33,197,910	$28,948,129
	For the Years Ended March 31,
	2022	2021
Statements of Operations Data
Revenues	$54,439,987	$48,088,088

Operating costs and expenses
Cost of revenue	(44,596,576)	(35,668,911)
General and administrative expenses	(10,671,777)	(6,409,623)
Sales and marketing expenses	(394,376)	(268,755)
(Loss)/income from operations	(1,222,742)	5,740,799
Other income and expense, net	123,849	(158,427)
(Loss)/income before income taxes	(1,098,893)	5,582,372
Net (loss)/income	$(1,263,161)	$5,363,055

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the section of this prospectus titled “Summary Financial Information” and the Company’s consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis here and throughout this prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. The Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

History and Overview

Our Company was incorporated on December 29, 2020 as a private company limited by shares under the name “Primech Holdings Pte. Ltd.” Prior to the effectiveness of this registration statement, our Company will change its corporate name to Primech Holdings Ltd., so as to remove the designation “Pte.” which is used only for privately held companies under Singapore law.

Our Company is a holding company that owns 100% of Primech A&P, Acteef Cleaning, Maint-Kleen, HomeHelpy and Princeston International. Primech A&P owns 100% of our Malaysian subsidiary My All Services. Our Company also owns 80% of CSG.

We are an established facilities and stewarding services provider in the public and private sectors. We operate primarily in Singapore which operations contributed approximately $53.7 million or 98.6% and approximately $47.8 million or 99.4% of our total revenue for FY 2022 and FY 2021, respectively, with the remainder from our operations in Malaysia.

Summary of Service Offerings

Facilities Services

Our facilities services include general cleaning and maintenance of public and private facilities, such as airports, conservancy areas (i.e., the public areas, refuse disposal, parks and carparks of public housing units), common areas of hotels, educational institutions, public roads, residential spaces, commercial buildings, office facilities, industrial areas, retail stores and healthcare facilities; housekeeping services; specialized cleaning services, such as marble polishing services, building façade cleaning services and clean room sanitation services; and waste management services and pest control services.

Stewarding Services

Our stewarding services include the cleaning of kitchen facilities of healthcare facilities, hotels and restaurants and the supply of ad hoc customer service officers and F&B service crew to healthcare facilities, hotels and restaurants.

Cleaning Services to Offices and Homes and Manufacturing of Cleaning Supplies

In addition to our core facilities services, we provide cleaning services to offices. We also provide cleaning services to homes of individual customers which engage our services through our “HomeHelpy” application. In addition, through CSG and Princeston International, we manufacture certain cleaning supplies, both for our own use and for sale to third parties.

Fiscal Years Ended 31 March, 2022 and 2021

Facilities Services

We derive the majority of our revenue from the provision of facilities services, which accounted for approximately $40.6 million or 84.4% of our revenue in FY 2021 and approximately $46.1 million or 84.6% of our revenue in FY 2022.

Stewarding Services

Stewarding services accounted for approximately $4.8 million or 9.9% of our revenue in FY 2021 and approximately $5.1 million or 9.4% of our revenue in FY 2022.

Cleaning Services to Offices

The provision of office cleaning services accounted for approximately $2.4 million or 5.0% of our revenue in FY 2021 and $2.5 million or 4.6% of our revenue in FY 2022.

Cleaning Services to Homes

We did not generate significant revenue from our HomeHelpy homes cleaning services to homes during FY 2021.

Concentration of Risk

Substantially all of our revenue was derived from our operations in Singapore (approximately $53.7 million or 98.6% during FY 2022 and approximately $47.8 million or 99.4% during FY 2021), and a substantial portion of our revenue was derived from our facilities services operations (approximately $46.1 million or 84.6% during FY 2022 and approximately $40.6 million or 84.4% during FY 2021).

Impact of COVID-19

Our results of operations for the ended March 31, 2022 and 2021, were materially impacted by the effects of the global outbreak of novel strains of coronavirus, or COVID-19, as national and local authorities in Singapore, where we operate, placed significant restrictions on travel and other activities. In addition, governmental authorities in Singapore, like many governments and central banks worldwide, have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the fiscal year ended March 31, 2021, the Company recorded net income of approximately $5.4 million and cash provided by operating activities of $3.6 million. Included in these amounts are government subsidies of $10.6 million received in relation to COVID-19. These government subsidies were received from government authorities in Singapore, and were primarily used to offset wage costs, and are recorded as a reduction to associated wage costs in cost of revenue and general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income.

For the fiscal year ended March 31, 2022, the Company recorded a net loss of $1.3 million and cash generated from operating activities of $5.1 million. This is a result of diminishing government subsidies received from government authorities in Singapore. Government subsidies of $3.5 million were received in relation to COVID-19 in FY 2022 which decreased approximately $7.1 million from FY 2021.

Critical Accounting Policies

Management’s discussion and analysis of our results of operations, liquidity and capital resources is based upon our financial statements. We prepare our financial statements in conformity with GAAP. Certain of our accounting policies require that we apply significant judgment in determining estimates and assumptions for calculating estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. We use, in part, our historical experience, terms of existing contracts, observance of trends in the industry and information obtained from independent valuation experts or other outside sources to make our judgments. We cannot assure you that our actual results will conform to our estimates. We regularly evaluate these estimates and assumptions, particularly in areas we consider to be critical accounting estimates, where changes in estimates and assumptions could have a material impact on our results of operations, financial position and, generally to a lesser extent, cash flows.

The following critical accounting policies affect the more significant judgments and estimates used in the preparation of the Company’s financial statements.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates and, if deemed appropriate, those estimates are adjusted. Significant estimates include those related to assumptions used in valuing reserves of uncollectible accounts receivable, assumptions used in valuing assets acquired in business acquisitions, impairment testing of goodwill and other long-term assets, the valuation allowance for deferred tax assets, accruals for potential liabilities, and assumptions used in the determination of the Company’s liquidity.

Revenue Recognition

The Company recognizes revenue in accordance with FASB Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”). The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contract(s), which include (1) identifying the contract or agreement with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied.

For any service contracts where the performance obligation is not completed, deferred revenue is recorded for any payments received in advance of the performance obligation.

Government subsidies

Government subsidies are not recognized until there is reasonable assurance that the Company will comply with the conditions of the subsidy and the Company will receive the subsidy. Generally, government subsidies fall into two categories: subsidies related to income and subsidies related to assets. Subsidies related to income are recognized in the period that the recognition criteria are met, and are presented as a reduction of the related expense that they are intended to subsidize within operating expenses in the consolidated statements of operations and comprehensive income. Subsidies related to assets are for the purchase, construction or other acquisition of long-lived assets and are recognized as reductions to the capitalized costs of the related assets.

Business combinations

The Company accounts for its business combinations with non related third parties using the acquisition method of accounting where the purchase consideration is allocated to the tangible and intangible assets acquired, and liabilities assumed, based on their respective fair values as of the acquisition date. Contingent purchase consideration is recorded at fair value at the date of acquisition. The excess of the fair value of the purchase consideration over the estimated fair values of the net assets acquired is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing intangible assets include, but are not limited to, expected future cash flows, which includes consideration of future growth and margins, future changes in technology, and discount rates. Fair value estimates are based on the assumptions that management believes a market participant would use in pricing the asset or liability. Assets and liabilities acquired in business combinations with related parties are recorded at historical cost with any excess purchase price over net assets acquired treated as a distribution.

Impairment of long-lived assets

Long-lived assets primarily include property and equipment and intangible assets. In accordance with the provision of ASC 360, the Company usually conducts its annual impairment evaluation to its long-lived assets in the fourth quarter of each year, or more frequently if indicators of impairment exist, such as a significant sustained change in the business climate. The recoverability of long-lived assets is measured at the reporting unit level. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. As of March 31, 2022 and 2021, the Company determined there were no indicators of impairment of its long-lived assets.

Income Taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided in connection with the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company conducts its businesses in Singapore and Malaysia and is subject to tax in these jurisdictions. As a result of its business activities, the Company will file separate tax returns in those countries that are subject to examination by the foreign tax authorities.

Recent accounting pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Credit Losses — Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. ASU 2016-13 is effective for the Company beginning April 1, 2023, and early adoption is permitted. The Company does not believe the potential impact of the new guidance and related codification improvements will be material to its financial position, results of operations and cash flows.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

Plan of Operation

Currently our Company is primarily a facility services provider, with a focus on general cleaning services. Moving forward, we intend to provide a full suite of services in the facility services sector through constant innovation focusing on automation and digitization.

Results of Operations

Fiscal Year Ended March 31, 2022 and 2021

The following discussion summarizes our operating results for FY 2022 compared to FY 2021.

	Year Ended March 31,		Change
(dollars in thousands)	2022	2021	Dollars	Percentage
Revenue	$54,439,987	$48,088,088	$6,351,899	13.21%

Direct Costs and Expenses
Depreciation and amortization	721,781	692,235	29,546	4.27%
Employee benefit expense – Salaries	30,559,014	20,882,006	9,677,008	46.34%
Employee benefit expenses – Other	6,588,540	5,429,386	1,159,154	21.35%
Subcontractor charges	2,429,616	5,205,893	(2,776,277)	(53.33)%
Other expense	4,297,625	3,459,391	838,234	24.23%
	44,596,576	35,668,911	8,927,665	25.03%
General and administrative Expenses
Depreciation and amortization	2,276,032	1,970,015	306,017	15.53%
Employee benefit expense – Salaries	3,903,168	1,413,183	2,489,985	176.20%
Other professional fees	825,077	585,028	240,049	41.03%
Other expense	3,667,500	2,441,397	1,226,103	50.22%
	10,671,777	6,409,623	4,262,154	66.50%
Sales and Marketing Expenses	394,376	268,755	125,621	46.74%
Interest Expense	369,219	202,519	166,700	82.31%
Income tax expense	164,268	219,317	(55,049)	(25.10)%
Other income, net	(493,068)	(44,092)	(448,976)	1018.27%
Net Income	$(1,263,161)	$5,363,055	$(6,626,216)	(123.55)%

Discussion For the Fiscal Years Ended March 31, 2022 and 2021

Revenue

The Company’s revenues for FY 2022 and FY 2021 were approximately $54.4 million and $48.1 million, respectively, representing an increase of approximately 13.2%. The increase was mainly driven by new customers affiliated with the Singaporean government during the reporting period in our facilities services segment. The amount of revenue of CSG and Princeston included in the Company’s revenue for FY 2022, was approximately $0.6 million; facilities cleaning services from commercial clients further contributed to the increase by approximately $3.7 million. Our contracts with Changi Airport were renewed effective on November 1, 2021 through February 28, 2023; and November 1, 2022 through October 31, 2023, as applicable to the relevant reopened areas of Changi Airport. Singapore removed most remaining COVID-19 travel restrictions as of April 26, 2022, and eased its entry requirements for travelers, in response to a decline in new daily infections. There can be no assurances as to the timing of any such reopening; therefore, as long as COVID-19 continues to affect the aviation sector and travel industry, we believe our airport services will continue to be affected and it will have a material impact on the financial performance of the Group.

	For the Years Ended March 31,
Revenue by category	2022	2021
Facilities services	$46,071,242	$40,609,581
Stewarding services	5,099,977	4,774,014
Cleaning services to offices (tenancy)	2,500,428	2,394,487
Total service revenues from Singapore	53,671,647	47,778,082
Other service revenues from Malaysia	768,340	310,006
	$54,439,987	$48,088,088

Revenue from facilities services increased from approximately $40.6 million for FY 2021 to approximately $46.1 million for FY 2022. The increase was mainly driven by new customers affiliated with the Singaporean government during the reporting period in our facilities services segment.

Revenue from stewarding services increased from approximately $4.8 million for FY 2021 to approximately $5.1 million for FY 2022. The increase was mainly due to the fading impact of the COVID-19 pandemic, as a number of our service contracts were renewed with scope of our services comparable to pre-COVID-19 levels.

Direct costs and expenses

Direct costs and expenses for FY 2022 and FY 2021 were approximately $44.6 million and $35.7 million, respectively, representing an approximate increase of 25.0%. Labor costs contributed approximately 83.1% and 73.8% of our direct costs for FY 2022 and FY 2021, respectively, amounting to approximately $37.1 million and $26.3 million, respectively, where Employee benefit expense — Salaries was the largest component of labor costs for both years. Approximately $3.3 million and $9.2 million in Singapore government grants were netted against our direct costs and expenses in FY 2022 and FY 2021, respectively. The increase of direct costs and expenses was driven by the following items.

Depreciation and amortization

Depreciation and amortization charges relating to direct costs for FY 2022 and FY 2021 were approximately $722,000 and $692,000, respectively, representing an approximate increase of 15.7%. Such increase was driven by additional depreciation on properties, plant and equipment from the acquisition of CSG and Princeston.

Employee benefit expense — Salaries

Employee benefit expenses were approximately 83.1% and 73.8% of our direct costs for FY 2022 and FY 2021, respectively. Employee benefit expense mainly represents salaries, contributions to provident fund and allowances paid to employees, of which salaries accounted for the largest portion of employee benefit expenses. Salaries relating to direct costs and expenses for FY 2022 and FY 2021 were approximately $30.6 million and $20.9 million, respectively, representing an approximate increase of 46.3%. Such increase was driven by falling government grants for JSS and JGI, approximately $1.7 million and $6.7 million, netted against our Employee benefit expense — Salaries under direct costs and expenses in FY 2022 and FY 2021 respectively.

Subcontractor charges

Subcontractor charges for FY 2022 and FY 2021 were approximately $2.4 million and $5.2 million, respectively, representing an approximate decrease of 53.3%. Such decrease was caused by less sub-contractors needed due to acquisition of Princeston during FY 2022 which can cover a wider range of services by our employees.

General and Administrative expenses

General and administrative expenses for FY 2022 and FY 2021 were approximately $10.7 million and $6.4 million, respectively, representing an approximate increase of 66.5%. Approximately $0.1 million and $1.4 million of government grants were net-off against our general and administrative expenses in FY 2022 and FY 2021, respectively. The increase in our general and administrative expenses was explained by the following items.

Depreciation and amortization

Depreciation and amortization charges relating to general and administrative expenses for FY 2022 and FY 2021 were approximately $2.3 million and $2.0 million, respectively, representing an approximate increase of 15.5%. Such decrease was driven by additional depreciation on properties, plant and equipment and amortization of intangible assets arisen from the acquisition of CSG and Princeston.

Employee benefit expense — Salaries

Employee benefit expense mainly represents salaries, contribution to provident fund and allowances paid to employee, which salaries accounted for the majority portion of employee benefit expenses. Salaries relating to general and administrative expenses for FY 2022 and FY 2021 were approximately $3.9 million and $1.4 million, respectively, representing an approximate increase of 176.2%. Such increase was driven by falling government grants for JSS and JGI, less than $0.1 million and approximately $0.8 million, netted against our Employee benefit expenses — Salaries under general and administrative expenses in FY 2022 and FY 2021 respectively.

Other professional fees

Other professional fees for FY 2022 and FY 2021 were approximately $825,000 and $585,000, respectively, representing an approximate increase of 41.0%. Such increase was mainly caused by an increased audit fee due to our auditors having performed both a year end and an interim audit at our request, when only a year end audit for FY 2021 was required.

Sales and Marketing Expenses

Sales and marketing expenses mainly represent advertising expenses; such charges for FY 2022 and FY 2021 were approximately $394,000 and $269,000, respectively, representing an approximate increase of 46.8%. Such increase was mainly resulted from advertising expenses incurred by the operation of Primech A&P and HomeHelpy.

Other operating income, net

Other operating income, net mainly represent rental income and interest income, they are partly off-set by other operating expenses such as trademark and license fees and fees to other information technology services providers. Other operating income, net for FY 2022 and FY 2021 were approximately $493,000 and $44,000, respectively, representing an approximate increase of 1,018.3%. Such increase was mainly resulted from reimbursements received for payments made on behalf of subcontractors recorded as other income for FY 2022.

Interest expense

Interest expense mainly represent interest on bank borrowings and lease liabilities; such charges for FY 2022 and FY 2021 were approximately $369,000 and $203,000, respectively, representing an approximate increase of 82.3%. Such increase was driven by the Company’s new mortgage loan of approximately $ 5.0 million.

Income tax expenses

Income tax expense mainly represents tax expenses payable to the government of Singapore; such charges for FY 2022 and FY 2021 were approximately $164,000 and $219,000, respectively, representing an approximate decrease of 25.0%. Such decrease was caused by the Group having suffered a loss as a whole for FY2022.

Discussion For the Fiscal Years Ended 31 March, 2022 and 2021

Liquidity and Capital Resources

The Group and a registered financial institution under the Monetary Authority of Singapore (the “Lender”) are parties to a temporary bridge loan dated October 21, 2020 (supplemented May 5, 2021 and August 3, 2021). The aggregate amount of this loan outstanding at March 31, 2022 is approximately $3.7 million (S$5.0 million).

The Group and the Lender are parties to three overdraft facilities dated July 20, 2018 (supplemented August 2, 2018 and May 5, 2021); April 25, 2019 (supplemented May 5, 2021) July 30, 2020 (supplemented May 5, 2021), respectively. The aggregate amount of the overdraft facilities is approximately $3.4 million (S$4.5 million), of which $563,000 was outstanding at March 31, 2022.

These loans bear interest at a rate that ranges from 2% per annum to 2.3% plus SIBOR per annum. These loans will mature in FY 2022 or FY 2023, and are secured by debentures over assets and several guarantees from Sapphire Universe, certain Executive Officers and one or more Major Shareholders for an unlimited amount. See section titled “Related Party Transactions”.

We are a party to a “with recourse” receivable purchase facility dated July 20, 2018 and July 23, 2020 with the Lender pursuant to which Primech A & P and Maint-Kleen agreed to sell to the Lender, and the Lender agreed to purchase from the subsidiary, certain receivables owing from customers. All amounts due under the terms of the Facility, totaling up to approximately $7.4 million (S$9.8 million), are guaranteed by security over receivables; debentures over assets and several personal guarantees for an unlimited amount. The outstanding balance under this loan at March 31, 2022 was $737,000. See section titled “Related Party Transactions”. We pay a discount charge calculated based on 3% plus Singapore Interbank Offering Rate (“SIBOR”) on the outstanding gross amount of accounts receivable factored.

The Group and the Lender are parties to a business property financing facility dated March 30, 2021 in relation to our acquisition of the properties located at 23 Ubi Crescent and 25 Ubi Crescent, Singapore. The purchase price is approximately $6.7 million consisted of cash consideration of approximately $1.7 million and a loan obtained from the Lender of approximately $5.0 million (S$6,775,000) and the outstanding balance of this loan at March 31, 2022 was $4.8 million. This facility is secured by several personal guarantees. See section titled “Related Party Transactions”.

We received approximately $3.5 million and $10.6 million in Singapore government grants which were netted against our direct costs and expenses and general and administrative expenses in FY 2022 and FY 2021, respectively. Of the $3.5 million in grants received in FY 2022, approximately $1.7 million was directly related to government COVID-19 financial relief efforts, including the Jobs Support Scheme, the Jobs Growth Incentives and the Foreign Worker Levy Waiver and Rebate.

We intend to fund our future operations and meet our financial obligations through revenue growth. We cannot, however, provide assurance that revenue, income and cash flows generated from our businesses will be sufficient to sustain our operations in the twelve months following the date of this prospectus. As a result, we are actively evaluating strategic alternatives including debt and equity financings and potential sales of investment assets.

Conditions in the debt and equity markets, as well as the volatility of investor sentiment regarding macroeconomic and microeconomic conditions (in particular, in response to the COVID-19 pandemic), will play primary roles in determining whether we can successfully obtain additional capital. We cannot be certain that we will be successful at raising additional capital.

Cash Flows — Operating Activities

We generated approximately $1.4 million more cash from operating activities during the year ended March 31, 2022 than we did during the year ended March 31, 2021. The increase in cash provided in continuing operating activities resulted from more promptly repayment from customers during the year ended March 31, 2022 due to recovery of the economy in Singapore.

Cash Flows — Investing Activities

We used approximately $0.7 million less cash from investing activities during the year ended March 31, 2022 than we did during the year ended March 31, 2021. The decrease in cash used was mainly caused by a portion of the acquisition cost for subsidiaries were paid as deposits in 2021, while the impact was offset by the acquisition of the commercial building located at 23 and 25 UBI Crescent which are being occupied as the headquarters of the Group.

Cash Flows — Financing Activities

We used approximately $3.6 million in financing activities during the year ended March 31, 2022 compared to $2.3 million provided by financing activities during the year ended March 31, 2021. The decrease in cash from financing activities resulted from payment of dividend declared and increase in repayment of loan to bank during the year ended March 31, 2022.

Discussion of Certain Balance Sheet Items

The following table sets forth selected information from our consolidated balance sheets as of March 31, 2022 and March 31, 2021. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus.

	March 31, 2022	March 31, 2021
	US$	US$
Summary Consolidated Balance Sheet:
Assets
Cash and cash equivalents	5,143,828	6,816,566
Accounts receivable	10,654,048	12,209,023
Property and equipment	10,957,246	3,034,236
Liabilities
Notes payable (Current & Non-current)	9,916,951	5,525,851
Accounts payable and accrued expenses	8,689,745	5,410,790

Discussion For the Fiscal Years Ended 31 March, 2022 and 2021

Cash and cash equivalents

Cash and cash equivalents consist of funds deposited with banks, which are highly liquid and are unrestricted as to withdrawal or use. The total balance of cash and cash equivalents decreased from approximately $6.8 million as of March 31, 2021 to approximately $5.1 million as of March 31, 2022, primarily as a result of payment of dividend declared and the increase in repayment of bank loans during the year.

Accounts receivable

Accounts receivable consist of mainly trade receivables. The total balance of accounts receivables decreased from approximately $12.2 million as of March 31, 2021 to approximately $10.7 million as of March 31, 2022, primarily resulted from more promptly repayment from customers during the year ended March 31, 2022 due to recovery of the economy in Singapore. Our total amount of impairment losses on account receivables were approximately $472,000 and $504,000 in FY 2022 and FY 2021, respectively.

Property and equipment

Property and equipment consist of machinery, motor vehicles and office equipment, among other things. The total balance of property and equipment increased from approximately $3.0 million as of March 31, 2021 to approximately $11.0 million as of March 31, 2022, primarily as a result of the acquisition of the commercial building 23 and 25 UBI Crescent which are being occupied as the headquarter of the group during FY 2022.

Notes payable (Current & Non-current)

Notes payable consist of various loans from banks including the Facility, a bridge loan referred to in the next sentence, the term loans described in “Liquidity and Capital Resources” above, and our bank overdraft. The total balance of notes payable increased from approximately $5.5 million as of March 31, 2021 to approximately $9.9 million as of March 31, 2022, primarily as a result of a mortgage loan of approximately $5.0 million made available to the Group as of March 31, 2022. The effect is partially offset by a reducing bank overdraft balance.

Accounts payable and accrued expenses

Accounts payable and accrued expenses mainly consist of trade and other payables and accruals. The total balance of accounts payable and accrued expenses increased from approximately $5.4 million as of March 31, 2021 to approximately $8.7 million as of March 31, 2022. Accrued salaries rose significantly because the group expanded its staff size to accommodate the recovering market demand for cleaning service.

Off-Balance Sheet Arrangements

We have not entered into any derivative contracts that are indexed to our shares and classified as Shareholders’ equity or that are not reflected in our consolidated financial statements. Moreover, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

INDUSTRY OVERVIEW

Overview of the Cleaning and Landscaping Industry in Singapore

Cleaning and landscaping service providers in Singapore offer a wide spectrum of cleaning and landscaping services. The Singapore Standard Industrial Classification 2020 (“Industrial Classification”) published by the Singapore Department of Statistics, Ministry of Trade & Industry, categorizes cleaning services into general cleaning and other cleaning. Cleaning services include the provision of various cleaning services to public areas, offices, factories, households, among others. Moreover, according to the Industrial Classification, landscaping services in Singapore include landscape planting, care and maintenance service activities in and for parks and gardens, public and private housing, buildings, roads and expressways, among others.

Cleaning and landscaping services in Singapore are generally categorized as follows:

	General cleaning services	Other cleaning services
Cleaning services

•   General cleaning services (including cleaning of public areas, offices and factories)

•   interior and/or exterior general cleaning services for all types of building and premises such as offices, shops and factories

•   general cleaning services for public premises such as streets and parks

•   Domestic/household cleaning services

•   provision of general cleaning services for households

•   Pest control services in non-agriculture sectors

•   exterminating and controlling birds, mosquitoes, rodents, termites, and other insects and pests (except for agriculture)

•   providing fumigation and weed control services (except for agriculture)

•   Cleaning of swimming pools, spas and fountains

Landscaping services

•   Landscape planting, care and maintenance service activities in/for:

•   parks and gardens

•   public and private housing

•   buildings (e.g. roof gardens, façade greenery, vertical greenery, indoor gardens)

•   sports facilities and premises (e.g. football fields, golf courses, lawns)

•   roads and expressways

•   protection against noise, wind, erosion

•   industrial and commercial buildings

Sources: the Ministry of Trade & Industry; the Singapore Department of Statistics

Singapore’s demand for cleaning and landscaping services experienced strong growth from 2014 to 2020, driven by economic sophistication, urbanization, and population growth. The industry market size increased from $1,377.0 million (S$1,836.0 million) in 2014 to $2,102.9 million (S$2,846.1 million) in 2020, a CAGR of 7.6%. Moreover, we believe the productivity of the industry will be enhanced progressively given the technology-driven programs launched by the government. The increasing collaboration between technology programs and cleaning and landscaping companies is proven to be conducive to the growth of the industry, which we believe will benefit from automation and robotic technology in the future.

Growth Drivers and Trends of the Cleaning and Landscaping Industry in Singapore

Growing demand derived from office buildings, retail facilities, and residential buildings

Despite the uncertainties exerted by the COVID-19 pandemic, the number of commercial and residential buildings in Singapore witnessed a moderately increasing trend in Singapore over the past five years. According to the Urban Redevelopment Authority of Singapore, the office space available climbed from 7,575 thousand square meters in the first quarter of 2015 to 8,166 thousand square meters in the fourth quarter of 2021, a compound quarterly growth rate of 0.3%. The retail space available increased from 5,948 thousand square meters in the first quarter of 2015 to 6,200 thousand square meters in the fourth quarter of 2021, a compound quarterly growth rate of 0.2%. On the residential housing front, the public residential housing units under the management of the Housing & Development Board (“HDB”) of Singapore experienced moderate growth from 984,908 units in 2015 to 1,092,898 units in 2021, a CAGR of 1.75%. The private residential property units increased moderately from 311,635 in the first quarter of 2015 to 382,195 in the fourth quarter of 2021, a compound quarterly growth rate of 0.8%. The growth in respect of office space, retail facilities and residential buildings has spurred demand for cleaning and landscaping services in Singapore.

Adoption of automated technologies to enhance productivity

The future of the cleaning and landscaping industry will be shaped by automated cleaning technology, which is likely to enhance the productivity of the industry. The National Environmental Agency (“NEA”) rolled out the INCUBATE (INnovating and CUrating Better Automation and Technologies for Environmental Services) Programme in December 2017 to identify and tackle challenges faced by the industry with technology. The program is a partnership between the NEA and progressive premises owners to support the transformation of the cleaning and landscaping industry. According to the NEA, the program currently has 21 partners and has carried out 46 trials in transport and community hubs, commercial properties and integrated attractions. In an example of robotic cleaning, a multi-purpose robot is developed by an INCUBATE partner, which cleans, scrubs, broadcasts safe-distancing messages, and reports unattended bags. Cleaners are freed up to focus on wiping down high-contact touchpoints such as door handles. Given the introduction of the INCUBATE Programme, it is expected that the cleaning and landscaping industry will witness the introduction of new automation technology in the future, contributing to improved productivity improved in the long run.

Government support in talent development

In an effort to enhance the productivity of various industries in Singapore, the Singapore government has committed various sector-specific initiatives. According to the National Parks Board of Singapore, the Landscape Sector Transformation Plan (the “LSTP”) is a tripartite effort led by the National Parks Board, together with companies and associations from the landscape industry, Institutes of Higher Learning (the “IHLs”) and government agencies. The LSTP, launched in 2019, is a transformation plan that aims to grow Singapore’s landscape industry up to 30% over the next 10 years by enhancing productivity and digital transformation. As an integral part of the LSTP, the LSTP emphasizes talent development by upskilling the existing landscape industry labor force to manage the green spaces of Singapore. The labor force will be trained to understand ecosystems, integrate ecological processes and incorporate the use of technology to enhance their professionalism and competence in the cleaning and landscaping industry.

The Environmental Robotics Program

As part of the National Environmental Agency’s strategy to leverage robotics technology to transform Singapore’s environmental service-related sectors, the Environmental Robotics Program was developed in 2017. The Environmental Robotics Program seeks to catalyze the local robotics industry by providing opportunities for small and medium enterprises, institutes of higher learning, and research institutes to co-create solutions with the public sector that not only build up local expertise and experience in delivering environmental robotic solutions, but also enhance the competitiveness and resilience of the cleaning service-related sectors. Specifically, the Program aims to develop robotic solutions for the National Environmental Agency’s work areas including, public spaces, waste management, and pest and pollution control. By working collaboratively with robotics technology, the cleaning service industry will witness the improvement of productivity and reduce reliance on manpower.

Major Customer Segments of the Cleaning and Landscaping Industry in Singapore

Office Space

Office Floor Space Available in Singapore
'000 Square meter
8400
8200
8000
7800
7600
7400
7200
2015-Q1
2015-Q2
2015-Q3
2015-Q4
2016-Q1
2016-Q2
2016-Q3
2016-Q4
2017-Q1
2017-Q2
2017-Q3
2017-Q4
2018-Q1
2018-Q2
2018-Q3
2018-Q4
2019-Q1
2019-Q2
2019-Q3
2019-Q4
2020-Q1
2020-Q2
2020-Q3
2020-Q4
2021-Q1
2021-Q2
2021-Q3
2021-Q4
2022-Q1
2022-Q2

Source: Urban Redevelopment Authority of Singapore

Thanks to the economic development over the past few years, the office space available in Singapore increased from 7,575 thousand square meters in the first quarter of 2015 to 8,166 thousand square meters in the fourth quarter of 2021 a compound quarterly growth rate of 0.3%. The positive economic outlook of Singapore has drawn companies from the finance and technology sectors to set up offices in Singapore from 2015 to 2021, fueling the growth of office development. Although the office demand dropped moderately due to social distancing measures and flexible working arrangements during the pandemic of COVID-19, the long-term demand for office will remain resilient as the physical office is relevant for firms to curate a social identity associated with the workspaces, according to Coldwell Banker Richard Ellis Group (“CBRE”), which is one of the largest commercial real estate services companies in the world. The office demand will recover in line with the expected economic growth after the pandemic.

Furthermore, office development is also underpinned by the Central Business District (CBD) Incentive Scheme put forward by the Singapore government in 2019. The scheme is to encourage the conversion of existing, older, office developments into mixed-use developments that will help to rejuvenate the CBD. With this scheme, according to CBRE, the office market is anticipated to see redevelopment with agile space solutions and digitally-enabled specifications in the CBD in the future.

Retail Spaces

Source: Urban Redevelopment Authority of Singapore

The retail space available increased from 5,948 thousand square meters in the first quarter of 2015 to 6,200 thousand square meters in the fourth quarter of 2021, at a compound quarterly growth rate of 0.2%. The growth was supported by the vibrant retail sector and tourism of Singapore before the pandemic. However, the retail property market took a hit during the pandemic, recording rising vacancies and falling rents, according to Jones Lang LaSalle Incorporated, which is a global commercial real estate services company. The retail space available experienced a dip in 2020 in the wake of the COVID-19. Nonetheless, as Singapore reopens its borders progressively along with the vaccination program, it is anticipated that the retail consumption of the city will pick up gradually, supporting the recovery of the retail property market, which in turn generates needs for cleaning and landscaping services.

Public Residential Housing Units

Source: The Housing & Development Board of Singapore

The public residential housing units under the management of the HDB of Singapore experienced moderate growth from 984,908 units in 2015 to 1,092,898 units in 2021, a CAGR of 1.75%. The development of public residential housing is a result of the increasing population of Singapore. According to the Singapore Department of Statistics, the total population of Singapore increased from 5,535,002 in 2015 to 5,637,022 in 2021, a CAGR of 0.3%. As part of the HDB’s mission and objectives, HDB is committed to providing quality public housing units to Singaporeans with affordable rent or price. Given the rising population of Singapore, it is envisaged that the number of public housing units will continue to grow in the future.

Private Residential Housing Units

Source: The Singapore Department of Statistics

The private residential property market experienced moderate growth from 2015 to 2021. It increased from 311,635 units in the first quarter of 2015 to 382,195 units in the fourth quarter of 2021, at a compound quarterly growth rate of 0.8%. The development of the private residential property market was primarily driven by the economic growth of Singapore and the increasing population. According to the Singapore Department of Statistics, the Singapore GDP increased from $317,583.1 million (S$423,444.1 million) in 2015 to $366,603.8 million (S$496,161.6 million) (measured in the chained dollar) in 2021. Also, the total population of Singapore increased from 5,535,002 in 2015 to 5,637,022 in 2021, a CAGR of 0.3%. In light of the stable and growing private residential property market, the cleaning and landscaping industry sees potential increasing demand from this sector.

Market Size of the Cleaning and Landscaping Industry in Singapore

Note: Operating receipts refers to income earned from business operations, i.e. income from services rendered, sale of goods, commission fees and rental of premises, machinery and equipment.

Source: The Singapore Department of Statistics

The growing economy of Singapore that propels the thriving real estate property market has spurred increasing demand for cleaning and landscaping services. The industry market size increased from $1,357.2 million (S$1,836.8 million) in 2014 to $2,102.9 million (S$2,846.1 million) in 2020, a CAGR of 7.6%. The real estate property market is a major contributor to our industry. For instance, according to the Urban Redevelopment Authority of Singapore, the office space available climbed from 7,575 thousand square meters in the first quarter of 2015 to 8,166 thousand square meters in the fourth quarter of 2021. The public residential housing units under the management of the HDB experienced moderate growth from 984,908 units in 2015 to 1,092,898 units in 2021, a CAGR of 1.7%. The private residential property units also increased moderately from 311,635 in the first quarter of 2015 to 382,195 in the fourth quarter of 2021. The growing number of retail facilities, office buildings, and residential units have generated rising demand for cleaning and landscaping services.

However, the industry witnessed a slight market drop in 2019 to $2,111.2 million (S$2,857.3 million) from $2,144.6 million (S$2,902.5 million) in 2018. The minor market pull back was due to the softening growth of the Singapore economy in 2019, which experienced the slowest growth in a decade. Additionally, the industry suffered a setback in 2020 due to the economic contraction caused by COVID-19 pandemic. According to Singapore Department of Statistics, the GDP of Singapore decreased from $355,389.8 million (S$480,984.6 million) in 2019 to $366,603.8 million (S$496,161.6 million) in 2021 (measured by chained dollar). The COVID-19 pandemic caused disruption of business among various sectors in Singapore, and hence the demand for cleaning and landscaping services was negatively affected. Nonetheless, it is expected that the cleaning and landscaping industry will progressively recover in line with the recovery of the economy in Singapore. Moreover, technology will play a vital role in shaping the future of the cleaning and landscaping industry. The Singapore government has rolled out several technology-driven programs in an effort to enhance the long-term productivity of the cleaning and landscaping industry, which are discussed in the section “Growth Drivers and Trends of the Cleaning and Landscaping Industry in Singapore”. In light of the introduction of robotic and automation technology, cleaning and landscaping companies likely will witness improving productivity and operational efficiency in the future.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Inflation Risk

Inflationary factors, such as increases in personnel and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues do not increase with such increased costs.

Interest Rate Risk

We are exposed to cash flow interest rate risk in relation to bank loans, bank overdrafts and a recourse receivables purchase facility with variable interest rates which is partially offset by bank balances held at variable rates. It is the Group’s policy to keep its borrowings at variable rates at a minimum so as to minimize the fair value interest rate risk.

The Group cash flow interest rate risk is mainly concentrated on the fluctuation of Singapore Interbank Offering Rate (“SIBOR”) and the prime lending rate of our lenders arising from the Group’s Singapore dollar denominated borrowings. Interest rates are subject to change upon renewal.

Credit Risk

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through regularly evaluating the collectability of financial assets, based on a combination of factors such as credit worthiness, past transaction history, current economic industry trends and changes in payment patterns. We identify credit risk collectively based on industry and customer type. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on its contractual obligations and consider the current financial position of the customer and the current and likely future exposures to the customer.

Liquidity Risk

We are also exposed to liquidity risk, which is risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. To manage liquidity risk, the Group monitors and maintains a level of cash and cash equivalents deemed adequate by the management to finance the Group’s operations and mitigate the effects of fluctuations in cash flows.

The Group relies on bank borrowings as a significant source of liquidity. As at March 31, 2022, the Group has available unutilized facilities of approximately $9.5million, including $2.9 million unutilized bank overdraft facilities. Management monitors the utilization of bank borrowings regularly.

Foreign Exchange Risk

While our reporting currency is the U.S. dollar, almost all of our consolidated revenues and consolidated costs and expenses are denominated in Singapore dollars. All of our assets are denominated in Singapore dollars. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and the Singapore dollar. If the Singapore dollar depreciates against the U.S. dollar, the value of our Singapore dollar revenues, earnings and assets as expressed in our U.S. dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

OUR GROUP STRUCTURE

The structure of our Group as at the date of this prospectus is as follows:

GENERAL INFORMATION ON OUR GROUP

OUR HISTORY

Our Company was incorporated on December 29, 2020 as a private company limited by shares under the name “Primech Holdings Pte. Ltd.”. Immediately prior to the effectiveness of this registration statement, our Company will change its corporate name to Primech Holdings Ltd., so as to remove the designation “Pte.” which is used only for privately held companies under Singapore law.

In 2018, Sapphire Universe, one of our Major Shareholders, acquired Primech Services & Engrg Pte Ltd, A&P Maintenance and Acteef Cleaning, in three separate transactions. Each of these companies had, prior to their acquisition, already been operating for approximately 30 years or more. Historically, Primech Services & Engrg was focused on providing cleaning services to Changi Airport and educational institutions, while A&P Maintenance and Acteef Cleaning were focused on providing cleaning services to offices. In 2020, Sapphire Universe also acquired Maint-Kleen which was focused on providing conservancy services. The acquisitions by Sapphire Universe of Primech Services & Engrg, A&P Maintenance, Acteef Cleaning and Maint-Kleen have enabled our Group to provide a wide spectrum of cleaning services.

In the last three years, we have expanded our range of cleaning services to include cleaning of healthcare facilities, and we have also expanded into the provision of stewarding services. Through our customer service business, we provide customer service officers and F&B service crew to venues such as healthcare facilities, hotels and restaurants. We also launched our “HomeHelpy” application, an online portal which allows individual customers to book our cleaning services in homes and offices.

In 2020, A&P Maintenance and Primech Services & Engrg amalgamated to form Primech A&P, thereby consolidating financial resources and service capacity, and enabling us to tender and quote for larger projects.

On December 29, 2020, Sapphire Universe incorporated our Company to serve as the holding company for our Group.

In April 2021, our Company acquired a 80% stake in CSG, which is in the business of manufacturing chemical supplies, and a 100% stake in Princeston International, which is in the business of wholesale trading of cleaning supplies, ad hoc cleaning services and disinfection products. This further expanded our business to include the manufacture of certain cleaning supplies, both for our own use and for sale to third parties.

On November 22, 2021, our Company completed the acquisitions of our subsidiaries from Sapphire Universe as part of the Restructuring Exercise, pursuant to a restructuring agreement entered by and among the Company, our subsidiaries, and Sapphire Universe on November 11, 2021.

On November 22, 2021, Sapphire Universe, which previously held 100% of our Company’s capital stock, entered into an agreement to sell 1,212,500 shares, or 3.73% equity stake in the Company, to two unrelated investors.

Some key milestones of our Group are set out below:

2018	Sapphire Universe acquired Primech Services & Engrg, A&P Maintenance as well as Acteef Cleaning.
2019	Primech Services & Engrg acquired My All Services in connection with our proposed expansion into Malaysia. We also launched our “HomeHelpy” application.
2020	Sapphire Universe acquired Maint-Kleen.
Primech Services & Engrg and A&P Maintenance were awarded the Clean Mark Gold Award for the first time.
Primech Services & Engrg amalgamated with A&P Maintenance to form our current subsidiary, Primech A&P.
We revamped our QEHS Management System in compliance with ISO 9001, ISO 14001 and ISO 45001 as awarded by TÜV SÜD PSB Singapore.
2021	Our Company acquired CSG and Princeston International.
We moved into our new Singapore headquarters at 23 Ubi Crescent, Singapore 408579.
We completed the Restructuring Exercise to finalize our Group corporate structure.

OUR BUSINESS OVERVIEW

We are an established technology-driven facilities services provider in the public and private sectors operating mainly in Singapore. Our mission is to support businesses by improving lives and strengthening communities through our business practices and ethics. We operate primarily in Singapore which operations contributed approximately $47.8 million or 99.4% of our total revenue in FY 2021 and approximately $53.7 million or 98.6% of our total revenue in FY 2022, with the remainder from our operations in Malaysia.

We provide the following services:

•        Facilities services.    These include: general cleaning and maintenance of public and private facilities, such as airports, conservancy areas, hotels’ common areas, educational institutions, integrated public areas, residential spaces, office facilities, industrial areas, retail stores and healthcare facilities; housekeeping services; specialized cleaning services, such as marble polishing services, building façade cleaning services and clean room sanitation services; and waste management services and pest control services. We also provide cleaning services to homes of individual customers which engage our services through our “HomeHelpy” application. We derive the majority of our revenue from the provision of facilities services, which accounted for approximately $40.6 million or 84.4% of our revenue in FY 2021 and approximately $46.1 million or 84.6% of our revenue in FY 2022.

•        Stewarding services.    These include the cleaning of kitchen facilities of healthcare facilities, hotels and restaurants and the supply of ad hoc customer service officers and F&B service crew to healthcare facilities, hotels and restaurants. Stewarding services accounted for approximately $4.8 million or 9.9% of our revenue in FY 2021 and approximately $5.1 million or 9.4% of our revenue in FY 2022.

•        Cleaning services to offices.    In addition to our core facilities services, we provide cleaning services to offices. The provision of office cleaning services accounted for approximately $2.4 million or 5.0% of our revenue in FY 2021 and approximately $2.5 million or 4.6% of our revenue in FY 2022.

•        Cleaning services to homes.    We provide cleaning services to homes of individual customers who engage our services through our “HomeHelpy” application. We did not generate significant revenue from the provision of these services during FY 2021 and FY 2022.

•        Cleaning Supplies.    In addition, through CSG and Princeston International, we manufacture certain cleaning supplies, both for our own use and for sale to third parties. We did not generate significant revenue from the provision of these services during FY 2021 and FY 2022.

As a testament to the quality of our service, in 2021 our subsidiaries Primech A&P and Maint-Kleen were awarded the Clean Mark Gold Award by the National Environment Agency of Singapore under its Clean Mark Accreditation Scheme. This scheme recognizes businesses that deliver high cleaning standards through the training of workers, the use of equipment to improve work processes, and fair employment practices.

Further details of our awards and accreditations are set out in the section titled “General Information on Our Group — Our Business Overview — Awards and Accreditation” below. Our notable projects include the provision of services to Changi Airport Terminal 2, a Singapore multinational bank, Temasek Polytechnic, and Nanyang Technological University of Singapore.

As of October 31, 2022, our Group employed 3,300 employees. We believe it is crucial to maintain sufficient manpower to reduce the amount of services which are sub-contracted thus enabling us to standardize our service delivery and better manage operational risks. While we sub-contract certain services such as external façade cleaning, the majority of our services provided to customers are performed by our Group’s employees. Our sub-contractor costs amounted to approximately $5.2 million or 14.6% and approximately $2.4 million or 5.4% of our total direct costs and expenses for FY 2021 and FY 2022, respectively.

Our name, “Primech”, was formed through a contraction of “Prime” and “Mechanization”. We believe that we are at the forefront of using technology to supplement and bolster our services. We intend to use approximately $0.9 million of our proceeds from the IPO to invest in one or more companies that are in the EV conversion and/or EV charging business, as a minority investment. We do not intend, however, to enter the EV conversion or EV charging businesses as a new service offering. See “Our Business Strategies and Future Plans” for further details.

OUR COMPETITIVE STRENGTHS

We believe our main competitive strengths are as follows:

We have a long and established track record and have achieved a high level of accreditation in the facilities services sector.

The environmental services industry in Singapore is highly fragmented. According to NEA’s List of Licensed Cleaning Businesses, there are over 1,500 cleaning companies licensed by the NEA as of March 31, 2022. We believe that we have been able to distinguish ourselves through, among other things, the long and established track record of our subsidiaries and the accreditations we have received.

Primech A&P was amalgamated from A&P Maintenance and Primech Services & Engrg, which have been operating for approximately 30 years or more. Primech A&P and Maint-Kleen thus have been able to secure long-term business relationships with their customers. See sections titled “General Information on Our Group — Our Business Overview — Our Contracts and Portfolio” and “General Information on Our Group — Our Business Overview — Awards and Accreditations” of this prospectus for further details.

In relation to the FM02 workhead in respect of “Housekeeping, Cleansing, Desilting and Conservancy Services”, Primech A&P and Maint-Kleen holds an L6 grade registration (which is the highest possible grade), which qualifies it to tender for public projects of an unlimited value, and which we believe has placed us in a good position to undertake sizable contracts in the public sector. Our private sector customers may also take our workhead grading into consideration when evaluating our quotations. As a testament to the quality of our services, Primech A&P and Maint-Kleen have been awarded the Clean Mark Gold Award, which is the highest level of accreditation under the Enhanced Clean Mark Accreditation Scheme granted to cleaning businesses. The scheme recognizes businesses that deliver high cleaning standards through the training of workers, use of equipment to improve work processes, and fair employment practices. As of March 24, 2022, only 37 of the 1,626 NEA-licensed cleaning businesses in Singapore, including Primech A&P and Maint-Kleen, have a Clean Mark Gold Award status. See the section titled “General Information on our Group — Government Regulations” of this prospectus for further details.

With our strong track record and high levels of accreditation, we believe that we are one of the top facilities services providers in Singapore. We believe that we are strongly positioned to maintain our market position through our adoption of technology and wide network of industry contacts, including sub-contractors.

We are able to provide a bundle of services to a wide spectrum of customers

We provide a broad spectrum of cleaning services both in the public and private sectors to a variety of customers including, the Changi Airport, conservancy areas, hotels, common areas, educational institutions, integrated public areas, residential spaces, office facilities, industrial areas, retail stores and healthcare facilities. Our diversified customer mix ensures that we do not rely on any single customer for our revenue and enables us to better manage our business risks. For instance, when the spread of COVID-19 in 2020 led to a decrease in demand for our services at the Changi Airport and in the hospitality industry, we pivoted to provide our services to healthcare facilities as well as increased disinfection services.

In addition to the provision of cleaning services, we have diversified into waste management and pest control services as well as customer services. Providing a bundle of services provides an additional convenience to our customers as they would liaise with a centralized service provider rather than multiple contractors. Further, the new FM01 workhead for “Facilities Management” requires contractors to provide at least two distinct maintenance services (for which we are able to provide cleaning and pest control services in-house), thus ensuring that we are able to continue tendering for public projects. Selected CRS registrations held by Primech A&P include the following:

•        an L6 registration under the FM02 workhead for “Housekeeping, Cleansing, Desilting and Conservancy” services, which enables us to tender for Singapore government projects relating to this workhead of an unlimited contract size; and

•        an M4 registration under the FM01 workhead of “Facilities Management” which enables us to tender for Singapore government projects relating to this workhead up to approximately $750,000 (S$1,000,000) per project.

We believe that our emphasis on having a trained workforce makes us more competitive in our industry

We believe that the training and development of our employees enables us to maintain and enhance our quality of solutions and services for the growth of our businesses and operations. In particular, we have been hiring a variety of employees from different sectors apart from the environment services industry such as the hires from the technological, finance, human resources and business development sectors in order to build up our key management personnel team.

Further, through our emphasis on the self-delivery of service, we seek to minimize outsourcing our services to sub-contractors, thus better controlling the level of our service, and complying with laws and regulations. As of October 31, 2022, our Group has employed 3,300 employees. We provide various training and development programs for our employees according to their job requirements and functions to equip them with the relevant skills and knowledge. For example, 75% of our cleaners, team leaders and supervisors are trained in any two modules under the Environmental Cleaning Workforce Skills Qualification training framework. We also provide certain cleaners with in-house training through the HomeHelpy Training Center. See the section titled “General Information on our Group — Our Business Overview — Staff Training” for further details.

We have an experienced and stable management team

We have an experienced management team, led by Mr. Kin Wai Ho, our Chairman. A majority of our senior management team have been employed our subsidiaries for more than 17 years. We view their collective industry knowledge and extensive project management experience as valuable in establishing stable relationships with our customers as well as facilitating the submission of competitive tenders and believe that this has assisted us in securing numerous tenders over the years. We also believe that the experience of our management team has assisted us in our cost estimation for contracts during the tendering process which enables us to reduce situations of cost overruns.

OUR BUSINESS STRATEGIES AND FUTURE PLANS

Our business strategies and future plans are as follows:

Improve efficiency, expand service capacity, establish smart IoT service, and reduce environmental footprint through the use of technology

We actively explore opportunities to use technology to improve our day-to-day operating efficiency and expand our service capacity in the long run. This runs in line with the Singapore government’s vision for the environmental services industry as outlined in its Environmental Services Industry Transformation Map launched in December 2017, which has allowed us to benefit from various governmental grants and subsidies aimed at raising the operational efficiency and productivity of the environmental services industry in Singapore through technology adoption.

Our technology initiatives to date include the use of autonomous floor scrubbing robots equipped with real-time monitoring and self-docking capabilities to perform cleaning services. We are also in the exploratory stage of a collaboration with Ngee Ann Polytechnic, and we have engaged them as a consultant to develop drones designed to perform façade and roof cleaning services, which would allow hazardous cleaning jobs to be performed remotely by a pilot instead of by a team of workers. Such initiatives have allowed us to expand our service capacity by leveraging technology instead of increasing our reliance on manpower in a traditionally labor-intensive industry. In addition, we introduced our “HomeHelpy” website and mobile application to allow individual customers to book our cleaning services, which has enabled us to expand into the B2C segment (from our primary B2B business), and we believe that there is opportunity to convert such ad hoc services into long-term service contracts in the future. Our “HomeHelpy” platform has more than 1,200 registered members as of September 2021, and has served more than 230 users since its inception.

In 2021, we collaborated with three companies to form a consortium to submit a tender bid to install EV charging infrastructure at various car parks in Singapore. The consortium was awarded the pilot tender by the government of Singapore to install EV charging stations in approximately 150 public car parks in the North and North-East regions in Singapore. In consideration, the consortium has to pay concession fees for the right to install and operate the EV charging points (at S$0.15/kwh) to the relevant government authorities. Approximately 30% of these 150 EV charging stations have been installed as of May 23, 2022, and the others are expected to be installed by August 31, 2022.

The consortium agreement documents provide that the Company and Charge+ are responsible for, among other things, the payment of all fees to the authorities, obtaining necessary government approvals, engaging local stakeholders, carrying out and completing the project, and providing the use of the charging infrastructure to the public. The Company shall also provide lead demand from our fleet of electric vehicles. Although we and our consortium collaborators are jointly and severally responsible to the relevant authorities for the due performance of the project, the consortium collaborators have executed the Deed of Confirmation pursuant to which Charge+ has agreed, at its own cost and expense, to carry out and complete all works in connection with this project, and pay all concession and other fees payable and due to the Singapore government in connection with this project. In exchange, Charge+ shall be entitled to all revenues received in connection with this project, and will have general day to day authority over the project’s operations. The Singapore government is not a party to the Deed of Confirmation and the Deed of Confirmation does not extinguish the Company’s obligations to the Singapore government. Therefore, if Charge+ was to default on its obligations with respect to these costs, we estimate that the financial obligations to be borne by the other three consortium collaborators (including us) would not exceed US$3.3 million (SGD 4.4 million) over the next twelve years, comprised of no more than US$1.5 million (SGD 2 million) for the installation of the remaining charging stations and operating costs of no more than US$150,000 (SGD 200,000) per year for the next twelve years.

In addition, in 2021, we converted three of our internal combustion vans to EV, and we hope to convert some or all of our fleet of cleaning machines to EV over time. We also have started to offer, on a limited basis, an EV charging function to our customers as a package in our services, which will be provided by a sub-contracted third party. We do not own or operate an EV charging function. We believe that eco-solutions will become increasingly important in the future in the face of climate change, and integrating eco-solutions into our portfolio will not only expand our service capabilities, but also will transition our business towards a more innovative model, and will ultimately help our business to keep pace with future technological advances.

Going forward, we intend to continue to seek out opportunities for collaboration with technology companies to develop innovations in the areas of cleaning services and facilities management. For example, we plan to explore the use of removable batteries in our cleaning robots to reduce downtime. We do not intend, however, to enter the EV conversion or EV charging businesses as a new service offering.

Over the next three years, we plan to replace and convert a portion of our existing fleet of cleaning machines with and to EVs and develop “green” chemicals that are more eco-friendly for use in our cleaning services. We believe that by integrating environmental sustainability into our business practices, we will be able to attract more customers and employees, and ultimately reap the benefits of more sustainable growth.

We also target to build our own IoT system, software, and robots to improve the efficiency and capacity of our services. Specifically, we are currently at the planning stage to assemble a team with members of academia with whom we will collaborate to start the development of an integrated IoT platform and workforce automation software system for our facility services. The system will integrate commercial off-the-shelf IoT devices such as cameras and sensors to be deployed in a facility and/or on robots, which will evaluate and respond to various events to perform data driven functions or actions to assist our facility services with lower cost and more efficiency. We also intend to develop our proprietary floor scrubbing and autonomous mobile disinfection robots based on the Robot Operating System, an open source robotic platform, which will feature the flexibility to customize our robots to meet unique applications for facility services such as cleaning and disinfection services. However, as the IoT service is a new area for us, our plan to build our own IoT system may not be successful or, even successful, may not be able to generate revenues for a period of time.

Expand our range of facilities services both organically and through suitable acquisitions

Historically, we have been able to quickly gain a foothold in certain customer markets (for example, conservancy areas and offices) through the acquisition of companies with an established track record in those markets. We intend to continue to pursue suitable opportunities for acquisitions, joint ventures and strategic alliances to expand our range of facilities services. Such opportunities could include areas that complement our business, such as waste management, gardening and landscaping, and pest management. We believe that building up a comprehensive suite of facilities services will enable us to maintain our competitive edge.

We also intend to grow our facilities services business organically by expanding our coverage to include segments of the market where we currently do not have a presence or only have a small presence, such as hospitals, industrial centers, data centers and cleanrooms.

We are also looking to expand our facilities services into the landscaping sector in order to meet the Singapore government’s demand to supply more parks and other spaces in Singapore in the future. The landscaping services we intend to carry out will cover horticultural maintenance, which comprises services such as weeding, fertilizing, mowing and irrigation works. This would also enable us to provide an additional maintenance service under the FM01 workhead prescribed by BCA.

In connection with the expansion of customer services, we may also provide security services to condominiums.

Explore business opportunities in the Southeast Asian region

We intend to establish ourselves as a regional player in the environmental services industry. While our operations are currently almost exclusively based in Singapore, we may expand our business to other countries in Southeast Asia. We believe that our corporate image, which could be enhanced upon attainment of the Listing, would attract other service providers in the regional environmental services industry to consider a collaboration with us, through which we can leverage on our corporate image and their local knowledge to establish a greater foothold in Southeast Asia.

OUR SERVICES

Facilities Services

Facilities services is our primary business segment, accounting for approximately $40.6 million or 84.4% and approximately $46.1 million or 84.6% of our total revenue in FY 2021 and FY 2022, respectively. Our main customers in this segment include conservancy areas, educational institutions and the Changi Airport. The range of facilities services we offer includes the following:

•        Conservancy areas cleaning services:    These include daily cleaning of certain common areas within town councils including void decks, corridors, staircases, lifts and lift landings, drains and carparks, by using manual and mechanical means. We also provide monthly block washing and quarterly fogging of bin chutes.

•        Educational institutions cleaning services:    These include cleaning of schools under the Ministry of Education of Singapore as well certain premises of polytechnics. Our cleaning solutions take into account tiling, school amenities and enrolment figures, with the aim of reducing disturbance to the institution’s schedules.

•        Airport cleaning services:    These include the routine cleaning of certain areas of Changi Airport Terminal 2 as well as periodic cleaning of, among others, glass panels, marble walls, artwork and floor tiles.

•        Other facilities cleaning services:    These include cleaning of hotels, public spaces and roads, condominium common areas and facilities, offices, industrial areas, and retail stores.

•        Other cleaning services:    These include marble polishing services, external façade cleaning for exteriors of buildings, stewarding and clean room cleaning. We may render these services in-house or outsource them to our panel of sub-contractors.

•        Waste management and pest control services:    In order to provide integrated solutions for our customers, we have, over time, expanded our facilities services to also encompass waste management services, such as the collection, transportation and disposal of general waste, and sorting of waste for recycling, as well as pest control services such as the remediation and prevention of infestations of rodents, insects, birds and other pests, to our customers.

•        Landscaping services:    These include general horticultural maintenance services such as weeding, fertilizing, mowing and irrigation. We offer landscaping services as part of our integrated facilities services but do not currently render these services in-house and instead outsource them to sub-contractors. We plan to expand our in-house facilities services to include landscaping services in the future.

While COVID-19 has resulted in a significant decrease in revenue from providing cleaning services to the airport and hotels, we have seen an increase in demand for our services from town councils and condominiums (as a result of more people working from home). In order to upkeep environmental cleaning and disinfection of areas exposed to confirmed cases of COVID-19 in non-healthcare premises, NEA publishes a list of cleaning companies that can carry out disinfection works, which includes Primech A&P and Maint-Kleen. Such disinfection services include dry mist disinfection which uses chemicals approved by the HSA suitable for indoor and outdoor surfaces as well as in the air and which are designed to reach most surfaces while leaving little residue or noxious fumes, provision of advanced disinfection coating, as well as the provision of autonomous mobile disinfection robots that can be remotely controlled and spray disinfectant dry mist coupled with UV lamp sterilization. We also rendered cleaning services to community care centers, which housed COVID-19 patients with mild symptoms. We have also seen an increase in demand for self-disinfecting coating of high-touch areas such as lift buttons in venues such as town councils, and the airport.

Stewarding Services

Stewarding services accounted for approximately $4.8 million or 9.9% and approximately $5.1 million or 9.4% of our total revenue in FY 2021 and FY 2022, respectively. Stewarding services comprise the provision of kitchen cleaning services and the supply of customer service officers and F&B service crew. Our main customers in this segment are healthcare facilities, hotels and other hospitality venues, and restaurants. The tasks we perform include:

•        cleaning of kitchen equipment and dishwashing;

•        for hospitals, assisting the visitors of the hospital with any enquiries and providing support in respect of registering patients, crowd control as well as carrying out authorized clearance;

•        for hotels and hospitality venues, providing room attendant services and public area cleaning services. In the future, we intend to introduce front-of-house customer services.

Cleaning Services to Offices

In addition to our core facilities services, we provide cleaning services to offices. The provision of office cleaning services accounted for approximately $2.4 million or 5.0% of our revenue in FY 2021 and approximately $2.5 million or 4.6% of our revenue in FY 2022.

Technology

“HomeHelpy” website and mobile application for home and office cleaning services

HOMEHELPY

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Updated appointments

In order to facilitate outreach to more customers, we have created a mobile application for our customers through “HomeHelpy” as well as a website at https://www.homehelpy.com which is a home, office and specialized cleaning services portal that allows customers to create bookings for cleaning services on-demand. Our “HomeHelpy” mobile application and website accounted for less than 1.0% of our total revenue in each of FY 2021 and FY 2022. Our “HomeHelpy” platform has more than 2,300 registered members as of October 2022, and has served more than 560 users since its inception.

Upon downloading our HomeHelpy mobile application or visiting our HomeHelpy website, customers are able to select their preferred service from a variety of home cleaning, office cleaning and specialized cleaning services (such as marble polishing, upholstery cleaning, carpet cleaning, and disinfection). We also offer customizable add-on services such as clothes ironing, refrigerator cleaning, bedsheet changing, microwave cleaning, cooker hood cleaning, oven cleaning, and air purification.

Under our home cleaning services, we offer two types of packages: classic (where customers are to prepare the cleaning tools and consumable materials to be used during the cleaning session) and premium (a more expensive package, where customers only have to prepare the cleaning tools).

Advance payment is required to confirm a booking, and we charge a cancellation fee of 50% of the booking price if the customer cancels the booking 12 to 24 hours before the service commences. There is no refund for bookings cancelled less than 12 hours before the service. Customers are able to reschedule their booking through our mobile application or website provided that it is at least 24 hours before the service commences.

Our HomeHelpy services can be engaged on a one-time basis, or on a recurring basis, such as weekly or fortnightly. Upcoming and past appointments can be monitored both by our customer as well as us through the relevant online portal. This provides our customers with the flexibility to manage their appointments, and enables us to better understand the demands of our customers.

Our employees, or HomeHelpers, undergo a training program, which they must pass before they may be deployed to provide cleaning services for our customers. Through our training program, we are able to ensure that our HomeHelpers possess the required hard and soft skills for the job and that cleaning procedures are standardized, thus enabling us to maintain high service and quality standards.

In the near future, we intend to upgrade our mobile application to include additional functions such as the option to purchase cleaning products from us through the application. In addition, we intend to expand our services offered through HomeHelpy to include services such as disinfection and air conditioner servicing.

Cleaning robots

In order to supplement and bolster our provision of facilities services, we utilize a fleet of cleaning robots, which we purchase from third parties. The following summarizes the types of our cleaning robots as of October 31, 2022:

Description	Illustration
Robotic scrubber cleaners robots (large)
Robotic scrubber cleaners (small)

Robotic scrubber cleaners can be remotely controlled to schedule cleaning at specific times, and can also be programmed to self-dock at designated recharge locations. These robots are also equipped with real-time monitoring and also collect reporting data on the state of the cleaning sites, which allows us to monitor and make adjustments to cleaning schedules so as to optimize our resources.

Other Technology Initiatives

Our cleaners also input their daily cleaning records through mobile applications which alert them as to their required daily jobs, as well as urgent ad-hoc tasks. These mobile applications also provide management with daily updates as to our operations.

We also implement technological aids at certain of our key customers. For instance, at Temasek Polytechnic, we have installed in-toilets motion sensors which detect traffic flow. An alert is sent out to the relevant cleaner if more than 20 individuals have entered the premises in a given period of time. There are also ammonia sensors which trigger the air fresheners and hand soap, as well as toilet paper sensors which alert our cleaners as and when such supplies have to be refilled.

Through the use of such technology, we are able to more effectively utilize our cleaning staff and provide a higher and more consistent level of cleanliness to our customers.

Sale of Cleaning Supplies

We acquired CSG, a manufacturer of cleaning supplies, and Princeston International, a company engaged in the wholesale trading of cleaning supplies, in 2021. The sale of cleaning supplies accounted for less than 1.0% of our total revenue in FY 2021.

Through CSG, we manufacture a variety of cleaning supplies such as hand soaps, hand soap dispensers, and cleaning fluids used for general, floor, carpet, restroom or kitchen purposes, as well as treatment products used in the marine industry. We sell our cleaning supplies, primarily marketed under the brand “D’Bond”, to business customers in Singapore, such as other facilities services providers.

Through Princeston International, we sell floor mats and cleaning supplies such as hand soap and garbage bags.

Our cleaning supplies production facility is located on leasehold land at 50 Tuas Avenue 11, Singapore 639170. The use of the property is industrial.

OUR CONTRACTS AND PORTFOLIO

We typically enter into service contracts for a term of two to four years. Certain service contracts contain a provision giving the customer an option to renew for an additional term of typically two years. Our service contracts may be in respect of solely cleaning services or a mixture of cleaning, waste management and pest control services. Depending on the customer’s requirements, we may charge our customers based on input (i.e. an agreed number of employees to the delivery of the given service at a set cost price plus a margin) or based on output (i.e. achieving the level of performance required by the customer).

We believe our strong track record and high levels of accreditation have allowed us to secure notable projects. Our customers include but not limited to the following: Changi Airport, Nanyang Technological University and, Temasek Polytechnic.

•        Changi Airport has been a customer of our Group for over ten years. Primech Services & Engrg was awarded a contract by Changi Airport Group (Singapore) Pte. Ltd. in 2018 to provide routine and periodic cleaning of the basement, mezzanine level and first story of Changi Airport Terminal 2, including two multi-story carpark buildings, Changi Airport MRT Station, and all external aluminum cladding and the glass façade for, among others, Changi Airport Terminal 2 and the link bridge to the Jewel Changi Airport. For the period from August 1, 2020 to October 31, 2021, pursuant to the upgrading works carried out at Changi Airport, our services were expanded to include the airside (which is the area beyond passport and customs control) of Terminals 1 and 3 but with reduced frequency of cleanup required. These services have been provided pursuant to contracts with Changi Airport.

Our revenue from service rendered to Changi Airport, including other tenants/ companies located in Terminal 2, was approximately $5.2 million, $1.7 million and $1.8 million in FY 2020, FY 2021 and FY 2022, respectively. Such decrease in revenue from FY 2020 to FY 2021 was due to the closure of Terminal 2 on May 1, 2020. Changi Airport closed Terminal 2 as of that date, and airlines were relocated to other terminals because the COVID-19 related decrease in air passenger flow presented an opportunity to commence the previously planned Terminal 2 renovations ahead of schedule in May 2020. As a result, our service contracts with the Changi Airport were modified to reduce the scope of our services. Our revenue from Changi Airport in FY 2020 was not substantially impacted by COVID-19 because our FY 2020 ended on March 31, 2020, which was before the closure of Terminal 2.

Singapore removed most remaining COVID-19 travel restrictions as of April 26, 2022 and eased its entry requirements for travelers, in response to a decline in new daily infections. As of October 2022, Changi Airport has reopened southern section of its Terminal 2 arrival hall and southern section of its Terminal 2 departure hall. Our contracts with Changi Airport were renewed, effective on November 1, 2021 through February 28, 2023; and November 1, 2022 through October 31, 2023, as applicable to the relevant repended areas of Changi Airport. As of October 31, 2022, the northern section of departure and arrival areas at Terminal 2 have not yet been reopened. There can be no assurances as to the timing of any further reopenings at the Changi Airport; therefore, as long as COVID-19 continues to affect the aviation sector and the travel industry, we believe our airport services will continue to be affected and it will have a material impact on the financial performance of the Group. A negative impact on the Group financial performance is expected in the event that this contract is not renewed.

•        Nanyang Technological University has been a customer of our Group since 2018. A&P Maintenance was awarded a contract by Nanyang Technological University in 2018 for a period of two years from April 1, 2018 to March 31, 2020, with an option by the University to extend for another two years up to March 31, 2022 (which option was exercised), to provide cleaning services for various buildings at Academic Complex South within the Nanyang Technological University and their surroundings (including link ways and canopies). Primech A&P was again awarded the cleaning contract for the same area from April 1, 2022 to March 31, 2024, with an option to extend for another two years until March 31, 2026. In addition to general cleaning services, the contract with Nanyang Technological University also covers the provision of decontamination and disinfection services and clean room cleaning services, when called for.

•        Temasek Polytechnic has been a customer of our Group since 2013. Our current contract with Temasek Polytechnic was awarded to us pursuant to a tender and is for a term of five (5) years from April 2020 to March 2025, with an option to renew for a further two (2) years. Under the contract, we provide, among other things, cleaning and pest control services for numerous areas within Temasek Polytechnic’s campus.

•        A Singapore multinational bank has been a customer of our Group for over eight (8) years. Our current contract with the bank is for a period of three years from September 1, 2020 to August 31, 2023 in connection with the cleaning, refuse disposal and pest control services for various buildings and offices operated by the bank. We may also provide ad hoc services such as external façade cleaning.

•        The Ministry of Education of Singapore has become our customer since April 2022. Our current contract with the Ministry of Education of Singapore commenced on April 1, 2022, with a four-year term and a twelve month extension option.

OUR BUSINESS OPERATIONS

The workflow of our business operations generally involves four stages, as summarized below:

•        Tender Submission and Quotation Invitation Process

In order to participate in public sector projects, we have to bid in open tenders through platforms such as GeBIZ (the Singapore government’s online procurement portal) and SESAMi (an electronic transaction hub in Asia). We may also receive requests for quotation in respect of private sector projects. These may be new projects, or calls for tenders and/or quotations upon the expiry of existing service contracts.

Upon receiving an invitation to tender or a request for quotation, we would first make a preliminary assessment of the requirements of the tender or quotation, taking into account (among other things) our available resources and whether there is a need to engage sub-contractors. We may conduct a site visit in order to gather more information on the details of the invitation to tender or request for quote. Based on this assessment, we would prepare a project dossier, and consider whether to submit a tender bid or provide a quotation.

Depending on the materiality of the tender and/or quote, a submission could be reviewed and endorsed by our Executive Officers before being submitted to the customer for consideration.

•        Execution of Plans

Once we have received the letter of award or an equivalent confirmation indicating that our tender or quotation has been accepted, a joint taskforce project start-up team will be formed comprising, among others, a project manager who has experience in managing projects of a similar risk profile as the tender/quotation in question, a representative from each of the administrative and human resources departments (who will arrange for contract insurance and performance bonds (if any) to be prepared prior to the commencement of the service contract, and for recruitment and/or training), a business development professional (who will check the service contract documentation and set up a new file with customer details), and an operations department professional (who will plan budgeting and procurement requirements and meet with the customer in order to clarify outstanding queries or issues relating to the site or venue).

Depending on the materiality of the tender and/or quote, the project manager may also submit a startup form to our executive officers for review.

Upon finalization of the foregoing, we will submit a master cleaning schedule to our customer for its reference.

We may allocate fixed cleaners at each project, depending on the size and complexity of the cleaning site. Typically 10 to 15 employees report to a supervisor, and 40 to 50 employees report to a manager based on our current master cleaning schedule.

•        Implementation, Controls and Monitoring

Throughout the project lifecycle, our operations department will provide high-level supervision of the ongoing performance of our employees, our customers, the cleaning services rendered, and the disposal of waste.

Within the first three months of an executed project, the project may be subjected to an internal assessment to ensure that the implementation of operations has conformed to the project plan.

Apart from the internal assessment, the project will also be subjected to routine QEHS inspections and audits. In order to ensure compliance and that the project budget is kept to, the project manager and accounts manager for the project will closely monitor the performance of the project. Invoices are also submitted to the customer on a regular basis.

•        Review of Performance

The performance of the project will be periodically reviewed by the project manager and the senior management team. Critical intervention in the project may take place as and when needed to ensure that the project is operating within the acceptable and previously set out parameters. As part of making continual improvements to the project, the audit findings will also be discussed by the project manager and other relevant stakeholders.

As the project approaches the end of its life-cycle, the project manager and the senior management team will also conduct a comprehensive project review. This project review will form the basis for any decisions to take up any offer to re-tender or requote for the same project, if our Company is provided the opportunity.

MARKETING AND BUSINESS DEVELOPMENT

Our Group is primarily engaged in business-to-business (B2B) customer dealings. Our marketing and corporate development activities are led by Mr. Khazid bin Omar, our President, and Mr. Yew Jin, Sng, our Senior Vice President of Business Development. The business development team supports our Group’s sales and marketing efforts by approaching new customers, fostering long-term and strong relationships with existing customers, and generating and concluding new sales and service contracts.

We market our services actively through both traditional media (for example, print and radio advertisements) and new media (for example, search engine optimization and targeted advertising). We also participate in tradeshows and networking events, and we organize public relations activities with the media.

In terms of business development, we target large-scale projects (for example, involving conservancy areas or educational institutions) to boost our portfolio and our profile in the industry. We are registered on various tender platforms (in respect of public projects) such as GeBIZ and SESAMi. We monitor these portals for suitable tenders put up by the respective Singapore government agencies, and we also monitor newspaper advertisements for both public and private tenders.

Our “HomeHelpy” website and mobile application also enables us to market our cleaning services to individual customers. Through this business-to-customer (B2C) platform, we are able to expand our scope of coverage to include individual homes and offices.

OUR MAJOR CUSTOMERS

Our major customers which accounted for 5.0% or more of our Group’s total revenue for FY 2021 and/or FY 2022 are as follows:

		Percentage of total revenue (%)
Customer	Service provided	FY 2022	FY 2021
Temasek Polytechnic	Facilities services	5.4	6.0
A Singapore multinational bank	Facilities services	7.1	3.9

Except as disclosed above, our Directors are of the view that, as of October 31, 2022, our business and profitability are not materially dependent on any of our customers. To the best of our Directors’ knowledge, we are not aware of any information or arrangement which would lead to a cessation or termination of our current relationship with any of our major customers.

As at the date of this prospectus, none of the Directors or Major Shareholders of our Company or their respective associates has any interest, direct or indirect, in any of our customers.

OUR MAJOR SUPPLIERS

Direct cost of revenue for FY 2021 and FY 2022 amounted to approximately $35.6 million and $44.6 million, respectively. Approximately $6.7 million and $4.0 million of supplies purchases and sub-contractor costs were included in direct cost of revenue in FY 2022 and FY 2021, respectively. Our major suppliers (including sub-contractors) which accounted for 5.0% or more of our Group’s total supplies purchases and sub-contractor costs for FY 2022 and/or FY 2021 are as follows:

		Percentage of total purchases (%)
Supplier	Product or service supplied	FY 2022	FY 2021
Princeston International (S) Pte Ltd	Sub-contractor of cleaning services	—	38.6
Dexterity Services Pte Ltd	Sub-contractor of cleaning services	13.4	0.3
Rental Hygiene Services Pte Ltd	Hygiene services and toiletries	6.3	7.8
Waste Integrated Services & Environmental Pte Ltd	Sub-contractor of cleaning services	5.6	5.3

In 2021, we increased our engagement of Princeston International as a subcontractor, thus decreasing our dependency on other cleaning services subcontractors. In April 2021, we acquired Princeston International.

Except as disclosed above, our Directors are of the view that, as of October 31, 2022, our business and profitability are not materially dependent on any of our suppliers. To the best of our Directors’ knowledge, we are not aware of any information or arrangement which would lead to a cessation or termination of our current relationship with any of our major suppliers.

As of the date of this prospectus, none of our Directors or Major Shareholders or their respective associates has any interest, direct or indirect, in any of our major suppliers.

INSURANCE

As at the date of this prospectus, certain of our subsidiaries have taken out group hospital and surgical policies, foreign worker medical policies, and performance bond insurances, in respect of our employees, as well as insurance in accordance with WICA. We may be required to take up additional insurance policies in compliance with specific customer requirements as well. Such additional insurance include public liability insurance.

The above insurance policies are reviewed annually to ensure that our Group has sufficient insurance coverage. Our Directors believe that we have adequate insurance coverage for the purposes of our business operations and we will procure the necessary additional insurance coverage for our business operations, properties and assets as and when the need arises.

INTELLECTUAL PROPERTY

Our Group’s intellectual property rights are important to our business and as of the date of this prospectus, the Group has registered the following trademarks:

Trademark	Jurisdiction	Class	Trade Mark Number	Expiry Date
	Singapore	03(1)	40202103768S	February 17, 2031
	Hong Kong	03(2)	305537043	February 17, 2031
	Thailand	37(3)	200102313	May 11, 2031

Trademark	Jurisdiction	Class	Trade Mark Number	Expiry Date
	Singapore	37(4)	40202000868W	January 13, 2030
	European Union	37(5)	018179388	January 10, 2030

____________

Notes:

(1)     Chemical cleaning preparations for carpets; Chemical cleaning preparations for curtains; Chemical cleaning preparations for floors; Chemical cleaning preparations for glass; Chemical cleaning preparations for household purposes; Chemical cleaning preparations for upholstery; Cleaning agents for household purposes; Cleaning agents for glass; Cleaning agents for the hands; Cleaning preparations; Cleaning preparations for bathroom use; Cleansers for household purposes; Cleaning substances for household use; Cleaning preparations incorporating substances for the control of allergens; Cleaning preparations incorporating substances for the control of dust mites; Cleaning preparations impregnated into tissues; Cleaning preparations for sanitary purposes; Cleaning preparations for household use; Detergents for household use; Dry cleaning preparations.

(2)      Cleaning agents; Cleaning agents and preparations; Cleaning agents for cleaning surfaces; cleaning compositions for floors and other interior surfaces; cleaning liquid; Cleaning preparations; cleaning preparations for industrial use; cleaning preparations for use on fabrics, upholstery and carpets, with and without deodorant properties; Cleaning preparations impregnated into tissues; cleaning sprays; Cleansers for household purposes; detergents for household purposes; dry-cleaning preparations

(3)      Cleaning of buildings exterior surface; Cleaning of buildings interior; Disinfecting; Window cleaning.

(4)      Ceiling cleaning services; Cleaning of building exteriors; Cleaning of building interiors; Cleaning of building sites; Cleaning of buildings; Cleaning of commercial premises; Cleaning of domestic premises; Cleaning of factories; Cleaning of floor coverings; Cleaning of hospitals; Cleaning of hotels; Cleaning of office buildings and commercial premises; Cleaning of property; Cleaning of public areas; Cleaning of residential houses; Cleaning of schools; Cleaning of shops; Cleaning of venues before and after events; Cleaning services; Cloth laundry; Disinfecting; Disinfection services; Domestic cleaning services; Floor polishing; Handyman repair, maintenance and installation services; House cleaning services; Industrial cleaning services; Interior and exterior window cleaning services; Office cleaning services; Providing information relating to street cleaning services; Providing information relating to window cleaning services; Provision of cleaning services; Upholstery cleaning services.

(5)      Cleaning of buildings exterior surface; cleaning of buildings interior; disinfecting; window cleaning.

Save as disclosed above, our Group does not own or use any trademark, patent or other license which is material to our business or profitability.

LEGAL PROCEEDINGS

Except as disclosed below, to our knowledge, we are not a party to any legal or governmental proceedings (including any pending or known to be contemplated) which may have a material adverse effect on our business, financial condition or results of operations.

MOM Investigation in Relation to a Fatal Accident at Our Work Site

In 2019, A&P was under contract to provide, among others, external façade cleaning services for an office tower. We appointed a sub-contractor, which in turn appointed its own sub-contractor, to carry out the façade cleaning works. The façade cleaning works were performed using a gondola. When not in use, the gondola was stored in a pit underneath floor slabs. When required for use, the floor slabs would be removed and the gondola would be elevated from the pit.

The façade cleaning works began in May 2019 and were expected to be completed by June 2019. In late May 2019, the works were halted due to an obstruction of the gondola tracks. During this time, the gondola was kept in the pit, however, part of the floor opening, around the gondola switch, was not covered.

The gondola pit was located in a rooftop area, where an independently owned bar was also located. In the early hours of June 9, 2019, a security officer working at the bar fell into the uncovered area of the gondola pit. The security officer died from the fall. The circumstances surrounding the fall were as follows: the security officer had been assigned to ensure that patrons of the bar did not enter a barricaded area (which included the area with the gondola pit). Two guests had pushed aside the barricades and entered the restricted area. Upon seeing the guests enter the restricted area, the security officer ran towards them. During this, the security officer accidentally fell into the uncovered area of the gondola pit.

Following the accident, the MOM commenced an investigation, which included interviews with certain of our management and employees. As a result of the said incident, two charges were brought against A&P under Section 50(b) of the WSHA and one charge was brought against an employee of A&P under Section 15(3A) of the WSHA. According to the solicitors to A&P in connection with the abovementioned charges, the public prosecutors (a) are currently in the process of finalising the statement of facts and (b) the penalties to be imposed on A&P are estimated to be between approximately $169,000 and $225,000 (S$225,000 and S$300,000) in respect of the abovementioned charges. A&P intends to plead guilty to the abovementioned charges, and the solicitors to A&P intend to seek a lower fine amount.

On March 14, 2022, the next-of-kin of the deceased security officer brought a claim against the registered owner of the office tower and the owner of the bar in connection with this accident, and also pleaded a sum of approximately $6,500 (S$8,644.00) for special damages against A&P but have yet to quantify their claim in full. The office tower owner also has commenced third party proceedings against A&P to seek contribution and/or an indemnity from A&P against the next-of-kin’s claim. The civil proceedings have been adjourned pending the outcome of the abovementioned criminal proceedings.

Other Legal Matters

In 2019 there was a claim against Primech Services & Engrg from an employee (Sukhpreet Singh) for damages arising out of injuries and loss suffered as a result of a work accident at Orchard Hotel. This claim, in the approximate amount of approximately $157,000 (S$209,000), is being handled by the Company’s insurer, who intends to defend the claim.

In September 2019, a claim was filed by Mohamed Zohdy Ahmed Atef Rateb, as plaintiff, against City Hotels Pte. Ltd. (as occupier of Orchard Hotel) and A & P Maintenance Services Pte Ltd (which was the cleaning contractor engaged by City Hotels Pte. Ltd.). The plaintiff had slipped in the toilet within Orchard Hotel and sustained injuries as a result. The plaintiff had claimed, among others, negligence and/or breach against A & P Maintenance Services Pte Ltd, amounting to approximately $188,000 (S$250,000) in damages. This claim is being handled by the Company’s insurer, who intends to defend the claim.

In April 2021, Mr. Tay Cheng Siong brought a claim against Maint-Kleen in connection with negligence arising from a motor accident, claiming damages in an unspecified amount. Maint-Kleen Pte. Ltd. is unrepresented and interlocutory judgement has been entered against the company, with assessment of damages pending as of May 11, 2021. This claim is covered by the Company’s insurer.

LICENSES

We are required under the relevant laws and regulations of Singapore and Malaysia to hold certain licenses in order to conduct our business operations.

As of the date of this prospectus, our Group holds the following licenses:

•        Each of Primech A&P, Maint-Kleen, Princeston International and HomeHelpy holds a cleaning business license required pursuant to the Environmental Public Health Act of Singapore for carrying on a cleaning business in Singapore;

•        Each of Primech A&P and Maint-Kleen holds a general waste collector’s license (Class A — Inorganic waste and recyclables) required pursuant to the Environmental Public Health (General Waste Collection) Regulations for carrying on the business of, inter alia, collecting or transporting general waste for payment or other remuneration in Singapore;

•        CSG holds a permit to store and use hazardous substances pursuant to the Environmental Protection and Management (Hazardous Substances) Regulations;

•        Primech A&P is a registered vector control operator under the Control of Vectors and Pesticides Act of Singapore, which is required for a business to undertake or engage in vector control work in Singapore;

•        Primech A&P is a registered contractor with the BCA in respect of the FM01 Facilities Management workhead; and

•        Each of Primech A&P and Maint-Kleen is a registered contractor with the BCA in respect of the FM02 Housekeeping, Cleansing, Desilting & Conservancy Service workhead.

Save as disclosed herein, we do not require any other material licenses, registrations, permits or approvals in respect of our operations apart from those pertaining to general business registration requirements. See section titled “Government Regulations” for further details on the licensing requirements applicable to us under relevant laws and regulations. We regularly apply on a timely basis for extensions on all our licenses listed below. See section titled “Government Regulations.”

GOVERNMENT REGULATIONS

We are subject to all relevant laws and regulations of Singapore and Malaysia and may be affected by policies which may be introduced by their respective governments from time to time. We have identified the main laws and regulations (apart from those pertaining to general business requirements) that materially affect our operations, including the licenses, permits and approvals typically required for the conduct of our business, and the relevant regulatory bodies, below.

As of the date of this prospectus, our Directors believe that we are not in breach of any laws or regulations applicable to our business operations that would materially affect our business operations, and our Group is in compliance with all the applicable laws and regulations that are material to our business operations. The Group may be subject to certain fines/penalties arising from its ordinary course of business from time to time.

Singapore

Environmental Public Health Act 1987 of Singapore (the “EPHA”) and the Environmental Public Health (General Cleaning Industry) Regulations 2014 (the “EPH Regulations”)

In order to regulate and upgrade the cleaning standards and productivity in the cleaning industry in Singapore, the EPHA was amended to require the licensing of cleaning businesses, in particular, requiring the training of cleaners and the payment of progressive wages to cleaners to ensure a more engaged cleaning workforce and the retention of a core of resident cleaners.

Pursuant to Section 80D of the EPHA, no person shall carry on a cleaning business in Singapore, except under and in accordance with a cleaning business license that is in force. A “cleaning business” means a business, whether or not the business is carried on for profit, in which a person provides cleaning work to other persons through the services of cleaners engaged or employed by that person. “Cleaning work” means work carried out in Singapore that has, as its main or only component, the bringing of premises or any public place into, or keeping of premises or any public place in, a clean condition, and includes supervising the carrying out of such work but excludes any work that the Minister declares, by notification in the Gazette, not to be cleaning work.

Any person who contravenes Section 80D(1) of the EPHA shall be guilty of an offence and shall be liable on conviction to a fine not exceeding S$10,000 or to imprisonment for a term not exceeding 12 months or to both and, in the case of a continuing offence, to a further fine not exceeding S$1,000 for every day or part thereof during which the offence continues after conviction.

Pursuant to Section 80G of the EPHA read with the EPH Regulations, the applicant shall be eligible for a cleaning business license if:

(a)     the applicant is a company registered under the Companies Act, a limited liability partnership registered under the Limited Liability Partnerships Act 2005 of Singapore, a sole proprietorship or firm registered under the Business Names Registration Act 2014, or a society registered under the Societies Act 1966 of Singapore;

(b)    the applicant satisfies the Director-General that:

(i)     the applicant has, during the 12 months immediately preceding the date of the application for a cleaning business license, performed or started performing at least one (1) cleaning contract; or

(ii)    for new start-ups, the applicant has at least one (1) officer or employee who (A) has not less than two (2) years of practical experience in supervising cleaning work, or (B) who has been conferred by the Singapore Workforce Development Agency, for attending all of the requisite training modules under the Singapore Workforce Skills Qualifications;

(c)     the applicant has submitted a progressive wage plan that conforms with applicable requirements (as described below);

(d)    in the case of an applicant who has one (1) or more cleaners in the applicant’s employ at the time of the application:

(A)    in the case of an application for the grant of a cleaning business license, at least half of the cleaners in the applicant’s employ (but not including the cleaners who, as at the date of the application, are in the applicant’s employ for less than three (3) months) have attended any of the training modules under the Singapore Workforce Skills Qualifications (WSQ) System for Environmental Cleaning, or the Institute of Technical Education (ITE) Skills Certificate course in Housekeeping Operations (Healthcare) (collectively, the “Required Training Modules”); or

(B)    in the case of an application for the renewal of a cleaning business license, all the cleaners in the applicant’s employ (but not including the cleaners who, as at the date of the application, are in the applicant’s employ for less than three (3) months) have attended any of the Required Training Modules; and

(e)     the applicant satisfies such other requirements as may be prescribed.

Every progressive wage model in respect of a cleaning business of a licensee or an applicant for a cleaning business license (“Progressive Wage Model”) must:

(a)     relate to every citizen or permanent resident of Singapore the licensee or applicant employs or proposes to employ as a cleaner in its cleaning business;

(b)    specify the basic wage payable to every cleaner in paragraph (a) that is on an increasing scale depending on seniority, responsibilities, cleaning work experience and training received;

(c)     specify an amount as the basic wage for each class of cleaners in paragraph (a) that is not less than the amount specified under section 80H(2)(a) for that class; and

(d)    specify that where the cleaner belongs to a class of cleaners specified as eligible for a progressive wage model bonus under section 80H(2)(b), the cleaner will be paid a progressive wage model bonus.

See section titled “General Information on our Group — Government Regulations — Progressive Wage Model” for further details.

A cleaning business license is valid for one year and renewable on a yearly basis. As of October 31, 2022, the details of the cleaning business licenses held by our Group were as follows:

Licensee	License number	Expiry Date
Primech A&P	NEA220503/1704H/R08	May 22, 2023
Maint-Kleen	NEA211490/0284W/R08	December 16, 2022
Princeston International	NEA220742/5717C/R07	June 12, 2023
HomeHelpy	NEA220900/9400R/R02	September 7, 2023

Pursuant to Section 80H of the EPHA, read with the EPH Regulations, the conditions of the cleaning business license are, among others:

(a)     the holder of a cleaning business license shall keep such records relating to the licensee’s cleaning business (namely, every cleaning contract, the accounts of the licensee’s cleaning business, contracts with cleaners, and pay records), and retain the records for such period, as may be prescribed;

(b)    the licensee shall ensure that each cleaner the licensee employs attends the requisite training, and keep training records of each cleaner;

(c)     for each cleaner the licensee employs, the licensee shall enter into a contract of service in writing;

(d)    for every contract of service entered into between the licensee and a cleaner who is a citizen or permanent resident of Singapore, the contract must be in compliance with the Progressive Wage Model: and

(e)     the licensee shall issue to each cleaner the licensee employs a pay slip containing such particulars of that cleaner’s basic wage and such other payment received by that cleaner from the licensee, and at such frequency, as may be prescribed.

If the conditions of the cleaning business license are not met, the Director-General may revoke any such cleaning business license, suspend the cleaning business license for such period of time (not exceeding six months) as the Director-General thinks fit; or impose such other directions or restrictions as the Director-General considers appropriate on the licensee’s cleaning business in Singapore.

Environmental Protection and Management Act 1999 of Singapore and the Environmental Protection and Management (Hazardous Substances) Regulations

The Environmental Protection and Management Act, or the EPMA, and the regulations thereunder govern environmental pollution control and the protection and management of the environment and resource conservation in Singapore.

Certain of the cleaning solutions and chemicals we use in our cleaning and pest control operations are considered “hazardous substances” under the EPMA and are subject to regulatory control. In particular, pursuant to Regulation 17 of the Environmental Protection and Management (Hazardous Substances) Regulations, a person shall not use, keep or have in his possession or under his control any of the specified hazardous substances under the regulations, unless he is authorized to store and use such hazardous substances. In addition, the storage and use of the hazardous substance must be effected in accordance with the provisions of the permit and any condition specified therein.

Non-compliance with the relevant requirements under the Environmental Protection and Management (Hazardous Substances) Regulations constitutes an offence and may result in fines or imprisonment.

As of October 31, 2022, our Group holds a permit to store and use hazardous substances under Regulation 17 of the Environmental Protection and Management (Hazardous Substances) Regulations, as follows:

Licensee	License Number	Hazardous Substances	Expiry Date
CSG	C0764P190924	40% Hydrochloric Acid 55% Sodium Hydroxide	August 2, 2023

Further, CSG also holds a Factory Notification Confirmation issued by MOM enabling it to carry out production, packaging and storage of detergents and cleaners, and a license for explosive precursors issued by the Singapore Police Force for the period between August 30, 2021 to August 29, 2023.

CSG also has the right to use the Singapore Green label for the D’Bond brand in respect of multi-purpose cleaners for the period between February 28, 2020 to February 27, 2022.

Enhanced Clean Mark Accreditation Scheme

The cleaning business license sets the entry-level standards for cleaning businesses, while accreditation under the Enhanced Clean Mark Accreditation Scheme aims to differentiate the quality of services provided by cleaning businesses.

There are two levels of award under the scheme; namely the Clean Mark Silver Award and the Clean Mark Gold Award. The award is currently valid for one (1) year and is renewable upon re-assessment.

As of October 31, 2022, the details of the Clean Mark awards held by our Group were as follows:

Licensee	License number	Award	Expiry Date
Primech A&P	NEA220503/1704H/G09	Gold	May 22, 2023
Maint-Kleen	NEA211490/0284W/G09	Gold	December 16, 2022

The accreditation criteria for the Clean Mark Gold Award includes, among others:

(a)     professional and regulatory standards, having (i) attained and maintained at least NEA Clean Mark Silver accreditation status for a period of 12 months, (ii) sufficient financial resources (paid up capital or net worth of at least S$25,000), (iii) no conviction in the past 12 months preceding the certification and throughout the accreditation award, for offences under legislation administered by NEA, MOM or the Singapore Central Provident Fund Board; (iv) no default on Labor Court Orders issued in the past 12 months preceding the certification and throughout the accreditation award; (v) attained at least bizSAFE Level 3 certification; and (vi) attained ISO 9001 certification;

(b)    environmental health and cleanliness standards, having in place an existing system (for a minimum of six (6) months) to let cleaners know how and where they could improve upon to ensure that performance standards agreed between the company and clients are met;

(c)     training, quality of manpower and general working conditions, that:

(i)     at the point of application and throughout the accreditation award, at least:

•        75% of its cleaners are trained in any two (2) modules under the WSQ Certificate in Environmental Cleaning or higher;

•        75% of its team leaders are trained in any two (2) modules under the WSQ Higher Certificate in Environmental Cleaning or higher; and

•        75% of its supervisors are trained in any two (2) modules under the WSQ Advanced Certificate in Environmental Cleaning;

(ii)    cleaners’ wages (including all overtime payments, allowances, bonuses and any other forms of salary payments) are paid through GIRO unless otherwise requested by cleaners;

(iii)   cleaners are given basic statutory benefits as stated under the employment laws; and

(iv)   cleaners’ performances are recognized with incentives and bonuses.

Progressive Wage Model (“PWM”)

Cleaning companies must satisfy the PWM wages and training requirements for cleaners who are Singapore citizen and permanent resident cleaners. These were minimum basic wages imposed by Ministry of Manpower which will increase from July 1, 2020 to June 30, 2029. A mandatory PWM bonus is payable to certain cleaners as well. The cleaning business must pay the PWM bonus at least once but no more than twice in a calendar year.

The remuneration of our Singapore Citizen and Permanent Resident cleaners are in compliance with the Progressive Wage Model.

Environmental Public Health (General Waste Collection) Regulations

Pursuant to the Environmental Public Health (General Waste Collection) Regulations, any person who wishes to carry on the business of (a) collecting or transporting general waste for payment or other remuneration (whether monetary or otherwise) or (b) collecting or transporting from any food establishment used cooking oil, may apply for a general waste collector’s license.

There are various classes of licenses. In particular, Class A general waste collection licenses relate to the collection of inorganic waste (e.g. construction and renovation debris, tree trunks and branches, furniture disposal, electrical appliances, wooden crates, pallets and other bulky items for disposal) and recyclable waste (excluding food waste).

A general waste collection license is valid for one year and renewable on a yearly basis. As of October 31, 2022, the details of the general waste collection licenses held by our Group were as follows:

Licensee	Class of License	License number	Expiry Date
Primech A&P	A	A-08-011X-000	April 30, 2023
Maint-Kleen	A	A-19-025K-000	October 21, 2023

Pursuant to Regulation 19 of the Environmental Public Health (General Waste Collection) Regulations, if any licensee (a) contravenes or fails to comply with or fails to secure the compliance by its employees, agents or contractors with any of the provisions of the EPHA or the Environmental Public Health (General Waste Collection) Regulations or any written directive by the Director-General; or (b) in the opinion of the Director-General, fails to provide and maintain an adequate, safe, satisfactory, hygienic and efficient service, the Director-General may, by notice in writing, suspend or revoke the license.

Any person who contravenes or fails to comply with any of the provisions of the Environmental Public Health (General Waste Collection) Regulations shall be guilty of an offence and shall be liable on conviction to a fine not exceeding S$10,000 and, in the case of a continuing offence, to a further fine not exceeding S$500 for every day during which the offence continues after conviction.

Control of Vectors and Pesticides Act 1998 of Singapore (the “CVPA”)

Under Section 2 of the CVPA, a vector control operator refers to a person who, in the course of any trade or business, undertakes or engages any work carried out for the purpose of the destruction, or prevention of the propagation or harboring, of any insect, including its egg, larva and pupa, and any rodent, including its young, carrying or causing, or capable of carrying or causing any disease to human beings. Under Section 24 of the CVPA, no person shall in the course of any trade or business, undertake or engage in vector control work or advertise or otherwise hold himself out as a vector control operator unless he is registered as a vector control operator under the CVPA.

Under Section 30(1) of the CVPA, the registration of a vector control operator, vector control technician’s license and vector control worker’s certificate are each valid for three years from its date of grant. As of October 31, 2022, the details of the cleaning business licenses held by our Group were as follows:

Licensee	License number	Expiry Date
Primech A&P	NEA198801704H	July 3, 2024

Any person who undertakes any trade or business, or engages in vector control work without registration shall be guilty of an offence and shall be liable on conviction to a fine not exceeding S$20,000 or to imprisonment for a term not exceeding three (3) months or to both and, in the case of a second or subsequent conviction, to a fine not exceeding S$50,000 or to imprisonment for a term not exceeding six (6) months or to both.

Contractors Registration System

The BCA administers the “CRS” which serves the procurement needs of Singapore government departments, statutory bodies and other public sector organizations including first level sub-contractors involved in Singapore government projects. Registration of a contractor with the BCA and the grade assigned to it is dependent on the contractor fulfilling the requisite grade requirements relating to, among others, track record, financial capacity, management certifications, and personnel qualifications.

In particular, a contractor may be registered under the following facilities management workheads with BCA:

•        FM01 Facilities Management which entails integrated facilities management and/or managing agent services by facilities management companies. In particular, the provision of integrated facilities management refers to the provision of at least two distinct maintenance services by the same company. The areas of distinct maintenance services include building maintenance services, mechanical and electrical maintenance services, security services, cleaning services, landscaping services and pest control services. The contract may deliver the services or outsource and manage sub-contractors.

•        FM02 Housekeeping, Cleansing, Desilting & Conservancy Service which entails cleaning and housekeeping services for offices, buildings, compounds, industrial and commercial complexes, desilting and cleansing of drains.

•        FM03 Landscaping which entails landscaping services including tree planting, turfing and grass cutting.

•        FM04 Pest Control which entails extermination and control of pests in installations, buildings and complexes.

The following table sets out the current registrations of our subsidiaries in the CRS as of October 31, 2022.

Company name	Workhead code	Grade	Expiry date
Primech A&P	FM01	M4	December 1, 2023
Primech A&P	FM02	L6	December 1, 2023
Primech A&P	FM04	L1	December 1, 2023
Maint-Kleen	FM02	L6	June 1, 2025

The tendering limit for projects in the public sector is determined by one’s qualified grade under the CRS.

The tendering limits under the FM01 are as follows:

Tendering limit	M1	M2	M3	M4
(S$ million)
April 1, 2020	Unlimited	30	10	1

The tendering limits under the FM02 to FM04 Workheads are as follows:

Tendering limit	Single grade	L6	L5	L4	L3	L2	L1
	(S$ million)
July 1, 2021 to June 30, 2022	Unlimited	Unlimited	15	7.5	4.5	1.5	0.75
July 1, 2022 to June 30, 2023	Unlimited	Unlimited	16	8	5	1.6	0.80

In order to apply for, maintain and renew the registrations under the CRS, there are different requirements to be complied with for different grades, including but not limited to, requirements relating to minimum paid up capital and net worth, employment of certain personnel with prescribed qualifications, and track record of past and current projects.

Workplace Safety and Health Act 2006 of Singapore (the “WSHA”)

The WSHA provides that every employer has the duty to take, so far as is reasonably practicable, such measures as are necessary to ensure the safety and health of (a) his employees at work and (b) persons (not being his employees) who may be affected by any undertaking carried on by him in the workplace. These measures include, but are not limited to: (i) providing and maintaining for employees a work environment which is safe, without risk to health, and adequate as regards to facilities and arrangements for their welfare at work; (ii) ensuring that adequate safety measures are taken in respect of any machinery, equipment, plant, article or process used by the employees; (iii) ensuring that employees are not exposed to hazards arising out of the arrangement, disposal, manipulation, organization, processing, storage, transport, working or use of things in their workplace or near their workplace and under the control of the employer; (iv) developing and implementing procedures for dealing with emergencies that may arise while those employees are at work; and (v) ensuring that employees at work have adequate instruction, information, training and supervision as is necessary for them to perform their work.

Under the WSHA, the Commissioner for Workplace Safety and Health (“Commissioner”) may serve a remedial or a stop-work order in respect of a workplace, for contravention or omission of any WSHA-specified condition.

Workplace Safety and Health (Incident Reporting) Regulations (the “WSHIR”)

Under Regulation 4 of the WSHIR, where any accident at a workplace occurs which leads to the death of any employee, the employer shall, as soon as is reasonably practicable but no later than 10 days after the accident, submit a report to the Commissioner.

Under Regulation 6 of the WSHIR, where an employee meets with an accident at a workplace on or after September 1, 2020, and the employee is certified by a registered medical practitioner or registered dentist to be unfit for work, or to require hospitalization or to be placed on light duties, on account of the accident, the employer shall submit a report to the Commissioner of the accident within 10 days after the date the employer first has notice of the accident.

Work Injury Compensation Act 2019 of Singapore (“WICA”)

WICA provides that if any personal injury is caused to an employee by accident arising out of and in the course of the employee’s employment with an employer, the employer shall be liable to pay compensation in accordance with the provisions of WICA. Any employer who fails to insure himself in accordance with WICA shall be guilty of an offence and shall be liable to, on conviction, a fine not exceeding S$10,000 or to imprisonment for a term not exceeding 12 months or to both.

In this regard, certain of our subsidiaries have obtained a contract for insurance in accordance with WICA, the current term of which is until December 31, 2023.

Employment Act 1968 of Singapore (the “Employment Act”)

The rights of all employees employed under a contract of service with our subsidiaries are governed under the Employment Act in particular, their rights to annual leave, sick leave and maternity leave, amongst others. In respect of (a) workmen who receive salaries not exceeding S$4,500 a month and (b) employees (other than workmen or persons employed in a managerial or an executive position) who receive salaries not exceeding S$2,600 a month, the Employment Act governs additional aspects of their conditions of service such as hours of work, overtime and rest day, amongst others.

Employment of Foreign Manpower Act 1990 of Singapore (the “EFMA”)

The employment of foreign workers in Singapore is governed by the EFMA and regulated by MOM. In Singapore, under Section 5(1) of the EFMA, no person shall employ a foreign worker unless he has obtained in respect of the foreign worker a valid work pass. The foreign worker has to be employed and carry out duties in accordance with the conditions of his or her work pass. Any person who fails to comply with or contravenes Section 5(1) of the EFMA shall be guilty of an offence and shall:

(a)     be liable on conviction to a fine of not less than S$5,000 and not more than S$30,000 or to imprisonment for a term not exceeding 12 months or to both; and

(b)    on a second or subsequent conviction:

(i)     in the case of an individual, be punished with a fine of at least S$10,000 and not more than S$30,000 and with imprisonment for a term of not less than one (1) month and not more than 12 months; and

(ii)    in any other case, be punished, with a fine not less than S$20,000 and not more than S$60,000.

There are various employment passes available for foreign workers, namely, “Work Permits”, “S Passes” and “Employment Passes”. While there is no minimum qualifying salary for Work Permit holders, the minimum qualifying salary for S Pass holders is currently S$2,500 and for Employment Pass holders it is currently S$4,500.

The number of Work Permit and S Pass holders a company can hire in Singapore is limited by a quota (or dependency ratio ceiling) and subject to limitations, including conditions for source countries or regions, age when applying and maximum period of employment. The dependency ratio ceiling for foreign workers (whether Work Permit holders or S Pass holders) hired by a company within the services sector in Singapore is currently 35% of our total workforce.

The employment of foreign workers is also subject to the payment of levies. Companies which hire close to the maximum quota are required to pay higher levies. Currently the Group pays levies between S$300 to S$800 per month for each Work Permit holder, and S$330 per month for each S Pass holder.

Employment of Foreign Workers in the Services Sector

A company that wishes to employ foreign employees from NTS countries for conservancy cleaning services would have to first submit a completed prior approval form to the Work Pass Division of the MOM, and such prior approval form has to be endorsed by the supporting town council. Once the prior approval has been issued, the cleaning company may then proceed to submit a new work permit application for each NTS foreign employee. As of December 31, 2021, we employed 207 workers from Bangladesh across 12 projects under such approval.

An employer is also required to place a $5,000 security bond for each non-Malaysian work permit holder it wishes to employ. The bond is in the form of a banker’s or insurance guarantee to support the security bond. It is used to ensure that both the employer and the foreign employee comply with the conditions of the work permit. The employer is not permitted to ask the foreign employee to pay for the bond, and the bond must be purchased before the foreign employee arrives in Singapore.

Regulations on Anti-Money Laundering and Prevention of Terrorism Financing

The primary anti-money laundering legislation in Singapore is the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act 1992, or CDSA, provides for the confiscation of benefits derived from, and to combat, corruption, drug dealing and other serious crimes. Generally, the CDSA criminalizes the concealment or transfer of the benefits of criminal conduct as well as the knowing assistance of the concealment, transfer or retention of such benefits.

The Terrorism (Suppression of Financing) Act 2002, or TSOFA, is the primary legislation for the combating of terrorism financing. It was enacted to give effect to the International Convention for the Suppression of the Financing of Terrorism. Besides criminalizing the laundering of proceeds derived from drug dealing and other serious crimes and terrorism financing, the TSOFA also requires any person in Singapore and any citizen of Singapore outside of Singapore who has information about any transaction in respect of any property belonging to any terrorist to immediately inform the Commissioner of Police of that fact or information. If any person fails to lodge the requisite reports under the CDSA and the TSOFA, it may be subject to criminal liability.

Malaysia

Laws and Regulations in Malaysia In Relation to the Cleaning Business

MDTCA Approval for Unregulated Services

Under the Guidelines on Foreign Participation in the Distributive Trade Services (“Guidelines”), all foreign business operators engaged in the business of distribution and trade services in Malaysia are required to obtain approval from the Ministry of Domestic Trade and Consumer Affairs (“MDTCA”) in order to be able to apply for expatriate work permits and sometimes, to obtain or renew business premise licenses.

Under the Guidelines, “foreign participation” means any interests, associated group of interests or parties acting in concert which comprises of (i) individual who is not a Malaysia citizen; (ii) foreign company or institution; or (iii) local company whereby parties stated in (i) and (ii) herein hold more than 50 percent of the voting rights in the company.

As My All Services is currently wholly owned by Primech A & P Pte. Ltd. (a foreign company), which is ultimately owned by Mr. Kin Wai Ho, Mr. Jin Ngee Vernon Kwek and Mr. Cyrus Jung Ming Wen, who are foreigners under the Guidelines, My All Services is considered to be a company with foreign participation pursuant to the Guidelines.

Further, “distributive trade” is defined to comprise all linkage activities that channel goods and services from the supply chains to intermediaries for the purpose of resale or to the final buyers. Because My All Services supplies cleaning services as a business to the general public, it would be considered as engaging in distributive trade services under the Guidelines.

The services provided by My All Services would fall within the category of “various other distribution formats” and which is defined in the Guidelines as other type of distributive formats and unregulated sector not otherwise expressed in the Guidelines. In this regard, the MDTCA has issued a list of certain services under “unregulated” sub sectors and the following services are set out to be unregulated services under the purview of MDTCA:

•        disinfecting and exterminating services,

•        window cleaning services,

•        janitorial services and

•        other building cleaning services not otherwise classified.

Services provided by My All Services would therefore fall within the category of unregulated services and would subject My All Services to the approval and requirements imposed under the Guidelines by MDTCA. Accordingly, while the guidelines refer to “unregulated” services, such services are in fact regulated.

In addition to an approval from the MDTCA, a foreign owned entity carrying on unregulated services is recommended to comply with the Guidelines. The Guidelines do not have force of law and are merely reflective of government policy. While there are no legal sanctions or penalties for non-compliance with the Guidelines, compliance with the Guidelines is enforced administratively. For example, the Malaysian Immigration Department generally refuses to process work permit applications if the applicant company does not have the distributive trade approval.

As of the date of this prospectus, My All Services does not have and has not applied for the MDTCA approval under the Guidelines to supply cleaning services in Malaysia. Without the MDTCA approval, My All Services may not be able to apply for or renew any work permits for any foreign employees, or apply for or renew its business premise and signage license.

As of the date of this prospectus, My All Services has not employed any foreign employees in Malaysia and does not currently require a business premise and signage license from any local authorities under the LGA as it does not operate its cleaning service business from any business premises.

Laws and Regulations in Malaysia in relation to Workplace Safety and Health

Occupational Safety and Health Act

The Occupational Safety and Health Act 1994 (“OSHA”) and its regulations apply throughout Malaysia to certain industries specified in the First Schedule to the OSHA, including the sanitary services industry. OSHA imposes general duties upon employers and employees to ensure workplace health and safety. Along with the regulations promulgated under OSHA, OSHA requires, among others, the establishment of workplace safety and health committees (where there are more than 40 persons employed at the place of work), the introduction of a policy statement regarding occupation safety and health and sets forth strict compliance requirements in relation to workplace accident notification. Contravention of the OSHA will render a person liable to a fine up to MYR50,000 and/or imprisonment for a term up to 5 years.

Prevention and Control of Infectious Diseases Act

The Prevention and Control of Infectious Diseases 1988 Act (“PCID Act”) provides for the requirements relating to the prevention and control of infectious diseases.

The PCID provides that if the Minister of Health (“Malaysia MOH”) is satisfied that there is an outbreak/threat of an epidemic of any infectious disease in any area in Malaysia, the Malaysia MOH may by gazette declare that area to be an infectious local area.

Between 2020 to 2022, the government of Malaysia gazetted various regulations pursuant to the PCID Act to control the outbreak of COVID-19 (“COVID Control Regulations”).

On 8 March 2022, the government of Malaysia announced that Malaysia will commence its transition to the endemic phase from 1 April 2022. To facilitate the transition the Prevention and Control of Infectious Diseases (Measures within Infected Local Areas) (National Recovery Plan) (Transition Phase to Endemic) Regulations 2022 (“Transition to Endemic Regulations”) were gazetted on 31 March 2022 and came into force on 1 April 2022. The Transition to Endemic Regulations revoked the previous COVID Control Regulations. Failure to comply with the Transition to Endemic Regulations could attract a fine of up to MYR1,000 and/or to imprisonment for a term up to 6 months.

Laws and Regulations in Malaysia Relating to Employment

Employment Laws

In Malaysia, the legal rules governing the employment relationship include legislation that sets minimum employment standards; that governs trade unions; that establishes and regulates a national statutory pension fund; that provides social security protections; that sets minimum wages and minimum ages for retirement; and that establishes protections for laid off employees.

Employee’s Personal Data Protection

The Personal Data Protection Act 2010 (“PDPA”) regulates the processing of personal data in Malaysia. Briefly, the PDPA imposes legal obligations on employers (as data users) who process the personal data of its employees (as data subjects). Employers, as data users, are required to comply with the personal data protection principles prescribed under the PDPA which include the requirement to, among others, obtain an employee’s consent prior to processing his/her personal data, inform the employee that his/her personal data is being processed via written notice, specify reasons for the collection of the personal data, imposes responsibility for the protection of such personal data, ensure the accuracy of the personal data and requires permission to be given to employees to access the collected personal data. Contravention of such principles will render a person liable to a fine not exceeding MYR300,000 and/or imprisonment for a term not exceeding 2 years.

PROPERTIES AND FIXED ASSETS

As at the date of this prospectus, (a) Primech A&P holds a sixty (60) year leasehold interest in 23 Ubi Crescent Singapore 40859 (expiring July 2057) with an area of 420.6 sq. m. and a sixty (60) year leasehold interest in 25 Ubi Crescent Singapore 408580 (expiring July 2057) with an area of 420.7 sq. m., and (b) CSG Industries holds a thirty (30) years interest (expiring in February 2038) in 50 Tuas Avenue 11 #01-22 Tuas Lot Singapore 639107. We have leased additional small offices in other Singapore and Malaysia cities.

On April 27, 2021, Primech A&P completed the acquisition of 23 and 25 Ubi Crescent Singapore for approximately $6.7 million. The purchase price consisted of cash consideration of approximately $1.7 million and a loan obtained from the Lender of approximately $5.0 million.

To the best of our Directors’ knowledge and belief, there are no regulatory requirements or environmental issues that may materially affect our Group’s utilization of tangible fixed assets.

Pursuant to the terms of the leases entered into by our Company and/or relevant subsidiary, the lessor is entitled to unilaterally terminate the relevant lease in the event of, unpaid rent after a prescribed period, any breach of conditions, covenants or stipulations in such lease, or in the event of liquidation of the tenant. Our Directors are of the view that any unilateral termination by any lessor is unlikely to have a material impact on our Group’s business or operations as we believe that we will be able to secure leases for alternative premises in the event of such termination.

STAFF TRAINING

From time to time, we may send our employees who require specialized training to industry related courses and have sponsored our employees in their pursuit of higher education and development. We conduct specific training to equip our employees in our finance, administration and human resources departments with the relevant skills and knowledge to meet their job requirements. Such training includes in-house training conducted by our senior employees as well as training conducted by external speakers or consultants. Depending on the job requirements, we will also support our employees in these departments when they register for external courses.

The Singapore Workforce Skills Qualifications (“WSQ”) is a national credential system that trains, develops, assesses and certifies skills and competencies for the workforce. In particular, the Environmental Cleaning WSQ training framework caters to the training of cleaning crew, stewards and supervisors in the commercial and private residential cleaning, and public cleaning subsectors. In particular, as a requirement of our Clean Mark Awards, as of December 31, 2021:

•        75% of our cleaners are trained in any two modules under the WSQ Certificate in Environmental Cleaning or higher;

•        75% of our team leaders are trained in any two modules under the WSQ Higher Certificate in Environmental Cleaning or higher; and

•        75% of our supervisors are trained in any two modules under the WSQ Advanced Certificate in Environmental Cleaning.

In 2019, Primech A&P also signed a memorandum of undertaking with BATU (the Building Construction and Timber Industries Employee’s Union), e2i (the Employment and Employability Institute) and NTUC LearningHub (an affiliate of NTUC, the National Trades Union Congress in Singapore) to form a Company Training Committee which seeks to train our employees to have better job prospects by being ready for new technology and business models.

We also have a HomeHelpy Training Center for our employees working under “HomeHelpy”. The training center replicates an average home, with the necessary furnishings such as beds, stove, kitchenware etc. enabling our employees to hone their skills before they render services. In the future, we also intend to use this center to provide training in connection with specialized cleaning services such as cleaning of healthcare facilities, cleanrooms and data centers, as well as customer services. We also train employees to function as internal assessors and inspectors to ensure quality control of our cleaning services.

AWARDS AND ACCREDITATIONS

The following is a description of the material accreditations we have received:

•        ISO 9001:2015 (Quality Management) which specifies requirements for a quality management system. Organizations use the standard to demonstrate the ability to consistently provide products and services that meet customer and regulatory requirements;

•        ISO 14001:2015 (Environmental Management) which specifies the requirements for an environmental management system that an organization can use to enhance its environmental performance;

•        ISO 45001:2018 (Occupational Health & Safety Management System) which specifies requirements for an occupational health and safety (“OH&S”) management system, and gives guidance for its use, to enable organizations to provide safe and healthy workplaces by preventing work-related injury and ill health, as well as by proactively improving its OH&S performance; and

•        bizSAFE Star status which is the highest possible accreditation which can be obtained under bizSAFE, a nationally recognized capability building program in Singapore designed to help companies build workplace safety and health capabilities. bizSAFE level 3 certificate is the minimum level required for any contracts and tenders with bizSAFE partners (selected organizations, typically larger organizations, that have influencing power in their business value chain), main construction firms, Singapore government sectors, etc.

Set out below is a list of the awards and accreditations our Group has received:

Expiry Date	Recipient	Name of Award or Accreditation	Awarding Organization
December 14, 2023	Primech A&P	ISO 9001:2015 (Quality Management)	TÜV SÜD PSB Pte Ltd
December 14, 2023	Maint-Kleen	ISO 9001:2015 (Quality Management)	TÜV SÜD PSB Pte Ltd
December 14, 2023	HomeHelpy Singapore	ISO 9001:2015 (Quality Management)	TÜV SÜD PSB Pte Ltd
December 14, 2023	Primech A&P	ISO 14001:2015 (Environmental Management)	TÜV SÜD PSB Pte Ltd
December 14, 2023	Maint-Kleen	ISO 14001:2015 (Environmental Management)	TÜV SÜD PSB Pte Ltd
December 14, 2023	HomeHelpy Singapore	ISO 14001:2015 (Environmental Management)	TÜV SÜD PSB Pte Ltd
December 14, 2023	Primech A&P	ISO 45001:2018 (Occupational Health & Safety Management System)	TÜV SÜD PSB Pte Ltd
December 14, 2023	Maint-Kleen	ISO 45001:2018 (Occupational Health & Safety Management System)	TÜV SÜD PSB Pte Ltd
December 14, 2023	HomeHelpy Singapore	ISO 45001:2018 (Occupational Health & Safety Management System)	TÜV SÜD PSB Pte Ltd
December 14, 2023	Primech A&P	bizSAFE Star	Workplace Safety and Health Council
December 14, 2023	Maint-Kleen	bizSAFE Star	Workplace Safety and Health Council
May 22, 2023	Primech A&P	Clean Mark Gold Award	NEA
December 16, 2022	Maint-Kleen	Clean Mark Gold Award	NEA
April, 2023	Primech A&P	Ordinary Membership	Environmental Management Association of Singapore

QUALITY CONTROL AND ASSURANCE

Our subsidiaries have obtained various ISO accreditations in relation to our quality management and OH&S systems, as described under the section titled “General Information on our Group — Our Business Overview — Awards and Accreditations”.

On a day-to-day management basis, our site supervisors and foremen are responsible for checking that our employees have complied with our procedures and guidelines regarding workplace safety and quality control during the course of the work on site. In the event that there are complaints from our customers, our site supervisors and foremen will typically rectify any such issues on site immediately. Given that our services involve a large workforce and that a substantial part of our services are provided in connection with public areas, our Directors believe that complaints from customers or members of the public are not uncommon in our industry. In the event that a written complaint is received, we will record the complaint and detail any remedial/corrective steps taken and forward the same to the responsible operations manager. Depending on the nature of the complaint — whether it related to quality of services or other environmental, health or safety issues, the operations manager shall decide on the appropriate responses or follow-up measures to take, oversee their implementation and follow up with the customer accordingly.

ENVIRONMENTAL MATTERS

Our Group’s environmental impacts are managed by our Environmental, Occupational Health & Safety (EHS) team, under Human Resource department which administers our ISO 14001:2015 certified environmental management system and ensures that our Group is compliant with all applicable environmental laws and regulations. We employ the following measures to ensure compliance and mitigate the environmental impact across our business services:

•        Air quality and noise control: In general, our cleaning and disinfecting operations do not generate any air emissions, except from the use of company vehicles. Company vehicles are scheduled for routine inspection for emission compliance. In general, our cleaning and disinfecting operations do not generate high noise level. Regular maintenance is carried out on our selected machinery and equipment, such as company vehicles and floor-scrubbers, to ensure intended performance and ensure emissions are within acceptable level/ limits.

•        Waste and recyclables: Waste are segregated into general waste, toxic waste and recyclables. Waste and recyclables will be collected by the respective licensed collectors.

•        Energy: We generally consider energy-efficient products when procuring equipment and machinery. Such includes, but is not limited to, selecting of LED lights over conventional lightings and selecting air conditioning with good energy efficiency rating.

•        Wastewater management: At our contract sites, we minimize the use of water for cleaning and reuse water whenever possible. Domestic wastewater is disposed of as soon as practicable at designated disposal points after collection to avoid the collection of stagnant water for breeding of vectors.

•        Use of ecolabel products: We strive to use products endorsed under the Singapore Green Labelling Scheme, certified eco-friendly or equivalent, such as hand soap, floor cleaner and tissue paper, as these products have been certified or proven to have lesser undesirable effects on our environment.

Primech A&P is also currently a member of the Environmental Management Association of Singapore (“EMAS”). EMAS was established by service providers from contract cleaning, waste management and pest control industries, with an aim to provide a cohesive platform for companies in the environmental industry to raise the professionalism of the industry and to address the common concerns of environmental and hygienic services.

RESEARCH AND DEVELOPMENT

Our research and development expenses were not significant in FY 2021 and FY 2022.

We are currently exploring the potential of applying EV charging technology, in particular the use of lithium-ion batteries, to our cleaning robots. Our cleaning robots are currently powered by lead acid batteries, which have long charge times and are less efficient than the lithium-ion batteries designed to be used in EVs. To this end, we are collaborating with Oyika Pte. Ltd., a company that builds battery swap and charging infrastructure for EVs, to develop swappable lithium-ion batteries for use in our cleaning robots, which will allow them to operate for a longer period of time (e.g., by way of replacing batteries) as compared to our current robots, which have to be charged during the day. At the same time, we intend to incorporate smart sensors to track performance and efficiency.

We are also in the exploratory stage of a collaboration with Ngee Ann Polytechnic to develop drones designed to perform façade and roof cleaning services, which would allow such hazardous cleaning jobs to be performed remotely by a pilot instead of by a team of workers. We do not own or operate an EV charging function.

ESTIMATED REVENUES UNDER CONTRACT

As of September 30, 2022, our contracted revenues for future fulfilment by our Group were approximately $110.6 million (S$147.5 million). The following table sets forth a breakdown of the value of our contracted revenues which we estimate to fulfil in FY 2023, FY 2024 and FY 2025 to FY 2027, subject to cancellations or other contractual changes which are not presently foreseeable:

	($’000)	(%)
Estimated amount of services contracted for at September 30, 2022 to be recorded in revenue for FY ending March 31, 2023	32,220	29.1
Estimated amount of services contracted for at September 30, 2022, to be recorded in revenue for FY ending March 31, 2024	35,990	32.5
Estimated amount of services contracted for at September 30, 2022, to be recorded in revenue for FY ending March 31, 2025 to March 31, 2027	42,409	38.4
	110,619	100.0

Our order book as at any particular date is not indicative of our revenue for succeeding periods as secured contracts are subject to cancellations, deferral or early termination by our customers.

CORPORATE SOCIAL RESPONSIBILITY

We seek to improve lives and strengthen communities by fostering civic engagements through service and volunteerism. To this end, we have undertaken several corporate social responsibility initiatives, such as:

•        participating in the Metropolitan YMCA (“MYMCA”) Flag Day to fundraise for the underprivileged and those in need;

•        joining MYMCA for their Big Sweep Program to help improve living conditions for destitute elderly and families in need by cleaning and refurbishing their homes;

•        participating in community service programs led by Touch Community Services such as “Meals-on-Wheels” (a meal delivery program to meet the daily needs of home-bound elderly) and Home Improvement Programs (cleaning and refurbishing the homes of the elderly in need).

As part of our sustainability policy, we also, among others, practice recycling, avoid using paper products where unnecessary, and we use products with a lower environmental impact (e.g. ecolabels) in providing our cleaning services.

Our Directors intend to establish a corporate social responsibility policy which will formally address our Group’s impact on the local community.

COMPETITION

We operate in a competitive environment and face competition from new and existing competitors based in Singapore and elsewhere. In particular, the cleaning industry we operate in is highly fragmented with low barriers to entry. As of September 2021, there were over 1,500 cleaning companies licensed by the NEA in Singapore. We believe that our primary competitors are large environmental services companies with an established presence in Singapore, such as the ISS Group, 800 Super Holdings, Weishen Industrial Services, Chye Thiam Maintenance Pte Ltd, Hygieia Group Limited and Ramky Cleantech Services Pte Ltd.

We believe that our competitive edge comes from our positioning as an innovative company and the quality of our services, which have allowed us not only to secure contracts with large organizations such as the Changi Airport, educational institutions and large commercial banks, but also to maintain long-term relationships with these customers.

MANAGEMENT

The following table sets forth information regarding our Directors and Executive Officers as at the date of this prospectus.

Name	Age	Position
Mr. Kin Wai Ho	47	Chairman and Director
Mr. Khazid bin Omar	57	Chief Executive Officer, President and Director
Mr. Hansel Loo	42	Senior Vice President, Operations
Mr. Yew Jin Sng	72	Senior Vice President, Business Development
Ms. Kit Yu Lee	36	Chief Financial Officer
Mr. William Mirecki*	52	Independent Director Nominee
Mr. William Yuen*	55	Independent Director Nominee
Dr. Kai Yue Jason Chan*	48	Independent Director Nominee

____________

*        Has accepted an independent director appointment, which will be effective immediately upon effectiveness of this registration statement.

The business and working experience and areas of responsibility of our Directors and Executive Officers are set out below:

Mr. Kin Wai Ho was appointed as the Chairman of our Company on November 2021, and was appointed as a director of our Company in June 2021. Since February 2018, Mr. Ho co-founded and was subsequently an executive director of Sapphire Universe, an investment holding company. Since November 2021, Mr. Ho has been a non-executive director of Fit Boxx Holdings Limited, a retail company. Since June 2017, Mr. Ho served as an independent director of Lapco Holdings Limited (HKEx: 8472), an environmental hygiene service company. Mr. Ho has also served as a director of Faith Elite Limited since May 2018, Ever Sound International Limited since December 2008, Oriental Unicorn Limited since October 2020, Ever App Limited since September 2013, Sapphire Universe Holdings Pte. Ltd since June 2020, Primech A & P since April 2018, and HomeHelpy since November 2019. From May 2018 to November 2021, Mr. Ho served as a vice chairman of Fit Boxx Holdings Limited, a company engaged in the sourcing, marketing, selling and distribution of a variety of beauty device products, fitness, health care products, and other related products. From September 2015 to September 2020, Mr. Ho served as the Chairman of the board of directors and chief executive officer of Jimu Group Limited (previously known as Ever Smart International Holdings Limited) (HKEx: 8187), a footwear design and development, production management, and logistics management service company. From 2009 to 2015, Mr. Ho served as an executive director of Ever Smart International Enterprise Limited, a footwear trading company. From 2003 to 2009, Mr. Ho served as a sales merchandiser of Betastar Trading Limited, a footwear trading private company. From 2000 to 2001, Mr. Ho served as a programmer at JP Morgan Chase & Co., a multinational investment bank and financial services holding company. Mr. Ho obtained a Bachelor of Science degree in Management from the Royal Holloway and Bedford New College, University of London in 1999 and a Master of Science in Interactive Multimedia from Middlesex University in 2001.

Mr. Khazid bin Omar was appointed as our Chief Executive Officer in November 2021, and was appointed as director of our Company since December 2020. He joined Primech Services & Engrg Pte Ltd in April 2018 as the chief operating officer and was promoted to senior vice president in December 2020. Mr. Omar also has been serving as a director of Acteef Cleaning since August 2018, Primech A & P since 2020, and A & P Maintenance Services Pte Ltd since August 2018. From January 2002 to May 2017, Mr. Omar served as a director of housekeeping in the Fairmont Hotel Singapore, a company which operates a global chain of luxury hotels. Mr. Omar obtained a Bachelor’s degree in Business Administration from the Royal Melbourne Institute of Technology in 2005.

Mr. Hansel Loo was appointed as our Senior Vice President, Operations in November 2021. Mr. Loo is responsible for the management of onsite day-to-day operational matters. Mr. Loo joined Maint-Kleen in 2002 as a senior vice president. In May 2016, Mr. Loo was appointed as the executive director of Maint-Kleen, where he was responsible for overseeing the operations of the company. Mr. Loo obtained various industry-related certifications, including, a certificate on navigating through business uncertainties: business continuity plan from TÜV SÜD PSB Pte. Ltd. in 2020, completing the course on basic concept in construction productivity enhancement from the Building and Construction Authority in 2013, and completing the bizSAFE workshop for Company CEO / Top Management from the MOM in 2010. Mr. Loo received a certificate of office skills issued by Institution of Technical Education in 1998.

Mr. Yew Jin Sng was appointed as our Senior Vice President, Business Development in November 2021. Mr. Sng is responsible for the management of our Group’s key clients and supporting our President in formulating strategies in respect of client management. From April 2018 to December 2020, Mr. Sng served as the chief executive officer of Primech Services & Engrg Pte Ltd where he oversaw the management of the company’s business operations. Mr. Sng also has been serving as a director of Primech A & P and Primech Services & Engrg Pte Ltd since 2020 and 2013, respectively. Prior to joining us, Mr. Sng founded Megapact Agencies/Megapact Systems Services and partnered Transmarco Group to helm a joint venture software company, Datacom Services, as its general manager, in 1983, and left Datacom in 1985 to run Megapact Agencies as the managing director. From 1970 to 1980, Mr. Sng served as a systems manager of NCR Corporation in Singapore (NYSE: NCR), software, managed and professional services, consulting and technology company. From 1980 to 1983, Mr. Sng served as a divisional manager of Asian Computer Services Pte Ltd, a subsidiary of Haw Par Corporation. Mr. Sng obtained a Diploma in Management Studies from the Singapore Institute of Management in 1976.

Ms. Kit Yu Lee was appointed as our Chief Financial Officer in November 2021. Ms. Lee joined us as the chief financial officer of Primech A & P Limited in March 2020. From August 2018 to November 2020, Ms. Lee served as the chief financial officer of Fit Boxx Holdings Limited, a retail company. From May 2015 to December 2019, Ms. Lee served as the deputy chief financial officer and subsequently the financial controller of Jimu Group Limited (previously known as Ever Smart International Holdings Limited) (HKEx: 8187), a footwear design and development, production management, and logistics management service company. From 2008 to 2015, Ms. Lee served as an audit associate, an audit senior, and with her last position as audit manager at Deloitte Touche Tohmatsu Limited in Hong Kong, a public accounting company. Ms. Lee obtained a Bachelor of Science in Accounting and Finance from the University of Warwick in 2008. She has been a member of the Hong Kong Institute of Certified Public Accountants since 2015.

Mr. William Mirecki will serve as our independent director upon the effectiveness of this registration statement. Mr. Mirecki has over 20 years of leadership experience in the distribution and sales and marketing business. Since 2000, Mr. Mirecki joined Wolverine World Wide, Inc. (NYSE: WWW) (“WWW”), a footwear manufacturing company. He has held different senior positions in WWW from May 2000 to March 2018, including director of global products of Hush Puppies from May 2000 to December 2003, regional vice president of lifestyle group from January 2004 to December 2011, regional vice president of Asia Pacific from January 2012 to March 2015, president of Hush Puppies from April 2015 to March 2018, and has been the managing director of Merrell Asia Pacific, WWW’s largest global brand, since April 2018. From 1999 to 2000, Mr. Mirecki served as a regional sales manager of Pfister & Vogel Leather Co., a company previously engaged in leather production. From 1993 to 1999, Mr. Mirecki served as a leather buyer, product development manager, and brand merchandise manager of Florsheim, Inc., a shoe brand company. Mr. Mirecki obtained a Bachelor’s degree in Liberal Arts, Minor in Criminal Justice and Business from Southern Illinois University in 1992.

Mr. William Yuen will serve as our independent director upon the effectiveness of this registration statement. Mr. Yuen has over 30 years of experience in accounting, internal controls assessment and financial management. Mr. Yuen has served as an independent director and the chairman of the audit committee of Weidai Ltd., a company listed on the over-the-counter market in the United States (OTC symbol: WEIDY), since November 2018, and as the chief financial officer and the company secretary of Neo Telemedia Limited, a company listed on the Hong Kong Stock Exchange (HKEx: 8167), since June 2016 and September 2017, respectively. Mr. Yuen has also served as the company secretary of Tonking New Energy Group Holdings Limited, a company listed on the Hong Kong Stock Exchange (HKEx: 8326), since June 2022 and served as a non-executive director of Dowway Holdings Limited, a company listed on the Hong Kong Stock Exchange (HKEx: 8403), from January 2022 to July 2022. Prior to that, Mr. Yuen worked in the global capital markets group and the audit and assurance department of Big Four accounting firms in Los Angeles and Hong Kong until 2008 and subsequently served in various capacities in several publicly listed companies in Hong Kong. Mr. Yuen received a bachelor’s degree in accounting from the University of Southern California in 1990. Mr. Yuen is a member of the American Institute of Certified Public Accountants and a member of the Hong Kong Institute of Certified Public Accountants. Mr. Yuen is also a certified public accountant in the state of California and a Chartered Global Management Accountant.

Dr. Kai Yue Jason Chan, MH, JP will serve as our independent director upon the effectiveness of this registration statement. Dr. Chan has been serving as an independent director of Bamboos Health Care Holdings Ltd (HKEx: 2293), a healthcare staffing service company since April 2019, as an independent director of Semk Holdings International Ltd (HKEx: 2250) since December 2021 and as an independent director of Sun Cheong Creative Development Ltd (HKEx: 1781) from December 2021 to May 2022. Dr. Chan has been Head of Information Technology, College of Professional and Continuing Education (CPCE) at The Hong Kong Polytechnic University (“PolyU”) since 2009. Dr. Chan has been further appointed as Assistant Dean (Innovation and Entrepreneurship) of CPCE since 2021 and Associate Dean (Development) since September 2022. Dr. Chan has also been serving as a visiting lecturer at School of Professional Education & Executive Development of PolyU since 2008. Dr. Chan has been appointed to several public services roles in Hong Kong. Dr. Chan has been served as a member of Property Management Services Authority since 2016, a member of Advisory Committee of the Innovation and Technology Venture Fund for Innovation and Technology Bureau since 2017, a member of the Steering Committee of Child Development Fund for Labour and Welfare Bureau since 2017, a co-opted member of Consumer Council since 2018, a member of the Dissemination and Promotion Sub-committee of the Quality Education Fund for Education Bureau since 2019, a member of the Entrepreneurship Committee Advisory Group for Hong Kong Cyberport since 2020, a member of Board of Governors of Prince Philip Dental Hospital since 2020. Dr. Chan was appointed as Justice of the Peace (JP) and awarded the Medal of Honour (MH) by the Government of the Hong Kong Special Administrative Region in June 2017 and July 2021 respectively. Dr. Chan graduated from The City University of Hong Kong with a Bachelor of Arts in Public and Social Administration with First Class Honours in 1998. He further obtained a Master of Science degree in Computing at the City University of Hong Kong in 2004 and a Master of Educational Technology degree at The University of British Columbia in 2005. Dr. Chan completed the Stanford Certified Project Manager certificate program at Stanford University in 2007 and his doctorate in Doctor of Education at The University of Bristol in 2010.

Employment of Foreign Manpower Act

The EFMA provides that no person shall employ a foreign employee within Singapore otherwise than in accordance with the conditions of the foreign employee’s work pass. A work pass for a foreign employee shall be valid only in respect of the employer and the foreign employee specified therein.

Mr. Kin Wai Ho is the Chairman and a member of the Board of Directors of Primech Holdings Pte. Ltd, and Ms. Kit Yu Lee is its Chief Financial Officer. Both Mr. Kin Wai Ho and Ms. Kit Yu Lee are citizens of Hong Kong.

Mr. Kin Wai Ho and Ms. Kit Yu Lee obtained valid work passes for Primech A&P effective in October 2020 which expired in October 2022 and were subsequently renewed to be effective up till October 2024. Mr. Kin Wai Ho has been based in Singapore since August 2021. During this period, Mr. Kin Wai Ho is also a director of Primech Holdings Pte. Ltd and HomeHelpy. Ms. Kit Yu Lee was based in Singapore between October 2020 to December 2020. During the abovementioned period, and Ms. Kit Yu Lee also held (and continues to hold) directorships in Maint-Kleen and Acteef Cleaning. Such statutory directorships in other entities, including affiliates, are considered to be alternate employment under the EFMA, and should have required Letters of Consent from MOM. As such, Mr. Kin Wai Ho and Ms. Kit Yu Lee were in technical breach of the EFMA in their individual capacity for being in employment of an employer without a valid work pass.

Mr. Kin Wai Ho, in respect of his role in Primech Holdings Pte. Ltd. and HomeHelpy, and Ms. Kit Yu Lee, in respect of her role in Primech Holdings Pte. Ltd. , CSG, Maint-Kleen, Acteef Cleaning and Princeston International, filed the documents requesting letters of consent with MOM and these were obtained on November 29, 2021 and December 9, 2021, as the case may be. For completeness, prior to these dates, our Company, HomeHelpy, Maint-Kleen, and Acteef Cleaning were technically in breach of the EFMA for employing foreign employees otherwise than in accordance with their work passes.

Ms. Kit Yu Lee’s work pass in respect of Primech A&P was renewed in October 2022, and new letters of consent were applied for in respect of Ms. Kit Yu Lee’s role in Primech Holdings Pte. Ltd., CSG, Maint-Kleen, Acteef Cleaning and Princeston International. As at 24 October 2022, Ms. Kit Yu Lee only obtained her letter of consent from MOM in respect of her role in Primech Holdings Pte. Ltd.

From October 25, 2022 to date, Ms. Kit Yu Lee held and continues to hold directorships in Maint-Kleen, Princeston, Acteef Cleaning and CSG. Such statutory directorships in other entities, including affiliates, are considered to be alternate employment under the EFMA and should have required letters of consent from MOM. As such Ms. Kit Yu Lee is in technical breach of the EFMA in her individual capacity for being in employment of an employer without a valid work pass. For completeness, from October 25, 2022 to date our subsidiaries Maint-Kleen, Princeston, Acteef Cleaning and CSG, are technically in breach of the EFMA for employing foreign employees otherwise than in accordance with their work passes.

The penalties for each of the above breaches include a fine, imprisonment or both. Nevertheless, we believe that significant fines or imprisonment are only a theoretical risk, and while there have been technical breaches of the EFMA in the past, we are not aware of MOM having taken such serious enforcement action where, as in this case, the individuals in question do hold employment passes for one or more related entities despite not having all the required letters of consent.

Employment Agreements and Director Agreements

We have entered into employment agreements with each of our executive officers, pursuant to which such individuals have agreed to serve as our executive officers for a period of three years from the effective date of the registration statement. We may terminate the employment for cause at any time for certain acts, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate the employment without cause at any time upon 3 months’ advance written notice. Each executive officer may resign at any time upon 3 months’ advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his employment agreement, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment or pursuant to applicable law, any of our confidential or proprietary information or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. Each executive officer has also agreed to disclose in confidence to us all inventions, designs and trade secrets which he conceives, develops or reduces to practice during his employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of the employment and for one year following the last date of employment. Specifically, each executive officer has agreed not to: (i) engage or assist others in engaging in any business or enterprise that is competitive with our business, (ii) solicit, divert or take away the business of our clients, customers or business partners, or (iii) solicit, induce or attempt to induce any employee or independent contractor to terminate his or her employment or engagement with us. The employment agreements also contain other customary terms and provisions.

We have also entered into director agreements with each of our directors which agreements set forth the terms and provisions of their engagement.

Board of Directors

Composition of our Board of Directors

Our Board of Directors will consist of five directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. A director is not required to hold any shares in our Company to qualify to serve as a director. The Corporate Governance Rules of the NASDAQ generally require that a majority of an issuer’s board of directors must consist of independent directors.

Our Board of Directors will consist of five directors upon the effectiveness of the registration statement. Our Board of Directors has determined that each of Mr. William Yuen, Mr. William Mirecki and Dr. Kai Yue Jason Chan is an “independent director” as defined under the Nasdaq rules. Our Board of Directors is composed of a majority of independent directors.

Committees of the Board of Directors

Upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part, we intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee under our Board of Directors. We intend to adopt a charter for each of the three committees upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Each committee’s members and functions are described below.

Audit Committee.

Our audit committee will consist of our three independent directors, and will be chaired by Mr. William Yuen. We have determined that each member of our audit committee will satisfy the requirements of Section 303A of the Corporate Governance Rules/ Rule 5605(c)(2) of the Listing Rules of the NASDAQ and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that Mr. William Yuen qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our Company. The audit committee is responsible for, among other things:

•        reviewing and recommending to our board for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

•        approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors at least annually;

•        reviewing with the Independent Registered Public Accounting Firm any audit problems or difficulties and management’s response;

•        discussing with our independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;

•        reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•        discussing the annual audited financial statements with management and the Independent Registered Public Accounting Firm;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

•        approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

•        establishing and overseeing procedures for the handling of complaints and whistleblowing; and

•        meeting separately and periodically with management and the Independent Registered Public Accounting Firm.

Compensation Committee.

Our compensation committee will consist of our three independent directors and will be chaired by Mr. William Mirecki. We have determined that each member of our compensation committee will satisfy the “independence” requirements of Rule5605(c)(2) of the Listing Rules of the NASDAQ. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our Directors and Executive Officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

•        overseeing the development and implementation of compensation programs in consultation with our management;

•        at least annually, reviewing and approving, or recommending to the board for its approval, the compensation for our Executive Officers;

•        at least annually, reviewing and recommending to the board for determination with respect to the compensation of our non-executive directors;

•        at least annually, reviewing periodically and approving any incentive compensation or equity plans, programs or other similar arrangements;

•        reviewing Executive Officer and director indemnification and insurance matters; and

•        overseeing our regulatory compliance with respect to compensation matters, including our policies on restrictions on compensation plans and loans to Directors and Executive Officers.

Nominating and Corporate Governance Committee.

Our nominating and corporate governance committee will consist of our three independent directors, and will be chaired by Dr. Kai Yue Jason Chan. We have determined that each member of our nominating and corporate governance committee will satisfy the “independence” requirements of Rule5605(c)(2) of the Listing Rules of the NASDAQ. The nominating and corporate governance committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the Board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•        recommending nominees to the Board for election or re-election to the Board, or for appointment to fill any vacancy on the Board;

•        reviewing annually with the Board the current composition of the Board with regards to characteristics such as independence, knowledge, skills, experience, expertise, diversity and availability of service to us;

•        developing and recommending to our Board such policies and procedures with respect to nomination or appointment of members of our Board and chairs and members of its committees or other corporate governance matters as may be required pursuant to any SEC or NASDAQ rules, or otherwise considered desirable and appropriate;

•        selecting and recommending to the Board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself; and

•        evaluating the performance and effectiveness of the Board as a whole.

Code of Business Conduct and Ethics

In connection with the IPO, we have adopted a code of business conduct and ethics, which is applicable to all of our directors, executive officers and employees and is publicly available.

Duties of Directors

Under Singapore law, all of our directors owe fiduciary duties to our Company, a duty to act honestly and to use reasonable diligence in the discharge of their duties. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our Constitution, as amended from time to time. Our Company has the right to seek damages if a duty owed by any of our directors is breached. You should refer to the section titled “Description of Share Capital and Constitution — Comparison of Shareholder Rights” for additional information on the standard of corporate governance under Singapore law.

Interested Transactions

A director may, subject to any separate requirement for audit and risk committee approval under applicable law or applicable NASDAQ rules, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Foreign Private Issuer Exemption

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

•        Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four (4) days of their occurrence, and from the disclosure requirements of Regulation FD.

•        Exemption from Section 16 rules regarding sales of Shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

•        Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four (4) business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require Board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

•        Exemption from the requirement that our Board of Directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

•        Exemption from the requirements that director nominees are selected, or recommended for selection by our Board of Directors, either by (i) independent directors constituting a majority of our Board of Directors’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors, and that a formal written charter or Board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our Shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to Singapore requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, including the requirement to hold annual meetings of shareholders.

Other Corporate Governance Matters

The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including us, to comply with various corporate governance practices.

Because we are a foreign private issuer, our members of our Board of Directors, executive board members and senior management are not subject to short-swing profit and insider trading reporting obligations under section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under section 13 of the Exchange Act and related SEC rules.

We may also be eligible to utilize the controlled company exemptions under the Nasdaq corporate governance rules if more than 50% of our voting power is held by an individual, a group or another company. Pursuant to the Nasdaq corporate governance rules, in order for a group to exist, such shareholders must have publicly filed a notice that they are acting as a group (i.e., a Schedule 13D). We do not currently expect that more than 50% of our voting power will be held by an individual, a group or another company immediately following the consummation of the IPO except as disclosed in this prospectus.

COMPENSATION

For the years ended March 31, 2022 and 2021, we paid an aggregate of approximately $998,000 (S$1,346,000) and approximately $703,000 (S$958,000), respectively in cash and benefits in-kind granted to or accrued on behalf of all of our directors and members of senior management for their services, in all capacities, and we did not pay any additional compensation to our directors and members of senior management. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our Executive Officers and Directors.

EMPLOYEES

As of October 31, 2022, our Group had a workforce of 3,300, comprising employees who are all located within our offices in Singapore and Malaysia.

There were no material changes to the number of employees hired by our Group in the last three financial years, save that the number of employees increased from 2,400 as of March 31, 2021 to 3,300 as of October 31, 2022, primarily due to the acquisition of CSG and Princeston International and improved business sentiment. As of March 31, 2022, none of our employees are related to our Directors and Major Shareholders. Any new employment of related employees and the proposed terms of their employment will be subject to the review and approval of our Compensation Committee. In the event that a member of our Compensation Committee is related to the employee under review, he will abstain from the review.

We do not employ a significant number of temporary employees. A certain number of our employees are members of the Building Construction And Timber Industries Employees Union. The rest of our employees are not unionized. The relationship and co-operation between the management and staff have been good and are expected to continue and remain as such in the future. There has not been any incidence of work stoppages or labor disputes which affected our operations.

PRINCIPAL SHAREHOLDERS

The table below sets out the names of each Major Shareholder and Director, and the number and percentage of Shares in which each of them has an interest (whether direct or deemed) as of the date of this prospectus and immediately after the completion of the IPO.

The following table sets forth information regarding the beneficial ownership of our Shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Shares. The following table assumes that none of our officers, directors or 5% or greater beneficial owners of our Shares will purchase shares in the IPO. In addition, the following table assumes that the over-allotment option has not been exercised. Holders of our Shares are entitled to one (1) vote per share and vote on all matters submitted to a vote of our Shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

	Shares Beneficially Owned Prior to the IPO(2)		Shares Beneficially Owned After the IPO(3)
Name of Beneficial Owners(1)	Number	%	Number	%
5% Shareholders
Sapphire Universe(2)	31,287,750	96.27%	31,287,750	83.34%
Mr. Kin Wai Ho(2)	15,174,250	46.69%	15,174,250	40.47%
Mr. Jin Ngee Vernon Kwek(2)	4,849,000	14.92%	4,849,000	12.93%
Mr. Cyrus Jung Ming Wen(2)	11,264,500	34.66%	11,264,500	30.04%

Directors and Executive Officers(1):
Mr. Kin Wai Ho(2)	15,174,250	46.69%	15,174,250	40.47%
Mr. William Mirecki	—	—	—	—
Mr. William Yuen	—	—	—	—
Dr. Kai Yue Jason Chan	—	—	—	—
Mr. Khazid bin Omar	—	—	—	—
Mr. Hansel Loo	—	—	—	—
Mr. Yew Jin, Sng	—	—	—	—
Ms. Kit Yu Lee	—	—	—	—
All directors and executive officers as a group (8 persons)	10,245,625	30.35%

____________

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 23 Ubi Crescent, Singapore 408579

(2)      Sapphire Universe is owned by Bright Oracle Limited, Oriental Unicorn Limited and Shining Valkyrie Development Limited which hold 15.5%, 48.5% and 36%, respectively, of the outstanding shares of Sapphire Universe. Mr. Jin Ngee Vernon Kwek owns and controls Bright Oracle Limited. As such, Mr. Jin Ngee Vernon Kwek is deemed to beneficially own 4,849,000 Shares held through Bright Oracle Limited. Mr. Kin Wai Ho owns and controls Oriental Unicorn Limited. As such, Mr. Kin Wai Ho is deemed to beneficially own 15,174,250 Shares held through Oriental Unicorn Limited. Shining Valkyrie Development Limited is a wholly-owned subsidiary of Delight Treasure Holdings Limited. Mr. Cyrus Jung Ming Wen owns and controls Delight Treasure Holdings Limited. As such, Mr. Cyrus Jung Ming Wen is deemed to beneficially own 11,264,500 Shares held through Shining Valkyrie Development Limited. The registered address for Sapphire Universe is 3rd Floor, J & C Building, P.O. Box 933, Road Town, Tortola, British Virgin Islands, VG1110.

(3)      Assumes the sales of our Ordinary Shares by the Selling Shareholder pursuant to the Resale Prospectus filed contemporaneously herewith.

RELATED PARTY TRANSACTIONS

The following is a summary of transactions since 2018 to which we have been a party and in which any members of our Board of Directors, any Executive Officers, or Major Shareholder had, has or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this prospectus captioned “General Information on our Group — Management”.

Restructuring Agreement

On November 11, 2021, the Company entered into a restructuring agreement with Primech A&P, Sapphire Universe Holdings Pte. Ltd. and Sapphire Universe in connection with the Restructuring Exercise, specifically the acquisitions of Acteef Cleaning, HomeHelpy, Primech A&P, and Maint-Kleen Pte. In connection with the Restructuring Exercise, the Company on November 22, 2021 issued 32,499,998 Shares to Sapphire Universe in exchange for all the issued and outstanding shares of Acteef Cleaning, HomeHelpy, Primech A&P, and Maint-Kleen. Upon the consummation of the Restructuring Exercise, the Company is the sole shareholder of Acteef Cleaning, HomeHelpy, Primech A&P, and Maint-Kleen. Sapphire Universe is, as of the date of this prospectus, a Major Shareholder.

Share Sale and Purchase Agreement

On April 1, 2021, the Company, as purchaser, entered into a share sale and purchase agreement with Vernon Kwek Jin Ngee, as seller, in connection with the purchase of shares of Princeston International. Pursuant to this agreement, the Company acquired all the issued and outstanding shares of Princeston International for a purchase price of approximately $ 0.8 million (S$1.1 million) paid in cash. Vernon Kwek Jin Ngee is a Major Shareholder. Through Bright Oracle Limited, Vernon Kwek Jin Ngee holds a 14.92% equity interest of the Company before the IPO.

Related Party Transactions with Subsidiaries

As of March 31, 2021, the Company had net receivables due from Princeston International of $40,783 and $56,230, respectively.

For the fiscal year ended March 31, 2021, the Company recorded revenue of $150,613 from Princeston International, and incurred cost of revenue of $2,050,515, and general and administrative expenses of $1,881,601, each due to Princeston International. During the year ended March 31, 2020, the Company recorded revenue $34,443 from Princeston International, and incurred cost of revenue of $663,085 and general and administrative expenses of $246,281, each due to Princeston International.

Bank Facilities and Personal and Corporate Guarantees

Our Company and its subsidiaries have entered into bank facilities to finance their operations from time to time. Certain of these facilities have been guaranteed by Major Shareholders, Directors, and/or Executive Officers, as further provided below.

Primech A&P entered into a business property financing facility dated March 30, 2021, with the Lender in an aggregate amount of approximately $5.0 million (S$6.7 million). This facility was drawn down on April 1, 2021 that matures in April 2041. Each of Ho Kin Wai, the Chairman of our Company, Kwek Jin Ngee Vernon, a Major Shareholder, and Sng Yew Jin, our Senior Vice President of Business Development, provided a personal guarantee to the Lender, and Sapphire Universe provided a corporate guarantee to the Lender in connection with this facility.

Primech Services & Engrg entered into a temporary bridging loan dated October 21, 2020, with the Lender in an aggregate amount of approximately $3.7 million (S$5.0 million), that matures in March 2026. After the amalgamation of A & P Maintenance and Primech Services & Engrg, Primech A&P entered into three supplemental letters with the Lender on May 5, 2021, August 3, 2021 and July 26, 2022, respectively. Each of Ho Kin Wai, Kwek Jin Ngee Vernon, and Sng Yew Jin provided a personal guarantee to the Lender in connection with this temporary bridging loan.

Primech Services & Engrg entered into a banking facility agreement dated July 20, 2018, with the Lender in an aggregate amount of approximately $3.3 million (S$4.5 million). In connection with the amalgamation of A & P Maintenance and Primech Services & Engrg, Primech A&P entered into two supplemental letters with the Lender on May 5, 2021 and August 2, 2018, respectively. Each of Ho Kin Wai, Kwek Jin Ngee Vernon, and Sng Yew Jin provided a personal guarantee to the Lender and Sapphire Universe provided a corporate guarantee to the Lender in connection with this facility. This facility has been replaced by the new overdraft, guarantee and corporate card facility agreement dated July 26, 2022 which Primech A&P entered into with the Lender, as detailed below.

A&P Maintenance entered into an overdraft facility dated April 25, 2019, with the Lender in an aggregate amount of approximately $0.7 million (S$1.0 million). In connection with the amalgamation of A & P Maintenance and Primech Services & Engrg, Primech A&P entered into a supplemental letter with the Lender on May 5, 2021. Each of Ho Kin Wai, Kwek Jin Ngee Vernon, and Sng Yew Jin provided a personal guarantee to the Lender and Sapphire Universe provided a corporate guarantee to the Lender in connection with this facility. This facility has been replaced by the new overdraft, guarantee and corporate card facility agreement dated July 26, 2022 which Primech A&P entered into with the Lender, as detailed below.

Primech Services & Engrg entered into a recourse receivables purchase facility agreement dated July 20, 2018, with the Lender in an aggregate amount of approximately $3.0 million (S$4.0 million). After the amalgamation of A & P Maintenance and Primech Services & Engrg, Primech A&P entered into a supplemental letter with the Lender on September 28, 2021 pursuant to which this facility was increased to approximately $6.0 million (S$8.0 million) and a second supplement letter dated August 15, 2022. Each of Ho Kin Wai, Kwek Jin Ngee Vernon, and Sng Yew Jin, provided a personal guarantee to the Lender in connection with this recourse receivables purchase facility.

Maint-Kleen entered into a recourse receivables purchase facility agreement dated June 5, 2020 and supplemented on July 27, 2020 and August 18, 2022, with the Lender in an aggregate amount of approximately $1.3 million (S$1.8 million). Each of Ho Kin Wai and Kwek Jin Ngee Vernon provided a personal guarantee to the Lender and Sapphire Universe Holdings Limited provided a corporate guarantee to the Lender in connection with this recourse receivables purchase facility.

Maint-Kleen entered into an overdraft banking facility agreement dated July 30, 2020, with the Lender in an aggregate of $0.37 million (S$500,000). In connection with the amalgamation, Maint-Kleen entered into a supplemental letter with the Lender on May 5, 2021. Ho Kin Wai and Kwek Jin Ngee Vernon, provided a personal guarantee to the Lender, and Sapphire Universe Holdings Limited provided a corporate guarantee to the Lender in connection with this facility. Primech A&P provided a corporate guarantee to the Lender in connection with this overdraft banking facility. This facility has been replaced by the new overdraft facility agreement dated July 14, 2022 which Maint-Kleen entered into with the Lender, as detailed below.

Primech A&P entered into a term loan banking facility agreement dated June 28, 2022, with the Lender in an aggregate amount of approximately $1.0 million (S$1.4 million). Each of Ho Kin Wai, Kwek Jin Ngee Vernon and Sng Yew Jin provided a personal guarantee to the Lender and Sapphire Universe Holdings Limited provided a corporate guarantee to the Lender in connection with this term loan banking facility.

Primech A&P entered into an overdraft, guarantee and corporate credit card facility agreement dated July 26, 2022, with the Lender in an aggregate amount of approximately $7.8 million (S$10.4 million). The aggregate amount under this facility agreement will be revised to an aggregate amount of approximately $6.0 million (S$8.0 million) after November 25, 2022. Each of Ho Kin Wai, Kwek Jin Ngee Vernon and Sng Yew Jin provided a personal guarantee to the Lender and Sapphire Universe Holdings Limited provided a corporate guarantee to the Lender in connection with this overdraft, guarantee and corporate credit card facility agreement.

Maint-Kleen entered into an overdraft facility agreement dated July 14, 2022, with the Lender in an aggregate amount of approximately $0.37 million (S$0.5 million). Each of Ho Kin Wai and Kwek Jin Ngee Vernon provided a personal guarantee to the Lender and each of Primech A&P and Sapphire Universe Holdings Limited provided a corporate guarantee to the Lender in connection with this overdraft facility.

Princeston entered into an overdraft facility agreement dated July 20, 2022, with the Lender in an aggregate amount of approximately $0.15 million (S$0.2 million). No security has been provided in respect of this facility agreement.

Sapphire Universe is the borrower under a loan agreement with the Lender dated December 16, 2019, in the amount of approximately $2.6 million (S$3.6 million), which was obtained in connection with Sapphire Universe’s acquisition of Maint-Kleen. The Lender has a security interest over the assets of Maint-Kleen, and Primech A&P has also guaranteed this loan. This loan has also been personally guaranteed by Ho Kin Wai and Kwek Jin Ngee Vernon.

Indemnities Issued to Insurance Providers

As at March 31, 2022, Kwek Jin Ngee Vernon, an indirect Major Shareholder, Khazid Omar, our Chief Executive Officer, Sng Yew Jin, our Senior Vice President of Business Development, and Hansel Loo, our Senior Vice President of Operations, each provided a personal guarantee in favor of the relevant providers for certain indemnities amounting to approximately $3.1 million (S$4.2 million) the relevant insurance provider for performance bonds in respect of service contracts to customers undertaken by the Group.

POTENTIAL CONFLICTS OF INTEREST

Save as disclosed below and in the section titled “Related Party Transactions” of this prospectus, none of our Directors, Major Shareholders or any of their associates has an interest, direct or indirect:

(a)     in any transaction to which our Group was or is to be a party;

(b)    in any entity carrying on the same business or dealing in similar services which competes materially and directly with the existing business of our Group; and

(c)     in any enterprise or company that is our Group’s client or supplier of goods and services.

In June 2017, Mr. Kin Wai Ho was appointed as the independent non-executive director of Lapco Holdings Limited in connection with its listing on the Growth Enterprise Market of the Stock Exchange of Hong Kong Limited. Mr. Kin Wai Ho is also a member of the audit committee, remuneration committee and nomination committee of Lapco Holdings Limited. Lapco Holdings Limited is a one-stop environmental hygiene services provider based in Hong Kong covering cleaning services, pest management services, waste management and recycling services and landscaping services. Lapco Holdings Limited provides services to a wide range of venues in Hong Kong including streets, cultural, leisure and recreational premises, residential premises, commercial buildings, markets, restaurants and academic institutions. Its major customers include the Hong Kong Government, property management companies and other corporations in the private sector. Save for Mr. Kin Wai Ho’s independent directorship in Lapco Holdings Limited, Lapco Holdings Limited and our Group are unrelated with no business relationships with each other.

There is presently no conflict of interest between Lapco Holdings Limited and our Group as we operate in distinct geographical areas without overlap. To mitigate any risk that Lapco Holdings Limited may expand into South East Asia, Mr. Kin Wai Ho, has provided an irrevocable undertaking dated February 28, 2022, that for so long as he is the independent non-executive director of Lapco Holdings Limited, and Chairman of our Company:

(a)     he shall abstain from voting at the relevant board meetings of Lapco Holdings Limited in relation to proposals to expand their business operations into South East Asia;

(b)    he shall abstain from voting at the relevant board meetings of our Company in relation to proposals to expand our business operations into Hong Kong; and

(c)     he shall not carry out or be involved in any business similar to or competing with the business carried out by our Group from time to time. In particular, should Lapco Holdings Limited expand any of their business operations into South East Asia or if our Group expands its business operations into Hong Kong, Mr. Kin Wai Ho shall step down from his role as an independent non-executive director of Lapco Holdings Limited, as soon as practicable.

The undertaking shall commence from the Listing and shall terminate with immediate effect upon the date of (i) him no longer being a director and a Major Shareholder of our Company or (ii) upon privatization of our Company, whichever is earlier.

In addition, we believe that any potential conflicts of interest are further mitigated by the following:

(a)     our Directors have a duty to disclose their interests in respect of any contract, proposal, transaction or any other matter whatsoever in which they have any personal material interest, directly or indirectly, or any actual or potential conflicts of interest (including conflicts of interest that arise from their directorship(s) or executive position(s) or personal investments in any other corporation(s)) that may involve them. Upon such disclosure, such Directors shall not participate in any proceedings of our Board of Directors, and shall in any event abstain from voting in respect of any such contract, arrangement, proposal, transaction or matter in which the conflict of interest arises, unless and until our Audit Committee has determined that no such conflict of interest exists;

(b)    our Audit Committee is required to examine the internal procedures put in place by our Company to determine if such procedures put in place have become inappropriate or insufficient in the event of changes to the nature of, or manner in which, the business activities of our Group, our joint ventures or the interested persons are conducted, or if they are sufficient to ensure that Related Party Transactions are conducted on normal commercial terms and will not be prejudicial to our Company and its Shareholders;

(c)     our Audit Committee will review any actual or potential conflicts of interest that may involve our Directors as disclosed by them to our Board. Upon disclosure of an actual or potential conflict of interests by a Director, our Audit Committee will consider whether a conflict of interests does in fact exist. A Director who is a member of our Audit Committee will not participate in any proceedings of our Audit Committee in relation to the review of a conflict of interests relating to him or her. The review will include an examination of the nature of the conflict and such relevant supporting data, as our Audit Committee may deem reasonably necessary;

(d)    our Audit Committee will also monitor the investments in our customers, suppliers and competitors made by our Directors, Major Shareholders and their respective associates who are involved in the management of or have shareholding interests in similar or related business of our Company (to the extent as disclosed by them to our Audit Committee) and make assessments on whether there are any potential conflicts of interest;

(a)     our Directors owe fiduciary duties to us, including the duty to act in good faith and in our best interests. Our Directors are also subject to a duty of confidentiality that precludes a Director from disclosing to any third party (including any of our Shareholders or their associates) information that is confidential.

DESCRIPTION OF SHARE CAPITAL AND CONSTITUTION

The following description summarizes material terms of our Constitution as they will be in effect upon the consummation of the IPO. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of our Constitution, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors are urged to read the exhibits for a complete understanding of our Constitution.

General

Upon the consummation of the IPO, our issued and outstanding share capital will consist only of ordinary shares. Following the IPO, we will have 37,500,000 Shares issued and outstanding (or 38,250,000 Shares if the underwriters exercise in full their option to purchase additional shares). We currently only have one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another.

For the purposes of this section, references to “Shareholders” mean those Shareholders whose names and number of shares are entered in our register of members. Only persons who are registered in our register of members are recognized under Singapore law as our Shareholders. As a result, only registered Shareholders have legal standing under Singapore law to institute shareholder actions against us or otherwise seek to enforce their rights as Shareholders.

Ordinary Shares

Our ordinary shares have no par value as there is no concept of authorized share capital under Singapore law. All shares presently issued are fully paid and existing Shareholders are not subject to any calls on shares. Although Singapore law does not recognize the concept of “non-assessability” with respect to newly-issued shares, we note that any subscriber of our Shares who has fully paid up all amounts due, with respect to such Shares, will not be subject to Singapore law concerning any personal liability to contribute to our assets or liabilities in such subscriber’s capacity solely as a holder of such Shares. We believe this interpretation is substantively consistent with the concept of “non-assessability” under most, if not all, U.S. state corporations laws. We cannot, except in the circumstances permitted by the Companies Act, grant any financial assistance for the acquisition or proposed acquisition of our own Shares. Except as described in this section “Description of Share Capital and Constitution — Singapore Code on Take-Overs and Mergers”, there are no limitations in our Constitution or Singapore law on the rights of Shareholders who are not resident in Singapore to hold or vote in respect of our Shares.

Voting Rights

Each ordinary share is entitled to one vote per share on all matters upon which the Shares are entitled to vote. Voting at any meeting of Shareholders is by poll. On a poll, each holder of Shares who is present in person or by proxy or by attorney or other duly authorized representative, has one vote for each ordinary share which he holds or represents. Proxies need not be Shareholders.

Subject to the Companies Act and our Constitution, only those Shareholders who are registered in our register of members will be entitled to vote at any meeting of Shareholders in person or by proxy or by attorney or other duly authorized representative. The Shares offered in the IPO are expected to be held through DTC or its nominee. Therefore, DTC or its nominee will grant an omnibus proxy to DTC participants holding our Shares in book-entry form. Persons holding through a broker, bank, nominee or other institution that is a direct or indirect participant of DTC will have the right to instruct their broker, bank, nominee or other institution holding our Shares on how to vote such Shares by completing the voting instruction form provided by the applicable broker, bank, nominee, or other institution. On all matters requiring a Shareholder vote, DTC or its nominee will vote the Shares held by it in accordance with the voting instructions of the DTC participant Shareholders.

Dividends

We may, by ordinary resolution, declare dividends at a general meeting of our Shareholders, but no dividend shall be payable except out of our profits, and the amount of any such dividend shall not exceed the amount recommended by our Board of Directors. Subject to our Constitution and in accordance with the Companies Act, our Board of

Directors may, without the approval of our Shareholders, declare and pay interim dividends, but any final dividends the board declares must be approved by an ordinary resolution at a general meeting of our Shareholders. See section titled “Dividend Policy” for additional information about our dividend policy.

Capitalization and Other Rights

Our Board of Directors may, with the approval of our Shareholders at a general meeting, capitalize any reserves or profits and distribute them as shares, credited as paid-up, to our Shareholders in proportion to their shareholdings in accordance with our Constitution.

Variation of Rights

Subject to the Companies Act and every other Singapore statute for the time being in force affecting us, under our Constitution, whenever our share capital is divided into different classes of shares, the special rights attached to any class may be varied or abrogated either with the consent in writing of the holders of three-quarters of the issued shares of the class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class (but not otherwise) and may be so varied or abrogated either while the Company is a going concern or during or in contemplation of a winding-up. To every such separate general meeting, the necessary quorum shall be two persons (unless all the shares of the class are held by one person whereupon the necessary quorum shall be one person) at least holding or representing by proxy or by attorney or other duly authorized representative one-third of issued shares of the class and that any holder of shares of the class present in person or by proxy or by attorney or other duly authorized representative may demand a poll, and on a poll, shall have one vote for every share of the class held by him, provided always that where the necessary majority for such a special resolution is not obtained at such general meeting, consent in writing if obtained from the holders of three-quarters of the issued shares of the class concerned within two months of such general meeting shall be as valid and effectual as a special resolution carried at such general meeting.

Issuance of New Shares

Under the Companies Act, new shares may be issued only with the prior approval of our Shareholders in a general meeting. General approval may be sought from our Shareholders in a general meeting for the issuance of shares. Such approval, if granted, will lapse at the earlier of:

•        the conclusion of the next annual general meeting; or

•        the expiration of the period within which the next annual general meeting is required by law to be held (i.e., within six months after the end of each fiscal year);

however, any approval may be revoked or varied by the Company in a general meeting.

Our Shareholders have provided such general authority to issue new Shares until the conclusion of our annual general meeting or the date by which the next annual general meeting of the Company is required by law to be held, whichever is earlier.

Subject to this and the provisions of the Companies Act and our Constitution, our Board of Directors may allot, issue or grant options over or otherwise dispose of new Shares to such persons on such terms and conditions and with the rights and restrictions as they may think fit to impose. Such rights are subject to any condition attached to such issue and the regulations of any stock exchange on which our Shares are listed, as well as U.S. federal and blue sky securities laws applicable to such issue.

Preference Shares

Our Constitution provides that, subject to the Companies Act and our Constitution, we may issue shares of a different class with preferential, deferred, qualified or special rights, privileges, conditions or such restrictions, whether with regard to dividend, voting, return of capital or otherwise, or which do not confer voting rights, as our Board of Directors may think fit. The Companies Act allows public companies to issue shares with different voting rights (including special, limited or conditional voting rights, or no voting rights), subject to, among others, our Shareholders having adopted a special resolution approving such issuance.

We may, subject to the Companies Act and the prior approval in a general meeting of our Shareholders, issue preference shares that are, or at our option are to be, subject to redemption provided that such preference shares may not be redeemed out of the capital of the Company unless:

•        all our Directors have made a solvency statement in relation to such redemption; and

•        we have lodged a copy of the statement with the Accounting and Corporate Regulatory Authority of Singapore.

Further, the preference shares must be fully paid-up before they are redeemed.

The issuance of preference shares could have the effect of decreasing the trading price of our Shares, restricting dividends on our Shares, diluting the voting power of our Shares, impairing the liquidation rights of our Shares, or delaying or preventing a change in control of the Company.

Register of Members

Only persons who are registered in our register of members are recognized under Singapore law as our Shareholders with legal standing under Singapore law to institute shareholder actions against us or otherwise seek to enforce their rights as Shareholders. We will not, except as required by applicable law, recognize any equitable, contingent, future or partial interest in any ordinary share, or any interest in any fractional part of an ordinary share, or other rights for any ordinary share other than the absolute right thereto of the registered holder of that ordinary share. We may close our register of members for any time or times, provided that our register of members may not be closed for more than 30 days in aggregate in any calendar year. We typically will close our register of members to determine Shareholders’ entitlement to receive dividends and other distributions.

Our Shares, which are expected to be listed and traded on NASDAQ, are expected to be held through DTC. Accordingly, DTC or its nominee, Cede & Co., will be the Shareholder on record registered in our register of members.

A holder of Shares held in book-entry interests through DTC or its nominee may become a registered Shareholder by exchanging its interest in such Shares for certificated Shares and being registered in our register of members in respect of such shares. The procedures by which a holder of book-entry interests held through the facilities of the DTC may exchange such interests for certificated Shares are determined by DTC and our transfer agent, in accordance with their internal policies and guidelines regulating the withdrawal and exchange of book-entry interests for certificated Shares. Our transfer agent is Vstock Transfer, LLC.

Singapore Code on Take-Overs and Mergers

The Singapore Code on Take-Overs and Mergers (the “Singapore Take-over Code”) regulates, among other things, the acquisition of voting shares of Singapore-incorporated public companies. In this regard, the Singapore Take-over Code applies to, among others, corporations with a primary listing of their equity securities in Singapore. While the Singapore Take-over Code is drafted with, among others, listed public companies in mind, unlisted public companies with more than 50 shareholders and net tangible assets of assets of $3.75million (S$5.0 million) or more, must also observe the letter and spirit of the general principles and rules of the Singapore Take-Over Code, wherever this is possible and appropriate. Public companies with a primary listing overseas may apply to Securities Industry Council (“SIC”) to waive the application of the Singapore Take-over Code. As at the date of this prospectus, no application has been made to SIC to waive the application of the Singapore Take-over Code in relation to us. We may submit an application to SIC for a waiver from the Singapore Take-over Code so that the Singapore Take-over Code will not apply to us for so long as we are not listed on a securities exchange in Singapore. We will make an appropriate announcement if we submit the application and when the result of the application is known.

Any person acquiring an interest, whether by a series of transactions over a period of time or not, shares which either on his or her own or together with parties acting in concert with such person, carry 30% or more of the voting rights in the Company or any person holding, either on his or her own or together with parties acting in concert with such person, holds not less than 30% but not more than 50% of the voting rights in the Company, and if such person (or parties acting in concert with such person) acquires additional voting shares representing more than 1% of the voting rights in the Company in any six-month period, must, except with the consent of SIC, extend a mandatory take-over offer for all the remaining voting shares in accordance with the provisions of the Singapore Take-over Code. Responsibility for ensuring compliance with the Singapore Take-over Code rests with parties (including Company directors) to a take-over or merger and their advisors.

Under the Singapore Take-over Code, “parties acting in concert” comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal), cooperate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company. Certain persons are presumed (unless the presumption is rebutted) to be acting in concert with each other. They are as follows:

•        a company, its parent company, its subsidiaries and fellow subsidiaries (together, the related companies), the associated companies of any of the company and its related companies, companies whose associated companies include any of these foregoing companies and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights;

•        a company with any of its directors (together with their close relatives, related trusts and companies controlled by any of the directors, their close relatives and related trusts);

•        a company with any of its pension funds and employee share schemes;

•        a person with any investment company, unit trust or other fund whose investment such person manages on a discretionary basis but only in respect of the investment account which such person manages;

•        a financial or other professional adviser, including a stockbroker, with its client in respect of the shareholdings of the adviser and persons controlling, controlled by or under the same control as the adviser;

•        directors of a company (including their close relatives, related trusts and companies controlled by any of such directors, their close relatives and related trusts) which is subject to an offer or where the directors have reason to believe a bona fide offer for the company may be imminent;

•        partners; and

•        an individual and (i) such person’s close relatives, (ii) such person’s related trusts, (iii) any person who is accustomed to act in accordance with such person’s instructions, (iv) companies controlled by the individual, such person’s close relatives, such person’s related trusts or any person who is accustomed to act in accordance with such person’s instructions and (v) any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights.

Subject to certain exceptions, a mandatory offer must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror during the offer period and within the six months prior to its commencement.

Under the Singapore Take-over Code, where effective control of a company is acquired or combined by a person, or persons acting in concert, a general offer to all other shareholders is normally required. An offeror must treat all shareholders of the same class in an offeree company equally. A fundamental requirement is that shareholders in the company subject to the take-over offer must be given sufficient information, advice and time to enable them to reach an informed decision on the offer. These legal requirements may impede or delay a takeover of our Company by a third-party.

Election and Re-election of Directors

Our Directors are appointed by our Shareholders at a general meeting, and an election of Directors takes place annually. One third (or the number nearest one third) of our Directors, are required to retire from office at each annual general meeting. Further, all our Directors are required to retire from office at least once in every three years. However, a retiring director is eligible for re-election at the meeting at which he retires.

We may, by ordinary resolution, remove any director before the expiration of his or her period of office, notwithstanding anything in our Constitution or in any agreement between us. We may also, by an ordinary resolution, appoint another person in place of a director removed from office pursuant to the foregoing.

Our Constitution provides that our Board of Directors shall have the power, at any time, to appoint any person to be a director either to fill a casual vacancy or as an additional director but any person so appointed by the directors shall hold office only until the next annual general meeting and shall then be eligible for re-election.

General Meetings of Shareholders

Subject to the Companies Act, we are required to hold an annual general meeting of Shareholders within six months from the end of our fiscal year. The directors may convene an extraordinary general meeting whenever they think fit and they must do so upon the requisition of Shareholders holding not less than 10% of the total number of paid-up shares as of the date of deposit of the requisition carrying the right to vote at a general meeting (disregarding paid-up shares held as treasury shares). In addition, two or more Shareholders holding not less than 10% of our total number of issued shares (excluding treasury shares) may call a meeting of our Shareholders.

The Companies Act provides that a shareholder is entitled to attend any general meeting and speak on any resolution put before the general meeting. Unless otherwise required by law or by our Constitution, voting on resolutions put forth at general meetings is by ordinary resolution, requiring the affirmative vote of a simple majority of the voting rights of the Shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution. An ordinary resolution suffices, for example, for the appointment of directors. A special resolution, requiring the affirmative vote of not less than three-fourths of the voting rights of the Shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution, is necessary for certain matters under Singapore law, including voluntary winding-up, amendments to our Constitution, a change of our corporate name and a reduction in the share capital.

We must give at least 21 days’ notice in writing for every general meeting convened for the purpose of passing special resolutions. General meetings convened for the purpose of passing ordinary resolutions generally require at least 14 days’ notice in writing.

Minority Rights

The rights of minority shareholders of Singapore companies are protected under Section 216 of the Companies Act, which gives the Singapore courts a general power to make any order, upon application by any shareholder of a company, as they think fit to remedy any of the following situations:

•        the affairs of a company are being conducted or the powers of the board of directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of its shareholders, including the applicant; or

•        a company takes an action, or threatens to take an action, or its shareholders pass a resolution, or propose to pass a resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of the shareholders, including the applicant.

Singapore courts have a wide discretion as to the remedies they may grant and the remedies listed in the Companies Act itself are not exclusive. In general, the Singapore courts may:

•        direct or prohibit any act or cancel or modify any transaction or resolution;

•        regulate the conduct of the affairs of the company in the future;

•        authorize civil proceedings to be brought in the name of, or on behalf of, the company by a person or persons and on such terms as the court may direct;

•        provide for the purchase of shares or debentures of the Company by the other shareholders or holders of debentures or by the company and, in the case of a purchase of shares by the company, a corresponding reduction of its share capital; or

•        provide that the company be wound up.

In addition, Section 216A of the Companies Act allows a complainant (including a minority shareholder) to apply to the Singapore courts for leave to bring an action in a court proceeding or arbitration in the name and on behalf of the company or intervene in an action in a court proceeding or arbitration to which a company is a party for the purpose of prosecuting, defending or discontinuing the action or arbitration on behalf of a company.

Liquidation or Other Return of Capital

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Limitation of Liability of Directors and Officers

Under Section 172 of the Companies Act, any provision exempting or indemnifying the officers of a company (including directors) against any liability that would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. However, a company is not prohibited from: (a) as provided in Section 172A of the Companies Act, purchasing and maintaining for any such individual insurance against liability incurred by him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company; or (b) as provided in Section 172B of the Companies Act, indemnifying the individual against liability incurred by him or her to a person other than the company except when the indemnity is against any liability (i) of the individual to pay a fine in criminal proceedings, (ii) of the individual to pay a penalty to a regulatory authority in respect of non-compliance with any requirements of a regulatory nature (howsoever arising), (iii) incurred by the individual in defending criminal proceedings in which he or she is convicted, (iv) incurred by the individual in defending civil proceedings brought by the company or a related company in which judgment is given against him or her, or (v) incurred by the individual in connection with an application for relief under Section 76A(13) or Section 391 of the Companies Act in which the court refuses to grant him or her relief.

Our Constitution provides that, subject to the provisions of the Companies Act and every other Singapore statute for the time being in force and affecting our Company, every director, auditor, secretary or other officer of the Company shall be entitled to be indemnified by us against all costs, charges, losses, expenses and liabilities incurred or to be incurred by them in the execution and discharge of their duties or in relation thereto.

In addition, and without prejudice to the generality of the foregoing, no director, secretary or other officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of us or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatsoever which shall happen in the execution of duties of his or her office or in relation thereto unless the same shall happen through his or her own negligence, default, breach of duty or breach of trust.

We intend to enter into indemnification agreements with each of our Directors and Executive Officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Singapore law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified (on terms that the full amount of such advances is to be repaid if the individual is convicted in the relevant proceeding (with such conviction being final), final judgment is given against the individual in the relevant proceeding or, as the case may be, the court refuses to grant the individual relief on the application (with such refusal of relief being final)), save that the Company shall not provide any indemnity (to any extent) to a director or an officer against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the Company save for the circumstances as permitted pursuant to Section 172A and Section 172B of the Companies Act. These indemnification rights shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Constitution, agreement, vote of shareholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our Directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such Directors and officers.

Transfer Agent and Registrar

The transfer agent and branch registrar for our Shares, which will maintain our branch register located in the United States, will be VStock Transfer, LLC. Its address is 18 Lafayette Place, Woodmere, New York 11598.

Comparison of Shareholder Rights

We are incorporated under the laws of Singapore. The following discussion summarizes material differences between the rights of holders of our Shares (assuming we have been converted into a public company and the consummation of the IPO) and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware which result from differences in governing documents and the laws of Singapore and Delaware.

This discussion does not purport to be a complete or comprehensive statement of the rights of holders of our Shares under applicable law in Singapore and our Constitution or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

Delaware	Singapore
Board of Directors

A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation.

The constitution of companies will typically state the minimum number of directors as well as provide that directors may be appointed or removed by shareholders via ordinary resolution passed at a general meeting, provided that the number of directors following such appointment or removal is within the minimum (and maximum, if any) number of directors provided in the constitution. Our Constitution provides that subject to the Companies Act, there shall be at least one director who is ordinarily resident in Singapore.

Limitation on Personal Liability of Directors

A typical certificate of incorporation provides for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws of Delaware, except for liability (i) for any breach of a director’s loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to the liability of directors for unlawful payment of a dividend or an unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. A typical certificate of incorporation would also provide that if the Delaware General Corporation Law is amended so as to allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Under Section 172 of the Companies Act, any provision exempting or indemnifying the officers of a company (including directors) against any liability that would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to a company is void. However, a company is not prohibited from: (a) as provided in Section 172A of the Companies Act, purchasing and maintaining for any director insurance against any such liability incurred by him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company; or (b) as provided in Section 172B of the Companies Act, indemnifying a director against liability incurred by him or her to a person other than the company except when the indemnity is against any liability (i) of the director to pay a fine in criminal proceedings, (ii) of the director to pay a penalty to a regulatory authority in respect of non- compliance with any requirements of a regulatory nature (howsoever arising), (iii) incurred by the director in defending criminal proceedings in which he or she is convicted, (iv) incurred by the director in defending civil proceedings brought by the company or a related company in which judgment is given against him or her, or (v) incurred by the director in connection with an application for relief under Section 76A(13) or Section 391 of the Companies Act in which the court refuses to grant him or her relief.

Our Constitution provides that, subject to the provisions of the Companies Act and every other Singapore statute for the time being in force and affecting our Company, every director, auditor, secretary or other officer of the Company shall be entitled to be indemnified by us against all costs, charges, losses, expenses and liabilities incurred or to be incurred by them in the execution and discharge of their duties or in relation thereto. In particular, and without prejudice

Delaware	Singapore

to the generality of the foregoing, no director, secretary or other officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of us or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his or her office or in relation thereto unless the same shall happen through his or her own negligence, default, breach of duty or breach of trust.

Interested Shareholders

Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested stockholder” for three years following the time that the stockholder becomes an interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by majority stockholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption.

There are no comparable provisions in Singapore with respect to public companies which are not listed on the Singapore Exchange Securities Trading Limited.
Removal of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of holders of any preferred stock, directors may be removed at any time by the affirmative vote of the holders of at least a majority, or in some instances a supermajority, of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. A certificate of incorporation could also provide that such a right is only exercisable when a director is being removed for cause (removal of a director only for cause is the default rule in the case of a classified board).

According to the Companies Act, directors of a public company may be removed before expiration of their term of office with or without cause by ordinary resolution (i.e., a resolution requiring the affirmative vote of a simple majority of those shareholders present and voting in person or by proxy). Notice of the intention to move such a resolution has to be given to the company not less than 28 days before the meeting at which it is moved. The company shall then give notice of such resolution to its shareholders not less than 14 days before the meeting.

Delaware	Singapore
Filling Vacancies on the Board of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of the holders of any preferred stock, any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors or any other reason, may be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum, or by the sole remaining director.

Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.

Our Constitution provides that our Board of Directors shall have the power, at any time, to appoint any person to be a director either to fill a casual vacancy or as an additional director but any person so appointed by the directors shall hold office only until the next annual general meeting and shall then be eligible for re-election.

Amendment of Governing Documents
Amendment of Certification of Incorporation and Bylaws	Alteration to Constitution

Under the Delaware General Corporation Law, amendments to a corporation’s certificate of incorporation require the approval of stockholders holding a majority of the outstanding shares entitled to vote on the amendment.

If a class vote on the amendment is required by the Delaware General Corporation Law, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, the board of directors may amend bylaws if so authorized in the certificate of incorporation. The stockholders of a Delaware corporation also have the power to amend bylaws.

Our Constitution may be altered by special resolution (i.e., a resolution requiring the affirmative vote of not less than three-fourths majority of the shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution for which not less than 21 days written notice is given). Our board of directors has no power to amend our Constitution.

Meetings of Shareholders
Annual and Special Meetings	Annual General Meetings

Typical bylaws provide that annual meetings of stockholders are to be held on a date and at a time fixed by the board of directors.

Under the Delaware General Corporation Law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Subject to the Companies Act, we are required to hold an annual general meeting of Shareholders within six months from the end of our fiscal year.
Extraordinary General Meetings

Any general meeting other than the annual general meeting is called an “extraordinary general meeting.” Two or more Shareholders holding not less than 10% of the total number of issued shares (excluding treasury shares) may call an extraordinary general meeting. In addition, the constitution usually also provides that general meetings may be convened in accordance with the Companies Act by the directors.

Delaware	Singapore

Notwithstanding anything in the constitution, the directors are required to convene a general meeting if required to do so by requisition (i.e., written notice to directors requiring that a meeting be called) by Shareholders holding not less than 10% of the total number of paid-up shares as at the date of the deposit of the requisition carrying the right of voting at general meetings of the company. In addition, our Constitution provides that the directors may, whenever they think fit, convene an extraordinary general meeting.

Quorum Requirements	Quorum Requirements

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation or bylaws can specify the number of shares which constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Our Constitution provides that the quorum at any general meeting shall be two or more members present in person or by proxy or by attorney or other duly authorized representative save in certain circumstances.

Indemnification of Officers, Directors and Employees

Under the Delaware General Corporation Law, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•   acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

•   in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware corporate laws permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

Under Section 172 of the Companies Act, any provision exempting or indemnifying officers of a company (including directors) against any liability that would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to a company is void. However, a company is not prohibited from: (a) as provided in Section 172A of the Companies Act, purchasing and maintaining for any such individual insurance against any such liability incurred by him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company; or (b) as provided in Section 172B of the Companies Act, indemnifying the individual against liability incurred by him or her to a person other than the company except when the indemnity is against any liability (i) of the director to pay a fine in criminal proceedings, (ii) of the director to pay a penalty to a regulatory authority in respect of non-compliance with any requirements of a regulatory nature (howsoever arising), (iii) incurred by the individual in defending criminal proceedings in which he or she is convicted, (iv) incurred by the individual in defending civil proceedings brought by the company or a related company in which judgment is given against him or her or (v) incurred by the individual in connection with an application for relief under Section 76A(13) or Section 391 of the Companies Act in which the court refuses to grant him or her relief.

In cases where a director is sued by the company, the Companies Act gives the court the power to relieve directors either wholly or partially from the consequences of their negligence, default, breach of duty or breach of trust. In order for relief to be obtained, it must be shown that (i) the director acted reasonably and honestly; and (ii) it is fair, having regard to all the circumstances of the case including those connected with such director’s appointment, to excuse the director.

Delaware	Singapore

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware corporate laws to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that person is not entitled to be so indemnified.

However, Singapore case law has indicated that such relief will not be granted to a director who has received the company’s property as a result of his or her breach of trust.

Our Constitution provides that, subject to the provisions of the Companies Act and every other Singapore statute for the time being in force and affecting the Company, every director, auditor, secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred or to be incurred by them in the execution and discharge of their duties or in relation thereto. In particular, and without prejudice to the generality of the foregoing, no director, secretary or other officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his or her office or in relation thereto unless the same shall happen through his or her own negligence, default, breach of duty or breach of trust.

Shareholder Approval of Issuance of Shares

Under Delaware law, the board of directors has the authority to issue, from time to time, capital stock in its sole discretion, as long as the number of shares to be issued, together with those shares that are already issued and outstanding and those shares reserved to be issued, do not exceed the authorized capital for the corporation as previously approved by the stockholders and set forth in the corporation’s certificate of incorporation. Under the foregoing circumstances, no additional stockholder approval is required for the issuance of capital stock. Under Delaware law, stockholder approval is required for any amendment to the corporation’s certificate of incorporation to increase the authorized capital and the issuance of stock in a direct merger transaction where the number of shares exceeds 20% of the corporation’s shares outstanding prior to the transaction, regardless of whether there is sufficient authorized capital.

In addition, a corporation may issue one or more classes of stock or one or more series of stock within any class as shall be stated and expressed in the certificate of incorporation or of any amendment thereto, or in the resolution or resolutions providing for the issue of such stock adopted by the board of directors pursuant to authority expressly vested in it by the provisions of its certificate of incorporation.

Section 161 of the Companies Act provides that notwithstanding anything in the company’s constitution, the directors shall not exercise any power to issue shares without prior approval of the Shareholders in a general meeting. Such authorization may be obtained by ordinary resolution (i.e., a resolution requiring the affirmative vote of a simple majority of the voting rights of those Shareholders present and voting in person or by proxy). Once this Shareholders’ approval is obtained, unless previously revoked or varied by the company in a general meeting, it continues in force until the conclusion of the next annual general meeting or the expiration of the period within which the next annual general meeting after that date is required by law to be held, whichever is earlier; but any approval may be revoked or varied by the company in a general meeting.

Delaware	Singapore

Any stock of any class or of any series thereof may be made convertible into, or exchangeable for, at the option of either the holder or the corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated in the certificate of incorporation or in the resolution or resolutions providing for the issue of such stock adopted by the board of directors.

Shareholder Approval of Business Combinations

Generally, under the Delaware General Corporation Law, completion of a merger, consolidation, or the sale, lease or exchange of substantially all of a corporation’s assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

The Delaware General Corporation Law also requires a special vote of stockholders in connection with a business combination with an “interested stockholder” as defined in section 203 of the Delaware General Corporation Law. See “Description of share capital and constitution — Interested Shareholders” above in this section.

The Companies Act mandates that specified corporate actions require approval by the shareholders in a general meeting, notably:

•   notwithstanding anything in the company’s constitution, directors are not permitted to carry into effect any proposals for disposing of the whole or substantially the whole of the company’s undertaking or property unless those proposals have been approved by shareholders in a general meeting;

•   subject to the constitution of each amalgamating company, an amalgamation proposal in accordance with the full amalgamation procedures under the Companies Act that do not require a court order must be approved by the shareholders of each amalgamating company via special resolution at a general meeting; and

•   notwithstanding anything in the company’s constitution, the directors may not, without the prior approval of shareholders, issue shares, including shares being issued in connection with corporate actions.

Shareholder Action Without A Meeting

Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. It is not uncommon for a corporation’s certificate of incorporation to prohibit such action.

Shareholder action by written consent is not permitted for a public company which is listed (as defined under the Companies Act).

Delaware	Singapore
Shareholder Suits

Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under the Delaware General Corporation Law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. The Delaware General Corporation Law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Derivative Actions

The Companies Act has a provision which provides a mechanism enabling shareholders to apply to the court for leave to bring a derivative action or arbitration in the name and on behalf of the company or intervene in an action or arbitration to which the company is a party for the purpose of prosecuting, defending or discontinuing the action or arbitration on behalf of the company.

Applications are generally made by shareholders of the company, but courts are given the discretion to allow such persons as they deem proper to apply (e.g., beneficial owner of shares).

It should be noted that this provision of the Companies Act is primarily used by minority shareholders to bring an action or arbitration in the name and on behalf of the company or intervene in an action or arbitration to which the company is a party for the purpose of prosecuting, defending or discontinuing the action on behalf of the company.

Class Actions

The concept of class action suits, which allows individual shareholders to bring an action seeking to represent a class or classes of shareholders, does not exist in Singapore. However, it is possible as a matter of procedure for a number of shareholders having the same interest to pursue a representative action and establish liability on behalf of themselves and other shareholders who join in or who are made parties to such an action, subject to the discretion of the Singapore courts.

Delaware	Singapore
Distributions and Dividends; Repurchases and Redemptions

The Delaware General Corporation Law permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Under the Delaware General Corporation Law, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

The Companies Act provides that no dividends can be paid to shareholders except out of profits.

The Companies Act does not provide a definition on when profits are deemed to be available for the purpose of paying dividends and this is accordingly governed by case law.

Our Constitution provides that no dividend can be paid otherwise than out of profits.

Acquisition of a Company’s Own Shares

The Companies Act generally prohibits a company from acquiring its own shares subject to certain exceptions. Any contract or transaction made or entered into in contravention of the aforementioned prohibition by which a company acquires its own shares is void. However, provided that it is expressly permitted to do so by its constitution, as the case may be, and subject to the special conditions of each permitted acquisition contained in the Companies Act, a company may:

•   redeem redeemable preference shares. Preference shares may be redeemed out of capital if all the directors make a solvency statement in relation to such redemption in accordance with the Companies Act, and the company lodges a copy of the statement with the Accounting and Corporate Regulatory Authority of Singapore;

•   whether or not it is listed on an approved exchange in Singapore or any securities exchange outside Singapore, make an off-market purchase of its own shares otherwise than on an approved exchange in Singapore or any securities exchange outside Singapore in accordance with an equal access scheme authorized in advance at a general meeting;

•   make a selective off-market purchase of its own shares otherwise than on a securities exchange and not in accordance with an equal access scheme if the purchase or acquisition is made in accordance with an agreement authorized in advance at a general meeting by a special resolution where persons whose shares are to be acquired and their associated persons have abstained from voting; and

Delaware	Singapore

•   whether or not it is listed on an approved exchange in Singapore or any securities exchange outside Singapore, make an acquisition of its own shares under a contingent purchase contract which has been authorized in advance at a general meeting by a special resolution.

A company may also purchase its own shares by an order of a Singapore court.

The total number of ordinary shares that may be acquired by a company during a relevant period may not exceed 20% (or such other prescribed percentage) of the total number of ordinary shares as of the date of the resolution passed to authorize the acquisition of the shares. Where, however, a company has reduced its share capital by a special resolution or a Singapore court has made an order confirming the reduction of share capital of the company, the total number of ordinary shares shall be taken to be the total number of ordinary shares as altered by the special resolution or the order of the court. Payment, including any expenses (including brokerage or commission) incurred directly in the acquisition by the company of its own shares, may be made out of the company’s distributable profits or capital, provided that the company is solvent.

Our Constitution provides that subject to the provisions of the Companies Act, we may purchase or otherwise acquire our issued shares on such terms and in such manner as we may think fit. These shares may be held as treasury shares or cancelled as provided in the Companies Act or dealt with in such manner as may be permitted by the Companies Act. On cancellation of the shares, the rights and privileges attached to those shares will expire.

Financial Assistance for the Acquisition of Shares

A public company or a company whose holding company or ultimate holding company is a public company shall not give financial assistance to any person whether directly or indirectly for the purpose of or in connection with:

•   the acquisition or proposed acquisition of shares in the company or units of such shares; or

•   the acquisition or proposed acquisition of shares in its holding company or ultimate holding company, or units of such shares.

Financial assistance may take the form of a loan, the giving of a guarantee, the provision of security, the release of an obligation, the release of a debt or otherwise.

However, it should be noted that a company may provide financial assistance for the acquisition of its shares or shares in its holding company if it complies with the requirements (including approval by special resolution) set out in the Companies Act.

Delaware	Singapore
Transactions with Officers or Directors

Under the Delaware General Corporation Law, some contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the Delaware General Corporation Law, either (a) the stockholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.

Under the Companies Act, directors and chief executive officers are not prohibited from dealing with the company, but where they have an interest in a transaction with the company, that interest must be disclosed to the board of directors. In particular, every director or chief executive officer who is in any way, whether directly or indirectly, interested in a transaction or proposed transaction with the company must, as soon as is practicable after the relevant facts have come to such director’s or chief executive officer’s knowledge, declare the nature of such director’s or chief executive officer’s interest at a board of directors’ meeting or send a written notice to the company containing details on the nature, character and extent of his or her interest in the transaction or proposed transaction with the company.

There is, however, no requirement for disclosure where the interest of the director or chief executive officer (as the case may be) consists only of being a member or creditor of a corporation which is interested in the transaction or proposed transaction with the company if the interest may properly be regarded as immaterial. Where the transaction or the proposed transaction relates to any loan to the company, a director or chief executive officer shall not be deemed to be interested or to have been at any time interested in the transaction or proposed transaction where the director or chief executive officer has only guaranteed or joined in guaranteeing the repayment of such loan, unless the constitution provides otherwise.

Further, where the transaction or the proposed transaction has been or will be made with or for the benefit of a related corporation (i.e. the holding company, subsidiary or subsidiary of a common holding company), a director or chief executive officer shall not be deemed to be interested or to have been at any time interested in the transaction or proposed transaction where he is a director or chief executive officer (as the case may be) of that corporation, unless the constitution provides otherwise.

In addition, a director or chief executive officer who holds any office or possesses any property which directly or indirectly might create duties or interests in conflict with such director’s or chief executive officer’s duties or interests as director or chief executive officer (as the case may be) is required to declare the fact and the nature, character and extent of the conflict at a meeting of directors or send a written notice to the company setting out the fact and the nature, character and extent of the conflict.

Delaware	Singapore

The Companies Act extends the scope of this statutory duty of a director and chief executive officer to disclose any interests by pronouncing that an interest of a member of a director’s or chief executive officer’s (as the case may be) family (including spouse, son, adopted son, step-son, daughter, adopted daughter and step-daughter) will be treated as an interest of the director or chief executive officer (as the case may be).

Subject to specified exceptions, the Companies Act prohibits a company from making a loan or quasi-loan to its directors or to directors of a related corporation, or giving a guarantee or security in connection with such a loan or quasi-loan.

Companies are also prohibited from making loans or quasi-loans to its directors’ spouse or children (whether adopted or natural or step-children), or giving a guarantee or security in connection with such a loan or quasi-loan.

Dissenters’ Rights

Under the Delaware General Corporation Law, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

There are no equivalent provisions in Singapore under the Companies Act.
Cumulative Voting

Under the Delaware General Corporation Law, a corporation may adopt in its bylaws that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a stockholder has the number of votes equal to the number of shares held by such stockholder times the number of directors nominated for election. The stockholder may cast all of such votes for one director or among the directors in any proportion.

There is no equivalent provision under the Companies Act in respect of companies incorporated in Singapore.
Anti-Takeover Measures

Under the Delaware General Corporation Law, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred stock with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill,” which could prevent a takeover attempt and therefore could preclude shareholders from realizing a potential premium over the market value of their shares.

The constitution of a Singapore company typically provides that the company may allot and issue new shares of a different class with preferential, deferred, qualified or other special rights as its board of directors may determine with the prior approval of the company’s shareholders in a general meeting.

Under the Singapore Take-over Code, if the board of the offeree company has reason to believe that a bona fide offer is imminent, the board must not, take any action, without the approval of shareholders at a general meeting, on the affairs of the offeree company that could effectively result in any bona fide offer being frustrated or the shareholders being denied an opportunity to decide on its merits.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of the IPO, we will have 37,500,000 Shares outstanding (or 38,250,000 Shares if the Underwriters’ overallotment option is exercised in full). All of the Shares sold in the IPO will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Prior to the IPO, there has been no public market for our Shares, and while we plan to apply to list our Shares on Nasdaq, we cannot assure you that a regular trading market for our Shares will develop or be sustained after the IPO. Future sales of substantial amounts of Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Shares. Further, since a large number of our Shares will not be available for sale shortly after the IPO because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our Shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Lock-Up Agreements

Our Executive Officers, Directors and Major Shareholders have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our Shares, or any securities convertible into or exchangeable or exercisable for our Shares, for a period of six months after the date of this prospectus. After the expiration of the six months’ period, the Shares held by our Directors, Executive Officers and our existing Shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

All of our Shares outstanding prior to the IPO are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our Shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Subject to the Lock-Up Agreements, our affiliates may sell within any three-month period a number of Shares that does not exceed the greater of the following:

•        1% of the then outstanding Shares of the same class, which will equal approximately 375,000 Shares immediately after the IPO assuming the over-allotment option is not exercised and 382,500 Shares assuming the over-allotment option is exercised in full; or

•        the average weekly trading volume of our Shares on Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

EXCHANGE CONTROLS AND LIMITATIONS AFFECTING SHAREHOLDERS

Singapore

There are no Singapore government laws, decrees, regulations or other legislation that may affect the import or export of capital, including the availability of cash and cash equivalents for use by our Group, and the remittance of dividends, interest or other payments to non-resident holders of our Company’s securities.

Malaysia

In Malaysia, foreign exchange control is governed by the Financial Services Act 2013 (“FSA”) and the Islamic Financial Services Act 2013 (“IFSA”). The Foreign Exchange Notices (“FE Notices”) set out, among others, the circumstances in which the specific approval of the controller or regulator of foreign exchange i.e. the central bank of Malaysia (“BNM”), must be obtained by residents and non-residents to remit funds to and from Malaysia. A party undertaking or engaging in any transactions that are not provided for or allowed under the FE Notices are required to obtain approval from BNM prior to undertaking the said transaction.

A “resident” is defined as (i) a citizen of Malaysia (excluding a citizen who has obtained a permanent resident status in a foreign country and is residing outside Malaysia), (ii) a non-citizen of Malaysia who has obtained permanent resident status in Malaysia and is ordinarily residing in Malaysia, or (iii) a person (whether body corporate or unincorporated) incorporated or registered with or approved by any authority in Malaysia.

A “non-resident” is defined as (i) any person other than a resident, (ii) an overseas branch, a subsidiary, a regional office, a sales office, a representative office of a resident company, (iii) embassies, consulates, high commissions, supranational or international organizations, or (iv) a Malaysian citizen who has obtained permanent resident status in a country or territory outside Malaysia and is residing outside Malaysia.

The following are some of the provisions and restrictions that are applicable to My All Services as a resident under the new FE Notices issued and made effective on April 15, 2021.

(i)     Payment in Ringgit between residents and non-residents

A resident is allowed to make or receive payments in Ringgit in Malaysia to or from a non-resident for, among others, income earned or expenses incurred in Malaysia and for the settlement of a trade in goods or services.

(ii)    Payment in foreign currency between residents and non-residents

A resident is allowed to make or receive payments in foreign currency to or from a non-resident for any purpose (subject to compliance with all FE Notices), other than for payment made or received for:

(a)     a foreign currency-denominated derivative or Islamic derivative offered by a resident (unless otherwise approved by BNM);

(b)    a derivative or Islamic derivative which is referenced to Ringgit (unless otherwise approved by BNM);

(c)     a derivative or Islamic derivative, which market price, value, delivery or payment obligation is derived from, referenced to or based on exchange rate, offered by a non-resident (unless otherwise approved by BNM).

(iii)   Repatriation of funds by non-resident

Non-residents are free to repatriate divestment proceeds, profits, dividends or any income arising from investments in Malaysia, provided that such repatriation is made in foreign currency (except in the currency of Israel) and the conversion of Ringgit to foreign currency is undertaken in compliance with the FE Notices.

(iv)   Borrowing in Ringgit by residents from non-residents

A resident is allowed to borrow in Ringgit in any amount from a non-resident through the issuance of (a) redeemable preference shares or Islamic redeemable preference shares in Ringgit for use in Malaysia, (b) Ringgit sovereign bond or sukuk (issued by the Federal Government); or (c) Ringgit corporate bond or Sukuk in accordance with relevant guidelines issued by the Securities Commission Malaysia excluding non-tradable Ringgit corporate bond or Sukuk issued to a non-resident entity outside the resident entity’s group or a non-resident financial institution (“NRFI”).

A resident entity is allowed to borrow in Ringgit up to RM1 million in aggregate (computed based on an aggregate borrowing in Ringgit by the resident entity and other resident entity with a parent-subsidiary relationship) for use in Malaysia from a non-resident excluding a NRFI.

(v)    Borrowing in foreign currency by residents and non-residents

A resident is allowed to borrow in foreign currency in any amount from (a) a licensed onshore bank, (b) an entity within the resident entity’s group or from the resident entity’s direct shareholder except for a NRFI or a non-resident special purpose vehicle which is used to obtain borrowing from any person outside the resident entity’s group or (c) through issuance of foreign currency corporate bond or Sukuk to another resident.

A resident entity is allowed to borrow in foreign currency up to RM100 million equivalent in aggregate (computed based on an aggregate borrowing in foreign currency by the resident entity and other resident entity with parent-subsidiary relationship) from (a) non-resident outside the resident entity’s Group; (b) a NRFI; or (c) a non-resident special purpose vehicle which is used to obtain borrowing from any person outside the resident entity’s group.

(vi)   Lending by a resident

A person is allowed to lend in Ringgit or foreign currency to a resident or non-resident for any corresponding borrowing threshold (as set out in item (iv) and (v) above) approved under the FE Notices or where the borrowing has otherwise been approved in writing by BNM.

(vii)  Giving and Obtaining of Financial Guarantee

A resident guarantor is allowed to give a financial guarantee in any amount in Ringgit or foreign currency to secure any borrowing obtained by a resident in Ringgit or foreign currency as approved in the FE Notices or otherwise approved in writing by BNM.

A non-bank resident guarantor is allowed to give a financial guarantee in any amount in Ringgit or foreign currency to secure a borrowing obtained by a non-resident in Ringgit or foreign currency as approved in the FE Notices or otherwise approved in writing by BNM, excluding a financial guarantee given to secure a borrowing (a) obtained by a non-resident borrower which is a special purpose vehicle (i.e.: an entity set up solely for a specific purpose and is not an operating business unit) or (b) where the resident guarantor has entered into a formal or informal arrangement to make repayment of the borrowing in foreign currency other than for an event of default.

A resident lender is allowed to obtain a financial guarantee in any amount in foreign currency or Ringgit from a non-resident guarantor to secure a borrowing obtained by a resident or a non-resident borrower.

TAXATION

The following are material Singapore tax and U.S. federal income tax considerations relevant to an investment in our Shares. This discussion does not address all of the tax consequences that may be relevant in light of the investor’s particular circumstances. Potential investors should consult their tax advisers regarding the Singapore, U.S. federal, state and local, and non-U.S. tax consequences of owning and disposing of our Shares in their particular circumstances.

Singaporean Tax Considerations

The statements made herein regarding taxation are general in nature and based on certain aspects of current tax laws of Singapore and administrative guidelines issued by the relevant authorities in force as of the date of this prospectus and are subject to any changes in such laws or administrative guidelines, or in the interpretation of these laws or guidelines, occurring after such date, which could be made on a retrospective basis. These laws and guidelines are also subject to various interpretations and the relevant tax authorities or the courts could later disagree with the explanations or conclusions set out below. The statements below are not to be regarded as advice on the tax position of any holder of our Shares or of any person acquiring, selling or otherwise dealing with our Shares or on any tax implications arising from the acquisition, sale or other dealings in respect of our Shares. The statements made herein do not purport to be a comprehensive or exhaustive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of our Shares and do not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities) may be subject to special rules. Prospective holders of our Shares are advised to consult their own tax advisers as to the Singapore or other tax consequences of the acquisition, ownership of or disposal of our Shares. The statements below regarding the Singapore tax treatment of dividends received in respect of our Shares are based on the assumption that the Company is tax resident in Singapore for Singapore income tax purposes. It is emphasized that neither the Company nor any other persons involved in this prospectus accepts responsibility for any tax consequences or liabilities resulting from the subscription for, purchase, holding or disposal of our Shares.

Individual Income Tax

An individual is a tax resident in Singapore in a year of assessment if, in the preceding year, he resides in Singapore except for such temporary absences as may be reasonable and not inconsistent with a claim by such person to be resident in Singapore. This includes a person who is physically present in Singapore or exercises an employment (other than as a director of a company) in Singapore for 183 days or more during the year preceding the year of assessment.

Generally, individual taxpayers are subject to Singapore income tax on income accruing in or derived from Singapore, unless certain exemptions apply. Foreign-sourced income received in Singapore by a non-resident individual is exempt from Singapore income tax. Foreign-sourced income received on or after January 1, 2004 by a Singapore tax resident individual (except for income received through a partnership in Singapore) is also exempt from Singapore income tax if the Comptroller of Income Tax in Singapore (“Comptroller”) is satisfied that the tax exemption would be beneficial to the individual.

Currently, Singapore tax resident individuals are taxed at progressive rates ranging from 0% to 22%. Starting in year of assessment 2024, Singapore tax residents will be taxed at progressive rates ranging from 0% to 24%. Non-resident individuals, subject to certain exceptions and conditions, are currently subject to Singapore income tax on income accruing in or derived from Singapore at the rate of 22%. This rate will be increased to 24% effective as of year of assessment 2024.

Corporate Income Tax

A company is regarded as resident in Singapore for Singapore tax purposes if the control and management of its business are exercised in Singapore.

A company is subject to Singapore income tax on income accruing in or derived from Singapore and on foreign-sourced income received or deemed to be received in Singapore, unless certain exemptions apply.

Foreign-sourced income in the form of dividends, branch profits and service income received or deemed to be received in Singapore by a Singapore tax resident company is exempt from Singapore income tax if the following conditions are met:

(i)     such income is subject to tax of a similar character to income tax (by whatever name called) under the law of the territory from which such income is received;

(ii)    at the time the income is received in Singapore, the highest rate of tax of a similar character to income tax (by whatever name called) levied under the law of the territory from which the income is received on any gains or profits from any trade or business carried on by any company in that territory at that time is not less than 15%; and

(iii)   the Comptroller is satisfied that the tax exemption would be beneficial to the Singapore tax resident company.

The corporate tax rate in Singapore is currently 17%. From YA 2020 onwards, three-quarters of a company’s first S$10,000 of normal chargeable income, and half of its next S$190,000 of normal chargeable income are exempt from corporate tax.

Newly incorporated companies will also, subject to certain conditions and exceptions, be eligible for tax exemption on three-quarters of the company’s first S$100,000 of normal chargeable income, and half of its next $100,000 of normal chargeable income, for each of the company’s first three YAs falling in or after YA 2020.

Dividend Distributions

Under Singapore’s one-tier corporate tax system, dividends paid by a Singapore tax resident company are exempt from Singapore income tax in the hands of its shareholders, regardless of whether the shareholder is a company or an individual and whether or not the shareholder is a Singapore tax resident.

Gains on Disposal of our Shares

Singapore does not impose tax on capital gains. There are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. Gains arising from the disposal of our Shares may be construed to be of an income nature and subject to Singapore income tax, especially if they arise from activities which the Inland Revenue Authority of Singapore (“IRAS”) regards as the carrying on of a trade or business in Singapore.

Holders of our Shares who apply, or who are required to apply, the Singapore Financial Reporting Standard (“FRS”) 39, FRS 109 or Singapore Financial Reporting Standard (International) 9 (“SFRS(I) 9”) (as the case may be) may for the purposes of Singapore income tax be required to recognize gains or losses (not being gains or losses in the nature of capital) in accordance with the provisions of FRS 39, FRS 109 or SFRS(I) 9 (as modified by the applicable provisions of Singapore income tax law) even though no sale or disposal of our Shares is made.

Holders of our Shares should consult their accounting and tax advisers regarding the Singapore income tax consequences of their acquisition, holding and disposal of our Shares.

Stamp Duty

There is no stamp duty payable on the subscription for our Shares.

Stamp duty is payable on an instrument for the conveyance, assignment or transfer on sale of the shares in a company incorporated in Singapore, or a company which maintains a share or branch register in Singapore. Stamp duty is calculated at the rate of 0.2% of the consideration for, or market value of, such shares transferred, whichever is higher.

Stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where an instrument of transfer is executed outside Singapore and not brought into Singapore, or no instrument of transfer is executed, no stamp duty is generally payable on the acquisition of shares. However, stamp duty is generally payable if the instrument of transfer is executed in Singapore, or is executed outside Singapore and received in Singapore.

An electronic instrument may be treated as an instrument of transfer for stamp duty purposes. In this regard, an electronic instrument that effects a transaction includes, among others, an electronic record that effects, or an electronic record and a physical document that together effect, the same transaction, whether directly or indirectly. Examples of an “electronic record” include anything sent by e mail, SMS or any Internet-based messaging service.

An electronic instrument that is executed outside Singapore is received in Singapore if (a) it is retrieved or accessed by a person in Singapore; (b) an electronic copy of it is stored on a device (including a computer) and brought into Singapore; or (c) an electronic copy of it is stored on a computer in Singapore.

Stamp duty may therefore apply on the sale and disposal of our Shares if an instrument of transfer (including an electronic instrument) is executed in Singapore, or if an instrument of transfer (including an electronic instrument) is executed outside Singapore and received in Singapore. Investors should seek their own tax advice on the applicability of stamp duty in connection with the purchase and sale of our Shares.

Estate Duty

Singapore estate duty was abolished with respect to all deaths occurring on or after February 15, 2008.

Goods and Services Tax (“GST”)

The sale of our Shares by a GST-registered investor belonging in Singapore for GST purposes to another person belonging in Singapore is an exempt supply not subject to GST. Any input GST incurred by the GST-registered investor in making an exempt supply is generally not recoverable as input tax.

Where our Shares are sold by a GST-registered investor in the course of or furtherance of a business carried on by such investor contractually to and for the direct benefit of a person belonging outside Singapore, the sale should generally, subject to the satisfaction of certain conditions, qualify for zero-rating (i.e., subject to GST at 0%). Any input GST incurred by the GST-registered investor in making such a supply in the course of or furtherance of a business may be fully recoverable as input tax where the relevant conditions are met. Investors should seek their own tax advice on the recoverability of GST incurred on expenses in connection with the purchase and sale of our Shares.

Services consisting of arranging, brokering, underwriting or advising on the issue, allotment or transfer of ownership of our ordinary shares rendered by a GST-registered person to an investor belonging in Singapore for GST purposes in connection with the investor’s purchase, sale or holding of our Shares will be subject to GST at the prevailing rate of 7%. This rate will be raised (i) from 7% to 8% with effect from January 1, 2023, and (ii) from 8% to 9% with effect from January 1, 2024. Similar services rendered by a GST-registered person contractually to and for the direct benefit of an investor belonging outside Singapore should generally, subject to the satisfaction of certain conditions, qualify for zero-rating.

Laws and Regulations in Malaysia in Relation to Malaysian Taxation

Corporate Income Tax

Income tax is imposed on income accruing in or derived from Malaysia or received in Malaysia from outside Malaysia. The rate of income tax for resident and non-resident companies (except for SMEs; i.e. companies with a paid-up capital in respect of Shares of not more than MYR2.5 million and gross income not exceeding MYR50 million in a basis period of a year of assessment from all business sources) is 24%. SMEs are generally subject to income tax at a rate of 17% on the first MYR600,000 of chargeable income and 24% on the remaining chargeable income with effect from the YA 2020. The chargeable income that is subject to tax comprises gross income, less permitted deductions.

Sales and Service Tax

Effective from 1 September 2018, the goods and services tax regime was repealed and replaced with a new sales tax and service tax regime.

Sales tax is charged on taxable goods: (i) manufactured in Malaysia by a registered manufacturer and sold, used or disposed of by them, or (ii) imported into Malaysia by any person, at a rate of 5%, 10% or a specified rate depending on the category of taxable goods.

Service tax is generally charged at 6% on taxable services, provided in Malaysia by a registered person in the course of business, and on imported taxable services. Taxable services include accommodation services, food and beverage services, and professional services.

Withholding Tax

Malaysia imposes a withholding tax on certain payments to non-residents, including, without limitation, royalties, technical fees, installation fees and rental of movable property. The rate of withholding tax is generally between 10% and 15% unless there is a double-taxation agreement between Malaysia and the country of the non-resident, in which case, the withholding tax rate may be reduced.

Taxes on Dividends

There is no further income tax on dividends received from a Malaysian company. Tax imposed on the company’s profits will be the final tax and dividends distributed to the Shareholders will not be subject to further tax.

Certain United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Shares. This summary applies only to U.S. Holders that hold our Shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•        financial institutions or financial services entities;

•        insurance companies;

•        pension plans;

•        cooperatives;

•        regulated investment companies;

•        real estate investment trusts;

•        broker-dealers;

•        traders that elect to use a mark-to-market method of accounting;

•        governments or agencies or instrumentalities thereof;

•        certain former U.S. citizens or long-term residents;

•        tax-exempt entities (including private foundations);

•        persons liable for alternative minimum tax;

•        persons holding stock as part of a straddle, hedging, conversion or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        passive foreign investment companies;

•        controlled foreign corporations;

•        persons that actually or constructively own 5% or more of the total combined voting power of all classes of our voting stock; or

•        partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Shares through such entities.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAXATION TO THEIR PARTICULAR CIRCUMSTANCES, AND THE STATE, LOCAL, NON-U.S., OR OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR SHARES.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Shares that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Shares and their partners are urged to consult their tax advisors regarding an investment in our Shares.

Taxation of Dividends and Other Distributions on Our Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions paid on our Shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. A non-corporate U.S. Holder will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Secretary of Treasury determines is satisfactory for purposes of this provision and includes an exchange of information program, or (ii) with respect to any dividend it pays on stock that is readily tradable on an established securities market in the United States, including Nasdaq. It is unclear whether dividends that we pay on our Shares will meet the conditions required for the reduced tax rate. If we are eligible for such benefits, dividends we pay on our Shares, would be eligible for the reduced rates of taxation described in this paragraph. You are urged to consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our Shares. Dividends received on our Shares will not be eligible for the dividends-received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Taxation of Sale or Other Disposition of Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such Shares. Any capital gain or loss will be long term if the Shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a private foreign investment company (“PFIC”), for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Based on our current composition of assets, subsidiaries and market capitalization (which will fluctuate from time to time), we do not expect to be or become a PFIC for U.S. federal income tax purposes. However, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in the IPO. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our Shares even if we cease to be a PFIC in subsequent years, unless certain elections are made.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Shares), and (ii) any gain realized on the sale or other disposition of Shares. Under these rules,

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Shares;

•        the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

•        the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our Shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our Shares qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Shares held at the end of the taxable year over the adjusted tax basis of such Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Shares over the fair market value of such Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as an alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a “qualified electing fund” election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our Shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding how the PFIC rules apply to your investment in our Shares.

Non-U.S. Holders

Cash dividends paid or deemed paid to a Non-U.S. Holder with respect to the Shares generally will not be subject to U.S. federal income tax unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of the Shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Cash dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates as applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the Internal Revenue Service relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the Internal Revenue Service), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

In addition, dividend payments with respect to our Shares and proceeds from the sale, exchange or redemption of our Shares may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual Shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

We have entered into an underwriting agreement with Pacific Century Securities, LLC, acting as the representative (the “Representative”) of the underwriter(s) named below (each an “Underwriter,” collectively, the “Underwriters”). The Underwriters have severally but not jointly agreed to purchase, and we have agreed to sell to them, the number of our Shares at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriter	Number of Shares
Pacific Century Securities, LLC
Spartan Capital Securities, LLC
Total	5,000,000

The underwriting agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The Underwriters are obligated to take and pay for all of the Shares offered by this prospectus if any such Shares are taken. However, the Underwriters are not required to take or pay for the Shares covered by the Underwriters’ option to purchase additional Shares described below.

Some of the Underwriters are expected to make offers and sales both inside and outside the United States through its selling agents. Any offers or sales in the United States will be conducted by FINRA Member broker-dealers registered with the SEC.

We have granted to the Underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 750,000 additional Shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The Underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the IPO. To the extent the option is exercised, the Underwriters will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Shares as the number listed next to each Underwriter’s name in the preceding table bears to the total number of Shares listed in the preceding table.

The Underwriters will initially offer the Shares to the public at the initial public offering price set forth on the cover of this prospectus. If all of the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The securities are offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Discounts and Expenses

The underwriting discounts and commissions are equal to 7% of the initial public offering price set forth on the cover of this prospectus.

The following table shows the per share and total initial public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the Underwriters’ option to purchase up to 750,000 additional Shares to cover over-allotments.

	Per Share	Total Without Exercise of Over-allotment Option	Total With Full Exercise of Over-allotment Option
Initial public offering price	$
Underwriting discounts and commissions to be paid by us	$
Proceeds, before expenses, to us	$

We will also pay to the Underwriters by deduction from the net proceeds of the IPO, a non-accountable expense allowance equal to $100,000.

We have agreed to reimburse the Underwriters a total of $150,000 for their reasonable out-of-pocket accountable expenses, which we paid $30,000 as cash retainer to the Representative upon the execution of the engagement letter between us and the Representative. To the extent that the Underwriters’ out-of-pocket expenses are less than the cash retainer, the excess amount will be refunded to us in accordance with FINRA Rule 5110(g)(4).

We have agreed that for a period of twelve months from the closing date of the IPO to grant the Representative the right of first refusal to provide investment banking services to us.

We have agreed to pay all reasonable, necessary and accountable out-of-pocket expenses relating to the IPO, including but not limited to: (i) the costs of preparing, printing and filing the registration statement with the SEC, amendments and supplements thereto, and post effective amendments, as well as the filing with FINRA, and payment of all necessary fees in connection therewith and the printing of a sufficient quantity of preliminary and final prospectuses as the Underwriters may reasonably request; (ii) the costs of preparing, printing and delivering exhibits thereto, in such quantities as Underwriters may reasonably request; (iii) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by Underwriters; (iv) the fees of counsel(s) and accountants for the Company, including fees associated with any blue sky filings where applicable; (v) fees associated with the Company’s transfer agent; and (vi) fees, if necessary, associated with translation services.

We estimate that the total expenses of the IPO payable by us, excluding the underwriting discounts, non-accountable expense allowance and reimbursement of the Representative’s out-of-pocket expenses, will be approximately $1,969,000.

We intend to apply to list our Shares on the Nasdaq Capital Market under the symbol “PMEC.” There is no assurance that such application will be approved, and if our application is not approved, the IPO will not be completed.

Indemnification

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the Underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

The underwriting agreement provides, among other items, that: (i) the Company’s Directors, Executive Officers and our Major Shareholders as of the effective date of this prospectus will enter into customary “lock up” agreements in favor of the Company for a period of six (6) months from the date of the IPO, and (ii) each of the Company and any successors of the Company will agree, for a period of three (3) months from the closing of the IPO, that each will not (a) offer, sell or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Shares; or (b) file or cause to be filed any registration statement with the SEC relating to the IPO of any Shares or any securities convertible into or exercisable or exchangeable for Shares.

The Representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the Underwriters may base their decision on their assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Pricing of the Offering

Prior to the IPO, there has been no public market for our Shares. The initial public offering price of the Shares has been negotiated between us and the Underwriters. Among the factors considered in determining the initial public offering price of the Shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Shares, whether any such transaction is to be settled by delivery of Shares or such other securities, in cash or otherwise, without the prior written consent of the Underwriters, for a period of three (3) months from the effective date of the registration statement of which this prospectus forms a part.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the Underwriters or selling group members, if any, participating in the IPO and the Underwriters may distribute prospectuses electronically. The Underwriters may agree to allocate a number of Shares to selling group members for sale to their online brokerage account holders. The Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the Underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with this Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Shares. Specifically, the Underwriters may sell more Shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Shares available for purchase by the Underwriters under option to purchase additional Shares. The Underwriters can close out a covered short sale by exercising the option to purchase additional Shares or purchasing Shares in the open market. In determining the source of Shares to close out a covered short sale, the Underwriters will consider, among other things, the open market price of Shares compared to the price available under the option to purchase additional Shares. The Underwriters may also sell Shares in excess of the option to purchase additional Shares, creating a naked short position. The Underwriters must close out any naked short position by purchasing Shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter or dealer repays selling concessions allowed to it for distributing our Shares in the IPO because such Underwriter repurchases those Shares in stabilizing or short covering transactions.

Finally, the Underwriters may bid for, and purchase, our Shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The Underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with the IPO, the Underwriters may engage in passive market making transactions in our Shares on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The Underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the Underwriters, their affiliates, directors, officers and employees may at any time purchase, sell, make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company and our affiliates. The Underwriters and their affiliates, directors, officers and employees may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

The Underwriters are full service financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. The Underwriters may in the future perform a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

Selling Restrictions outside the United States

Notice to Prospective Investors in Australia

This prospectus is not a product disclosure statement, prospectus or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the “Act”) and does not purport to include the information required of a product disclosure statement, prospectus or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material or advertisement in relation to the offer of the Shares has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.

Accordingly, (1) the offer of the Shares under this prospectus may only be made to persons: (i) to whom it is lawful to offer the Shares without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act, and (ii) who are “wholesale clients” as that term is defined in section 761G of the Act, (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above, and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree agrees not to sell or offer for sale any of the Shares sold to the offeree within 12 months after their issue except as otherwise permitted under the Act.

Notice to Prospective Investors in Canada

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding Underwriter conflicts of interest in connection with the IPO.

The Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to and is only directed at persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 within, and/or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) (all such persons together being referred to as “relevant persons”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Malaysia

The Shares have not been and may not be approved by the securities commission Malaysia, or SC, and this document has not been and will not be registered as a prospectus with the SC under the Malaysian capital markets and services act of 2007, or CMSA. Accordingly, no securities or offer for subscription or purchase of securities or invitation to subscribe for or purchase securities are being made to any person in or from within Malaysia under this document except to persons falling within any of paragraphs 2(g)(i) to (xi) of schedule 5 of the CMSA and distributed only by a holder of a capital markets services license who carries on the business of dealing in securities and subject to the issuer having lodged this prospectus with the SC within seven days from the date of the distribution of this prospectus in Malaysia. The distribution in Malaysia of this document is subject to Malaysian laws. Save as aforementioned, no action has been taken in Malaysia under its securities laws in respect of this document. This document does not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the approval of the SC or the registration of a prospectus with the SC under the CMSA.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act 2001 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in China and the Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of China except pursuant to applicable laws, rules and regulations of China. For the purpose of this paragraph only, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Hong Kong

The Shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to our Shares be issued or may be in possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to our Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Taiwan

The Shares have not been and will not be registered with the Financial Supervisory Commission of (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan.

Notice to Prospective Investors in Indonesia

This prospectus does not, and is not intended to, constitute a public offering in Indonesia under Law Number 8 of 1995 regarding Capital Market. This prospectus may not be distributed in the Republic of Indonesia and the Shares may not be offered or sold in the Republic of Indonesia or to Indonesian citizens wherever they are domiciled, or to Indonesia residents, in a manner which constitutes a public offering under the laws of the Republic of Indonesia.

Notice to Prospective Investors in Vietnam

The IPO has not been and will not be registered with the State Securities Commission of Vietnam under the Law on Securities of Vietnam and its guiding decrees and circulars. The Shares will not be offered or sold in Vietnam through a public offering and will not be offered or sold to Vietnamese persons other than those who are licensed to invest in offshore securities under the Law on Investment of Vietnam.

Notice to Prospective Investors in Thailand

This prospectus does not, and is not intended to, constitute a public offering in Thailand. The Shares may not be offered or sold to persons in Thailand, unless such offering is made under the exemptions from approval and filing requirements under applicable laws, or under circumstances which do not constitute an offer for sale of the shares to the public for the purposes of the Securities and Exchange Act of 1992 of Thailand, nor require approval from the Office of the Securities and Exchange Commission of Thailand.

Notice to Prospective Investors in Korea

The Shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Shares have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the Shares may not be resold to Korean residents unless the purchaser of the Shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the Shares.

Notice to Prospective Investors in Japan

The Shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The Shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (1) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in New Zealand

This document has not been registered, filed with, or approved by any New Zealand regulatory authority under the Financial Markets Conduct Act 2013 (New Zealand) (“FMCA”). This document is not a product disclosure statement under New Zealand law and is not required to, and may not, contain all the information that a product disclosure statement under New Zealand law is required to contain. The Securities are not being offered or sold in New Zealand (or allotted with a view to being offered for sale in New Zealand) other than to a person who is a “wholesale investor” within the meaning of clause 3(2) of Schedule 1 of the FMCA — that is, a person who:

•        is an ”investment business” within the meaning of clause 37 of Schedule 1 of the FMCA;

•        meets the ”investment activity criteria” specified in clause 38 of Schedule 1 of the FMCA;

•        is ”large” within the meaning of clause 39 of Schedule 1 of the FMCA; or

•        is a ”government agency” within the meaning of clause 40 of Schedule 1 of the FMCA.

The Securities are not being offered or sold to retail investors in New Zealand.

Notice to Prospective Investors in the European Economic Area

The units are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the units or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the units or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the Cayman Islands

No offer or invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with the IPO, other than underwriting discounts and commissions, will be as follows:

Expenses	Amount
U.S. Securities and Exchange Commission registration fee	$2,665
FINRA filing fee	863	*
Nasdaq listing fee	5,000	*
Printing and engraving expenses	58,275	*
Legal fees and expenses	1,030,000	*
Accounting fees and expenses	1,514,763	*
Underwriter Expense	250,000
Miscellaneous	7,517
Total	$2,869,083

____________

*        To be filed by amendment

All amounts in the table are estimates except the SEC registration fee, Nasdaq listing fee and FINRA filing fee. We will pay all of the expenses of the IPO.

LEGAL MATTERS

The validity of the Shares offered in the IPO and certain other legal matters as to Singapore law will be passed upon for us by Baker & McKenzie. Wong & Leow, our Singapore counsel. Certain other legal matters as to United States Federal and New York State law in connection with the IPO will be passed upon for us by Loeb & Loeb LLP, New York, New York. Certain legal matters as to Singapore and U.S. federal law in connection with the IPO will be passed upon for the underwriters by ArentFox Schiff LLP.

EXPERTS

The consolidated financial statements of Primech Holdings Ltd. as of March 31, 2022 and 2021, and for the years then ended, have been audited by Weinberg & Company P.A., Independent Registered Public Accounting Firm, as set forth in their report elsewhere herein. Such consolidated financial statements have been so included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Republic of Singapore, and all of our Directors and Executive Officers are residents outside the United States. In addition, a significant portion of our operations and business is conducted, and a substantial portion of our assets are located, outside the United States.

Although we are incorporated outside the United States, we have agreed to accept service of process in the United States through Cogency Global Inc., our agent designated for that purpose, located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Nevertheless, since a substantial portion of the assets owned by us are located outside the United States, any judgment obtained in the United States against us may not be collectible within the United States.

An investor may or may not be able to commence an original action against us or our directors or officers, or any person, before the courts outside the United States to enforce liabilities under United States federal securities laws, depending on the nature of the action.

It is possible that the Singapore courts may not (i) recognize and enforce judgments of courts in the United States, based upon the civil liability provisions of the securities laws of the United States or any state or territory of the United States (ii) enter judgments in original actions brought in the Singapore courts based solely on the civil liability provisions of these securities laws. An in personam final and conclusive judgment in the federal or state courts of the United States under which a fixed or ascertainable sum of money is payable may generally be enforced as a debt in the Singapore courts under the common law as long as it is established that the Singapore courts have jurisdiction over the judgment debtor. Additionally, the court where the judgment was obtained must have had international jurisdiction over the party sought to be bound in the local proceedings. However, the Singapore courts are unlikely to enforce a foreign judgment if (a) the foreign judgment is inconsistent with a prior local judgment that is binding on the same parties; (b) the enforcement of the foreign judgment would contravene the public policy of Singapore; (c) the proceedings in which the foreign judgment was obtained were contrary to principles of natural justice; (d) the foreign judgment was obtained by fraud; or (e) the enforcement of the foreign judgment amounts to the direct or indirect enforcement of a foreign penal, revenue or other public law.

In particular, the Singapore courts may potentially not allow the enforcement of any foreign judgment for a sum payable in respect of taxes, fines, penalties or other similar charges, including the judgments of courts in the United States based upon the civil liability provisions of the securities laws of the United States or any state or territory of the United States. In respect of civil liability provisions of the United States federal and state securities law which permit punitive damages against us and our Directors or Executive Officers, we are unaware of any decision by the Singapore courts which has considered the specific issue of whether a judgment of a United States court based on such civil liability provisions of the securities laws of the United States or any state or territory of the United States is enforceable in Singapore.

In addition, holders of book-entry interests in our Shares will be required to be registered as Shareholders in our register of members in order to have standing to bring a Shareholder suit and, if successful, to enforce a foreign judgment against us, our Directors or our Executive Officers in the Singapore courts, subject to applicable Singapore laws. A holder of book-entry interests in our Shares may become our registered Shareholder by exchanging its interest in our Shares for certificated Shares and being registered in our register of members. The administrative process of becoming a registered Shareholder could result in delays prejudicial to any legal proceeding or enforcement action.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form F-1 under the Securities Act, including amendments and relevant exhibits and schedules, covering the underlying Shares represented by the Shares to be sold in the IPO.

Our SEC filings, including the Registration Statement on Form F-1, are also available to you on the SEC’s website at http://www.sec.gov.

PRIMECH HOLDINGS PTE LIMITED AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements for the Fiscal Years Ended March 31, 2022 and 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Primech Holdings Pte Limited and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Primech Holdings Pte Limited and Subsidiaries (collectively, the “Company”) as of March 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.

Weinberg & Company

Los Angeles, California

November 14, 2022

Primech Holdings Pte Limited and Subsidiaries
Consolidated Balance Sheets
(in U.S. dollars)

	As of March 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$5,143,828	$6,816,566
Accounts receivable, net	10,654,048	12,209,023
Government subsidies receivable	321,568	1,072,682
Prepaid expenses and other current assets	2,523,374	1,478,582
Real estate held for investment	—	427,648
Due from related parties	—	40,783
Inventories	144,172	—
Total current assets	18,786,990	22,045,284

Non-current assets
Property and equipment, net	10,957,246	3,034,236
Right of use assets	1,473,568	1,274,308
Goodwill	813,026	531,465
Intangible assets, net	385,746	768,836
Deposits on acquisitions	—	1,294,000
Deferred offering costs	781,334	—
Total assets	$33,197,910	$28,948,129

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued expenses	$8,689,745	$5,410,790
Notes payable-current portion	2,466,848	1,814,450
Lease liabilities-current portion	727,128	815,465
Taxes payable	230,685	154,240
Dividends payable to Parent	316,544	2,098,132
Total current liabilities	12,430,950	10,293,077

Non-current liabilities
Notes payable-long term	7,450,103	3,711,401
Lease liabilities-long term	1,363,611	1,004,704
Deferred tax liability	711,460	655,304
Total liabilities	21,956,124	15,664,486

Commitments and contingencies

Shareholders’ Equity
Common Stock, 32,500,000 and 32,500,000 shares issued and outstanding as of March 31, 2022 and 2021, respectively,	12,719,782	12,719,782
Additional paid-in capital	924,100	924,100
Accumulated comprehensive income (loss)	808,813	872,509
Retained earnings (accumulated deficit)	(3,277,798)	(1,232,748)
Total Primech Holdings Pte Limited shareholders’ equity	11,174,897	13,283,643

Non-controlling interests	66,889	—
Total shareholders’ equity	11,241,786	13,283,643

Total liabilities and shareholders’ equity	$33,197,910	$28,948,129

The accompanying notes are an integral part of these consolidated financial statements.

Primech Holdings Pte Limited and Subsidiaries
Consolidated Statements of Operations and other Comprehensive Income/(Loss)
(in U.S. dollars)

	For the Years Ended March 31,
	2022	2021
Revenues
Revenues, net (includes $ Nil and $150,613, respectively, from related parties)	$54,439,987	$48,088,088

Operating costs and expenses
Cost of revenue (net of $ 3,272,877 and $9,215,331, of government subsidies, respectively; includes $ Nil and $2,050,515, respectively, to related parties)	44,596,576	35,668,911
General and administrative expenses (net of $70,962 and $1,386,512, respectively of government subsidies; includes $ Nil and $1,881,601, respectively, to related parties)	10,671,777	6,409,623
Sales and marketing expenses	394,376	268,755
Total operating costs and expenses	55,662,729	42,347,289
(Loss)/income from operations	(1,222,742)	5,740,799
Other operating income, net (includes $ 179,986 and $7,907 of government subsidies, respectively)	493,068	44,092
Interest expense	(369,219)	(202,519)
(Loss)/income before income taxes	(1,098,893)	5,582,372
Income tax expense	(164,268)	(219,317)
Net (loss)/income	(1,263,161)	5,363,055
Loss attributable to non-controlling interests	24,002	—
Net (loss)/income attributable to PHL	(1,239,159)	5,363,055
Total foreign currency translation adjustment	(63,696)	890,446
Comprehensive (loss)/income attributable to PHL	$(1,302,855)	$6,253,501

Earnings (loss) per share:
Basic and diluted	$(0.04)	$0.17

Weighted average number of ordinary shares outstanding:
Basic and Diluted	32,500,000	31,261,623

The accompanying notes are an integral part of these consolidated financial statements.

Primech Holdings Pte Limited and Subsidiaries
Consolidated Statements of Changes in Shareholders’ Equity
(in U.S. dollars)

	Common stock		Additional paid in capital	Accumulated comprehensive income	Retained earnings (Accumulated deficit)	Non controlling Interests	Total
	Shares	Amount
Balance as of Apr 1, 2020	25,069,739	$10,091,759	$924,100	$(17,937)	$1,373,054	—	$12,370,976
Shares issued for capital contribution from Parent	7,430,261	2,628,023	—	—	—	—	2,628,023
Dividend declared to Parent	—	—	—	—	(7,968,857)	—	(7,968,857)
Net income	—	—	—	890,446	5,363,055	—	6,253,501
Balance as of March 31, 2021	32,500,000	12,719,782	924,100	872,509	(1,232,748)	—	13,283,643
Acquisition of CSG	—	—	—	—	—	90,891	90,891
Dividend declared to PHL	—	—	—	—	(148,276)	—	(148,276)
Distribution to shareholder upon acquisition					(657,615)		(657,615)
Net loss	—	—	—	(63,696)	(1,239,159)	(24,002)	(1,326,857)
Balance as of March 31, 2022	32,500,000	$12,719,782	$924,100	$808,813	$(3,277,798)	$66,889	$11,241,786

The accompanying notes are an integral part of these consolidated financial statements.

Primech Holdings Pte Limited and Subsidiaries
Consolidated Statements of Cash Flows
(in U.S. dollars)

	For the Years Ended March 31,
	2022	2021
Cash flows from operating activities:
Net (loss)/income	$(1,263,161)	$5,363,055
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	1,378,849	845,614
Amortization of right of use assets	1,308,675	1,102,148
(Gain)/loss on disposal of property and equipment	(8,608)	27,648
Amortization of intangible assets	380,853	714,487
Loss attributable to non-controlling interest	(24,002)	—
Change in operating assets and liabilities:
Deferred tax liability	61,756	—
Accounts receivable	2,217,264	(1,187,067)
Government subsidies receivables	751,114	(774,702)
Prepaid expenses & other current assets	(793,470)	(629,339)
Inventories	(14,216)	—
Amount due to a related company	40,734	15,447
Accounts payable and accrued expenses	2,213,678	(776,772)
Operating lease liability	(1,273,832)	(1,144,309)
Tax payable	77,413	67,432
Net cash provided by operating activities	5,053,051	3,623,642

Cash flows from investing activities:
Acquisition of property and equipment	(2,567,978)	(1,114,143)
Proceeds from sale of property and equipment, Real estate held for investment	637,182	153,780
Deposits on acquisitions	—	(1,294,000)
Cash paid for acquisition, net of cash acquired	(618,462)	(965,003)
Net cash used in investing activities	(2,549,258)	(3,219,366)

Cash flows from financing activities:
Capital contribution from Parent	—	2,628,023
Amount due from Parent	—	(1,563,214)
Deferred offering costs	(783,979)	—
Payment of finance lease liabilities	(294,431)	(318,798)
Repayment of bank loans	(34,267,749)	(31,544,845)
Proceeds from bank loans	33,571,712	33,546,493
Dividend paid	(1,854,594)	(440,359)
Net cash provided by (used in) financing activities	(3,629,041)	2,307,300

Net increase (decrease) in cash and cash equivalents	(1,125,248)	2,711,576
Effect of exchange rate changes on cash and cash equivalents	(547,490)	1,131,577
Cash and cash equivalents, beginning of year	6,816,566	2,973,413
Cash and cash equivalents, end of year	$5,143,828	$6,816,566

Supplemental disclosure of non-cash investing and financing transactions
Loan obtained for acquisition of property	$5,013,000	$—
Deposits applied on current period acquisitions	1,294,000	—
Contingent earn-out related to acquisition	—	876,000
Dividend declared offset against due to Parent	148,276	5,781,317
Acquisition of equipment under finance leases	359,050	331,882
Recognition of Right of use assets and liabilities	1,376,838	1,140,517

The accompanying notes are an integral part of these consolidated financial statements.

Primech Holdings Pte Limited and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2022 and 2021
(in U.S. dollars)

1. Organization and Summary of Significant Accounting Policies

Primech Holdings Pte Limited (“PHL”) is a company incorporated in Singapore on December 29, 2020. PHL’s controlling shareholder is Sapphire Universe Holdings Limited (the “Parent”), which was formed in February 2018.

In 2018 through 2020, the Parent acquired Primech Services &Engrg (“Primech”), A&P Maintenance (“A&P”), Acteef Cleaning Specialists Pte Ltd. (“Acteef Cleaning”), and Maint-KleenPte. Ltd (“Maint-Kleen”) (collectively, the “Subsidiaries”, and with PHL, the “Company”). Each of these companies had, prior to their acquisitions, operated in Singapore between 20 and 38 years, and the acquisitions by the Parent established a group of companies that provides a wide spectrum of cleaning services. Subsequent to their acquisition by the Parent, Primech and A&P merged into one company known as Primech A&P Pte Ltd (“ Primech A&P”). On April 1, 2021, the Company acquired 100% of interest of Princeston International (S) Pte. Ltd (Princeston) and 80% of interest of CSG Industries Pte Ltd (CSG).

Effective November 22, 2021, the Parent restructured its holdings and transferred its ownership of the Subsidiaries to PHL. For the purposes of the presentation of these consolidated financial statements, the merger and consolidation of these entities with PHL has been reflected as if effective since the beginning of the entire period presented.

COVID-19

Our consolidated financial statements for the year ended March 31, 2022, were materially impacted by the effects of the global outbreak of novel strains of coronavirus, or COVID-19, as national and local authorities in Singapore, where we operate, placed significant restrictions on travel and other activities. In addition, governmental authorities in Singapore, like many governments and central banks worldwide, have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions (see liquidity discussion below).

The long term effect of this pandemic on our business and financial performance will heavily depend on future developments, including outbreaks of COVID-19 variants, duration and severity of the outbreak, government policies such as travel restrictions and business closures, the financial and operational impact on our customer base, all of which are highly uncertain and unpredictable. We are closely monitoring developments in Singapore and will continually assess its effect on our business.

Liquidity

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the fiscal year ended March 31, 2022, the Company recorded net loss of $1,263,161 and cash provided by operating activities of $ 5,053,051. Included in these amounts are government subsidies of $3,523,825 received in relation to COVID-19.These government subsidies were received from government authorities in Singapore, and were primarily used to offset wage costs, and are recorded as a reduction to associated wage costs in cost of revenue and general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income.

Notwithstanding the receipt of the government subsidies in 2022, management believes that its March 31, 2022, balances of cash of $5,143,828 and working capital of $6,356,040 are sufficient to fund operations for at least one year from the date the Company’s March 31 2022, financial statements are issued. The amount and timing of future cash requirements will depend, in part, on the Company’s operating profitability. The Company may seek to raise additional debt and/or equity capital to fund future operations and strategic initiatives, but there can be no assurances that the Company will be able to secure such additional financing in the amounts necessary to fully fund its operating requirements on acceptable terms, or at all.

Primech Holdings Pte Limited and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2022 and 2021
(in U.S. dollars)

1. Organization and Summary of Significant Accounting Policies (cont.)

Basis of presentation and principles of combination

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The Company’s consolidated financial statements includes the consolidated accounts of all of our subsidiaries. All intercompany accounts and transactions included in the consolidated financial statements have been eliminated.

As of March 31, 2022, PHL has six wholly-owned subsidiaries, Primech A&P, Acteef Cleaning, HomeHelpy Singapore Pte. Ltd, Maint-Kleen,My All Services Sdn Bhd, and Princeston, and one 80% owned subsidiary, CSG. All intercompany amounts and transactions have been eliminated in consolidation. All subsidiaries are entities incorporated under the laws of Singapore, except for My All Services which was incorporated in Malaysia.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates and if deemed appropriate, those estimates are adjusted. Significant estimates include those related to assumptions used in valuing reserves of uncollectible accounts receivable, assumptions used in valuing assets acquired in business acquisitions, impairment testing of goodwill and other long-term assets, the valuation allowance for deferred tax assets, and accruals for potential liabilities.

Revenue recognition

The Company recognizes revenue in accordance with Financial Accounting Standard Board (FASB) Accounting Standards Codification (ASC) 606, Revenue from Contract with Customers (ACS 606). The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contract(s), which include (1) identifying the contract or agreement with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied.

For service contracts where the performance obligation is not completed, deferred revenue, if any, is recorded for any payments received in advance of the performance obligation.

Cost of revenue

Recurring direct operating costs for services are recognized as incurred. Cost of services revenue consists primarily of personnel costs.

Government subsidies

Government subsidies are not recognized until there is reasonable assurance that the Company will comply with the conditions of the subsidy and the Company will receive the subsidy.

Generally, government subsidies fall into two categories: subsidies related to income and subsidies related to assets. Subsidies related to income are recognized in the period that the recognition criteria are met, and are presented as a reduction of the related expense that they are intended to compensate within operating expenses in the consolidated statements of operations and comprehensive income. Subsidies related to assets are for the purchase, construction or other acquisition of long-lived assets and are recognized as reductions to the capitalized costs of the related assets.

Primech Holdings Pte Limited and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2022 and 2021
(in U.S. dollars)

1. Organization and Summary of Significant Accounting Policies (cont.)

For the years ended March 31, 2022 and 2021, a total of $3,523,825 and $10,609,750, respectively of subsidies related to income were received that primarily offset various payroll and related costs. In addition, for the years ended March 31, 2022 and 2021 the Company received $ 225,878 and $300,322, respectively, of subsidies related to assets that offset purchases of certain equipment. At March 31, 2022 and 2021, government subsidies receivable totalled $321,568 and $1,072,682, respectively. There are no unfulfilled conditions or other contingencies related to these subsidies.

Cash and cash equivalents

Our cash and cash equivalents consist of funds held in bank accounts. Cash equivalents are highly-liquid investments with original maturities of three months or less, including money market funds.

We maintain cash balances in Singapore dollars (“SGD”) and Malaysian Ringgit (“MYR”). The following table, reported in U.S. Dollars (“USD”), disaggregates our cash balances by currency denomination:

	For the Years Ended March 31,
	2022	2021
Cash denominated in:
SGD	$4,859,570	$6,759,998
MYR	284,258	56,568
Total	$5,143,828	$6,816,566

Accounts receivable

Accounts receivable are recorded at the invoiced amount less an allowance for any uncollectible accounts. We regularly evaluate the collectability of trade receivable balances based on a combination of factors such as customer credit-worthiness, past transaction history with the customer, current economic industry trends and changes in customer payment patterns. If we determine that a customer will be unable to fully meet its financial obligation, such as in the case of a bankruptcy filing or other material events impacting its business, a specific reserve for bad debt will be recorded to reduce the related receivable to the amount expected to be recovered.

Property and equipment

We state property and equipment at cost and depreciate such assets using the straight-line method over the estimated useful lives of each asset category. For leasehold improvements, we determine amortization using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Expenditures for repairs and maintenance, which do not materially extend the useful lives of the assets, are expensed as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized and depreciated over the remaining useful life of the related asset. The estimated useful lives of property and equipment are as follows:

Machinery	2 to 5 years
Motor vehicles	5 years
Furniture and fixtures	2 to 5 years
Office equipment	2 to 5 years
Leasehold property	Shorter of useful life or lease term
Office improvements	2 to 5 years
Capitalized software	2 to 3 years

Primech Holdings Pte Limited and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2022 and 2021
(in U.S. dollars)

1. Organization and Summary of Significant Accounting Policies (cont.)

Deferred offering costs

Deferred offering costs consist principally of legal, accounting, and underwriters’ fees incurred related to equity financings. These deferred offering costs are deferred and will be charged against the gross proceeds received once the equity financing occurs or will be charged to expense if the financing does not occur.

Intangible assets

Amortizable identifiable intangible assets are stated at cost less accumulated amortization, and represent customer relationships and customer backlog acquired in business combinations. Customer backlog represents the value of existing firm purchase orders in place at the time of acquisition and are amortized over 3 years. Customer relationships are amortized over 5 years. The Company follows ASC 360 in accounting for intangible assets, which requires impairment losses to be recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by the assets are less than the assets’ carrying amounts. For the years ended March 31, 2022 and 2021, the Company determined there were no indicators of impairment of its amortizable identifiable intangible assets.

Goodwill

Goodwill is the excess of cost of an acquired entity over the fair value of amounts assigned to assets acquired and liabilities assumed in a business combination. Under the guidance of ASC 350, goodwill is not amortized, rather it is tested for impairment annually, and will be tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit and would be measured as the excess carrying value of goodwill over the derived fair value of goodwill. The Company’s policy is to perform an annual impairment testing for its reporting units on March 31, of each fiscal year. For the years ended March 31, 2022 and 2021, the Company determined there was no impairment of its recorded Goodwill.

Impairment of long-lived assets

Long-lived assets primarily include property and equipment and intangible assets. In accordance with the provision of ASC 360, the Company generally conducts its annual impairment evaluation to its long-lived assets, usually in the fourth quarter of each year, or more frequently if indicators of impairment exist, such as a significant sustained change in the business climate. The recoverability of long-lived assets is measured at the reporting unit level. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. As of March 31, 2022 and 2021, the Company determined there were no indicators of impairment of its long-lived assets.

Fair value of financial instruments

Under ASC 820, Fair Value Measurements and Disclosures, fair value is defined as the price at which an asset could be exchanged or a liability transferred in a transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or parameters are not available, valuation models are applied. A fair value hierarchy prioritizes the inputs used in measuring fair value into three broad levels as follows:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —	Inputs, other than the quoted prices in active markets, are observable either directly or indirectly.
Level 3 —	Unobservable inputs based on the Company’s assumptions.

Primech Holdings Pte Limited and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2022 and 2021
(in U.S. dollars)

1. Organization and Summary of Significant Accounting Policies (cont.)

The Company is required to use observable market data if such data is available without undue cost and effort. The Company has no fair value items required to be disclosed as of March 31, 2022 or 2021 under these requirements.

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable, short-term bank loans and accounts payable, approximate their fair values because of the short maturity of these instruments. The carrying values of capital lease obligations and notes payable approximate their fair values because interest rates on these obligations are based on prevailing market interest rates.

Business combinations

The Company accounts for its business combinations from unrelated third parties using the acquisition method of accounting where the purchase consideration is allocated to the tangible and intangible assets acquired, and liabilities assumed, based on their respective fair values as of the acquisition date. Contingent purchase consideration is recorded at fair value at the date of acquisition. The excess of the fair value of the purchase consideration over the estimated fair values of the net assets acquired from third parties is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing intangible assets include, but are not limited to, expected future cash flows, which includes consideration of future growth and margins, future changes in technology, and discount rates. Fair value estimates are based on the assumptions that management believes a market participant would use in pricing the asset or liability.

The net assets and liabilities acquired from related entities are recorded at historical cost, and any excess paid over historical cost is recorded as a distribution.

Advertising

Costs related to advertising and product promotion expenditures are charged to “Sales and marketing expenses” as incurred. To date, net costs related to advertising and promotion expenditures have not been material.

Income taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company conducts it businesses in Singapore and Malaysia and is subject to tax in these jurisdictions. As a result of its business activities, the Company will file separate tax returns that are subject to examination by the foreign tax authorities.

Leases

The Company accounts for leases under ASC 842, Leases. The Company determines whether a contract is, or contains, a lease at inception. Right-of-use assets represent the Company’s right to use an underlying asset during the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease.

Right-of-use assets and lease liabilities are recognized at lease commencement based upon the estimated present value of unpaid lease payments over the lease term. The Company uses its incremental borrowing rate based on the information available at lease commencement in determining the present value of unpaid lease payments.

Primech Holdings Pte Limited and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2022 and 2021
(in U.S. dollars)

1. Organization and Summary of Significant Accounting Policies (cont.)

Earnings per share

Basic earnings per ordinary share is computed by dividing net earnings attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to ordinary shareholders by the sum of the weighted average number of ordinary share outstanding and of potential ordinary share (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary share that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings per share. For the years ended March 31, 2022 and 2021, the Company had no dilutive equity instruments.

Translation of foreign currencies

We report all currency amounts in USD. Our subsidiaries, however, maintain their books and records in their SGD functional currency, while My All Services maintains its books and records in their MYR functional currency.

In general, when consolidating our subsidiaries with non-USD functional currencies, we translate the amounts of assets and liabilities into USD using the exchange rate on the balance sheet date, and the amounts of revenue and expense are translated at the average exchange rate prevailing during the period. The gains and losses resulting from translation of financial statement amounts into USD are recorded as a separate component of accumulated other comprehensive loss within stockholders’ deficit.

We used the exchange rates in the following table to translate amounts denominated in non-USD currencies as of and for the periods noted:

	As of March 31,
	2022	2021
Exchange rates at March 31:
SGD:USD	0.74	0.74
RM:USD	0.24	0.24
	For the Years Ended March 31,
	2022	2021
Average exchange rate during the year ended March 31:
SGD:USD	0.74	0.73
RM:USD	0.24	0.24

Concentration

For the year ended March 31, 2022, there were no customers that accounted for more than 10% of our total revenue. For the year ended March 31, 2021, there was one customer that accounted for 10% of our total revenue. At March 31, 2022 and 2021, no customers accounted for more than 10% of accounts receivable.

For the year ended March 31, 2022 and 2021, there were no vendors that accounted for more than 10% of our total operating costs and expenses. At March 31, 2022 and 2021, no vendors accounted for more than 10% of accounts payable.

Primech Holdings Pte Limited and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2022 and 2021
(in U.S. dollars)

1. Organization and Summary of Significant Accounting Policies (cont.)

Comprehensive Income

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company’s accumulated other comprehensive income consists of cumulative foreign currency translation adjustments.

Segment reporting

The Company operates in a single segment, commercial cleaning services, based on how the chief operating decision maker (“CODM”) views and evaluates the Company’s operations in making operational and strategic decisions and assessments of financial performance. The Company’s President has been identified as the CODM.

Economic and political risks

Our operations in Singapore are subject to significant risks not typically associated with companies in the United States of America, including risks associated with, among others, the political, economic and legal environment and foreign currency exchange. Our results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

Recent Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-13, Credit Losses — Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses (“CECL”) to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. ASU 2016-13 is effective for the Company beginning April 1, 2023, and early adoption is permitted. The Company does not believe the potential impact of the new guidance and related codification improvements will be material to its financial position, results of operations and cash flows.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

2. Revenues

The Company’s revenue is primarily from providing a wide variety of cleaning services, including facilities services, stewarding services, cleaning services to individual customers and other service revenues. Revenue from services is recognized as the services are provided. Service revenue is recognized based on the time incurred by our staff in performing cleaning services and is billed on a monthly basis. The Company offers no discounts, rebates, rights of return, or other allowances to clients which would result in the establishment of reserves against service revenue. Additionally, to date, the Company has not incurred incremental costs in obtaining a client contracts.

Primech Holdings Pte Limited and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2022 and 2021
(in U.S. dollars)

2. Revenues (cont.)

Disaggregation of Revenue

The following table presents a disaggregation of our revenue by major category

	For the Years Ended March 31,
Revenue by service line	2022	2021
Facilities cleaning services	$46,071,242	$40,609,581
Stewarding services	5,099,977	4,774,014
Cleaning services for commercial office tenants	2,500,428	2,394,487
Total service revenues from Singapore	53,671,647	47,778,082
Other cleaning service revenues from Malaysia	768,340	310,006
	$54,439,987	$48,088,088
	For the Years Ended March 31,
Revenue by customer category	2022	2021
Facilities cleaning services
Conservancy common areas	8,598,517	6,809,117
Commercial	11,965,004	8,296,824
Institutional	9,652,527	9,641,407
Multi-family residential	5,982,633	6,559,236
Hotel	2,504,917	1,699,677
Changi Airport	1,833,798	1,681,044
Industrial	750,089	905,704
Others	4,783,757	5,016,572
	46,071,242	40,609,581
Stewarding services	5,099,977	4,774,014
Cleaning services for commercial office tenants	2,500,428	2,394,487
Total service revenues from Singapore	53,671,647	47,778,082
Other cleaning service revenues from Malaysia	768,340	310,006
	$54,439,987	$48,088,088

3. Acquisition of subsidiaries

The Company completed the following acquisitions during the years ended March 31, 2022 and 2021. These transactions have been presented in accordance with ASC 805, Business Combinations. Accordingly, for transactions with third parties, the Company has allocated the purchase price to tangible assets, identifiable intangible assets, and assumed liabilities at their estimated fair values as of the date of the initial acquisition. The fair value of the intangible assets was estimated using the income approach, pursuant to which after-tax cash flows are discounted to present value based on projections. The acquisitions were intended to augment and diversify the Company’s business. Key factors that contributed to the recorded goodwill and intangible assets were the opportunity to complement existing operations and the opportunity to generate future synergies within business. The Company’s operations include operations of the acquired companies from the date of acquisition. The net assets and liabilities acquired from related entities are recorded at historical cost, and any excess paid over historical cost is recorded as a distribution.

Primech Holdings Pte Limited and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2022 and 2021
(in U.S. dollars)

3. Acquisition of subsidiaries (cont.)

CSG

On April 1, 2021, the Company acquired 80% of interest of CSG Industries Pte Ltd. for total cash consideration of $653,207. CSG manufactures and distributes cleaning chemicals for institutional cleaning. For institutional cleaning, CSG has over 100 cleaning-chemical products which could be used for floors and carpets and in the kitchens and restrooms. In 2018, CSG diversified into the marine sector where it also manufactures cleaning chemicals for the cleaning up of oil spills, marine tanks and boilers. CSG’s marine cleaning products have been approved for use by the International Maritime Organization (“IMO”) and the Port of Authority of Singapore (“PSA”). CSG products are sold under the brand name D’Bond. As of the acquisition date, a subsidiary of Primech Holdings -A&P Maintenance Services Pte Ltd was a customer of CSG.

The following table summarizes the allocation of the fair value of the purchase consideration to the fair value of tangible assets, identifiable intangible assets, and assumed liabilities on the date acquired.

Fair value of consideration
Cash paid at closing	$653,207
Allocation of the consideration to the fair value of assets acquired and liabilities assumed:
Cash	$49,656
Accounts receivable	92,354
Inventories	54,505
Property, plant and equipment	482,482
Right-of-use asset	2,400
Liabilities assumed	(193,527)
Deferred taxes	(33,416)
NCI	(90,891)
Net identifiable assets	363,563
Goodwill	289,644
Fair value of net assets acquired	$653,207

Princeston — Related Party

On April 1, 2021, the Company acquired 100% of interest of Princeston for total cash consideration of $816,508. Princeston is in the business of wholesale trading of cleaning supplies and disinfection product and 100% of its interest was owned by one of the ultimate shareholders of the Parent. As of the acquisition date, Princeston was a significant vendor to the Company.

On April 1, 2021, the Company, as purchaser, entered into a share sale and purchase agreement with Vernon, Kwek Jin Ngee, a beneficial owner of the Company, as seller, in connection with the purchase of shares of Princeston International. The Company has allocated the purchase price to Princeston’s tangible assets, identifiable intangible assets, and assumed liabilities at their historical values as of the date of the initial acquisition. The excess of the purchase price paid by the Company over the historical value of identified tangible and intangible assets has been recorded as a distribution to shareholder upon acquisition.

Primech Holdings Pte Limited and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2022 and 2021
(in U.S. dollars)

3. Acquisition of subsidiaries (cont.)

The following table summarizes the historical cost of tangible assets, identifiable intangible assets, and assumed liabilities on the date acquired.

Fair value of consideration
Cash paid at closing	$816,508
Allocation of the consideration to the historical cost of assets acquired and liabilities assumed:
Cash	$(15,207)
Accounts receivable	624,160
Other assets	261,586
Inventories	76,098
Plant and equipment	191,140
Right of use assets	32,415
Liabilities assumed:
Account payables	(521,102)
Other liabilities	(490,995)
Net identifiable assets	158,095

658,413
Foreign currency translation adjustment	(798)
Cash paid at closing in excess of historical cost of acquired net assets – treated as a distribution	$657,615

Maint-Kleen

On May 26, 2020, the Parent completed the acquisition of Maint-Kleen, a company located in Singapore that provides conservancy cleaning services. The acquisition was made pursuant to a share purchase agreement dated September 25, 2019, between the Parent, and Mr. Hansel Loo (“Mr. Loo”), the 100% shareholder of Maint-Kleen. The acquisition purchase price totalled $2,628,023 (SGD 3,600,000) in initial cash consideration plus additional contingent payments of $736,841 (SGD 1,049,778) based on profitability milestones achieved through May 2022. The contingent payments are made up of four payments of approximately $210,600 (SGD 300,000) each, which were recorded at total fair value of $736,841 at the time of the acquisition. After the acquisition by the Parent, Mr. Loo became an executive of the MaintKleen.

The initial cash consideration of $2,628,023 paid by the Parent has been accounted for as a contribution to the Company by the Parent, and also shown as a use of cash by the Company for the acquisition, during the year ended March 31, 2021. As of March 31, 2022 and 2021, the contingent consideration of $775,660 and $736,841 was outstanding, and has been assumed by the Company and is included in accounts payable by the Company.

The transaction has been presented as if the Company made the initial acquisition utilizing the acquisition method of accounting in accordance with ASC 805, Business Combinations. Accordingly, the Company has allocated the purchase price to Maint-Kleen’s tangible assets, identifiable intangible assets, and assumed liabilities at their estimated fair values as of the date of the initial acquisition. The fair value of the intangible assets was estimated using the income approach, pursuant to which after-tax cash flows are discounted to present value based on projections. The valuation assumptions took into consideration the Company’s estimates of customer attrition and revenue growth projections. The excess of the purchase price paid by the Company over the estimated fair value of identified tangible and intangible assets has been recorded as goodwill.

Primech Holdings Pte Limited and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2022 and 2021
(in U.S. dollars)

3. Acquisition of subsidiaries (cont.)

The following table summarizes the allocation of the fair value of the purchase consideration to the fair value of tangible assets, identifiable intangible assets, and assumed liabilities of Maint-Kleen on the date of the initial acquisition:

Fair value of consideration
Cash paid at closing	$2,628,023
Contingent earn-out	736,841
Total purchase price	$3,364,864

Allocation of the consideration to the fair value of assets acquired and liabilities assumed:
Cash	$1,585,138
Accounts receivable	1,783,081
Other assets	900,020
Liabilities assumed	(1,256,971)
Deferred taxes	(81,678)
Customer backlog	198,671
Customer relationships	95,681
Net identifiable assets	3,223,942
Goodwill	140,922
Fair value of net assets acquired	$3,364,864

The Company combined Maint-Kleen’s operations with the Company’s operations commencing May 26, 2020, the closing date of the transaction. The amount of revenue and net income of Maint-Kleen included in the Company’s consolidated statements of operations during the year ended March 31, 2021, was $7,136,092 and $698,031, respectively.

During the years ended March 31, 2022 and 2021, the Company did not incur any acquisition-related costs.

Pro Forma Information

The following unaudited pro forma combined statement of operations for the year ended March 31, 2021 is presented as if the acquisitions of Princeston, CSG and Maint-Kleen had occurred on April 1, 2020, after giving effect to certain pro forma adjustments. The pro forma results of operations are presented for informational purposes only and are not indicative of the results of operations that would have been achieved if the acquisition had occurred on April 1, 2020.

Unaudited Pro Forma for the year ended
March 31, 2021
Revenue	$49,220,529
Net income	$5,631,686
Net income per share-basic and profit per share	$0.17

Operating results for the year ended March 31, 2022 include revenue of $3,851,138 and net loss of $67,630 from the acquisitions of Princeston and CSG subsequent to purchase.

Customer backlog and customer relationship intangible assets are being amortized over an estimated useful life of 3 and 5 years respectively. The pro forma adjustments include a net increase in amortization expense to record amortization expense for the acquired net identifiable intangible assets, and an adjustment to present acquisition-related transaction costs and other one-time costs directly attributable to the acquisition as if they were incurred in the earliest period presented.

Primech Holdings Pte Limited and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2022 and 2021
(in U.S. dollars)

4. Accounts receivable

The Company records revenues and costs on a net basis and the related Trade and other receivables and payables amounts on a gross basis. Trade and other receivables, net of provision for doubtful accounts consist of the following:

	March 31, 2022	March 31, 2021
Accounts receivable	$11,125,789	$12,712,863
Less: provision for doubtful accounts	(471,741)	(503,840)
Accounts receivable, net	$10,654,048	$12,209,023

At March 31, 2022 and 2021, provisions for doubtful accounts receivables were $471,741 and $503,840, respectively.

5. Property and Equipment

At March 31, 2022 and 2021, property and equipment consisted of the following:

	As of March 31,
	2022	2021
Machinery	$5,618,979	$5,618,104
Motor vehicles	1,771,643	1,502,113
Office equipment	1,057,038	897,866
Furniture and fixtures	695,060	89,274
Leasehold improvements	785,185	83,622
Leasehold property	6,898,395	—
Capitalized software	—	178,236
	16,826,300	8,369,215
Less: accumulated depreciation	(5,869,054)	(5,334,979)
Total:	$10,957,246	$3,034,236

The Company acquired a leasehold property used by the Company in Singapore for $6,898,395. The property is subject to a remaining lease term of 36 years and is depreciated over the remaining lease term. Depreciation expense was $1,378,849 and $ 845,614 for the years ended March 31, 2022 and 2021, respectively.

6. Intangible Assets

Intangible assets, net consisted of the following:

	March 31, 2022	March 31, 2021
Customer backlog	$1,455,272	$1,461,969
Customer relationships	1,206,473	1,212,026
Intangible assets, gross	2,661,745	2,673,995
Less accumulated amortization	(2,275,999)	(1,905,159)
Intangible assets, net	$385,746	$768,836

Customer backlog and customer relationship are being amortized over estimated useful lives of three and five years, respectively. For the year ended March 31, 2022 and 2021, total amortization expense was $380,853 and $714,487 respectively.

Primech Holdings Pte Limited and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2022 and 2021
(in U.S. dollars)

6. Intangible Assets (cont.)

The expected future amortization expense for amortizable intangible assets as of March 31, 2022 is as follows:

Total
2023	$307,215
2024	57,895
2025	19,049
2026	1,587
Thereafter	—
Total future expected amortization expense	$385,746

7. Leases

As of March 31, 2022, the Company has operating lease agreements for its office facility, office equipment and workers’ accommodations with remaining lease terms of 1 to 44 months. Leases with an initial term of 12 months or less are not recorded on the balance sheet. The Company accounts for the lease and non-lease components of its leases as a single lease component. Lease expense is recognized on a straight-line basis over the lease term.

Operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Generally, the implicit rate of interest (“discount rate”) in arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives.

The following table sets forth the components of the Company’s lease cost for the year ended March 31, 2022 and 2021.

	March 31,
	2022	2021
Finance lease cost:
Depreciation of asset under finance lease	$202,283	$212,270
Interest on lease liabilities (included in interest expense in the Company’s combined statements of operations)	55,209	41,283
Total finance lease cost	$257,492	$253,553
Operating lease cost:
Amortization of right of use asset (included in general and administrative expenses in the Company’s combined statements of operations)	$1,308,675	$1,102,148
Rental expense (included in general and administrative expenses in the Company’s statement of operations)	96,652	167,350
Operating lease cost	$1,405,327	$1,269,498

Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$1,273,832	$1,144,309
Financing cash flows from finance leases	294,431	318,798
Total cash paid for amounts included in measurement of lease liabilities	$1,568,263	$1,463,107

Primech Holdings Pte Limited and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2022 and 2021
(in U.S. dollars)

7. Leases (cont.)

The following table sets forth the Company’s right of use assets and lease liabilities as of March 31, 2022 and 2021:

	March 31
	2022	2021
Finance lease assets (included in Property and equipment-see Note 5)	$1,075,697	$1,065,359
Operating lease right of use assets	$1,473,568	$1,274,308

Finance lease liabilities
Non-current liabilities	$534,614	$412,463
Current liabilities	137,990	200,930
Total Finance lease liabilities	$672,604	$613,393
Operating lease liabilities
Non-current liabilities	$828,996	$592,241
Current liabilities	589,139	614,535
Total operating lease liabilities	$1,418,135	$1,206,776
	March 31, 2022	March 31, 2021
Weighted average lease term (Years)
Finance leases	3.2	2.7
Operating leases	1.3	1.3
Weighted average discount rate
Finance leases	5.70%	4.85%
Operating leases	3.32%	7.8%

Present value of the net minimum lease payments as of March 31, 2022:

Future minimum lease payments	Finance Leases	Operating Leases
2022	$159,054	$1,010,696
2023	128,284	355,034
2024	115,154	66,531
2025	111,317	991
2026	98,683	—
Thereafter	74,790	—
Total minimum lease payments	687,282	1,433,252
Less: amount representing interest	(14,678)	(15,117)
Present value of net minimum lease payments	$672,604	$1,418,135

Primech Holdings Pte Limited and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2022 and 2021
(in U.S. dollars)

8. Notes Payable

	As of March 31, 2022	As of March 31, 2021
(A) HSBC – Bridge loan	$3,694,399	$3,711,401
(B) HSBC – Overdraft facility	563,341	631,515
(C) HSBC – Factoring agreement with recourse	737,157	1,078,507
(D) HSBC – Term loans	124,708	104,428
(E) HSBC – Mortgage loan	4,797,346	—
	9,916,951	5,525,851
Less: current portion	(2,466,848)	(1,814,450)
Notes payable, net of current portion	$7,450,103	$3,711,401

(A)    In October 2020, the Company’s subsidiary Primech A&P obtained a loan in the principal amount of approximately $3,711,000 (SGD 5,000,000) from the Lender. The full amount of the loan was drawn down on March 30, 2021. The loan bears interest at the rate 2% per annum, is payable in monthly instalments of approximately $77,321 (SGD 104,167) each, and will mature in March, 2026. Repayment of the principle portion of the loan would begin in April, 2022. The loan is secured by all the assets of the Primech A&P and is guaranteed by the shareholders of the Parent.

(B)    In April 2019, Primech A&P obtained an overdraft facility with a credit limit of approximately $743,000 (SGD 1,000,000) from HSBC. The overdraft facility permits Primech A&P to borrow funds on a revolving line of credit up to the credit limit and bears interest at the rate 0.5% per annum below HSBC prevailing Prime Lending rate (total rate was 5.50% at March 31, 2022). The loan is secured by all term deposit accounts of Primech A&P, an all monies debenture (mortgage) over all present and future assets of Primech A&P, and is guaranteed by certain directors and the Parent. The overdraft facility is subject to HSBC’s right of repayment on demand. At March 31, 2022, approximately $176,000 was available under the overdraft facility.

(C)    In July 2018, Primech A&P, entered into a with recourse receivables purchase facility (accounts receivable purchase agreement) with HSBC. Under the terms of the Facility, Primech A&P agreed to sell to HSBC (“Factor”) certain customer accounts receivables due A&P. All amounts due under the terms of agreement is limited to approximately $3,000,000 (SGD 4,000,000), and is guaranteed by (a) security over receivables; (b) debentures (mortgages) over all present and future assets; and (c) an unlimited guarantee provided by certain directors. A&P pays a discount charge calculated based on the SIBOR plus 3%, which charge is based on the outstanding gross amount of accounts receivable factored. The applicable SIBOR rate as of March 31, 2022 and 2021 were 0.59% and 0.44%, and the total rate were 3.59% and 3.44%. The facility was renewed in September, 2021, and increased to approximately $5,900,000 (SGD 8,000,000).

Under the terms of the Facility, all factored receivables are sold with recourse, which requires Primech A&P to repurchase any receivables, if demanded, not paid on time. Accordingly, such receivables are accounted for as a secured financing arrangement and not as a sale of financial assets. At March 31, 2022 and 2021, the Company had sold to HSBC with recourse accounts receivable of $997,667 (SGD 737,157) and $1,149,767 (SGD 1,548,966), which are included in accounts receivable on the accompanying consolidated balance sheets.

(D)    In April 2020, Primech A&P obtained one term loan facility for approximately $742,000 (SGD 1,000,000) and a second term loan facility for approximately $371,000 (SGD 500,000) from HSBC to finance the purchase of machinery and equipment, including robots. During the year ended March 31, 2021, approximately $434,000 (SGD 587,200) was drawn down, and repayments of approximately $330,000

Primech Holdings Pte Limited and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2022 and 2021
(in U.S. dollars)

8. Notes Payable (cont.)

(SGD 446,500) were made on the two term loan facilities. The loans bear interest at the rate 2.3% plus Singapore Interbank Offering Rate (“SIBOR”) per annum (SIBOR was 0.44% at March 31, 2021, total loan rate was 2.74%), are payable in monthly instalments of approximately $93,000 (SGD 125,000) each, and mature between May 2021 and October 2021. The loans are secured by all present and future assets owned by Primech A&P and a joint and several guarantee for an unlimited amount by certain directors and the Parent. The two term loan facilities were repaid in full between May 2020 and October 2021. At March 31, 2021, approximately $371,000 was available under these loans.

On April 1, 2021, the Company acquired 80% of interest of CSG Industries Pte Ltd and a term loan is among the liabilities assumed (See Note 3). The term loan facility was drawn down in December, 2011 amounting to approximately $346,000 (SGD 468,000). During the year ended March 31, 2022, repayments of approximately $30,000 (SGD 41,000) was made on the term loan facility. The loans bear interest at the rate 0.75% plus Commercial Financing Rate (“CFR”) (CFR was 3.15% at March 31, 2022, total loan rate was 3.90%), are payable in monthly instalments of approximately $3,000 (SGD 4,000) each, and mature in October 2026. The loans are secured by a mortgage over a property owned by CSG located in Singapore and a personal guarantee for a maximum amount of $384,000 (SGD 520,000) by a director of CSG. At March 31, 2022, approximately $122,000 was outstanding under the loan.

(E)    On April 27, 2021, Primech A&P completed the acquisition of two office units (“properties”) located in Singapore for approximately $6,705,000 (SGD 9,034,840). The purchase price was made up of cash consideration of approximately $1,692,000 (SGD 2,279,840) and a loan obtained from HSBC of approximately $5,013,000 (SGD 6,755,000). The full amount of the loan was drawn down on April 1, 2021. The loans bear interest at the rate 1.3% plus SIBOR per annum (SIBOR was 0.43% at September 30, 2021, total loan rate was 1.73%), and will mature in March, 2041. The loan is secured by the properties and is guaranteed by the shareholders of the Parent.

At March 31, 2021, provisions in the Primech A&P bridge loan (A), overdraft facility (B), and term loans (D), require Primech A&P to maintain tangible net worth, as defined, of approximately $3.7 million (SGD 5 million), and maintain a total bank loans to tangible net worth maximum ratio ranging from 1.0 (overdraft facility) to 2.75 (bridge loan). As of March 31, 2022 and 2021, Primech A&P was in compliance with all of the loan covenants. During the year, the loan covenants were amended to increase the tangible net worth covenant to $7.4 million (SGD 10 million) and the total bank loans to tangible net worth maximum ratio was changed to 1.5. At March 31, 2021, the Primech A&P factoring agreement with recourse (C) did not contain any loan covenants.

At March 31, 2022 and 2021, the group’s executive officer, Mr. Yew Jin, Sng, and beneficial owners Mr. Kin Wai Ho and Mr. Jin Ngee Vernon Kwek had executed guarantees in favor of HSBC to secure the Bridge loan, the Factoring agreement with recourse, the term loans, and the Overdraft facility (paid off March 2021). In addition, the Parent had executed a guarantee in favor of HSBC to secure the Bridge loan.

In relation to the acquisition of Maint-Kleen (see Note 3), the Parent is the borrower under a loan with HSBC in the amount of $2,628,023 (SGD 3,600,000). HSBC has a security interest over all the assets of Maint-Kleen, and Primech A&P has also guaranteed this loan.

In addition, at March 31, 2022 and 2021, the Company had approximately $2,733,000 and $1,010,000 available under loans or overdraft facilities that had not been drawn on.

Primech Holdings Pte Limited and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2022 and 2021
(in U.S. dollars)

8. Notes Payable (cont.)

Future minimum principal payment obligations under the notes payable are as follows:

	For the Years Ended March 31,
	2022	2021
2022	$—	$1,814,451
2023	2,473,128	927,850
2024	1,176,026	927,850
2025	1,182,300	927,850
2026	1,171,931	927,850
2027	3,913,566	—
Total minimum debt payments	9,916,951	5,525,851
Less: Current portion of long-term debt	(2,466,848)	(1,814,450)
Long-term debt	$7,450,103	$3,711,401

9. Income Taxes

The Company’s subsidiaries (excluding its Malaysian subsidiary) are incorporated in Singapore and are subject to Singapore Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws.

The current and deferred portions of the income tax expense (benefit) included in the statements of operations and comprehensive income as determined in accordance with ASC 740 are as follows:

	For the Years Ended March 31,
	2022	2021
Current	$163,334	$221,737
Deferred	934	(2,420)
	$164,268	$219,317

The following table presents a reconciliation between the theoretical income tax provision computed by applying the federal statutory rate and our actual income tax expense:

	Year Ended March 31,
	2022	2021
Income tax provision at statutory rates	$(107,159)	$1,172,297
Temporary differences	78	(127,857)
Tax effects of:
Government subsidies exempt from income taxes	(314,065)	(1,709,026)
Expenses not deductible for income tax purposes	269,918	754,838
Foreign tax rates different than statutory rates	(26,972)	47,720
Tax exemption and rebates	(15,958)	(19,012)
Other	29,890	100,357
Income tax provision as reported	$164,268	$219,317

Primech Holdings Pte Limited and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2022 and 2021
(in U.S. dollars)

9. Income Taxes (cont.)

Our 2022 and 2021 effective tax rates were significantly impacted by receipt of Government subsidies exempt from income taxes, book-tax adjustments in foreign jurisdictions, and taxation of our earnings generated in jurisdictions with rates that differ from the US federal statutory rate.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at March 31, 2022 and 2021 are as follows:

	March 31,
	2022	2021
Deferred Tax Liabilities
Accrued expenses	$36,891	$37,061
Temporary difference on property and equipment	167,594	171,050
Basis difference of customer backlog from acquisitions	246,257	235,015
Basis differences of customer relationships from acquisitions	204,156	194,836
Basis difference of real estate held for investment	36,503	35,642
Basis difference of property and equipment	33,110	—
Other	(803)	834
	723,708	674,438
Deferred Tax Assets
Allowance for accounts receivable	—	(6,830)
Accrued expenses	(9,804)	(9,849
Other	(2,444)	(2,455
	(12,248)	(19,134)
Net deferred tax liability	$711,460	$655,304

We recognize deferred tax assets (“DTAs”) and deferred tax liabilities (“DTLs”) to account for the effects of temporary differences between the tax basis of an asset or liability and its amount as reported in our consolidated balance sheets, using enacted tax rates expected to apply to taxable income in the years in which we expect those temporary differences to be recovered or settled. Any effect on DTAs or DTLs resulting from a change in enacted tax rates is included in income during the period that includes the enactment date.

We reduce the carrying amounts of DTAs by a valuation allowance if, based upon all available evidence (both positive and negative), we determine that it is more likely than not that such DTAs will not be realizable. The Company follows FASB guidelines that address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. At March 31, 2022 and 2021, the Company did not have a liability for unrecognized tax benefits.

10. Common Stock

Our ordinary common shares have no par value as there is no concept of authorized share capital under Singapore law. All shares presently issued are fully paid and existing shareholders are not subject to any calls on shares. Although Singapore law does not recognize the concept of “non-assessability” with respect to newly-issued shares, we note that any subscriber of our ordinary shares who has fully paid up all amounts due, with respect to such ordinary shares, will not be subject to Singapore law concerning any personal liability to contribute to our assets or liabilities in such subscriber’s capacity solely as a holder of such ordinary shares. We believe this interpretation is substantively consistent with the concept of “non-assessability” under most, if not all, U.S. state corporations laws. We cannot, except in the circumstances permitted by the Companies Act, grant any financial assistance for the acquisition or proposed acquisition of our own ordinary shares. Except as described in the Singapore Code on Take-Overs and Mergers (the “Singapore Take-over Code”), there are no limitations in our constitution or Singapore law on the rights of shareholders who are not resident in Singapore to hold or vote in respect of our ordinary shares.

Primech Holdings Pte Limited and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended March 31, 2022 and 2021
(in U.S. dollars)

11. Related Party Transactions and Balances

At March 31, 2021, the Company had net receivables due from Princeston International (S) Pte Ltd (“Princeston”), a company sharing common directors with the Company, of $40,783. During the year this company was acquired by the Company (see Note 3).

For the fiscal year ended March 31, 2021, the Company recorded revenue of $150,613 from Princeston, and incurred cost of revenue of $2,050,515 and general and administrative expenses of $1,881,601 due to Princeston prior to our Acquisition of that Company.

Remuneration to Directors for the years ended March 31, 2022 and 2021 were:

Directors	March 31, 2022	March 31, 2021
Sng Yew Jin	$98,304	$83,967
Ho Kin Wai	467,355	154,126
Khazid Bin Omar	134,427	43,331
Loo Hansel	77,104	290,605
Kit Yu Lee	134,459	130,713
Chiu Hsieh Hui	24,568	—
Ong Thiam Teck	61,699	—
	$997,916	$702,742

In addition, for the years ended March 31, 2022 and 2021, the Company paid $100,086 and $356,030, respectively, to Mr. Jin Ngee Vernon Kwek, a beneficial owner of the Company, for his services to a subsidiary of the Company, and made a distribution to him of $657,615 in relation to the acquisition of Princeston.

12. Commitments and Contingencies

From time to time, the Company has become or may become involved in various legal proceedings and receives claims, arising from the normal course of business activities. In 2019, an individual died from an accident at one of A&P’s worksites. Two charges have been brought up against A&P in connection with the accident. We have been advised that the approximate range of fines that have been recently imposed for workplace accidents involving at least one fatality is between approximately $90,000 and $185,000 (SGD 120,000 and SGD $250,000). In addition the Company has three claims against it of approximately $341,000 (SGD 459,000) in the aggregate for accidents in areas where the Company was performing services. The Company’s insurance carrier is handling these three claims.

At March 31, 2022 and 2021, the Company has not recorded any accruals for losses related to the claims. While the outcome of such proceedings or claims is never certain, it is our opinion, after taking into consideration legal counsel’s assessment and the availability of insurance proceeds to cover potential losses, that the ultimate disposition of such matters currently pending or threatened, individually or cumulatively, will not have a material impact on our consolidated financial position, results of operations, or cash flows.

Performance bonds

Certain contracts require us to provide a surety bond as a guarantee of performance. As of March 31, 2022 and 2021, we had performance bond commitments totalling $3,138,885 (SGD 4,248,167) and $2,273,311 (SGD 3,062,605) under which the surety (insurance company or bank) guarantees that the Company will perform in accordance with contractual obligations. These bonds are typically renewed annually and remain in place until the contractual obligations are satisfied. In general, we would only be liable for the amount of these guarantees in the event of default in our performance of our obligations under each contract, the probability of which we believe is remote. At March 31, 2022 and 2021, the group’s executive officer, Mr. Yew Jin, Sng and Mr. Hansel Loo; and Mr. Jin Ngee Vernon Kwek had executed guarantees in favor of the sureties for indemnities amounting to $3,138,885 and $2,273,311.

Primech Holdings Pte. Ltd.

to be converted to a public corporation named

Primech Holdings Ltd.

Ordinary Shares

_________________________

PROSPECTUS

_________________________

            , 2022

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this Offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PRIMECH HOLDINGS PTE. LTD.

to be converted as described herein to a public corporation named

PRIMECH HOLDINGS LTD.

712,500 Ordinary Shares

This Resale Prospectus relates to the resale of 712,500 Ordinary Shares by the selling shareholder named in this prospectus. We will not receive any of the proceeds from the sale of Ordinary Shares by the selling shareholder named in this prospectus.

Any shares sold by the selling shareholder covered by this prospectus will only occur after the trading of our Ordinary Shares on the Nasdaq Capital Market, or Nasdaq, begins at prevailing market prices or in privately negotiated prices. No sales of the shares covered by this prospectus shall occur until the Ordinary Shares sold in our IPO begin trading on the Nasdaq. The distribution of securities offered hereby may be effected in one or more transactions that may take place in ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholder.

We have applied for listing the Ordinary Shares on Nasdaq, under the ticker symbol “PMEC.”

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

Primech Holdings Pte. Ltd. was incorporated in Singapore on December 29, 2020 as a holding company of our businesses. Upon the completion of the IPO, we will be a “controlled company” as defined under the Nasdaq Market Rules because our Major Shareholder, Sapphire Universe, will hold more than 50% of the voting power for the election of directors. Sapphire Universe is expected to own 83.44% of our issued and outstanding shares of the Company (or 81.80% of our outstanding Shares if the underwriters option to purchase additional shares is exercised in full) after the IPO and the Resale Offering.

As of the date of this prospectus, our outstanding share capital consists of Ordinary Shares. Holders of Ordinary Shares have the same rights.

Investing in our Ordinary Shares involves risks. See “Risk Factors” beginning on page 15.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information. Investors are cautioned that you are buying shares of a shell company issuer incorporated in the Cayman Islands with an operating subsidiary in Singapore.

Investing in our Ordinary Shares is highly speculative and involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our Ordinary Shares in “Risk Factors” beginning on page 15 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Resale Prospectus is             , 2022

RESALE PROSPECTUS SUMMARY

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Shares. For a more complete understanding of us and this Resale Offering, you should read and carefully consider the entire prospectus, including the more detailed information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes. Some of the statements in this prospectus are forward-looking statements. See section titled “Special Note Regarding Forward-Looking Statements.”

Our Business

We are an established technology-driven facilities services provider in the public and private sectors operating mainly in Singapore. Our mission is to support businesses by improving lives and strengthening communities through our business practices and ethics. We compete primarily in Singapore, with a small portion of our operations in Malaysia.

We provide the following services:

•        Facilities services.    Our facilities services include general cleaning and maintenance of public and private facilities, such as airports, conservancy areas (i.e., the public areas, refuse disposal areas, parks and carparks of public housing units), common areas of hotels, educational institutions, public roads, residential spaces, commercial buildings, office facilities, industrial areas, retail stores and healthcare facilities; housekeeping services; specialized cleaning services, such as marble polishing services; building façade cleaning services and clean room sanitation services; and waste management and pest control services. We derive the majority of our revenue from the provision of facilities services, which accounted for approximately $40.6 million or 84.4% of our revenue in FY 2021 and approximately $46.1 million or 84.6% of our revenue in FY 2022.

•        Stewarding services.    Our stewarding services include the cleaning of kitchen facilities of healthcare facilities, hotels and restaurants and the supply of ad hoc customer service officers and food and beverage (“F&B”) service crew to healthcare facilities, hotels and restaurants. Stewarding services accounted for approximately $4.8 million or 9.9% of our revenue in FY 2021 and approximately $5.1 million or 9.4% of our revenue in FY 2022.

•        Cleaning services to offices.    In addition to our core facilities services, we provide cleaning services to offices. The provision of office cleaning services accounted for approximately $2.4 million or 5.0% of our revenue in FY 2021 and approximately $2.5 million or 4.6% of our revenue in FY 2022.

•        Cleaning services to homes.    We provide cleaning services to homes of individual customers who engage our services through our “HomeHelpy” application. We did not generate significant revenue (i.e., less than 1.0%) from the provision of these services during FY 2021 and FY 2022.

•        Cleaning Supplies.    We also manufacture certain cleaning supplies, both for our own use and for sale to third parties. We did not generate significant revenue (i.e., less than 1.0%) from the sale of cleaning supplies to third parties during FY 2021 and FY 2022.

Our Industry

•        General.    Cleaning and landscaping service providers in Singapore offer a wide spectrum of services. Cleaning services include the provision of various cleaning services to public areas, offices, factories, and households, among others. Landscaping services include landscape planting, care and maintenance service activities in and for parks and gardens, public and private housing, buildings, roads and expressways, among others.

•        Growth Drivers and Trends.    Demand derived from office buildings, retail facilities, and residential buildings in Singapore has grown moderately in the past five years. New automated technologies have

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enhanced and will continue to enhance productivity. These include environmentally friendly robotic solutions for public spaces, waste management, and pest and pollution control. Singapore’s demand for cleaning and landscaping services experienced strong growth from 2014 to 2020, driven by economic sophistication, urbanization, and population growth. The industry market size increased from $1,377.0 million (S$1,836.0 million) in 2014 to $2,102.9 million (S$2,846.1 million) in 2020, a CAGR of 7.6%. Moreover, we believe the productivity of the industry will be enhanced progressively given the technology-driven programs launched by the government. Technological advancements have contributed to the growth of cleaning and landscaping companies, and we believe the industry will continue to benefit from future advancements in automation and technology.

Our Competitive Strengths

We believe our main competitive strengths are as follows:

•        We have a long and established track record and have achieved a high level of accreditation in the facilities services sector.    Primech A&P was amalgamated from A&P Maintenance and Primech Services & Engrg, which have been operating for 38 and 33 years, respectively. Maint-Kleen was founded in 2002. Primech A&P and Maint-Kleen thus have been able to secure long-term business relationships with their customers. Primech Services & Engrg and A&P Maintenance were both awarded the Clean Mark Gold Award in 2020. The Clean Mark Gold Award is the highest level of accreditation under the Enhanced Clean Mark Accreditation Scheme granted to cleaning businesses. The scheme recognizes businesses that deliver high cleaning standards through the training of workers, the use of equipment to improve work processes, and fair employment practices. Primech A&P and Maint-Kleen were also awarded the Clean Mark Gold Award in 2021.

•        We are able to provide a bundle of services to a wide spectrum of customers.    We provide a broad spectrum of cleaning services both in the public and private sectors to a variety of customers including the Changi Airport (the main airport in Singapore), conservancy areas, hotels, common areas, educational institutions, integrated public areas, residential spaces, office facilities, industrial areas, retail stores and healthcare facilities. Our diversified customer mix ensures that we do not rely on any single customer for our revenue and enables us to better manage our business risks.

•        We believe that our emphasis on having a trained workforce makes us more competitive in our industry.    We believe that the training and development of our employees enables us to maintain and enhance our quality of solutions and services for the growth of our businesses and operations. In particular, we have been hiring a variety of employees from different sectors apart from the environment services industry such as the technological, finance, human resources and business development sectors in order to build up our key management personnel team.

•        We have an experienced and stable management team.    We have an experienced management team led by Mr. Kin Wai Ho, our Chairman. A majority of our senior management team have been employed by our subsidiaries for more than 17 years. We view their collective industry knowledge and extensive project management experience as valuable in establishing stable relationships with our customers as well as facilitating the submission of competitive tenders and believe that this has assisted us in securing numerous tenders over the years. We also believe that our management team’s experience has assisted us in our cost estimation for contracts during the tendering process, which enables us to reduce situations of cost overruns.

Our Business Strategies and Future Plans

Our business strategies and future plans are as follows:

Automation and Online Expansion.    We will seek to improve efficiency, expand service capacity and reduce our environmental footprint through the use of technology. Our technology initiatives to date include the use of autonomous floor scrubbing robots equipped with real-time monitoring and self-docking capabilities to perform cleaning services. We are also in the exploratory stage of a collaboration for the development of drones designed to perform façade and roof cleaning services. Such initiatives have allowed us to expand our service capacity by leveraging technology instead of increasing our reliance on manpower in a traditionally labor-intensive industry.

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In addition, we introduced our “HomeHelpy” website and mobile application to allow individual customers to book our cleaning services, which has enabled us to expand into the B2C segment (from our primary B2B business).

Geographic Expansion.    We intend to establish ourselves as a regional player in the environmental services industry. While our operations are currently almost exclusively based in Singapore, we are considering an expansion of our business to other countries in Southeast Asia.

Expansion through organic growth and acquisitions.    We intend to grow our facilities services business organically by expanding our coverage to include segments of the market where we currently do not have a presence or only have a small presence, such as hospitals, industrial centers, data centers and cleanrooms.

We intend to continue to pursue suitable opportunities for acquisitions, joint ventures and strategic alliances to expand our range of facilities services. Such opportunities could include areas that complement our business, such as waste management, gardening and landscaping, and pest management. We believe that building up a comprehensive suite of facilities services will enable us to maintain our competitive edge.

IoT.    We are also seeking to build our own IoT system, software, and robots to improve the efficiency and capacity of our services. Specifically, we are currently at the planning stage to build a team with members of academia with whom we will collaborate to start the development of an integrated IoT platform and workforce automation software system for our facility services. The system will integrate commercial off-the-shelf IoT devices such as cameras and sensors to be deployed in a facility and/or on robots, which will evaluate and respond to various events to perform data driven functions or actions to assist our facility services with lower cost and more efficiency. We also intend to develop our proprietary robots based on the Robot Operating System, an open source robotic platform, which will feature the flexibility to customize our robots to meet unique applications for facility services such as cleaning and disinfection services.

Electric Vehicles.    In 2021, we joined a consortium to submit a tender bid to install electric vehicle (“EV”) charging infrastructure at various public cark parks in Singapore. We believe that eco-solutions will become increasingly important in the future in the face of climate change. Integrating eco-solutions into our portfolio will not only expand our service capabilities, but also transition our business towards a more innovative model, and will ultimately help our business to keep pace with future technological advances.

We plan to replace a portion of our existing fleet of vehicles with electric vehicles and develop “green” chemicals that are more eco-friendly for use in our cleaning services. We believe that by integrating environmental sustainability into our business practices, we will be able to attract more customers and employees, and ultimately reap the benefits of more sustainable growth.

Summary Risk Factors

Our prospectus should be considered in light of the risks, uncertainties, expenses, and difficulties frequently encountered by similar companies. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more carefully in the section titled “Risk Factors.”

Risks Relating to Our Business

•        We incurred a net loss in FY 2022 and we may incur losses in the future;

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•        Any adverse material changes to the Singapore market (whether localized or resulting from global economic or other conditions) such as the occurrence of an economic recession, pandemic or widespread outbreak of an infectious disease (such as COVID-19), could have a material adverse effect on our business, results of operations and financial condition;

•        For the years ended March 31, 2022 and March 31, 2021 the Company received government subsidies of approximately $3.5 million and $10.6 million, respectively, in relation to COVID-19 assistance. Discontinuation of any of the government subsidies could adversely affect our financial condition and results of operations.

•        Our Group does not have a long operating history as an integrated group;

•        There is no assurance that our future expansion and other growth plans will be successful;

•        There is no assurance that our existing service contracts for facilities services will be renewed upon expiry or that we will be successful in securing new service contracts;

•        Our current strategy to expand into the installation of electric vehicle (EV) charging infrastructure is limited to participation in a pilot program and potential minority investment(s);

•        Our service contracts typically contain liquidated damages clauses, and our customers may request for liquidated damages if we fail to comply or observe certain contractual requirements;

•        The loss of or reduction of Singapore government grants and/or subsidies could reduce our profits;

•        We may suffer from cost overruns as our fees are typically agreed upon submission of tender or quotation;

•        We are exposed to the credit risks of our customers and we may experience delays or defaults in collecting our receivables, and thus we face liquidity risks;

•        Our business involves inherent industrial risks and occupational hazards and the materialization of such risks may affect our business operations and financial results;

•        We depend on certain equipment to perform our facilities services and are subject to associated risks of maintenance and obsolescence;

•        Our insurance coverage may not cover all our damages and losses;

•        We are subject to risks associated with debt financing;

•        We are dependent on our ability to retain existing senior management personnel and to attract new qualified management personnel;

•        We are exposed to risks of infringement of our intellectual property rights and the unauthorized use of our trademarks by third parties and we may face litigation suits for intellectual property infringement;

•        The value of our intangible assets and costs of investment may become impaired;

•        Any inability by us to consummate and effectively incorporate acquisitions into our business operations may adversely affect our results of operations; and

•        If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

•        The Clean Mark Gold Award currently awarded to Primech A&P may not be renewed in May 2023.

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Risks Relating to The Industry In Which We Operate

•        We may face employee retention and labor shortage issues due to the labor-intensive nature of the facilities services industry and the limited local labor force in Singapore;

•        Our supply of foreign labor may be affected by the laws, regulations and policies in the countries from which the foreign labor originates;

•        The facilities services industry in Singapore is highly competitive; and

•        We are subject to risks in connection with the use and storage of cleaning chemicals. In addition, any perceived use of cleaning supplies and/or chemicals that are not environmentally friendly or safe may adversely affect our brand name and the contracts we can successfully bid for.

Risks Relating to Investments In Singapore Companies

•        We are incorporated in Singapore, and our shareholders may have more difficulty in protecting their interests than they would as shareholders of a corporation incorporated in the United States; and

•        Singapore take-over laws contain provisions that may vary from those in other jurisdictions.

Risks Relating to An Investment In Our Shares

•        Our share price may fluctuate significantly in the future and you may lose all or part of your investment, and litigation may be brought against us;

•        We will be a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies;

•        Our Shares may trade below $5.00 per share, and thus would be known as “penny stock”. Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our Shares.

•        Investors in our Shares will face immediate and substantial dilution in the net tangible book value per Share and may experience future dilution;

•        If we fail to meet applicable listing requirements, Nasdaq may delist our Shares from trading, in which case the liquidity and market price of our Shares could decline;

•        We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and less frequent reporting than that of a U.S. domestic public company;

•        We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses;

•        The IPO price and Resale Offering price could differ; and

•        The resale by the Selling Shareholder may cause the market price of our Ordinary Shares to decline.

Our Corporate Structure and History

Our Company was incorporated on December 29, 2020 as a private company limited by shares under the name “Primech Holdings Pte. Ltd.” Immediately prior to the effectiveness of this registration statement, our Company will change its corporate name to Primech Holdings Ltd., so as to remove the designation “Pte.” which is used only for privately held companies under Singapore law.

Our Company is a holding company that owns 100% of Primech A & P Pte. Ltd. (“Primech A&P”), Acteef Cleaning Specialists Pte Ltd (“Acteef Cleaning”), Maint-Kleen Pte. Ltd. (“Maint-Kleen”), HomeHelpy Singapore Pte. Ltd. (“HomeHelpy”) and Princeston International (S) Pte. Ltd. (“Princeston International”). Primech A&P owns 100% of our Malaysian subsidiary My All Services Sdn. Bhd. (“My All Services”). Our Company also owns 80% of CSG Industries Pte Ltd (“CSG”).

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In 2018, our Major Shareholder, Sapphire Universe, acquired Primech A&P (formerly known as Primech Services & Engrg Pte Ltd), A&P Maintenance Services Pte Ltd (“A&P Maintenance”), and Acteef Cleaning, in three separate transactions. Each of these companies had, prior to its acquisition, already been operating for approximately 30 years or more. Historically, Primech Services & Engrg Pte Ltd was focused on providing cleaning services to Changi Airport and to educational institutions, while A&P Maintenance and Acteef Cleaning were focused on providing cleaning services to offices. In 2020, Sapphire Universe also acquired Maint-Kleen which was focused on providing conservancy services. The acquisitions by Sapphire Universe of Primech Services & Engrg, A&P Maintenance, Acteef Cleaning and Maint-Kleen have enabled our Group to provide a wide spectrum of cleaning services.

In the last three years, we have expanded our range of cleaning services to include cleaning of healthcare facilities, and we have also expanded into the provision of customer services. Through our stewarding business, we provide customer service officers and F&B service crew to venues such as healthcare facilities, hotels and restaurants. We also launched our “HomeHelpy” application, an online portal which allows individual customers to book our cleaning services in homes and offices.

In 2020, A&P Maintenance and Primech Services & Engrg Pte Ltd were amalgamated to form Primech A&P, thereby consolidating financial resources and service capacity, and enabling us to tender and quote for larger projects.

On December 29, 2020, Sapphire Universe incorporated our Company to serve as the holding company for our Group.

In April 2021, our Company acquired a 80% stake in CSG, which is in the business of manufacturing chemical supplies, and a 100% stake in Princeston International, which is in the business of wholesale trading of cleaning supplies, ad hoc cleaning services and disinfection. These acquisitions further expanded our business to include the manufacture of certain cleaning supplies, both for our own use and for sale to third parties.

On November 22, 2021, our Company acquired our subsidiaries from Sapphire Universe as part of the Restructuring Exercise.

Corporate Information

Primech Holdings Pte. Ltd., the registrant whose name appears on the cover of this registration statement, is a Singapore corporation. Immediately prior to the effectiveness of this registration statement, Primech Holdings Pte. Ltd. will change its corporate name to Primech Holdings Ltd., so as to remove the designation “Pte.” which is used only for privately held companies under Singapore law. Our registered office and principal place of business is 23 Ubi Crescent Singapore 408579. The telephone and facsimile numbers of our registered office are +65 6286 1868 and +65 6288 5260, respectively. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Our corporate website is https://primechholdings.com. Information contained on our website does not constitute part of this prospectus.

Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible, for up to five years, to take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:

•        the ability to include only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•        exemptions from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), in the assessment of our internal control over financial reporting;

•        to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation.

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We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the consummation of this Resale Offering or such earlier time that we are no longer an emerging growth company.

As a result, the information contained in this prospectus may be different from the information you receive from other public companies in which you hold shares. We do not know if some investors will find the Shares less attractive because we may rely on these exemptions. The result may be a less active trading market for the Shares, and the price of the Shares may become more volatile.

We will remain an emerging growth company until the earliest of: (1) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion; (2) the last day of the fiscal year following the fifth anniversary of the date of the IPO; (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of the Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (4) the date on which we have issued more than $1.00 billion in non-convertible debt securities during any three-year period.

Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards. Given that we currently report and expect to continue to report under U.S. GAAP, we have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB. Under federal securities laws, our decision to opt out of the extended transition period is irrevocable.

Foreign Private Issuer

Upon consummation of the IPO, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the rules under the Exchange Act requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Notwithstanding these exemptions, we will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our Executive Officers or members of our Supervisory Board are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States, or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more extensive executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but

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remain a foreign private issuer, we will continue to be exempt from the more extensive compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer and will continue to be permitted to follow our home country practice on such matters.

Implications of Being a Controlled Company

Upon the completion of the IPO, we will be a “controlled company” as defined under the Nasdaq Listing Rules because Sapphire Universe will hold 83.44% of our total issued and outstanding Shares and will be able to exercise 83.44% of the total voting power of our issued and outstanding share capital. For so long as we remain a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. See section titled “Risk Factors — Risks Relating to an Investment in our Shares.”

Even if we cease to be a controlled company, we may still rely on exemptions available to foreign private issuers.

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Conventions Which Apply to this Prospectus

Throughout this prospectus, we use a number of key terms and provide a number of key performance indicators used by management. Unless the context otherwise requires, the following definitions apply throughout where the context so admits:

Other Companies, Organizations and Agencies

“BCA”	:	Building & Construction Authority of Singapore
“HSA”	:	Health Sciences Authority of Singapore
“Independent Registered Public Accounting Firm”	:	Weinberg & Company P.A.
“ISO”	:	International Organization for Standardization
“MOM”	:	Ministry of Manpower of Singapore
“NEA”	:	National Environment Agency of Singapore
“Sapphire Universe”	:	Sapphire Universe Holdings Limited, which is a Major Shareholder
“Underwriters”	:	The underwriters for the initial public offering by the Company, of which Pacific Century Securities, LLC is serving as representative.

General

“Audit Committee”	:	The audit committee of our Board of Directors
“Board” or “Board of Directors”	:	The board of Directors of our Company
“Companies Act”	:	The Companies Act 1967 of Singapore, as amended, supplemented or modified from time to time
“Company”	:	Primech Holdings Pte. Ltd. which will change its corporate name to Primech Holdings Ltd. prior to the effectiveness of this prospectus
“Compensation Committee”	:	The compensation committee of our Board of Directors
“Constitution”	:	The constitution of our Company, as amended, supplemented or modified from time to time
“COVID-19”	:	Coronavirus disease 2019
“CRS”	:	Contractors Registration System of the BCA
“CVPA”	:	The Control of Vectors and Pesticides Act 1998 of Singapore, as amended, supplemented or modified from time to time
“Directors”	:	The directors of our Company
“EFMA”	:	The Employment of Foreign Manpower Act 1990 of Singapore, as amended, supplemented or modified from time to time
“Employment Act”	:	The Employment Act 1968 of Singapore, as amended, supplemented or modified from time to time
“EPHA”	:	The Environmental Public Health Act 1987 of Singapore, as amended, supplemented or modified from time to time

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“EPH Regulations”	:	The Environmental Public Health (General Cleaning Industry) Regulations of Singapore 2014, as amended, supplemented or modified from time to time
“Executive Officers”	:	The executive officers of our Company. See section titled “General Information On Our Group — Our Business Overview — Management.”
“FASB”	:	The Financial Accounting Standards Board
“Fiscal Year” or “FY”	:	Financial year ended or, as the case may be, ending March 31
“GAAP”	:	Accounting principles generally accepted in the United States of America
“Group”	:	Our Company and our subsidiaries
“GST”	:	Goods and Services Tax
“Independent Directors”	:	The independent non-executive Directors of our Company
“IoT”	:	Internet-of-Things
“IPO”	:	The offering of Shares by the Underwriter on behalf of our Company for subscription at the Offer Price, subject to and on the terms and conditions set out in this prospectus
“Listing”	:	The listing and quotation of our Shares on Nasdaq
“Major Shareholder”	:

A person who has an interest or interests (whether by record or beneficial ownership) in one or more voting shares (excluding treasury shares) in our Company, and the total votes attached to that share, or those shares, is not less than 5.0% of the total votes attached to all the voting shares (excluding treasury shares) in our Company

“Nasdaq”	:	The Nasdaq Stock Market LLC
“Nasdaq Listing Rules”	:	The Nasdaq rules governing listed companies
“Nominating and Corporate Governance Committee	:	The nominating and corporate governance committee of our Board of Directors
“Offer Price”	:	US$_____ for each share being offered in the IPO
“QEHS”	:	Quality, Environmental, Health and Safety
“Restructuring Exercise”	:	The corporate restructuring exercise undertaken in anticipation of the Listing in which our Company acquired our current subsidiaries from Sapphire Universe
“RM”	:	Malaysian ringgit or Malaysian dollar
Resale Offering	:	The resale of 712,500 Ordinary Shares by the selling shareholder named in this prospectus
“Selling Shareholder”	:	Numenor Group Limited
“Share(s)” or “Ordinary Shares”	:	Ordinary share(s) in the capital of our Company
“Shareholders”	:	Registered holders of Shares
“Singapore Take-Over Code”	:	The Singapore Take-Over Code on Take-Overs and Mergers, as amended, supplemented or modified from time to time

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“Underwriting Agreement”	:

The Underwriting Agreement dated [•] 2022 entered into between our Company and Pacific Century Securities, LLC, acting as the representative of the underwriters, pursuant to which the Underwriters have severally but not jointly agreed to purchase, and we have agreed to sell to them, 5,000,000 of our Shares at the Offer Price, less the underwriting discounts and commissions, as described in the sections titled “Underwriting” of this prospectus

“WICA”	:	Work Injury Compensation Act (2019) of Singapore
“WSHA”	:	Workplace Safety and Health Act 2006 of Singapore
“WSHIR”	:	Workplace Safety and Health (Incident Reporting) Regulations of Singapore
“YA”	:	Year of assessment

Currencies, Units and Others

“S$”	:	Singapore dollars, the lawful currency of the Republic of Singapore
“US$” or “$”	:	U.S. dollars and cents respectively, the lawful currency of the U.S.
“%” or “per cent.”	:	Per centum
“sq. m.”	:	Square meters

The expressions “associated company”, “related corporation” and “subsidiary” shall have the respective meanings ascribed to them in the Companies Act, as the case may be.

Any discrepancies in tables included herein between the total sum of amounts listed and the totals thereof are due to rounding. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

In this prospectus, references to “our Company” or to “the Company” are to Primech Holdings Pte. Ltd., which will change its corporate name to Primech Holdings Ltd. immediately prior to the date of this prospectus in accordance with Singapore law and, unless the context otherwise requires, a reference to “we”, “our”, “us” or “our Group” or their other grammatical variations is a reference to our Company and our subsidiaries taken as a whole.

Certain of our customers and suppliers are referred to in this prospectus by their trade names. Our contracts with these customers and suppliers are typically with an entity or entities in the relevant customer or supplier’s group of companies.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

Market and Industry Data

We obtained certain industry, market and competitive position data in this prospectus from our own internal estimates, surveys and research and from publicly available information, including industry and general publications and research, surveys and studies conducted by third parties, such as reports by governmental agencies, for example, the Singapore Department of Statistics, the Singapore Ministry of Trade and Industry and the Singapore Urban Redevelopment Authority, among others, and by private entities. None of these governmental agencies and private entities are affiliated with our Company, and the information contained in this report has not been reviewed or endorsed by any of them.

Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and

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forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors”. These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

Trademarks, Service Marks and Tradenames

We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, the trademarks, service marks, logos and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Presentation of Financial and Other Information

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with U.S. GAAP.

All references in this prospectus to “U.S. dollars,” “US$,” “$” and “USD” refer to the currency of the United States of America and all references to “S$,” “Singapore dollar,” or “SGD” refer to the currency of Singapore. Unless otherwise indicated, all references to currency amounts in this prospectus are in USD.

We have made rounding adjustments to some of the figures contained in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be exact arithmetic aggregations of the figures that preceded them.

Impact of COVID-19

The COVID-19 outbreak has adversely affected (and a significant outbreak of other infectious diseases could result in an additional widespread health crisis that could adversely affect) the economies and financial markets worldwide, and the business of the Company could be materially and adversely affected by the COVID-19 outbreak and any such other outbreak. Furthermore, our business may be adversely affected if continued concerns relating to COVID-19 continue to restrict travel, or result in the Company’s personnel, vendors and services providers being unavailable to pursue their business objectives free of COVID-19 related restrictions. The extent to which COVID-19 impacts our business in the future will depend on future developments, which are highly uncertain and cannot be predicted, including for example new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, our ability to pursue our business objectives may be materially adversely affected. In addition, our ability to raise equity and debt financing which may be adversely impacted by COVID-19 and other events, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all.

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THE RESALE OFFERING

Securities being offered:	Ordinary Shares.
Number of Ordinary Shares offered by us:	0 ordinary shares.
Number of Ordinary Shares offered by the Selling Shareholder:	712,500 Ordinary Shares.
Number of Ordinary Shares outstanding before the Resale Offering:	32,500,000 Ordinary Shares.
Ordinary Shares to be outstanding after the Resale Offering:	37,500,000 Ordinary Shares(1), assuming the issuance by us of 5,000,000 Ordinary Shares pursuant to the IPO Prospectus filed contemporaneously herewith.
Use of proceeds:	We will not receive any of the proceeds from the sale of the Ordinary Shares by the Selling Shareholder named in this Resale Prospectus.

____________

(1)      Assumes the issuance by us of our Ordinary Shares pursuant to the IPO prospectus filed contemporaneously herewith, no exercise of the underwriters’ over-allotment option and all of our Ordinary Shares to be sold by the Selling Shareholder pursuant to the Resale Prospectus filed contemporaneously herewith are sold

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SUMMARY FINANCIAL INFORMATION

The following summary presents consolidated balance sheet data as of March 31, 2022 and March 31, 2021 and summary consolidated statements of operations data for the years ended March 31, 2022 and 2021 which have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. You should read this “Selected Consolidated Financial And Operating Data” section together with our consolidated financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included elsewhere in this prospectus.

	As of March 31, 2022	As of March 31, 2021
Balance Sheets Data
Current Assets	$18,786,990	$22,045,284
Non-Current Assets	14,410,920	6,902,845
Total assets	$33,197,910	$28,948,129

Current liabilities	$12,430,950	$10,293,077
Non-Current liabilities	9,252,174	5,371,409
Shareholders’ equity	11,241,786	13,283,643
Total liabilities and shareholders’ equity	$33,197,910	$28,948,129
	For the Years Ended March 31,
	2022	2021
Statements of Operations Data
Revenues	$54,439,987	$48,088,088

Operating costs and expenses
Cost of revenue	(44,596,576)	(35,668,911)
General and administrative expenses	(10,671,777)	(6,409,623)
Impairment of real estate held for investment	—	—
Sales and marketing expenses	(394,376)	(268,755)
(Loss)/income from operations	(1,222,742)	5,740,799
Other income and expense, net	123,849	(158,427)
(Loss)/income before income taxes	(1,098,893)	5,582,372
Net (loss)/income	$(1,263,161)	$5,363,055

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Ordinary Shares by the Selling Shareholder.

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SELLING SHAREHOLDER

The following table sets forth the names of the Selling Shareholder, the number of Ordinary Shares owned by such Selling Shareholder immediately prior to the date of this Resale Prospectus and the number of Shares to be offered by the Selling Shareholder pursuant to this Resale Prospectus. The table also provides information regarding the beneficial ownership of our Ordinary Shares by the Selling Shareholder as adjusted to reflect the assumed sale of all of the Shares offered under this Resale Prospectus.

Percentages of beneficial ownership before the Resale Offering are based on [*] Ordinary Shares outstanding as at the date of this Resale Prospectus. Beneficial ownership is based on information furnished by the Selling Shareholder. Unless otherwise indicated and subject to community property laws where applicable, the Selling Shareholder named in the following table has, to our knowledge, sole voting and investment power with respect to the Shares beneficially owned by him, her or it.

The Selling Shareholder is not a broker dealer or an affiliate of a broker dealer. The Selling Shareholder has no agreement or understanding to distribute any of the Ordinary Shares being registered. The Selling Shareholder may offer for sale from time to time any or all of the Shares, subject to the agreements described in the “Selling Shareholder Plan of Distribution.” The table below assumes that the Selling Shareholder will sell all of the Shares offered for sale hereby:

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to the Resale Offering(1)	Maximum Number of Ordinary Shares to be Sold	Number of Ordinary Shares Owned after the Resale Offering	Percentage Ordinary Shares Ownership After the Resale Offering (%)
Numenor Group Limited(2)	712,500	712,500	0	0%

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(1)      Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Ordinary Shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into Ordinary Shares, or convertible or exercisable into our Ordinary Shares within 60 days of the date hereof are deemed outstanding. Such Shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the above table, the Selling Shareholder named in the table has sole voting and investment power with respect to the Shares set forth opposite such shareholder’s name.

(2)      The address of Numenor Group Limited is Room 2, Floor 11, Block B, Hang Tung Building, Bute Street 26, Mongkok, Hong Kong.

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SELLING SHAREHOLDER PLAN OF DISTRIBUTION

The Selling Shareholder and any of its pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their Ordinary Shares being offered under this Resale Prospectus on any stock exchange, market or trading facility on which our Ordinary Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholder may use any one or more of the following methods when disposing of Shares:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the Shares as agent but may position; and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        to cover short sales made after the date that the registration statement of which this Resale Prospectus is a part is declared effective by the SEC;

•        broker-dealers may agree with the Selling Shareholder to sell a specified number of such Shares at a stipulated price per share;

•        a combination of any of these methods of sale; and

•        any other method permitted pursuant to applicable law.

The Shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available for a Selling Shareholder, rather than under this Resale Prospectus. The Selling Shareholder has the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Shareholder may pledge its Shares to its broker under the margin provisions of customer agreements. If the Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged Shares.

Broker-dealers engaged by the Selling Shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of Shares offered under this Resale Prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this Resale Prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The Selling Shareholder and any broker-dealers or agents that are involved in selling the Shares offered under this Resale Prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting discount under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell Shares offered under this Resale Prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this Resale Prospectus or, if required, in a replacement resale prospectus included in a post-effective amendment to the registration statement of which this Resale Prospectus is a part.

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The Selling Shareholder and any other persons participating in the sale or distribution of the Shares offered under this Resale Prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the Shares by, the Selling Shareholder or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the Shares.

Rule 2710 requires members firms to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of the Selling Shareholder, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a Selling Shareholder intends to sell any of the Shares registered for resale in this Resale Prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

•        it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•        the complete details of how the Selling Shareholder’ Shares are and will be held, including location of the particular accounts;

•        whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the Selling Shareholder, including details regarding any such transactions; and

•        in the event any of the securities offered by the Selling Shareholder are sold, transferred, assigned or hypothecated by any Selling Shareholder in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of FINRA for review.

No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by the Selling Shareholder.

If any of the Ordinary Shares offered for sale pursuant to this Resale Prospectus are transferred other than pursuant to a sale under this Resale Prospectus, then subsequent holders could not use this Resale Prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether the Selling Shareholder will sell all or any portion of the Shares offered under this Resale Prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the Shares being offered under this Resale Prospectus. However, each Selling Shareholder and purchaser is responsible for paying any discount, and similar selling expenses they incur.

We and the Selling Shareholder have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this Resale Prospectus, including liabilities under the Securities Act.

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LEGAL MATTERS

We are being represented by Loeb & Loeb LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Ordinary Shares offered in this offering and other certain legal matters as to Singapore law will be passed upon for us by Baker & McKenzie.Wong & Leow.

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Primech Holdings Ltd.
5,000,000 Ordinary Shares

712,500 Ordinary Shares

_________________________

RESALE PROSPECTUS

_________________________

You should rely only on the information contained in this Resale Prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this Resale Prospectus. This Resale Prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this Resale Prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

Until             , 2022, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter with respect to their unsold subscriptions.

The date of this Resale Prospectus is            , 2022

Part II — Information Not Required in the Prospectus

Item 6.  Indemnification of Directors and Officers.

Our Constitution provides that, subject to applicable laws, every Director, secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred or to be incurred by him/her in the execution and discharge of his/her duties or in relation thereto. In particular, and without prejudice to the generality of the foregoing, no Director, secretary or other officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other Director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Directors for or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his/her office or in relation thereto unless the same shall happen through his/her own negligence, willful default, breach of duty or breach of trust.

Section 172 of the Companies Act provides that any provision (i) that purports to exempt an officer (including a Director) of a company (to any extent) from, or (ii) by which a company directly or indirectly provides an indemnity (to any extent) for an officer of a company against, any liability that would otherwise attach to him/her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. Notwithstanding the foregoing, a company may:

•        purchase and maintain for an officer of the company insurance against any liability attaching to him/her in connection with any negligence, default, breach of duty or breach of trust in relation to the company; and

•        directly or indirectly provide an indemnity (to any extent) for an officer of the company against liability incurred by the officer to a person other than the company, except when the indemnity is against any liability of the officer (i) to pay a fine in criminal proceedings, or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature, or (ii) incurred in defending criminal proceedings in which he/she is convicted, in defending civil proceedings brought by the company or a related company in which judgment is given against him/her, or in connection with an application for relief under section 76A(13) or 391 of the Companies Act in which the court refuses to grant him/her relief.

Item 7.  Recent Sales of Unregistered Securities.

During the past three years, the Company sold the following ordinary shares without registration under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were involved in these issuances of ordinary shares.

•        On December 29, 2020, the Company incorporated in Singapore and issued two ordinary shares to Sapphire Universe Holdings Limited resulting in two ordinary shares outstanding for an aggregate purchase price of S$2, or approximately S$1 per share.

•        On November 11, 2021, the Company entered into a restructuring agreement with Primech A&P, Sapphire Universe Holdings Pte. Ltd. and Sapphire Universe Holdings Limited in connection with the acquisitions of Acteef Cleaning Specialists Pte Ltd (“Acteef Cleaning”), HomeHelpy Singapore Pte Ltd (“HomeHelpy”), Primech A & P Pte Ltd (“Primech A&P”), and Maint-Kleen Pte. Ltd (“Maint-Kleen”). In connection with the restructuring, the Company on November 22, 2021 issued 32,499,998 ordinary shares to Sapphire Universe Holdings Limited in exchange of all the issued and outstanding shares of Acteef Cleaning, HomeHelpy, Primech A&P, and Maint-Kleen. Upon the consummation of the restructuring, the Company is the sole shareholder of Acteef Cleaning, HomeHelpy, Primech A&P, and Maint-Kleen.

Item 8.  Exhibits.

(a)     The following documents are filed as part of this registration statement:

1.1	Form of Underwriting Agreement**
2.1	Share Purchase Agreement by and among the Registrant, CSG Industries Pte. Ltd., and shareholders of CSG Industries Pte. Ltd. dated April 1, 2021**
2.2	Share Purchase Agreement by and among the Registrant, Princeston International (S) Pte. Ltd., and shareholders of Princeston International (S) Pte. Ltd. dated April 1, 2021**
2.3	Share Purchase Agreement by and among Maint-Kleen Pte. Ltd., and shareholder of Maint-Kleen Pte. Ltd. dated September 29, 2019**
2.4	Novation Agreement by and among the Registrant, Sapphire Universe Holdings Limited and Loo Hansel dated November 11, 2021**
2.5	Restructuring Agreement by and among Primech Holdings Pte. Ltd., Primech AP, Sapphire Universe Holdings Pte. Ltd, and Sapphire Universe Holdings Limited dated November 11, 2021**
3.1	Constitution of Primech Holdings Pte. Ltd.**
3.2	Form of Constitution of the Registrant, effective upon conversion from a private to public company**
4.1	Specimen Share Certificate**
5.1	Opinion of Baker & McKenzie.Wong & Leow as to the validity of the ordinary shares**
10.1	Business Property Financing Facility dated March 30, 2021, by and between Primech A&P Pte. Ltd. and the Lender**
10.2	Term Loan (temporary bridging loan) Agreement dated October 21, 2020 by and between Primech A&P Pte. Ltd. and the Lender (supplemented by a supplemental letters dated May 5, 2021 and August 3, 2021)**
10.3	Banking Facility dated July 20, 2018, by and between Primech A & P Pte. Ltd. and the Lender (supplemented by a supplemental letter dated August 2, 2018 and May 5, 2021)**
10.4	Banking Facility dated April 25, 2019, by and between Primech A & P Pte. Ltd. and the Lender (supplemented by a supplemental letter dated May 5, 2021)**
10.5	Banking Facility dated July 20, 2018, by and between Primech A & P Pte. Ltd. and the Lender (supplemented by a supplemental letter dated September 28, 2021)**
10.6	Banking Facility dated June 5, 2020, by and between Maint-Kleen Pte. Ltd. and the Lender (supplemented by a supplemental letter dated July 27, 2020)**
10.7	Banking Facility dated July 30, 2020, by and between Maint-Kleen Pte. Ltd. and the Lender (supplemented by a supplemental letter dated May 5, 2021)**
10.8	Banking Facility dated August 6, 2019 by and between MY ALL SERVICES SDN. BHD. and the Lender**
10.9	Service Agreement by and between Changi Airport and Primech A&P Pte. Ltd. dated October 25, 2021**
10.10	Service Agreement by and between Changi Airport and Primech A&P Pte. Ltd. dated November 16, 2021**
10.11	Service Agreement by and between Nanyang Polytechnic and Primech A&P Pte. Ltd. dated September 17, 2021**
10.12	Agreement in connection with 23 UBI Crescent Singapore dated January 5, 2021**
10.13	EV Charging Infrastructure Tender Documents**
10.14	Deployment of Electric Vehicle Charging Infrastructure Tender executed by Primech A&P Pte. Ltd., Charge+ Pte. Ltd., Sunseap Group Pte. Ltd., and Oyika Pte. Ltd. dated May 10, 2021**
10.15	Consortium Agreement among Primech A&P Pte. Ltd., Charge+ Pte. Ltd., Sunseap Group Pte. Ltd., and Oyika Pte. Ltd. dated May 13, 2021**
10.16	Deployment of Electric Vehicle Charging Infrastructure letter of acceptance notification from the Government of Singapore dated September 1, 2021**
10.17

Deployment of Electric Vehicle Charging Infrastructure letter of acceptance from the Housing & Development Board (“HDB”) dated September 1, 2021 in respect of contract entered into with HDB in respect of the North region**

10.18	Deployment of Electric Vehicle Charging Infrastructure letter of acceptance from HDB dated September 1, 2021 in respect of contract entered into with HDB in respect of the North-East region**
10.19

Deployment of Electric Vehicle Charging Infrastructure letter of acceptance from JTC Corporation (“JTC”) dated September 1, 2021 in respect of contract entered into with JTC in respect of the North region**

10.20	Deployment of Electric Vehicle Charging Infrastructure letter of acceptance from JTC dated September 1, 2021 in respect of contract entered into with JTC in respect of the North-East region**
10.21

Deployment of Electric Vehicle Charging Infrastructure letter of acceptance from the National Parks Board (“NParks”) dated September 1, 2021 in respect of contract entered into with NParks in respect of the North region**

10.22

Deployment of Electric Vehicle Charging Infrastructure letter of acceptance from the People's Association (“PA”) dated September 1, 2021 in respect of contract entered into with PA in respect of the North-East region**

10.23

Deployment of Electric Vehicle Charging Infrastructure letter of acceptance from the Urban Redevelopment Authority (“URA”) dated September 1, 2021 in respect of contract entered into with URA in respect of the North-East region**

10.24

Deployment of Electric Vehicle Charging Infrastructure Contract entered into among HDB, Primech A&P Pte. Ltd., Charge+ Pte. Ltd., Sunseap Group Pte. Ltd., and Oyika Pte. Ltd. dated October 18, 2021 in respect of the North-East region**

10.25

Deployment of Electric Vehicle Charging Infrastructure Contract entered into among HDB, Primech A&P Pte. Ltd., Charge+ Pte. Ltd., Sunseap Group Pte. Ltd., and Oyika Pte. Ltd. dated October 18, 2021 in respect of the North region**

10.26

Deployment of Electric Vehicle Charging Infrastructure Contract entered into among URA, Primech A&P Pte. Ltd., Charge+ Pte. Ltd., Sunseap Group Pte. Ltd., and Oyika Pte. Ltd. dated November 10, 2021 in respect of the North-East region**

10.27	Deed of Confirmation and Acknowledgement by and among Primech A&P Pte. Ltd., Charge+ Pte. Ltd., Sunseap Group Pte. Ltd., and Oyika Pte. Ltd dated May 24, 2022**
10.28	Banking Facility dated July 20, 2022 by and between Princeston International (S) Pte. Ltd. and the Lender
10.29	Banking Facility dated July 14, 2022 by and between Maint-Kleen Pte. Ltd. and the Lender
10.30	Banking Facility dated July 26, 2022 by and between Primech A & P Pte. Ltd. and the Lender
10.31	Term Loan Banking Facility dated June 28, 2022 by and between Primech A & P Pte. Ltd. and the Lender
14.1	Form of Code of Ethics**
21.1	List of Subsidiaries**
23.1	Consent of Weinberg & Company P.A.
23.2	Consent of Baker & McKenzie.Wong & Leow (included in Exhibit 5.1)**
24.1	Power of Attorney**
99.1	Form of Charter of the Audit Committee**
99.2	Form of Charter of the Compensation Committee**
99.3	Form of Charter of the Nominating and Corporate Governance Committee**
99.4	Consent of Director Nominee William Yuen**
99.5	Consent of Director Nominee William Mirecki**
99.6	Consent of Director Nominee Kai Yue Jason Chan**
99.7	Registrant’s Request for Waiver and Representation under Item 8.A.4 of Form 20-F**
107	Filing Fee Table

____________

*        To be filed by amendment.

**      Previously filed.

(b)    Financial Statement Schedules

None.

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(a)     to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser;

(b)    insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(c)     for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(d)    for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore, on December 14, 2022.

Primech Holdings Pte. Ltd.
By:	/s/ Khazid bin Omar
	Name:	Khazid bin Omar
	Title:	Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Khazid bin Omar	Chief Executive Officer, President and Director	December 14, 2022
Khazid bin Omar
/s/ Kin Wai Ho	Chairman and Director	December 14, 2022
Kin Wai Ho
/s/ Kit Yu Lee	Chief Financial Officer	December 14, 2022
Kit Yu Lee

Authorized U.S. Representative

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Primech Holdings Pte. Ltd., has signed this registration statement in New York, on December 14, 2022.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President on behalf of Cogency Global Inc.